Filed Pursuant to Rule 424(b)(3)

Registration No. 333-267841

DEFINITIVE PROXY STATEMENT/PROSPECTUS,

DATED JULY 11, 2023

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF ALSET CAPITAL ACQUISITION CORP.

AND

PROSPECTUS FOR SHARES FOR UP TO 14,656,250 SHARES OF COMMON STOCK OF ALSET CAPITAL ACQUISITION CORP.

To the Stockholders of Alset Capital Acquisition Corp.:

You are cordially invited to attend the special meeting of stockholders (the “special meeting”) of Alset Capital Acquisition Corp., a Delaware corporation, which we refer to as “Alset,” “we,” “us” or “our”, to be virtually held at 9:00 a.m., Eastern time, on July 25, 2023. The special meeting can be accessed via live webcast by visiting www.virtualshareholdermeeting.com/ACAX2023SM2, where you will be able to listen to the meeting live and vote during the meeting.

On September 9, 2022 we entered into an Agreement and Plan of Merger with HWH Merger Sub, Inc., a Nevada corporation and newly formed, wholly owned, direct subsidiary of us (“Merger Sub”), and HWH International, Inc., a Nevada corporation (“HWH”) (as may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides for the combination of HWH and Merger Sub under Alset, with HWH surviving as the Surviving Corporation (collectively, the “Merger”). At the consummation of the Merger, HWH will survive as a direct, wholly-owned subsidiary of Alset. The transactions contemplated by the Merger Agreement and the Merger we refer to herein as the “Business Combination.” A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A. Upon the consummation of the Business Combination, Alset will change its name to “HWH International, Inc.”

The Merger Agreement provides that at the effective time of the Business Combination (the “Effective Time”):

(i)	all of the outstanding units representing all of the company membership interests of HWH (the “HWH Common Stock”) will be cancelled in exchange for the right to receive 12,500,000 shares of common stock, par value $0.0001 per share, of Alset (the “Alset Common Stock”);

(ii)	Each of the 2,156,250 shares of Alset Class B Common Stock shall automatically convert into and become one validly issued, fully paid and non-assessable share of Alset Class A Common Stock, along with any equity securities paid as dividends or distributions after the closing of the Business Combination (the “Closing”) with respect to such shares or into which such shares are exchanged or converted after the Closing; and

(iii)	4,549,375 Alset Warrants are issued and outstanding, consisting of (A) 4,312,500 Alset Public Warrants and (B) 236,875 Alset Private Placement Warrants. There are Alset Rights to receive up to 909,875 shares of which 862,500 are Alset Public Rights and 47,375 are Alset Private Placement Rights. There are no shares of Alset Preferred Stock issued and outstanding. Each Alset Public Warrant is exercisable for one share of Alset Class A Common Stock at an exercise price of $11.50. Each Alset Private Placement Warrant is exercisable for one share of Alset Class A Common Stock at an exercise price of $11.50.

Upon the consummation of the Business Combination, the outstanding publicly traded units of Alset will be separated into their component securities, consisting of (a) one share of Alset Class A Common Stock and one-half (1/2) of one Alset Warrant (each of which shall be exchanged in accordance with the foregoing description), and (b) one right to receive one tenth (1/10) of one share of Alset Class A Common Stock (collectively, the “Alset Rights”). Each Alset Right entitles its holder (the “Rights Holder”) to receive such one-tenth (1/10) of one share of Alset Class A Common Stock after the consummation of the Business Combination, upon return of a valid certificate of Rights to the rights agent for Alset Rights. As of the date of the accompanying proxy statement/prospectus, there is a maximum of 909,875 shares of Alset Class A Common Stock issuable in exchange for Alset Rights. For each Rights Holder so tendering their certificates, the cumulative amount of Alset Rights held by that Rights Holder will be rounded up to the nearest whole share of Alset Class A Common Stock, and this stock shall be exchanged for Alset Common Stock as provided in the foregoing description. For more information, please see “Question and Answers – I am a Rights Holder, and how do I receive stock in the Merger?”

The estimated total consideration in the Business Combination is $125 million, subject to adjustment based on net working capital and indebtedness on the closing date of the Merger and transaction expenses adjustments in accordance with the terms and conditions of the Merger Agreement, as described further in the accompanying proxy statement/prospectus. The merger consideration generally will be paid in shares of Alset Common Stock. The exact number of shares of Alset Common Stock to be issued as merger consideration in connection with the Business Combination remains subject to adjustment based on the working capital and net debt of HWH, transaction expenses relating to the Business Combination, those shares issuable to holders of Alset Class A Common Stock, and the number of HWH Units outstanding as of immediately prior to the Effective Time, and shall be finally determined in accordance with, and subject to, the terms of the Merger Agreement. For an explanation and estimate of the consideration in the Business Combination, see the section entitled “The Business Combination Proposal (Proposal 1) — Merger Consideration.”

It is anticipated that, immediately following completion of the Business Combination and if there are no additional redemptions by Alset’s public stockholders, Alset’s existing shares held by stockholders, including Sponsor, will be equal to approximately 20.4% of the outstanding capital stock of Alset (of which approximately 11.7% will be owned by the Sponsor, of which 5.6% will be held indirectly by Mr. Chan), shares issued pursuant to exercise of existing rights and warrants will be equal to approximately 24.2% of outstanding capital stock of Alset, and shares issued to the existing HWH Holders will equal to approximately 55.4% of the outstanding capital stock of Alset. All shares held by HWH and the Sponsor will be ultimately controlled by Mr. Chan, who is the majority owner of HWH and the Sponsor. If there are redemptions by Alset’s public stockholders up to the maximum level that would permit completion of the Business Combination, immediately following completion of the Business Combination, Alset’s existing shares held by stockholders, other than the Sponsor, will equal to approximately 0% of the outstanding capital stock of Alset, shares issued pursuant to exercise of existing rights and warrants (excluding shares issued to HWH Holders and Sponsor) will be equal to approximately 25.1%, shares held by the Sponsor will be equal to approximately 14.2%, (of which approximately 7.5% will be indirectly owned by Mr. Chan), and shares issued to the existing HWH Holders will be equal to approximately 60.7% (of which approximately 27.3% will be beneficially owned by Mr. Chan) of the outstanding capital stock of Alset. These percentages are calculated based on a number of assumptions (as described in this proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Merger Agreement. For a discussion of these assumptions, see “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Merger Consideration.”

HWH is under the control of Alset Inc., which is effectively controlled by Heng Fai Ambrose Chan, a controlling shareholder of Alset Inc. Heng Fai Ambrose Chan is also an executive officer and director of Alset and the executive chairman and director of HWH. Heng Fai Ambrose Chan is deemed to beneficially own 45.0% of HWH Common Stock held through his ownership of Alset Inc., of which Mr. Chan is a beneficiary. Before the completion of the Business Combination, Alset Inc. beneficially owns 57.1% of Alset and has significant influence on Alset. In addition, Mr. Chan along with William Wu, Chan Tung Moe, Wong Tat Keung, Wong Shui Yeung, and Lui Wai Leung Alan serve as officers and/or directors of Alset Inc.

It is anticipated that, upon completion of the transaction, assuming no additional redemptions: (i) the Company’s shares held by public stockholders (other than our sponsor and Heng Fai Ambrose Chan) will be equal to approximately 52.1% of the economic interests of HWH; and (ii) Heng Fai Ambrose Chan and his affiliates will beneficially own approximately 47.9% of the economic interests of; assuming holders of 1,976,036 public shares redeem their shares (the maximum redemption scenario): (i) the shares held by Company’s existing public stockholders (other than our Sponsor and Heng Fai Ambrose Chan) will be equal to approximately 0% of the economic interests of HWH; (ii) shares issued pursuant to exercise of existing rights and warrants held by public stockholders will be equal to approximately 25.1% of the economic interests of HWH; (iii) Heng Fai Ambrose Chan and his affiliates will beneficially own approximately 74.9% of the economic interests of HWH. Mr. Chan and his affiliates will have a controlling interest in Alset and will control matters submitted to shareholders such as the election of directors and approval of significant corporate transactions. As a result, we will take advantage of the controlled company exemption.

At the special meeting, our stockholders will be asked to consider and vote upon the following proposals:

●	Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the merger of Merger Sub with and into HWH, with HWH surviving as a direct, wholly-owned subsidiary of Alset, and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus (which we collectively refer to as the “Business Combination Proposal”);

●	Proposal No. 2 — The Charter Amendments Proposal — to consider and vote upon a proposal to approve and adopt the amended and restated certificate of incorporation of Alset (the “Proposed Charter”), in the form attached hereto as Annex B (which we refer to as the “Charter Amendments Proposal”);

●	Proposal No. 3— The Advisory Charter Amendments Proposals — to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with U.S. Securities and Exchange Commission (“SEC”) requirements (which we refer to as the “Advisory Charter Amendments Proposals”);

●	Proposal No. 4 — The Nasdaq Stock Issuance Proposal — to consider and vote on a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Global Market (“Nasdaq”), the issuance of more than 20% of the total issued and outstanding Alset Common Stock in connection with the Business Combination (which we refer to as the “Nasdaq Proposal”);

●	Proposal No. 5 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the special meeting (which we refer to as the “Adjournment Proposal”).

Each of the Business Combination Proposal, the Charter Amendments Proposal, and the Nasdaq Proposal is cross-conditioned on the approval of each other. Each of the Advisory Charter Amendments Proposals and the Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety.

Alset Units, Alset Common Stock, Alset Warrants, and Alset Rights are listed on the Nasdaq Stock Market, with trading symbols “ACAXU,” “ACAX”, “ACAXW” and “ACAXR,” respectively.

We intend to list the Alset Common Stock and Warrants on the Nasdaq Global Market under the symbols “HWH” and “HWHW,” respectively, upon the Closing of the Business Combination. As Alset’s publicly traded units and rights will have separated into their component parts, and exchanged in the Business Combination, neither Alset nor HWH will have units or rights traded following closing of the Business Combination.

The Board of Directors of Alset (the “Board”) has fixed the close of business on July 7, 2023 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the special meeting or any postponement or adjournment thereof. Stockholders should carefully read the accompanying Notice of Special Meeting and proxy statement/prospectus for a more complete statement of the proposals to be considered at the Special Meeting.

After careful consideration, the Board has unanimously approved and adopted the Merger Agreement and approved the Business Combination, has approved the other proposals described in this proxy statement/prospectus, and has determined that it is advisable to consummate the Business Combination.

The Alset board of directors recommends that its stockholders vote “FOR” the proposals described in this proxy statement/prospectus.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the special meeting. We urge you to read the accompanying proxy statement/prospectus including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. In particular, when you consider the recommendation regarding these proposals by the Board, you should keep in mind that Alset’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a stockholder of Alset. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete a business combination that is less favorable to stockholders of Alset than liquidating Alset.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT ALSET AND HWH THAT IS NOT INCLUDED IN OR DELIVERED HEREWITH. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO STOCKHOLDERS OF ALSET UPON WRITTEN OR ORAL REQUEST. IF YOU WOULD LIKE TO MAKE SUCH REQUEST, YOU SHOULD CONTACT ALSET IN WRITING AT Heng Fai Ambrose Chan, Chairman and Chief Executive Officer, 4800 Montgomery LN, STE 210, Bethesda, MD 20814 OR BY TELEPHONE AT 301-971-3955. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN JULY 20, 2023.

You should carefully consider the matters discussed under “Risk Factors” beginning on page 59 of this proxy statement/prospectus. See also the section entitled “The Business Combination Proposal — Interests of Alset’s Directors and Officers and Others in the Business Combination” for additional information.

Pursuant to our current certificate of incorporation, our public stockholders have redemption rights in connection with the Business Combination. Our public stockholders are not required to affirmatively vote for or against the Business Combination to redeem their shares of common stock. This means that public stockholders who hold shares of Alset Class A Common Stock on or before July 21, 2023 (two (2) business days before the special meeting) will be eligible to elect to have their shares of Alset Class A Common Stock redeemed for cash in connection with the special meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the special meeting. Alset public stockholders should carefully refer to the accompanying proxy statement/prospectus for the requirements and procedures of redemption.

We are providing this proxy statement/prospectus and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting.

Your vote is very important. If you are an Alset stockholder, whether or not you plan to attend the special meeting, please take the time to vote as soon as possible. On behalf of Alset’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Very truly yours,

Heng Fai Ambrose Chan
Heng Fai Ambrose Chan Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying definitive proxy statement/prospectus is dated July 11, 2023 and will first be mailed to the stockholders of Alset on or about July 12, 2023.

ALSET CAPITAL ACQUISITION CORP.

4800 Montgomery LN

STE 210

Bethesda, MD 20814

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF ALSET CAPITAL ACQUISITION CORP.

TO BE HELD ON JULY 25, 2023

TO THE STOCKHOLDERS OF ALSET CAPITAL ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Alset Capital Acquisition Corp. (“Alset,” “we,” “us” or “our”) will be virtually held at 9:00 a.m., Eastern time, on July 25, 2023. The Special Meeting can be accessed via live webcast by visiting www.virtualshareholdermeeting.com/ACAX2023SM2, where you will be able to listen to the meeting live and vote during the meeting.

The Board of Directors of Alset (the “Board”) has fixed the close of business on July 7, 2023, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the special meeting or any postponement or adjournment thereof. As of the Record Date, July 7, 2023, there were 4,606,036 shares of Alset’s Class A and Class B common stock outstanding; holders of our Class A and Class B common stock are entitled to one vote per share.

At the Special Meeting, you will be asked to consider and vote upon the following proposals (the “Proposals”):

(1)	Proposal No. 1 — The Business Combination Proposal —to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 9, 2022, among Alset, HWH Merger Sub, Inc., a Nevada corporation and newly formed, wholly owned, direct subsidiary of Alset (“Merger Sub”), and HWH International, Inc., a Nevada corporation (“HWH”). The Merger Agreement provides for the combination of HWH and Merger Sub under Alset, with HWH surviving as the Surviving Corporation (collectively, the “Merger”). At the consummation of the Merger, HWH will survive as a direct, wholly-owned subsidiary of Alset. The transactions contemplated by the Merger Agreement and the Merger are referred to herein as the “Business Combination.” A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

Pursuant to the Merger Agreement, upon consummation of the Business Combination,

(i)	all of the outstanding shares of HWH’s common stock, with a par value of $0.001 per share (the “HWH Common Stock”) will be cancelled in exchange for the right to receive shares of common stock, par value $0.0001 per share, of Alset (the “Alset Common Stock”);

(ii)	all of the outstanding shares of Class B common stock, par value $0.0001 per share, of Alset, along with any equity securities paid as dividends or distributions after the closing of the Business Combination (the “Closing”) with respect to such shares or into which such shares are exchanged or converted after the Closing (the “Alset Class B Common Stock”), will be converted into the right to receive shares of Alset A Common Stock; and

(iii)	all of the outstanding public and placement warrants of Alset, entitling the holder thereof to purchase one share of Alset Class A Common Stock at an exercise price of $11.50 per share (collectively, the “Alset Warrants”) will be converted into the right to receive a warrant to purchase one share of Alset Common Stock at an exercise price of $11.50 per share (collectively, the “Alset Warrants”).

Upon the consummation of the Business Combination, the outstanding publicly traded units of Alset will be separated into their component securities, consisting of one share of Alset Class A Common Stock and one-half (1/2) of one Alset Warrant, each of which shall be exchanged in accordance with the foregoing description, and one right to receive one tenth (1/10) of one share of Alset Class A Common Stock (the “Alset Rights”). Each Alset Right entitles its holder (the “Rights Holder”) to receive one share of Alset Class A Common Stock upon the consummation of the Business Combination. The amount of Alset Rights held by each Rights Holder will be rounded up to the nearest whole share of Alset Class A Common Stock and this stock shall be exchanged for Alset Common Stock as provided in the foregoing description.

All other convertible securities and other rights to purchase membership interests of HWH will be retired and terminated, if they have not been converted, exchanged or exercised for outstanding membership interests of HWH immediately prior to the effective time of the Merger.

(2)	Proposal No. 2 — The Charter Amendments Proposal — to consider and vote upon a proposal to approve the Amended and Restated Certificate of Incorporation of Alset (the “Proposed Charter”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, which we refer to as the “Charter Amendments Proposal,” and providing for, among other things, the following material differences from Alset’s current amended and restated certificate of incorporation:

(a)	Alset’s name to be changed to “HWH International, Inc.”;

(b)

establishing that the board of directors of Alset following the Closing of the Business Combination (the “Alset Board”) will not be divided into classes (with the number of directors of the Alset Board being initially fixed at seven pursuant to the Merger Agreement and in accordance with the initial appointment rights provided therein, as discussed under “The Business Combination Proposal—Appointments of Directors”);

I	prohibiting stockholder actions by written consent; and

(d)	removing various provisions applicable to special purpose acquisition corporations.

(3)	Proposal No. 3— The Advisory Charter Amendments Proposals — to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with SEC requirements, which we refer to as the “Advisory Charter Amendments Proposals”;

(4)	Proposal No. 4 — The Nasdaq Stock Issuance Proposal — to consider and vote on a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of more than 20% of the total issued and outstanding Alset Common Stock in connection with the Business Combination, which we refer to as the “Nasdaq Proposal”;

(5)	Proposal No. 5 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the special meeting, which we refer to as the “Adjournment Proposal.”

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Charter Amendments Proposal, and the Nasdaq Proposal are approved at the Special Meeting. Each of these Proposals are cross-conditioned on each other. The Advisory Charter Amendments Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of Alset Class A Common Stock and Alset Class B Common Stock at the close of business on July 7, 2023 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Alset stockholders of record entitled to vote at the Special Meeting will be available for ten (10) days before the Special Meeting at the principal executive offices of Alset for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

After careful consideration, the Board has unanimously approved and adopted the Merger Agreement and unanimously recommends that our stockholders vote “FOR” all of the proposals presented to our stockholders at the Special Meeting. When you consider the Board recommendation of these proposals, you should keep in mind that directors and officers of Alset have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal — Interests of Alset’s Directors and Officers and Others in the Business Combination” in the accompanying proxy statement/prospectus.

Pursuant to Alset’s current certificate of incorporation, its public stockholders may demand that Alset redeem, upon the Closing of the Business Combination, shares of our Alset Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less taxes payable) of the Alset initial public offering (the “Alset IPO”). As of May 17, 2023, based on funds in the Trust Account of $21 million on such date, the pro rata portion of the funds available in the Trust Account for the redemption of public shares of Alset Class A Common Stock was approximately $10.41 per share. Our public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of Alset Class A Common Stock for cash. This means that public stockholders who hold shares of our Alset Class A Common Stock on or before, July 21, 2023 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of Alset Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. To redeem their shares of Alset Class A Common Stock for cash, our public stockholders can demand that Alset convert their public shares into cash and tender their shares to Alset’s transfer agent. Alset stockholders should carefully refer to the accompanying proxy statement/prospectus for the requirements and procedures of redemption. Holders of Alset’s outstanding warrants, rights and units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of Alset’s publicly traded units must separate the underlying shares of Alset Class A Common Stock, public rights and public warrants prior to exercising redemption rights with respect to the public Alset Class A Common Stock.

Our sponsor, Alset Acquisition Sponsor, LLC, a Delaware limited liability company (our “Sponsor”) (who held our Class B Common Stock issued prior to our IPO) and our officers and directors (collectively, the “Alset Initial Stockholders”), and EF Hutton, a division of Benchmark Investments, LLC, the underwriter in our IPO (“EFH”), have agreed to waive their redemption rights with respect to any shares of Alset Common Stock held by them in connection with the consummation of the Business Combination (which waiver was provided in connection with Alset’s IPO and without any separate consideration paid in connection with providing such waiver), and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor and Alset Initial Stockholders beneficially own 57.1%, Alset’s public stockholders beneficially own 42.9% and EFH beneficially owns 0%, of the issued and outstanding shares of Alset Class A Common Stock giving effect to conversion from Alset Class B Common Stock immediately prior to the effective time of the Merger. The Sponsor, the Alset Initial Stockholders and our officers and directors have agreed to vote any shares of Alset Common Stock owned by them in favor of the Business Combination.

You are urged to carefully read and consider the “Risk Factors” beginning on page 59 of this proxy statement/prospectus and the other information contained in this proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to ensure that your shares are represented at the Special Meeting. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that votes relating to the shares you beneficially own are properly counted.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call us at (301) 971-3955.

By Order of the Board of Directors

Heng Fai Ambrose Chan
Chairman and Chief Executive Officer

July 11, 2023

ANNEXES
A — Agreement and Plan of Merger	A-1
B — Form of Amended and Restated Certificate of Incorporation of Alset	B-1
C — Form of Amended and Restated Bylaws of Alset	C-1
D — Opinion of ValueScope, Inc.	D-1

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Alset, constitutes a prospectus of Alset under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to (1) the Alset Common Stock to be issued to the HWH stockholders, (2) the Alset Common Stock to be issued in exchange for Alset Class A Common Stock issued pursuant to Alset Rights, and (3) the Alset Class A Common Stock to be issued in exchange for Alset Class B Common Stock. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the special meeting of Alset stockholders at which Alset stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Alset stockholders nor the issuance by HWH of its common stock in connection with the Business Combination will create any implication to the contrary.

Information contained or incorporated by reference in this proxy statement/prospectus regarding Alset and its business, operations, management and other matters has been provided by Alset, and information contained in this proxy statement/prospectus regarding HWH and its business, operations, management and other matters has been provided by HWH. Information provided by either Alset, on the one hand, or HWH, on the other hand, does not constitute any representation, estimate or projection of any other party.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, please contact the Company’s proxy solicitor listed below. You will not be charged for any of these documents that you request.

Advantage Proxy, Inc., 24925 13th Place South, Des Moines, WA 98198; (877) 870-8565 (toll free) or (206) 870-8565 (collect); or by email at ksmith@advantageproxy.com.

In order for you to receive timely delivery of the documents in advance of the special meeting to be held on July 25, 2023, you must request the information by July 18, 2023.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information” beginning on page 212 of this proxy statement/prospectus.

TRADEMARKS

Alset and HWH own or have rights to trademarks that they use in connection with the operation of their respective businesses and that are used in this proxy statement/prospectus. This proxy statement/prospectus also includes other trademarks, trade names and service marks that are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus includes industry data and forecasts that Alset and HWH obtained or derived from internal company analyses, independent third party publications and other industry data. Some data are also based on good faith estimates, which are derived from internal company analyses, information, assumptions or judgments, as well as the independent sources referred to above. Statements as to industry position are based on market data currently available. Any estimates underlying such market-derived information and other factors could cause actual results to differ from those expressed in the independent parties’ estimates and in our estimates, and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

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FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” “ACAX” and “Alset” refer to Alset Capital Acquisition Corp.

In this document:

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the avoidance of doubt, Merger Sub shall be deemed to be an Affiliate of Alset.

“Alset” means Alset Capital Acquisition Corp., a Delaware corporation. Upon consummation of the Business Combination, HWH will be a direct, wholly-owned subsidiaries of Alset, and Alset will change its name to “HWH International, Inc.”

“Alset Certificate of Incorporation” means Alset’s amended and restated certificate of incorporation, as may be amended from time to time.

“Alset Class A Common Stock” or “our Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Alset.

“Alset Class B Common Stock” or “our Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Alset.

“Alset Common Stock” or “our Common Stock” means common stock of Alset, par value $0.0001, including the Alset Class A Common Stock and Alset Class B Common Stock.

“Alset Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of Alset.

“Alset Private Placement Rights” means the rights sold in the Units to the Sponsor.

“Alset Initial Stockholders” means our Sponsor who purchased our founder shares (consisting of our Class B Common Stock issued prior to our IPO), and its permitted transferees, and our Sponsor who purchased our Class A Common Stock in a Private Placement in connection with our IPO.

“Alset IPO” or “IPO” means Alset’s initial public offering.

“Alset Rights” means, collectively, the rights, each of which is exchangeable into one-tenth of one share of Alset Class A Common Stock.

“Alset Warrants” means, collectively, Alset Public Warrants and Alset Private Placement Warrants.

“Alset Units” means a unit consisting of one share of Alset Class A Common Stock, one Alset Right and one-half of one Alset Warrant.

“Board,” unless otherwise defined, means the board of directors of Alset.

“Business Combination” means the transactions contemplated by the Merger Agreement whereby, among other things, HWH is merged with Merger Sub and HWH survives as a direct, wholly-owned subsidiary of Alset.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date and time of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Entity” or “Combined Company” means Alset after the consummation of the Business Combination in which it becomes the parent company of its direct, wholly-owned subsidiary, HWH.

“Condition Precedent Proposals” mean the Business Combination Proposal, the Charter Amendments Proposal, and the Nasdaq Proposal.

“DGCL” means the Delaware General Corporation Law.

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“HWH” means HWH International, Inc., a Nevada corporation.

“HWH International, Inc.” is the name of the Combined Entity, after the proposed filing of the Proposed Charter with the Delaware Secretary of State following the Business Combination.

“HWH Holder” or “HWH Stockholder” means Alset International Limited, a Singapore public limited company.

“HWH Common Stock” means HWH’s common stock, with a par value of $0.001 per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“EFH” means EF Hutton, a division of Benchmark Investments, LLC, the representative of the underwriters in the Alset IPO.

“founder shares” means 2,156,250 shares of the Company’s Class B common stock purchased by the Sponsor on November 8, 2021.

“ValueScope” means ValueScope Inc.

“ValueScope Opinion” means the formal written opinion of ValueScope, Inc. delivered to the Board on September 9, 2022, in respect of a valuation and opinion relating to the Business Combination, a copy of which is attached to his proxy statement/prospectus as Annex D.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of September 9, 2022, by and among (i) Alset, (ii) HWH, and (iii) Merger Sub.

“Merger Consideration” means Twelve Million Five Hundred (12,500,000) shares, with an assumed price of $10.00 per share.

“Merger Sub” means HWH Merger Sub, Inc., a Nevada Corporation and a wholly owned subsidiary of Alset.

“Nasdaq” means the Nasdaq Global Select Market or the Nasdaq Global Market.

“placement shares” means 473,750 shares of Alset Class A Common Stock underlying the placement units.

“placement units” means 473,750 Alset Units sold in the private placement to the Sponsor simultaneously with the consummation of the IPO.

“placement warrants” means the warrants exercisable to purchase shares of Alset Class A Common Stock at a price of $11.50 per share.

“Private Placement” means the private placement consummated simultaneously with the Alset IPO in which Alset issued the placement units to the Sponsor.

“Proposals” means the Business Combination Proposal, the Charter Amendments Proposal, the Advisory Charter Amendments Proposals, the Nasdaq Proposal, and the Adjournment Proposal.

“Proposed Charter” means the Amended and Restated Certificate of Incorporation of Alset, a copy of which is attached to this proxy statement/prospectus as Annex B,

“public rights” means the Alset Rights underlying the Alset Units issued in the Alset IPO held by public stockholders.

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“public shares” means Alset Class A Common Stock underlying the Alset Units sold in the Alset IPO.

“public stockholders” means holders of public shares.

“publicly traded units” means Alset Units issued in the Alset IPO.

“public warrants” means Alset Warrants underlying the Alset Units issued in the Alset IPO held by public stockholders.

“rights agent” means Vstock Transfer LLC, the rights agent designed under the Rights Agreement.

“Rights Agreement” means the Rights Agreement between Alset and the rights agent, dated January 31, 2022.

“Rights Holder” means a holder of Alset Rights.

“redemption” means the right of the holders of Alset Class A Common Stock to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Special Meeting” means the special meeting of the stockholders of Alset, to be virtually held at 9:00 a.m. Eastern Time, on July 25, 2023.

“Sponsor” means Alset Acquisition Sponsor, LLC, a Delaware limited liability company.

“Surviving Corporation” means HWH shall be the surviving corporation in the Merger and become a wholly owned Subsidiary of Alset, and the separate corporate existence of HWH with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the Nevada Revised Statutes (“NRS”), and the Merger shall have such other effects as provided in the NRS and the Merger Agreement.

“Trust Account” or “Alset trust account” means the trust account of Alset, which holds the net proceeds of the Alset IPO and the sale of the placement units, together with interest earned thereon, less amounts released to remit tax payable obligations and up to $100,000 of any remaining interest for dissolution expenses.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. This includes, without limitation, statements regarding the financial position, financial performance, business strategy, expectations of our business and the plans and objectives of management for future operations, including as they relate to the potential Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target”, “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements may include statements, among other things, relating to:

●	the benefits of the Business Combination;

●	the future financial and business performance of Alset and its subsidiaries, including HWH, following the Business Combination;

●	the potential market size and the assumptions and estimates related thereto;

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●	changes in the market for HWH products and services;

●	expansion and other plans and opportunities; and

●	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek” or “target,” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and expectations, forecasts and assumptions as of that date, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, you should not place undue reliance on forward-looking statements in deciding how to grant your proxy, instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by our forward-looking statements. Some factors that could cause actual results to differ include, among others:

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

●	a delay in completing, or the inability to complete, the transactions contemplated by the proposed Business Combination, due to a failure to obtain the approval of the stockholders of Alset, a failure to satisfy other conditions to Closing in the Merger Agreement or some other reason;

●	the inability to obtain the listing of Alset Common Stock on Nasdaq or another exchange following the Business Combination;

●	the risk that the proposed Business Combination disrupts HWH’s current plans and operations;

●	the reaction of HWH’s customers to the Business Combination;

●	the inability to realize anticipated benefits of the Business Combination, which could result from, among other things, competition, the inability to integrate the Alset and HWH businesses or the inability of the combined business to generate revenue, grow and manage growth profitably;

●	the level of redemptions by holders of Alset Common Stock;

●	differences in the debt, or working capital, or other expenses, or other items that affect the consideration in the Business Combination, or other assumptions relating to our calculation of possible values and percentages holdings by parties to the Business Combination;

●	costs related to the Business Combination;

●	the outcome of any legal proceedings that might be instituted against Alset or HWH, including any legal proceedings relating to the proposed Business Combination;

●	changes in applicable laws or regulations;

●	the timing of revenue and expenditures;

●	the ability of HWH to access sufficient capital to run its business;

●	assumptions regarding, and changes in material and labor prices;

●	the possibility that Alset or HWH might be adversely affected by other economic, business or competitive factors; and

●	other risks and uncertainties indicated in this proxy statement/prospectus, including those indicated under the section entitled “Risk Factors.”

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RISK FACTOR SUMMARY

HWH’s business and its ability to execute its strategy, the proposed Business Combination, and any investment in the securities of Alset after the Business Combination are subject to risks and uncertainties, many of which are beyond Alset’s or HWH’s control and will be beyond the control of the Combined Company. You should carefully consider and evaluate all of the risks and uncertainties with respect to any investment in the securities of the Combined Company, including, but not limited to, the following and those discussed under “Risk Factors.” References below to HWH shall be deemed to also refer to Alset and the post-Business Combination company, as the context requires or as appropriate.

Risks Relating to HWH

●	HWH will require significant additional capital to pursue its business strategy, but it may not be able to obtain additional financing on acceptable terms or at all.

●	HWH’s failure to secure new contracts may adversely affect its business operations and financial results.

●	If HWH is not able to successfully manage its growth strategy, its business operations and financial results may be adversely affected.

●	An increase in the prices of materials used in HWH’s business could adversely affect its business.

●	HWH may be unable to complete or operate its projects on a profitable basis or as HWH has committed to its customers.

●	Operation of its business in international markets may expose HWH to additional risks that HWH would not face in the United States, which could have an adverse effect on its operating results.

●	Failure of third parties to timely manufacture quality products or provide reliable services in a timely manner could cause delays in the delivery of HWH’s services and completion of its projects, which could damage its reputation, have a negative impact on its relationships with its customers and adversely affect its growth.

●	HWH’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

Risks Relating to Alset, HWH and the Business Combination

●

If Alset does not consummate the Business Combination and fails to complete an initial business combination by 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023)), Alset will have to liquidate, or seek approval of its stockholders to extend the termination date.

●	Following the consummation of the Business Combination, your ability to achieve a return on your investment will depend on appreciation in the price of Alset Common Stock.

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●	Alset will incur significant costs in connection with the Business Combination and if not consummated, Alset may not have sufficient cash available to pay such costs.

●	The working capital available to Alset after the Business Combination will be reduced by any redemptions and transaction expenses in connection with the Business Combination.

●	If the funds held outside of our Trust Account are insufficient to allow us to operate until at, our ability to complete an initial business combination may be adversely affected.

●	Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

●	The Sponsor, and Alset’s directors and officers, have conflicts of interest in determining to pursue the business combination with HWH.

●	There are risks to unaffiliated stockholders who become stockholders of the Combined Company through the Business Combination rather than acquiring securities of HWH or Alset directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

●	The process of taking a company public by means of a special purpose acquisition company is different from an underwritten public offering and may create risks for unaffiliated investors.

●	Concentration of ownership among HWH’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

●	There can be no assurance that Alset Common Stock will be approved for listing on Nasdaq upon the Closing, or be able to comply with its listing standards.

●	The ability to execute Alset’s strategic plan could be negatively impacted by redemptions.

●	There is no guarantee that Alset stockholders’ decision to redeem their shares for a pro rata portion of the Trust Account will put the stockholders in a better future economic position.

●	The Sponsor and Alset’s directors, officers, advisors or their affiliates may elect to purchase shares of Alset Common Stock from Alset’s stockholders, which may influence a vote on a proposed business combination and reduce the public float of Alset’s capital stock.

●	To complete the Business Combination, management’s focus and resources may be diverted from operational matters and other strategic opportunities.

●	HWH’s and Alset’s operations may be restricted before Closing by the Merger Agreement.

QUESTIONS AND ANSWERS FOR STOCKHOLDERS OF ALSET

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting of Alset stockholders. The following questions and answers do not include all the information that is important to stockholders of Alset. We urge the stockholders of Alset to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Alset’s stockholders are being asked to consider and vote upon a proposal to approve the Business Combination contemplated by the Merger Agreement, among other proposals. Upon the completion of the transactions contemplated by the Merger Agreement, HWH will become a direct, wholly-owned subsidiary of Alset. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at Alset’s Special Meeting. You should read this proxy statement/prospectus and its annexes and the other documents referred to herein carefully and in their entirety.

YOUR VOTE IS IMPORTANT. YOU ARE URGED TO SUBMIT YOUR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE SPECIAL MEETING.

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Q:	What proposals are stockholders of Alset being asked to vote upon?

A:	Stockholders of Alset are being asked to vote on the following proposals:

(1)	The Business Combination Proposal (Proposal 1) — To approve and adopt the Merger Agreement and the transactions contemplated therein, including the Business Combination. A summary of the Business Combination is set forth in the “Business Combination (Proposal 1)” section of this proxy statement/prospectus and a complete copy of the Merger Agreement is attached hereto as Annex A. You are encouraged to read them in their entirety.

(2)	The Charter Amendments Proposal (Proposal 2) — Assuming the Business Combination Proposal (Proposal 1) is approved and adopted, to approve and adopt the Proposed Charter of Alset, in the form appended to this proxy statement/prospectus as Annex B, and a summary of which is set forth in “The Charter Amendments Proposal (Proposal 2)” section of this proxy statement/prospectus, which provides for the following material differences from the Alset’s existing certificate of incorporation:

(a)	Alset’s name to be changed to “HWH International, Inc.”;

(b)	a single class of common stock with 55,000,000 million authorized shares;

(c)	1,000,000 million authorized shares of undesignated preferred stock;

(d)

establishing that the board of directors of Alset following the Closing of the Business Combination (the “Alset Board”) will not be divided into classes (with the number of directors of the Alset Board being initially fixed at seven pursuant to the Merger Agreement and in accordance with the initial appointment rights provided therein, as discussed under “The Business Combination Proposal—Appointments of Directors”);

(e)	prohibiting stockholder actions by written consent; and

(f)	removing various provisions applicable to special purpose acquisition corporations.

(3)	Advisory Charter Amendments Proposals (Proposal 3) — To consider and vote upon, on a non-binding basis, certain governance provisions in the Proposed Charter, presented separately in accordance with SEC requirements. A summary of these provisions is set forth in the “Advisory Charter Amendments Proposals (Proposal 3)” section of this proxy statement/prospectus.

(4)	The Nasdaq Stock Issuance Proposal (Proposal 4) — To approve, for purposes of complying with applicable listing rules of Nasdaq, for purposes of complying with applicable listing rules of Nasdaq, the issuance of more than 20% of the total issued and outstanding Alset Common Stock in connection with the Business Combination. A summary of this proposal is set forth in the “The Nasdaq Proposal (Proposal 4)” section of this proxy statement/prospectus.

(5)	The Adjournment Proposal (Proposal 5) — To consider and vote upon a proposal to adjourn the Special Meeting of Alset to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more of the proposals at the special meeting.

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Q:	Are the proposals conditioned on one another?

A:	Yes. We refer to the Business Combination Proposal, the Charter Amendments Proposal, and the Nasdaq Proposal as “Condition Precedent Proposals”. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the special meeting. The Condition Precedent Proposals are each conditioned on each other. If the Business Combination Proposal is not approved, the other Proposals, other than the Adjournment Proposal, will not be presented to the stockholders of Alset at the Special Meeting. The Adjournment Proposal and Advisory Charter Amendments are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, after taking into account any approved adjournment or postponement, if necessary, then we will not consummate the Business Combination. If Alset does not consummate the Business Combination and fails to complete an initial business combination by 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation), Alset will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders.

Q:	What will happen in the Business Combination?

A:	Upon consummation of the Business Combination, HWH will become a direct, wholly owned subsidiary of Alset. The merger consideration in the Business Combination is $125 million, subject to adjustment based on net working capital and indebtedness on the Closing Date and transaction expenses adjustments in accordance with the terms and conditions of the Merger Agreement, as described further herein. The merger consideration will be paid in shares of Alset Common Stock. The number of shares of Alset Common Stock to be received by holders of HWH and Alset Common Stock will not be known until the Closing. For an explanation and estimate of the consideration to HWH Holders in the Business Combination, see the section entitled “—The Business Combination Proposal – Merger Consideration.”

In connection with the Business Combination, the Alset Warrants will entitle the holder thereof to purchase one share of Alset Common Stock at the same exercise price as had been for exercise into one share of Alset Class A Common Stock. Each of the outstanding publicly traded units of Alset also will be separated into their component securities, consisting of one share of Alset Class A Common Stock, one-half (1/2) of one Alset Warrant, which shall be exchanged in accordance with the foregoing description, and one Alset Right. The amount of Alset Rights held by each Rights Holder will be rounded up to the nearest whole share of Alset Class A Common Stock and likewise exchanged for Alset Common Stock.

All convertible securities and other rights to purchase membership interests of HWH will be retired and terminated, if they have not been converted, exchanged or exercised for outstanding membership interests of HWH immediately prior to the effective time of the Merger.

Q:	What conditions must be satisfied to complete the Business Combination?

A:	In addition to approval of the Condition Precedent Proposals, there are a number of closing conditions in the Merger Agreement, including the approval by the holders of HWH Common Stock of the Business Combination. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Business Combination Proposal — The Merger Agreement — Conditions to Consummation of the Merger” and “Summary of the Proxy Statement/Prospectus — The Proposals — The Business Combination Proposal.”

Q:	What entity controls Alset and HWH?

A:

HWH is under the control of Alset Inc., which is effectively controlled by Heng Fai Ambrose Chan, a controlling shareholder of Alset Inc. Heng Fai Ambrose Chan is also an executive officer and director of Alset and the executive chairman and director of HWH. Heng Fai Ambrose Chan is deemed to beneficially own 45.0% of HWH Common Stock held through his ownership of Alset Inc., of which Mr. Chan is a beneficiary. Before the completion of the Business Combination, Alset Inc. beneficially owns 57.1% of Alset and has significant influence on Alset. In addition, Mr. Chan along with William Wu, Chan Tung Moe, Wong Tat Keung, Wong Shui Yeung, and Lui Wai Leung Alan serve as officers and/or directors of Alset Inc.

Q:	Why is Alset providing stockholders with the opportunity to vote on the Business Combination?

A:	Under the DGCL and the Alset Certificate of Incorporation, Alset must provide all holders of its public shares with the opportunity to have their public shares redeemed upon the consummation of Alset’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For legal and other reasons, Alset has elected to provide its stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, Alset is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate additional redemptions of their public shares in connection with the closing of the Business Combination.

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Q:	How many votes do I have at the Special Meeting?

A:	Alset stockholders are entitled to one vote at the Special Meeting for each share of Alset Class A Common Stock and Alset Class B Common Stock held of record as of July 7, 2023, the Record Date for the Special Meeting. As of the date of this proxy statement/prospectus, there were 2,449,786 outstanding shares of Alset Class A Common Stock and 2,156,250 outstanding shares of Alset Class B Common Stock.

Q:	What vote is required to approve the proposals presented at the Special Meeting?

A:	The approval of the Charter Amendments Proposal requires the affirmative vote of a majority of the issued and outstanding Alset Common Stock as of the Record Date. Accordingly, Alset stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal.

In contrast, approval of the remaining Proposals, including the Business Combination Proposal, in each case require the affirmative vote of the holders of a majority of the shares of Alset Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, Alset stockholder’s failure to vote by proxy or to vote in person at the Special Meeting will not be counted towards the number of shares of Alset Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on these remaining Proposals.

If the Business Combination Proposal is not approved, the other Condition Precedent Proposals will not be submitted to a vote. The approval of the Condition Precedent Proposals are preconditions to the consummation of the Business Combination.

Our Sponsor, Alset Initial Stockholders, and our directors and officers have agreed to vote all of their founder shares and all of their shares of Alset Common Stock (including, but not limited to, shares of Alset Class A Common Stock underlying the placement units, and Alset Class B Common Stock) in favor of the Business Combination Proposal. There are only 1,976,036 shares of Class A Common stock currently held by the public, and we would need 2,303,019 shares to approve the transaction. As a result of the shares held by the Sponsor, we already have sufficient votes to approve the business combination.

Specifically, the letter agreement among Alset and our offices and directors and the Sponsor, provides therein that: the Sponsor and each Insider (as defined in such letter agreement) agrees that if the Company (i.e. Alset) seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any shares of Capital Stock (as defined in such letter agreement) owned by it, him or her in favor of any proposed Business Combination and (ii) not redeem any shares of Common Stock owned by it, him or her in connection with such stockholder approval. If the Company engages in a tender offer in connection with any proposed Business Combination, the Sponsor and each Insider agrees that it, he or she will not seek to sell or tender any shares of Capital Stock owned by it, him or her to the Company in connection with such tender offer.

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Q:	May Alset, the Sponsor or Alset’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:	The Sponsor and Alset’s directors, officers, advisors or their affiliates may purchase Alset Class A Common Stock in privately negotiated transactions or in the open market either prior to or after the Closing, including from holders of Alset Common Stock who would have otherwise exercised their redemption rights, at a price no higher than the price offered through the SPAC redemption process. In the event such occurs, we will comply with Compliance and Disclosure Interpretation located at Question 166.01 of the Tender Offers and Schedules interpretations of the SEC. However, the Sponsor, directors, officers and their affiliates have no current commitments or plans to engage in such transactions and have not formulated any terms or conditions for any such transactions at the date of this proxy statement/prospectus. None of the Sponsor, or Alset’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Any such purchase after the Record Date would include a contractual acknowledgement that the selling shareholder, although still the record holder of Alset Class A Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event the Sponsor or Alset’s directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from holders of public shares who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the aggregate amount then on deposit in the Trust Account. The purpose of these purchases could be to vote such shares in favor of Proposals contained herein, including the Business Combination Proposal and the Charter Amendments Proposal, and thereby increase the likelihood of obtaining stockholder approval of the Proposals, and could be to increase the amount of cash available to Alset for use in the Business Combination. Unlike our Sponsor’s and Alset Initial Stockholders’ holdings currently, such newly purchased shares (if any) by those purchasers would not be subject to a lock-up period under the terms of our Sponsor Support Agreement. However, these newly purchased shares would be subject to limitations on resale under Rule 144 of the Securities Act as “control securities”, to the extent those shares were acquired by an affiliate of Alset, unless they are registered on a subsequent registration statement filed under the Securities Act. Limitations on resale would require those affiliated purchasers of such newly purchased shares to hold them for at least one year (from the date Alset files certain information on Form 8-K following the Closing in accordance with rules applicable to special purpose acquisition companies), assuming they are not registered on a registration statement following the Closing and Alset has fully complied with its reporting requirements and other requirements under Rule 144. When eligible to be sold, such securities if not registered under such a registration statement would be limited by applicable requirements of Rule 144, including limitations in their manner of sale and to the volume of sales eligible under Rule 144.

Q:	What constitutes a quorum at the Special Meeting?

A:	The presence, in person or by proxy, at the Special Meeting of the holders of shares of outstanding capital stock of Alset representing a majority of the voting power of all outstanding shares of capital stock of Alset entitled to vote at such meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, the chairman of the meeting has the power to adjourn the Special Meeting. As of the Record Date, shares of Alset Common Stock would be required to achieve a quorum assuming Alset has shares of Alset Common Stock issued and outstanding. As of the date of this proxy statement/prospectus, 2,303,019 shares of Alset Common Stock would be required to achieve a quorum assuming Alset has 4,606,036 shares of Alset Common Stock issued and outstanding.

Q:	What equity stake will current stockholders of Alset and the HWH Holders hold in Alset after the Closing?

A:	Alset’s public stockholders currently own approximately 42.9% of Alset’s issued and outstanding capital stock, and the Sponsor together with our directors and officers currently own approximately 57.1% of Alset’s issued and outstanding capital stock.

It is anticipated that, immediately following completion of the Business Combination and if there are no additional redemptions by Alset’s public stockholders, Alset’s existing shares held by stockholders, including Sponsor, will be equal to approximately 20.4% of the outstanding capital stock of Alset (of which approximately 11.7% will be beneficially owned by the Sponsor, of which 5.6% will be held indirectly by Mr. Chan), shares issued pursuant to exercise of existing rights and warrants (excluding shares issued to HWH Holders) will be equal to approximately 24.2% of the outstanding capital stock of Alset and shares issued to the existing HWH Holders will be equal to approximately 55.4% of the outstanding capital stock of Alset. All shares held by HWH and the Sponsor will be ultimately controlled by Mr. Chan, who is the majority owner of HWH and the Sponsor. If there are additional redemptions by Alset’s public stockholders up to the maximum level that would permit completion of the Business Combination, immediately following completion of the Business Combination, Alset’s existing shares held by stockholders, other than the Sponsor, will equal to approximately 0% of the outstanding capital stock of Alset, shares issued pursuant to exercise of existing rights and warrants (excluding shares issued to HWH Holders and Sponsor) will be equal to approximately 25.1%, shares held by the Sponsor will be equal to approximately 14.2% (of which approximately 7.5% will be indirectly owned by Mr. Chan), and shares issued to the existing HWH Holders will be equal to approximately 60.7% (of which approximately 27.3% will be beneficially owned by Mr. Chan) of the outstanding capital stock of Alset. These percentages are calculated based on a number of assumptions (as described in this proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Merger Agreement. For a discussion of these assumptions, see “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Merger Consideration.”

If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership in Alset will be different. See “Summary of the Proxy Statement/Prospectus – Impact of the Business Combination on Alset’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

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The ownership percentage set forth above and in the table below with respect to Alset includes the shares issuable to the HWH Holders, and assumes Rights Holders exercise all of their Alset Rights, and the exercise of all outstanding warrants to purchase up to a total of 4,549,375 shares of Alset Common Stock but does not take into account (i) any additional private placement units that are issued or issuable to our Sponsor pursuant to the conversion of the Sponsor’s up to $1.5 million working capital loans that were made to Alset, (ii) any adjustments to the Merger Consideration payable to HWH as a result of HWH’s working capital, transaction expenses and/or debt as of the completion of the Business Combination varying from certain specified targets set forth in the Merger Agreement, and (iii) any indemnification payments that are made after the consummation of the Business Combination by delivery of shares of Alset Common Stock. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following table presents share information based on the various redemption scenarios, including no additional redemptions, 33.3%, 50%, 66.6% and maximum redemption scenarios.

	No Redemption (1)	33.3% Redemption (1)(2)	50% Redemption (1)(3)	66.6% Redemption (1)(4)	Maximum Redemption (1)(5)
Sponsor (6)	12.9%	13.3%	13.5%	13.7%	14.2%
HWH Holders	55.4%	57.1%	57.9%	58.8%	60.7%
Public stockholders (7)	31.7%	29.6%	28.6%	27.5%	25.1%
Pro Forma Combined Company Common Stock	100%	100%	100%	100%	100%
Shares ultimately controlled by Mr. Chan	68.3%	70.4%	71.4%	72.5%	74.9%

(1)	Includes potential dilution from public warrants and placement warrants.

(2)	Assumes that 658,020 public shares are redeemed for aggregate redemption payments of $6.8 million assuming a $10.41 per share Redemption Price and based on funds in the Trust Account and working capital available to Alset outside of the Trust Account as of May 17, 2023. The Merger Agreement includes a condition to the Closing, waivable by HWH, that, at the Closing, Alset have cash or cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of any additional Redemptions), prior to giving effect to the payment of Alset’s unpaid transaction expenses or liabilities, at least equal to $5,000,001.

(3)	Assumes that 988,018 public shares are redeemed for aggregate redemption payments of $10.3 million assuming a $10.41 per share Redemption Price and based on funds in the Trust Account and working capital available to Alset outside of the Trust Account as of May 17, 2023. The Merger Agreement includes a condition to the Closing, waivable by HWH, that, at the Closing, Alset have cash or cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of any additional Redemptions), prior to giving effect to the payment of Alset’s unpaid transaction expenses or liabilities, at least equal to $5,000,001.

(4)	Assumes that 1,316,040 public shares are redeemed for aggregate redemption payments of $13.7 million assuming a $10.41 per share Redemption Price and based on funds in the Trust Account and working capital available to Alset outside of the Trust Account as of May 17, 2023. The Merger Agreement includes a condition to the Closing, waivable by HWH, that, at the Closing, Alset have cash or cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of any additional Redemptions), prior to giving effect to the payment of Alset’s unpaid transaction expenses or liabilities, at least equal to $5,000,001.

(5)	Assumes that 1,976,036 public shares are redeemed for aggregate redemption payments of $20.6 million assuming a $10.41 per share Redemption Price and based on funds in the Trust Account and working capital available to Alset outside of the Trust Account as of May 17, 2023. The Merger Agreement includes a condition to the Closing, waivable by HWH, that, at the Closing, Alset have cash or cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of any Redemptions), prior to giving effect to the payment of Alset’s unpaid transaction expenses or liabilities, at least equal to $5,000,001.

(6)	Total shares owned by Sponsor after exercise of all private rights and private warrants.

(7)	Total shares directly owned by current Public Stockholders, after exercise of all public rights and public warrants.

All of the relative percentages above are for illustrative purposes only. These percentages are calculated based on a number of assumptions (as described in this proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Merger Agreement. For a discussion of these assumptions, see “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Merger Consideration.” Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. Pursuant to Alset’s underwriting agreement with EFH, EFH is entitled to $3,018,750 in deferred underwriting commissions.

In addition to the changes in percentage ownership depicted above, variation in the levels of additional redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of our public shares.

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The following table shows the dilutive effect and the effect on the per share value of Alset Common Stock held by non-redeeming holders of Alset Common Stock under a range of redemption scenarios and Alset Warrant exercise scenarios:

	Shares	Value Per Share (4)	Shares	Value Per Share (5)	Shares	Value Per Share (6)
Base Scenario(7)	18,016	$1.1	17,028	$0.5	16,040	$-0.1
Excluding Sponsor Shares(8)	15,339	1.3	14,351	0.6	13,363	-0.1
Exercising Alset public warrants (9)(10)	22,328	0.9	21,340	0.4	20,352	-0.0
Exercising Alset placement warrants (9)(10)	18,253	1.1	17,265	0.5	16,277	-0.1
Exercising All Alset Warrants(9)(10)	22,565	0.9	21,577	0.4	20,589	-0.0

(1)	Assumes that no shares of Alset Class A Common Stock are redeemed.

(2)	Assumes that 988,018 shares of Alset Class A Common Stock, or 50% of our public shares outstanding are redeemed.

(3)	Assumes that 1,976,036 shares of Alset Class A Common Stock held by the public, or 100% of the shares outstanding are redeemed.

(4)	Based on a post-transaction equity value of Alset of $20 million.

(5)	Based on a post-transaction equity value of Alset of $9 million.

(6)	Based on a post-transaction equity deficit value of Alset of $0.9 million.

(7)	Represents the post-Closing share ownership of Alset assuming various levels of redemption by holders of Alset Common Stock. Includes exercise of Rights, as Rights are generally exercisable upon consummation of the Business Combination, and which includes exercise of placement rights sold to Sponsor as part of the placement units exercisable into up to 47,375 shares of Alset Common Stock.

(8)	Represents the Base Scenario excluding the founders’ shares held by Sponsor and the Alset Initial Stockholders and excluding the placement units (consisting of placement shares, placement warrants and placement rights) held by Sponsor, and which we collectively refer to in this table as “Sponsor Shares.”

(9)	Represents the Base Scenario plus the full exercise of the Alset Warrants. Alset Warrants are exercisable up to 4,549,375 shares of Alset Common Stock. Of these, our public warrants are exercisable into 4,312,500 shares, and our placement warrants are exercisable into 236,875 shares. Our public warrants and placement warrants are only exercisable after the consummation of the Business Combination. Assumes no redemption of Alset warrants. See “Description of Securities of Alset —Warrants” for more information, including the terms for redemption of warrants, which, among other things, are only redeemable after the Business Combination and if the price of Alset Common Stock exceeds $18 per share for a specified period of time.

(10)	Does not account for proceeds paid to Alset or HWH, if any, in connection with payment of the exercise prices for warrants, which may be exercisable, in the case of our public warrants, by payment either of an exercise price or on a cashless basis under certain circumstances. See “Description of Securities of Alset —Warrants” for more information.

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In addition, the following table illustrates varying ownership levels in Alset Common Stock immediately following the consummation of the Business Combination based on the varying levels of additional redemptions by the public shareholders, on a fully diluted basis, showing full exercise and conversion of all securities expected to be outstanding as of the Closing of the Business Combination, including (i) public warrants and the placement warrants, and (ii) any outstanding securities of Alset and HWH:

Additional Dilution Sources (1)	Assuming No Redemption	% of Total (2)	Assuming 50% Redemption (3)	% of Total (2)	Assuming Maximum Redemption (4)	% of Total (2)
Shares underlying placement warrants (5)	236,875	1.0%	236,875	1.1%	236,875	1.2%
Shares underlying public warrants(6)	4,312,500	19.1%	4,312,500	20.1%	4,312,500	21.0%

(1)	All share numbers and percentages for the Additional Dilution Sources are presented without the potential reduction of any amounts paid by the holders of the given Additional Dilution Sources and therefore may overstate the presentation of dilution.

(2)	The Percentage of Total with respect to each Additional Dilution Source set forth below, including the Total Additional Dilutive Sources, includes the full number of shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the illustrative redemption scenario, the Percentage of Total with respect to the shares of Alset Common Stock underlying the placement warrants would be calculated as follows: (a) 236,875 shares issued pursuant to the placement warrants; divided by (b) (i) 22,328,411 shares (the number of shares outstanding prior to any issuance pursuant to the shares underlying the placement warrants) plus (ii) 236,875 shares issued pursuant to the shares underlying the placement warrants.

(3)	Amount shown represents share redemption levels reflecting 50% of the redeemable public shares outstanding (approximately 4,312,500 shares).

(4)	Assumes that approximately 100% of Alset’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum permitted number of redemptions while still satisfying the conditions to the consummation of the Business Combination in the Merger Agreement.

(5)	Assumes exercise of all placement warrants and rights to purchase 236,875 shares of Alset Common Stock.

(6)	Assumes exercise of all publicly held warrants to purchase 4,312,500 shares of Alset Common Stock.

The ownership percentages above also do not reflect dilution from (i) any additional private placement units that are issued or issuable to our Sponsor pursuant to the conversion of the Sponsor’s up to $1.5 million working capital loans that were made to Alset, because no such loans are currently outstanding, (ii) any adjustments to the Merger Consideration payable to the HWH Holders as a result of HWH’s working capital, transaction expenses and/or debt as of the completion of the Business Combination varying from certain specified targets set forth in the Merger Agreement, and (iii) any indemnification payments that are made after the consummation of the Business Combination by delivery of shares of Alset Common Stock. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information. For further details, see “Business Combination Proposal—Merger Consideration.”

Q:	What are the effective deferred underwriting fees on a percentage basis for Alset Common Stock based on the level of additional redemptions?

A:	Approximately $3,018,750 of deferred underwriting fees related to the IPO are conditioned upon completion of an initial business combination by Alset, which fees are not impacted by the size of such transaction or the level of redemptions associated therewith. The following table illustrates the effective deferred underwriting fee on a percentage basis for Alset Class A Common Stock at each redemption level identified below.

	No Redemption Scenario	Assuming 50% Redemption Scenario	Maximum Redemption Scenario
	(shares in thousands)
Unredeemed public shares of Alset Class A Common Stock	1,976	988	0
Trust proceeds to Alset	$20,564,258	$10,282,129	$0
Deferred Underwriting Fees	$3,018,750	$3,018,750	$3,018,750
Effective Deferred Underwriting Fees*	10.6%	16.3%	35.0%

*	Assuming a trading price of $10.00 share.

The level of additional redemptions will also impact the effective deferred underwriting fee per share of our public shares incurred in connection with the IPO and payable upon the completion of the Business Combination. Alset incurred $3,018,750 in deferred underwriting fees. Assuming no exercise of Alset Warrants but exercise of the Rights, in a no redemption scenario, the effective deferred underwriting fee would be approximately $1.06 per public share on a pro forma basis (or 10.6% of the value of shares assuming a trading price of $10.00 per public share). In a medium redemption scenario in which 50% of the shares assumed to be redeemed under the maximum redemption scenario are redeemed in connection with the Business Combination, the effective deferred underwriting fee would be approximately $1.63 per public share on a pro forma basis (or 3.7% of the value of shares assuming a trading price of $10.00 per share). In the maximum redemption scenario, the effective deferred underwriting fee would be approximately $3.5 per public share on a pro forma basis (or 35.0% of the value of shares assuming a trading price of $10.00 per share).

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Q:	How will the Sponsor and our directors and officers vote?

A:

Our Sponsor currently owns 2,156,250 shares of Alset Class B common stock and 473,750 shares of Alset Class A Common Stock, representing 57.1% of the issued and outstanding shares of Alset Common Stock. Shares of Alset Class B Common Stock will automatically convert into shares of Class A Common Stock on a one-for-one basis, subject to adjustment as provided in our amended and restated certificate of incorporation. See “Certain Relationships and Related Person Transactions.” There are only 1,976,036 shares of Class A Common stock currently held by the public, and we would need 2,303,019 shares to approve the transaction. As a result of the shares held by the Sponsor, we already have sufficient votes to approve the business combination.

Q:	What interests do Alset’s current officers and directors have in the Business Combination?

A:	The Sponsor has interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. Heng Fai Ambrose Chan, the CEO and board director of Alset, indirectly owns 48.3% of Sponsor and also has interests in the Business Combination. The market value of Alset securities that the Sponsor owns is approximately $27.3 million as of May 17, 2023. If the business combination is unsuccessful, the Sponsor its affiliates and the Company’s officers and directors may lose all its initial investment of approximately $4.8 million, consisting of $25,000 paid for funder shares and $4,737,500 paid for the private placement. The market value of Alset securities attributable to Mr. Chan’s indirect ownership is approximately $13.2 million. Total market value of Alset securities under ownerships of Sponsor and its affiliates, including Mr. Chan, is approximately $27.3 million. Other Alset’s current officers and directors do not have interests. No officers and directors, including Mr. Chan, would be directly compensated by cash or other considerations, except Alset’s stock discussed above. These interests include, among other things:

●	the fact that our Sponsor paid an aggregate of approximately $25,000 for the founder shares, which are currently held by the Sponsor and its permitted transferees, including our directors and officers, and the market value of such shares as of July 6, 2023 was approximately $22,813,125, and such securities should have a significantly higher value than $25,000 at the time of the Business Combination;

●	the fact that our Sponsor paid an aggregate of approximately $4,737,500 for the placement units, at a price of $10.00 per unit, the market value of such securities as of July 6, 2023 was approximately $5,542,875, and such securities should have a higher value than $4,737,500 at the time of the Business Combination;

●	the fact that our Sponsor and its permitted transferees, including our officers and directors, have waived their rights to liquidating distributions from the Trust Account with respect to any founders shares and placement shares (but not public shares) held by them if we do not consummate the Business Combination and fail to complete an initial business combination by 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation), and therefore if we are unable to consummate a business combination by that time, those shares would expire worthless;

●	the fact that our Sponsor and its permitted transferees, including our officers and directors, have waived their redemption rights with respect to any founder shares, placement shares and public shares held by them (other than relating to liquidating distributions to public shares from the Trust Account if we fail to complete our initial business combination by 12 months from the closing of the IPO (February 3, 2023) or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation), which waiver was provided in connection with our IPO and without any separate consideration paid in connection with providing such waiver;

●

HWH is under the control of Alset Inc., which is effectively controlled by Heng Fai Ambrose Chan, a controlling shareholder of Alset Inc. Heng Fai Ambrose Chan is also an executive officer and director of Alset and the executive chairman and director of HWH. Heng Fai Ambrose Chan is deemed to beneficially own 45.0% of HWH Common Stock held through his ownership of Alset Inc., of which Mr. Chan is a beneficiary. Before the completion of the Business Combination, Alset Inc. owns 57.1% of Alset and has significant influence on Alset. In addition, Mr. Chan along with William Wu, Chan Tung Moe, Wong Tat Keung, Wong Shui Yeung, and Lui Wai Leung Alan serve as officers and/or directors of Alset Inc.

●	It is anticipated that, upon completion of the transaction, assuming no additional redemptions: (i) shares held by the Company’s public stockholders (other than our sponsor and Heng Fai Ambrose Chan) will be equal to approximately 31.7% of the economic interests of HWH; and (ii) Heng Fai Ambrose Chan and his related companies will beneficially own approximately 68.3% of the economic interests of HWH (Mr. Chan’s beneficial ownership is approximately 31.7%); assuming holders of 1,976,036 public shares redeem their shares (the maximum redemption scenario): (i) shares held by the Company’s existing public stockholders (other than our sponsor and Heng Fai Ambrose Chan) will be equal to approximately 0% of the economic interests of HWH; (ii) shares issued pursuant to exercise of existing rights and warrants held by public stockholders will be equal to approximately 25.1% of the economic interests of HWH; (iii) Heng Fai Ambrose Chan and his related companies will beneficially own approximately 74.9% of the economic interests of HWH (Mr. Chan’s ownership is approximately 34.8%). Mr. Chan and his related companies will have a controlling interest in Alset and will control matters submitted to shareholders such as the election of directors and approval of significant corporate transactions.

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●	the fact that our Sponsor, Mr. Chan and his related companies can earn a positive rate of return on their overall investment in Alset after the Business Combination, even if other holders of Alset Common Stock experience a negative rate of return, due to having purchased the founder shares, as described above, for $25,000 or approximately $0.012 per share;

●	if Alset is unable to complete a business combination within the required time period, our Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors that are owed money by Alset for services rendered or products sold to Alset, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under our indemnity of the underwriters;

●	unless Alset consummates an initial business combination, Alset’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account, and which amount as of May 17, 2023 was approximately $21 million, although the amount of such expenses vary depending on the level of additional redemptions of Alset Common Stock in connection with the Business Combination, and are estimated to be approximately $3.72 million if there are no additional redemptions, $3.73 million if 50% of the outstanding shares of Alset Common Stock are redeemed and $3.73 million if the maximum amount of redemptions occur which would continue to allow us to consummate the Business Combination;

●	the fact that, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, the Sponsor and its affiliates’ total potential ownership in the Combined Company is estimated to comprise of approximately 12.9% of outstanding Alset Common Stock in a no redemption scenario (Mr. Chan’s beneficial ownership is approximately 6.8%), 13.5% in a 50% redemption scenario (Mr. Chan’s beneficial ownership is approximately 7.2%) and 14.2% of outstanding Alset Common Stock in a maximum redemption scenario (Mr. Chan’s ownership is approximately 7.5%) (see the section entitled “Security Ownership of Certain Beneficial Owners and Management” for more information);[12]

●	the fact that a Registration Rights Agreement was entered into by the Sponsor and Alset’s directors and officers, and such parties will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions, following the consummation of the Business Combination;

●	the fact that the Sponsor (including its representatives and affiliates) and Alset’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Alset, and the Sponsor and Alset’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other special purpose companies prior to Alset completing its initial business combination, and as result of which, the Sponsor and Alset’s officers and directors may become aware of business opportunities which may be appropriate for presentation to Alset, and the other entities to which they owe fiduciary or contractual duties, and may have conflicts of interests in determining to which entity a particular business opportunity should be presented (and these conflicts may include presentation to other entities prior to their presentation, if at all, to Alset, and may not always be resolved in the favor of Alset, subject to applicable fiduciary duties under Delaware law, in that Alset has provided in its amended and restated certificate of incorporation that Alset has renounced its interest in any corporate opportunity presented to Alset);

●	the Sponsor and Alset’s directors and officers have agreed that the founders shares and placement units, and all of their underlying securities, will not be sold or transferred by it until a period of time after Alset has completed a business combination, subject to limited exceptions;

●	continued indemnification of current directors and officers of Alset after the Business Combination

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Q:	What happens if I sell my shares of Alset Class A Common Stock before the Special Meeting?

A:	The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of Alset Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your shares of Alset Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting.

Q:	What happens if the Business Combination Proposal is not approved?

A:	Pursuant to the amended Alset Certificate of Incorporation, if the Business Combination Proposal is not approved and Alset fails to complete an initial business combination by 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Q:	Do I have redemption rights?

A:

Pursuant to the Alset Certificate of Incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Alset Certificate of Incorporation. As of May 17, 2023, based on funds in the Trust Account of $21 million, this would have amounted to approximately $10.41 per share (net of taxes payable on accrued interest in the Trust Account). It is anticipated that the per share redemption price will be approximately $10.41 (net of taxes payable on accrued interest in the Trust Account) at the closing of the Business Combination, which is anticipated to occur during the second half of 2023. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Alset Class A Common Stock for cash. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Alset’s transfer agent prior to the Special Meeting. See the question titled “How do I exercise my redemption rights?” below and the section titled “Special Meeting of Alset Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Holders of Alset Warrants and Rights do not have redemption rights with respect to their warrants or rights. At the Closing of the Business Combination, the HWH Warrants will be exchanged for Alset Warrants, and your Rights will be eligible to be exchanged for one-tenth (1/10) of one share of Alset Class A Common Stock, as described elsewhere in this proxy statement/prospectus.

Holders of our public shares who also hold Alset Warrants or Rights may elect to redeem their public shares, and still retain their Alset Warrants and Rights. The value of our Alset Warrants based on a recent trading price as of February 28, 2023 was $0.3 million, and the value of our Rights based on their recent trading prices as of February 28, 2023 was $2.07 million. Public stockholders who redeem their shares of Alset Class A Common Stock may continue to hold any Alset Warrants that they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such Alset Warrants. Assuming the maximum redemption of the shares of Alset Class A Common Stock held by the redeeming holders of Alset public shares, up to 4,312,500 publicly traded Alset Warrants would be retained by redeeming holders of Alset public shares (assuming all such holders elected not to exercise their warrants) with an aggregate market value of $0.3 million based on the market price of $0.08 per Alset Warrant as of February 28, 2023, and the value of our Rights is expected to be $2.07 million.

As indicated by the foregoing reduction in expected prices upon maximum redemptions, there are material risks relating to electing to redeem your public shares (and redemptions generally), relating to the value of your Alset Warrants and Rights. For more information see “Risk Factors — Our holders of Alset Warrants and Rights may elect to redeem their public shares while retaining their Alset Warrants and Rights, although if redemptions exceed the threshold allowable for us to consummate the Business Combination, the Alset Warrants and Rights will expire worthless.”

For information about the per share value of Alset Class A Common Stock given different levels of redemptions, see “Questions and Answers — What equity stake will current stockholders of Alset and the HWH Holders hold in Alset after the Closing?”

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Our Rights are eligible to be converted following the Effective Time of the Business Combination into Alset Class A Common Stock, as described elsewhere in this proxy statement/prospectus. Accordingly, your Rights will cease to be traded upon consummation of the Business Combination, and will only have value based on the value of Alset Common Stock which the holder is eligible to receive upon closing of the Business Combination. Because redemptions will deplete our Trust Account, and the assets of Alset would be calculated, in part, based on the cash in the Trust Account at the Closing, an increase in redemptions of our public shares would reduce the assets available from the Trust Account to Alset at Closing which may negatively impact the value of Alset Common Stock that you would receive in exchange for your Rights.

If in excess of the maximum redemptions occur, and as a result we are unable to consummate the Business Combination, because your Alset Warrants are only exercisable following a business combination, if Alset does not consummate the Business Combination and fails to complete an initial business combination by 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation), your Alset Warrants will not be exercisable and expire worthless. In this circumstance, likewise your Rights (which are only exercisable following a business combination) will not be exercisable, and expire worthless.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether or not you attend or vote your shares of Alset Common Stock at the Special Meeting, and regardless of how you vote your shares with respect to the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:	How do I exercise my redemption rights?

A:	In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on July 21, 2023 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Vstock Transfer LLC, our transfer agent, at the following address:

Vstock Transfer LLC

18 Lafayette Place

Woodmere, NY 11598

Attn: DWAC Team

E-mail: DWAC@vstocktransfer.com

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Alset’s understanding that stockholders should generally allot at least two (2) weeks to obtain physical certificates from the transfer agent. However, Alset does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

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Q:	What are the federal income tax consequences of exercising my redemption rights?

A:	Alset stockholders who exercise their redemption rights to receive cash in exchange for their shares of Alset Common Stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of such common stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. The redemption, however, may be treated as a distribution to a redeeming stockholder for U.S. federal income tax purposes if the redemption does not effect a sufficient reduction (as determined under applicable federal income tax law) in the redeeming stockholder’s percentage ownership in us (whether such ownership is direct or through the application of certain attribution and constructive ownership rules). Any amounts treated as such a distribution will constitute a dividend to the extent of our current and accumulated earnings and profits as measured for U.S. federal income tax purposes. Any amounts treated as a distribution and that are in excess of our current and accumulated earnings and profits will reduce the redeeming stockholder’s basis in his or her redeemed shares of Alset Common Stock, and any remaining amount will be treated as gain realized on the sale or other disposition of Alset Common Stock. These tax consequences are described in more detail in the section titled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisor regarding the tax consequences of exercising your redemption rights.

Q:	If I am a right or warrant holder, can I exercise redemption rights with respect to my rights or warrants?

A:	No. The holders of rights or warrants have no redemption rights with respect to such rights or warrants.

Q:	Do I have appraisal rights in connection with the proposed Business Combination?

A:	Under the DGCL, there are no appraisal rights available to holders of shares of Alset Common Stock or holders of Alset Warrants in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:	If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

●	Alset stockholders who properly exercise their redemption rights;

●	$3,018,750 of deferred underwriting fees to EFH in connection with the Business Combination;

●	certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by Alset or HWH in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement;

●	any loans owed by Alset to its Sponsor for any Alset transaction expenses or other administrative expenses incurred by Alset; and

●	for general corporate purposes including, but not limited to, working capital for operations.

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Q:	What happens if the Business Combination is not consummated?

A:

There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Business Combination Proposal — Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, Alset is unable to complete the Business Combination or another initial business combination transaction by 12 months from the closing of the IPO (February 3, 2023) (or up to 21 months from the closing of the IPO November 3, 2023 or as extended by our stockholders in accordance with our amended and restated certificate of incorporation), our certificate of incorporation provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest not previously released to Alset to pay taxes payable and up to $100,000 to pay dissolution expenses, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Holders of founder shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Alset’s outstanding warrants and rights. Accordingly, the warrants and rights will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:	The closing is expected to take place in 2023.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:	What will Alset stockholders receive in the Business Combination?

A:	Upon completion of the Business Combination, each share of Alset Class B Common Stock will be automatically converted into applicable shares of Alset Class A Common Stock immediately prior to the Effective Time of the Business Combination. Shares held by Alset as treasury stock or that are owned by Alset, which we refer to as the Alset excluded shares, will not be exchanged and will be cancelled.

Q:	What will Alset warrant holders receive in the Business Combination?

A:	Upon completion of the Business Combination, all of the warrants exercisable into Alset Common Stock will be converted into warrants exercisable into Alset Common Stock having the same exercise price and other terms and conditions as the original warrants.

Q:	If I am an Alset warrant holder, will my warrants become exercisable for shares of Alset Common Stock if the Business Combination is consummated?

A:	Yes. Pursuant to the Merger Agreement and the terms of the Alset warrants, each Alset Warrant will be converted into an Alset Warrant exercisable into shares of Alset Common Stock. However, in the event that Alset fails to complete an initial business combination by 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation), Alset will be required to liquidate and any Alset warrants you own will expire without value.

Alset warrant holders should not submit certificates, if any, relating to their warrants. Holders of warrants to purchase Alset Common Stock will receive warrants to purchase Alset Common Stock, without needing to take any action and, accordingly, such holders should not submit the certificates, if any, relating to their warrants.

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Q:	How do the public warrants differ from the Alset’s placement warrants acquired in the placement and what are the related risks for any holders of public warrants?

A:	The public warrants are identical with the placement warrants, which were acquired by the Sponsor in the placement in connection with the IPO, except that, as long as the placement warrants are held by the Sponsor or its permitted transferees, the placement warrants (i) may be exercised either on a cashless basis or on with a cash exercise, (ii) may not be transferred, assigned or sold, nor the Alset Common Stock/HWH Common Stock issuable upon their exercise, until thirty (30) days after the completion of the Business Combination, except to permitted transferees, and (iii) are not redeemable by Alset/HWH as long as they are held by the Sponsor or its permitted transferees. The placement warrants are not listed on the Nasdaq Global Market, while the public warrants are listed on the Nasdaq Global Market under the symbol “ACAXW” and are intended to be listed following the consummation of the Business Combination under the symbol “HWHW.” Placement warrants have certain registration rights to be registered for sale to the public and possible listing on Nasdaq. Alset Units, Alset Common Stock, Alset Warrants, and Alset Rights are listed on the Nasdaq Stock Market, with trading symbols “ACAXU,” “ACAX”, “ACAXW” and “ACAXR,” respectively.

The public warrants are not exercisable (and not redeemable by Alset/HWH) until thirty (30) days after the date of the Closing of the Business Combination, according to the terms of their warrant agreement. Accordingly, if the Business Combination or another business combination is not completed within 15 months of our IPO (May 3, 2023) upon completion of this Form S-4, (or up to up to 21 months (November 3, 2023) if we extend the period of time to consummate a Business Combination, at our election by two separate three month extensions, subject to satisfaction of certain conditions, including the deposit of up to $862,500 for each three month extension, into the Trust Account, or as extended by our stockholders in accordance with our Amended and Restated Certificate of Incorporation), subject to applicable law), the public warrants (and the placement warrants) will expire worthless.

Public warrants and placement warrants terminate on the earlier of five (5) years after the date of the Business Combination, the liquidation of Alset/HWH, or the date of redemption of the warrants (except for the placement warrants which are not redeemable if held by the Sponsor or its permitted transferees). If not exercised or exercisable before this termination date, the applicable warrants will become void and all rights thereon cease as of 5:00 p.m. on such date, unless Alset/HWH extends the termination date in its sole discretion.

The public warrants and placement warrants are exercisable, only thirty (30) days after the Closing of the Business Combination, and only if a registration statement under the Securities Act with respect to the Alset Common Stock issuable upon exercise of the warrant is then effective and a prospectus relating thereto is current, or, if the Company elects for cashless exercise, then the Alset Common Stock issuable upon exercise of the warrant has been registered under the Securities Act or otherwise qualified or deemed exempt from registration or qualification (collectively, the “warrant exercise conditions”). If Alset elects for cashless exercise of a public warrant, Alset is required to use best efforts to register or qualify for sale the Alset Common Stock issuable upon exercise of the public warrants under applicable blue sky laws of the state of residence of the holder of the public warrant to the extent an exemption from registration under the Securities Act is not available. If the holder of a public warrant will not be able to exercise that public warrant, such warrant will have no value and expire worthless, in which case the purchaser of a Alset Unit containing such public warrant will have paid the full purchase price for that Alset Unit solely for the share of Alset Common Stock underlying such Unit and its Rights.

In no event will Alset be required to net cash settle any exercise of Alset Warrants, and each warrant may be exercised solely for a whole share of Alset Common Stock. Alset may require the holder of public warrants to exercise such warrants on a cashless basis and if such exercise would entitle the holder to receive a fractional interest in Alset Common Stock, Alset will round down to the nearest whole number the number of shares of Alset Common Stock to be issued to that holder. In contrast to public warrants, regarding which Alset has the option to cause these warrants to be exercised on a cashless basis, the Sponsor or its permitted transferees may elect to exercise placement warrants held by them, on a cashless basis. This means holders of public warrants have the risk that, if the public warrants are otherwise exercisable, but Alset does not have a registration statement effective covering the shares of Alset Common Stock issuable upon exercise of those warrants, the holders of public warrants may not be able to exercise their warrants until Alset elects to allow cashless exercise of those warrants or has such a registration statement declared effective.

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Public warrants are not subject to redemption by Alset, effectively, because public warrants cannot be redeemed until they are exercisable, with the conditions to exercise discussed above, which includes waiting until thirty (30) days following the Business Combination, among other requirements discussed above as warrant exercise conditions. Upon the public warrants being exercisable, Alset may redeem them prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of such warrants. Alset will have the ability to redeem outstanding Alset Warrants upon not less than 30 days’ prior written notice of redemption to each warrant holder at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Alset Common Stock for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like). Redemption of the outstanding Alset Warrants could force the holders of Alset Warrants (i) to exercise their Alset Warrants and pay the exercise price therefore at a time when it may be disadvantageous for such holders to do so, (ii) to sell their Alset Warrants at the then-current market price when they might otherwise wish to hold their Alset Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Alset Warrants are called for redemption, is likely to be substantially less than the market value of the Alset Warrants.

The value received upon exercise of the Alset Warrants (1) may be less than the value the holders would have received if they had exercised their Alset Warrants at a later time when the underlying share price is higher, particularly in the event the Alset Warrants are eligible to be redeemed and called for redemption, and (2) may not compensate the holders for the value of the Alset Warrants.

In comparison to the public warrants/Alset Warrants, the placement warrants/Alset placement warrants will not be redeemable by Alset so long as they are held by our Sponsor or its permitted transferees.

In each case, Alset may only call the Alset Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder, provided that holders will be able to exercise their Alset Warrants prior to the time of redemption and, at Alset’s election, any such exercise may be required to be on a cashless basis.

Recent trading prices for the Alset Class A Common Stock have not exceeded the $18.00 per share threshold at which the Alset Warrants would become redeemable, even if the if the other conditions to redemption of these warrants were fulfilled, including that the Business Combination was already consummated and Alset had a registration statement effective, which would have allowed the warrants to be redeemable. For more information, see “Description of Securities of Alset – Warrants.”

Q:	If I am an Alset Rights Holder, will my rights become exchangeable for shares of Alset Common Stock if the Business Combination is consummated?

A:	Yes. Pursuant to the Merger Agreement and the terms of the Alset rights, each Alset right will be exchanged for one-tenth (1/10) of one share of Alset Class A Common Stock, and these shares will be cancelled in exchange for Alset Common Stock pursuant to the Merger. However, in the event that Alset fails to complete an initial business combination by 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO November 3, 2023 or as extended by our stockholders in accordance with our amended and restated certificate of incorporation), Alset will be required to liquidate and any Alset rights you own will expire without value.

Alset will not issue fractional shares of our Class A Common Stock in exchange for rights, but will instruct the rights agent to round up for each Rights Holder the amount of our Class A Common Stock to be received by that Rights Holder to the nearest whole share.

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Q:	I am a Rights Holder, and how do I receive stock in the Merger?

A:	As soon as practicable after the Business Combination, according to the terms of the Rights, Alset will direct holders of the Rights to return their certificate of Rights to our rights agent, Vstock Transfer LLC (the “rights agent”). Upon receipt of a valid certificate of Rights, the rights agent will issue to the registered Rights Holder a certificate or certificates for the number of shares, being full shares, of Alset Class A Common Stock to which that Rights Holder is entitled, aggregated on a per Rights Holder basis, in such name or names as may be directed by the Rights Holders. In no event will there be an issuance of net cash to settle the Rights, and Alset and HWH will not issue fractional shares to such Rights Holder. Alset will instruct the rights agent to round up to the nearest whole share of Alset Class A Common Stock, when the rights agent issues to the registered Rights Holder a certificate for the number of shares of Alset Class A Common Stock to which that Rights Holder is registered. Alset and the rights agent will then exchange those shares of HWH Common Stock for Alset Common Stock as discussed in this proxy statement/prospectus. In the interests of efficiency and to avoid duplication of certificates, Alset may instruct the rights agent to issue a certificate of Alset Common Stock to the Rights Holder, without the Rights Holder having again to exchange a certificate of Alset Class A Common Stock for HWH Common Stock.

Q:	What will Alset unit holders receive in the Business Combination?

A:	Upon the consummation of the Business Combination, the outstanding publicly traded units of Alset will be separated into their component securities, consisting of one share of Alset Class A Common Stock, one-half (1/2) of one Alset Warrant, and one Alset Right, equal to the right to receive one tenth (1/10) of one share of Alset Class A Common Stock. Each of the holders of Alset Class A Common Stock, the Alset Warrants the Alset Rights will receive consideration in the Business Combination as answered in the questions above.

Q:	If the Business Combination is completed, when can I expect to receive the Alset Common Stock for my shares of HWH Common Stock?

A:	After the consummation of the Business Combination, Alset’s transfer agent will send instructions to HWH security holders regarding the exchange of their HWH securities for Alset securities. Alset stockholders who exercise their redemption rights must deliver their stock certificates to Alset’s transfer agent (either physically or electronically) at least two (2) business days prior to the vote at the Special Meeting.

Upon effectiveness of the Business Combination, all of the outstanding Alset Class B Common Stock will be converted into Alset Class A Common Stock on a one-for-one basis, subject to adjustment as provided the Alset Certificate of Incorporation. Hence, upon consummation of the Business Combination, Alset Common Stock will consist of our Class A Common Stock which will be exchanged for HWH Common Stock.

Q:	How much cash will be available to Alset following the closing of the Business Combination, assuming maximum and minimum redemptions? To what extent will Alset need to secure additional financing in connection with the Business Combination following the Business Combination?

A:	Following the closing of the Business Combination, it is currently anticipated that Alset will have available to it approximately $21 million of cash from the Trust Account, after payment of estimated expenses and assuming no additional redemptions are made by Alset public stockholders prior to the closing of the Business Combination, or approximately $0 of cash from the Trust Account, after payment of estimated expenses and assuming that the maximum amount of redemptions are made by Alset public stockholders prior to the closing of the Business Combination. 6,648,964 shares have been redeemed as of June 28, 2023, for an aggregate of $68,351,350.

The Sponsor has made certain commitments regarding funding of the Company. The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.00 per share (whether or not the underwriters’ over-allotment option is exercised in full), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters in the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company seeks to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

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On November 8, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) May 8, 2022, or (ii) the consummation of the Initial Public Offering. As of February 28, 2022, there was no amount outstanding under the Promissory Note.

In order to meet Alset’s working capital needs, the Sponsor or its affiliates, or our officers and directors may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, and which we refer to as working capital loans. Each such loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial business combination, without interest, or, at a holder’s discretion, up to $1,500,000 of the notes may be converted into units at a price of $10.00 per unit. If Alset does not complete a business combination, Alset may use a portion of proceeds held outside the Trust Account to repay these loans, but no proceeds held in the Trust Account would be used to repay these loans.

There were no amounts outstanding relating to working capital loans as of December 31, 2021. See “Certain Relationships and Related Party Transactions.”

Following the Business Combination, assuming no additional redemptions are made prior to the Closing, the Combined Entity believes it will have enough cash on its balance sheet to finance operations. In the event of maximum redemptions, we may be in need of raising additional financing. Additionally, at this time, Alset does not plan to effectuate a private placement financing. Subsequently, this may increase the risk that the post combination company is under-capitalized. We expect that from time to time we may need to raise additional financing to maintain our operations, and from time to time we may wish to raise additional financing in order to take advantage of business opportunities. To the extent we need or wish to raise such additional financing, our access to commercial bank financing or the debt and equity capital markets may be limited by various factors, including the condition of overall credit and capital markets, general economic factors, the state of the industry, our financial performance, credit ratings, and other factors. Commercial credit and debt and equity capital may not be available to us on favorable terms, or at all.

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

If you hold membership interests of HWH, you may execute and return your written consent to HWH in accordance with the instructions provided.

Q:	How do I vote?

A:	If you were a holder of record of Alset Class A Common Stock or Alset Class B Common Stock on July 7, 2023, the Record Date, you may vote with respect to the Proposals in person at the Special Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

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Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:	Abstentions will have the same effect as a vote “AGAINST” the Charter Amendments Proposal. Abstentions will have no effect on the remaining Proposals in a special meeting with a duly called quorum.

A “broker non-vote” occurs when shares held by a broker for the account of a beneficial owner are not voted for or against a particular proposal because the broker has not received voting instructions from that beneficial owner and the broker does not have discretionary authority to vote those shares in the absence of such instructions. If you do not provide instructions to your broker, your broker will not have discretionary authority to vote on any of the Proposals at the Special Meeting, because Alset does not expect any of the Proposals to be considered a routine matter. Broker non-votes will not be counted as present for the purposes of establishing a quorum.

Broker non-votes will have the same effect as a vote “AGAINST” the Charter Amendments Proposal. At a meeting with a quorum, broker non-votes will have no effect on the vote on the remaining Proposals.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by Alset without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:	If I am not going to attend the Special Meeting in person, should I return my proxy card instead?

A:	Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Alset believes the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by sending a later-dated, signed proxy card to Alset’s secretary at the address listed below so that it is received by Alset’s secretary prior to the Special Meeting or virtually attend the Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Alset’s secretary, which must be received by Alset’s secretary prior to the Special Meeting.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Alset will pay the cost of soliciting proxies for the Special Meeting. Alset has engaged Advantage Proxy, Inc., which we refer to as “Proxy Solicitor,” to assist in the solicitation of proxies for the Special Meeting. Alset has agreed to pay Proxy Solicitor a fee of $12,500, plus expenses estimate to be $1,500. Alset will reimburse Proxy Solicitor for reasonable out-of-pocket expenses and will indemnify Proxy Solicitor and its affiliates against certain claims, liabilities, losses, damages and expenses. Alset will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Alset Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Alset Common Stock and in obtaining voting instructions from those owners. Alset’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

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Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Heng Fai Ambrose Chan

Chairman and Chief Executive Officer

Alset Capital Acquisition Corp.

4800 Montgomery LN STE 210

Bethesda, MD 20814

(301)-971-3955

You may also contact our Proxy Solicitor at (877) 870-8565 (toll free) or (206) 870-8565 (collect) or by email at ksmith@advantageproxy.com.

To obtain timely delivery, Alset stockholders must request the materials no later than July 20, 2023.

You may also obtain additional information about Alset from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Alset’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Vstock Transfer LLC

18 Lafayette Place

Woodmere, NY 11598

Attn: DWAC Team

E-mail: DWAC@vstocktransfer.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section entitled, “Questions and Answers About the Proposals” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Parties to the Business Combination

Alset

Alset is a special purpose acquisition company incorporated on October 20, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

Alset’s units, common stock, warrants, and rights are currently quoted on the Nasdaq Global Market under the symbols “ACAXU,” “ACAX”, “ACAXW” and “ACAXR,” respectively.

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Alset’s executive office is located at 4800 Montgomery LN, STE 210 Bethesda, MD 20814, and its telephone number is (301)-971-3955. Alset’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Sponsor

Alset Acquisition Sponsor, LLC, a Delaware limited liability company, is the sponsor of Alset and currently, together with our officer and directors, beneficially owns 57.1% of the issued and outstanding shares of Alset Common Stock. Alset Acquisition Sponsor’s principal executive office is located at 4800 Montgomery LN, STE 210 Bethesda, MD, 20814, and its telephone number is (301)-971-3955.

HWH

HWH International Inc., a Nevada corporation, was incorporated on March 29, 2022 to create a purpose-driven business model enabling home-based people in the new GIG economy to create lasting wealth. In doing so, the Company has developed new pathways to help people in their pursuit of health, wealth and happiness.

Using the access provided by the many affiliate companies under common control of our Chairman, Heng Fai Ambrose Chan, including RBC Life World, Inc., HWH World, Inc. (Texas), HWH Holdings, Inc., and Sharing Services Global Corp., we operate an a mostly membership driven business model based on the concept that offering our members prices in a selection of products and services in multiple segments or categories.

The segments are:

HWH Marketplace, which will be the discounted sale of certain products, manufactured by our affiliate company Sharing Services Global Corporation, to members.

Hapi Café, which are, and will be, in-person, location-based social experiences at a Hapi Café where members can build a sense of community with like-minded customers with a potential interest in the same products and expose them to and educate them about the products and services of our affiliates, we can significantly increase our membership base as well as increase the amounts spent by our members on the products and services of our affiliates.

Hapi Travel Destinations is in the planning stages, with our Singapore subsidiary, Hapi Travel Pte. Ltd., working with our affiliates to determine the market-by-market services. Through Hapi Travel, we plan to offer exclusive access to unpublished rates and discounts on air travel, cruises, car rentals, hotels, and resorts for members.

Hapi Wealth Builder is also in the planning stages, with our Singapore subsidiary Hapi Wealth Builder Pte. Ltd., exploring the options of providing services to our members through educational materials and seminars aimed at various types of investing opportunities.

Alset Inc.

HWH is under the control of Alset Inc., which is effectively controlled by Heng Fai Ambrose Chan, a controlling shareholder of Alset Inc. Heng Fai Ambrose Chan is also an executive officer and director of Alset and the executive chairman and director of HWH. Heng Fai Ambrose Chan is deemed to beneficially own 45.0% of HWH Common Stock held through his ownership of Alset Inc., of which Mr. Chan is a beneficiary. Before the completion of the Business Combination, Alset Inc. beneficially owns 57.1% of Alset and has significant influence on Alset. In addition, Mr. Chan along with William Wu, Chan Tung Moe, Wong Tat Keung, Wong Shui Yeung, and Lui Wai Leung Alan serve as officers and/or directors of Alset Inc.

Merger Sub

HWH Merger Sub Inc. is a wholly-owned subsidiary of Alset formed for the sole purpose of the merger, in which HWH will be the surviving entity. Merger Sub was formed under the laws of the State of Nevada on September 9, 2022. Merger Sub owns no material assets and does not operate any business. At the consummation of the Business Combination, Merger Sub will cease to exist after being merged into HWH.

The mailing address and telephone of the principal executive offices of Merger Sub and HWH are the same as for Alset.

Alset’s and HWH’s Organizational Structure Pre-Business Combination

Alset’s and HWH’s Organizational Structure Post-Business Combination, Assuming No Redemption

Post Business Combination (Assuming no additional redemption)

Chan Heng Fai, Ambrose
100%
HFE Holdings Limited
3.45%
Alset Inc.
(Texas)
(NASDAQ listed)
49.9%
10.1%
13.5%
18.7%
25.1%
85.43%
Alset International Limited
(Singapore)
(SGX listed)
DSS, Inc.
(New York)
(NYSE listed)
19.7%
7.1%
100%
RBC Life
6.6%
Sharing Services Global Corporation
(Nevada)
(OTC listed)
14.7%
61.2%
HWH International Inc.
(Nevada, USA)
Health Wealth Happiness Pte. Ltd.
(Singapore)
100%
Happy Co.
HWH World Inc.
(South Korea)
Hapi Travel Pte. Ltd.
(Singapore)
HWH World Inc.
(Nevada, USA)
Hapi Cafe Inc.
(Texas, USA)
HWH KOR Inc.
(Delaware, USA)
Alset F&B Holdings Pte. Ltd.
(Singapore)
Alset F&B One Pte. Ltd.
(Singapore)

Mr. Chan’s Direct and Indirect Ownership in Alset and HWH Pre and Post-Business Combination, Assuming No Redemption

	Mr. Chan’s ownership
Company	Pre-Business Combination		Post-Business Combination
Name	Indirect	Direct	Indirect	Direct
HFE Holdings Limited	100%	100%	100%	100%
Alset Inc.	51.1%	47.6%	51.1%	47.6%
DSS Inc.	58.8%	37.4%	58.8%	37.4%
Alset Capital Acquisition Corp.	11.3%	0.0%	-	-
Alset International Limited	45.0%	0.0%	45.0%	0.0%
HWH International, Inc.	45.0%	0.0%	22.2%	0.0%

The Business Combination and the Merger Agreement

On September 9, 2022, Alset entered into the Merger Agreement with HWH and Merger Sub. The Merger Agreement provides for the combination of HWH and Alset under Alset as a wholly owned subsidiary of Alset, and pursuant to which each of HWH and Merger Sub will merge with and into each other, with HWH surviving the Merger as direct, wholly-owned subsidiary of Alset. At the Closing, Alset will change its name to “HWH International, Inc.” For more information about the transactions contemplated by the Merger Agreement, please see the section entitled “The Business Combination Proposal—Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and is incorporated herein by reference.

Merger Consideration

Subject to the terms and conditions set forth in the Merger Agreement at the effective time of the Merger, which we refer to as the Effective Time:

(a)	all of the outstanding HWH common stock, with a par value of $0.001 per share will be cancelled in exchange for the right to receive shares of Alset Common Stock; and

(b)	all of the outstanding shares of Alset Class B Common Stock will be cancelled in exchange for the right to receive shares of Alset Class A Common Stock.

Upon the consummation of the Business Combination, the outstanding publicly traded units of Alset will be separated into their component securities, consisting of one share of Alset Class A Common Stock, one-half (1/2) of one Alset Warrant, each of which shall be exchanged in accordance with the foregoing description, and one right to receive Alset Rights equal to one tenth (1/10) of one share of Alset Class A Common Stock upon the consummation of the Business Combination. The amount of Alset Rights held by each Rights Holder will be rounded up to the nearest whole share of Alset Class A Common Stock and this stock shall be exchanged for Alset Common Stock at the Effective Time.

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As Alset does not have any outstanding shares of preferred stock, and is anticipated to have no outstanding shares of preferred stock at the Effective Time, no exchange of preferred stock is expected to occur at the Effective Time.

All other convertible securities and other rights to purchase membership interests of HWH will be retired and terminated, if they have not been converted, exchanged or exercised for HWH’s membership interests immediately prior to the Effective Time.

The amount of shares of Alset Common Stock that the HWH Holders and our security holders described above in the Business Combination will receive, depends on the redemption price of Alset Common Stock in the redemption described in this proxy statement/prospectus, which per share price determines the value of one share of Alset Common Stock under the terms of the Merger Agreement, for purposes of determining the consideration to be received by HWH Holders and our security holders in the Business Combination. Based on that per share price, and subject to the aggregate fully diluted number of HWH Common Stock at the Closing, the HWH Holders will receive such number of shares of Alset Common Stock, with an aggregate value equal to $125,000,000 minus adjustments for net working capital, net indebtedness and transaction expenses as provided in the Merger Agreement, which we refer to as the Merger Consideration.

The Merger Consideration will be paid in the form of shares of Alset Common Stock as described above.

Mr. Chan and his affiliates will have a controlling interest in Alset and will control matters submitted to shareholders such as the election of directors and approval of significant corporate transactions. As a result, we will take advantage of the controlled company exemption.

Conditions to Consummation of the Merger

The consummation of the Merger is conditioned upon, among other things, (i) the absence of any applicable law or order that makes the transactions contemplated by the Merger Agreement illegal or otherwise prohibits consummation of such transactions; (ii) the Registration Statement shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”); (iii) approval by Alset’s stockholders of the Merger and related transactions; (iv) approval by HWH’s shareholders of the Merger and related transactions; (v) the aggregate cash available to Alset at the Closing (after giving effect to any additional redemptions by Alset’s stockholders and the payment of all authorized transaction expenses) being at least $30,000,000; (vi) all Ancillary Agreements shall have been executed by all parties thereto; and (vii) all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and with any other governmental authority shall have been completed and cleared.

Solely with respect to Alset, HWH, and Merger Sub (the “Alset Parties”), the consummation of the Merger is conditioned upon, among other things: (i) HWH having duly performed or complied with all of its obligations under the Merger Agreement in all material respects; (ii) the representations and warranties of HWH being true and correct in all material respects; (iii) no event having occurred that would result in a Company Material Adverse Effect (as defined in the Merger Agreement); (iv) HWH providing Alset a certificate from an authorized officer of HWH as to the accuracy of the foregoing conditions; (v) after giving effect to the Merger, Alset shall have at least $5,000,001 in net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and (vi) Alset shall have received executed employment agreements from certain HWH executives, in a form reasonably acceptable to Alset.

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The transactions contemplated by the Merger Agreement further will be consummated only if the Condition Precedent Proposals described in this proxy statement/prospectus (consisting of the Business Combination Proposal, the Charter Amendments Proposals, and the Nasdaq Proposal) are approved at the Special Meeting. The Advisory Charter Amendments Proposals and the Adjournment Proposal in each case is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Termination

The Merger Agreement may be terminated as follows:

(i)	By the mutual consent of Alset and HWH;
(ii)	by Alset, if any of the representations or warranties of HWH set forth in the Merger Agreement shall not be true and correct, or if HWH has failed to perform any covenant or agreement set forth in the Merger Agreement (including an obligation to consummate the Merger), in each case such that the conditions to closing would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by Alset) by the earlier of (i) the Outside Date (as defined below) or (ii) 10 days after written notice thereof is delivered to HWH; provided, however that Alset is not then in material breach of any representation, warranty, covenant, or obligation in the Merger Agreement, which breach has not been cured;

(iii)	by HWH, if any of the representations or warranties of Alset or Merger Sub set forth in the Merger Agreement shall not be true and correct, or if Alset or Merger Sub has failed to perform any covenant or agreement set forth in the Merger Agreement (including an obligation to consummate the Merger), in each case such that the conditions to closing would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by HWH) by the earlier of (i) the Outside Date or (ii) 10 days after written notice thereof is delivered to Alset; provided, however that HWH is not then in material breach of any representation, warranty, covenant, or obligation in the Merger Agreement, which breach has not been cured;

(iv)	by either Alset or HWH:

(A) on or after May 1, 2023 (the “Outside Date”), if the Merger shall not have been consummated prior to the Outside Date; provided, however, that this right to terminate the Merger Agreement shall not be available to a party if the failure of the Merger to have been consummated before the Outside Date was due to such party’s breach of or failure to perform any of its covenants or agreements set forth in the Merger Agreement; or;

(B) if any applicable law or order that makes the transactions contemplated by the Merger Agreement illegal or otherwise prohibits consummation of such transactions shall have become final and non-appealable;

(C) if Alset has not received approval from its stockholders of the Merger and related transactions at the Alset Special Meeting;

(vi)	by Alset if the HWH shareholder’s written consent approving the Merger and related transactions shall not have been obtained within three business days following the Registration Statement being declared effective by the Securities and Exchange Commission (the “SEC”);

(vii)	by Alset within five business days after receiving notice that the fairness opinion described in the Prospectus and delivered to Alset does not meet the terms of the Prospectus;

(viii)	by Alset, in the event that HWH’s audited financial statements for 2019, 2020 and 2021 have not been delivered to the Parent Parties on or before September 30, 2022, and remain undelivered prior to the termination of the Merger Agreement.

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Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, and which we refer to as Related Agreements, but does not purport to describe all of their terms. The following summary is qualified in its entirety by reference to the complete text of each of these Related Agreements, which are included as exhibits to this proxy/statement prospectus. You are urged to read such Related Agreements in their entirety.

Letter Agreement

Simultaneously with the consummation of the IPO, Sponsor and Chief Executive Officer of Alset, Heng Fai Ambrose Chan, a member of Alset’s board of directors and management team executed a letter agreement that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote all Founder Shares and any shares of Common Stock owned by it, him or her in favor of any proposed Business Combination and (ii) not redeem any shares of Common Stock owned by it, him or her in connection with such shareholder approval. If the Company engages in a tender offer in connection with any proposed Business Combination, each Insider agrees that it, he or she will not seek to sell its, his or her shares of Common Stock to the Company in connection with such tender offer.

Lock-up Agreements

At the Closing, each of the HWH Holders holding more than 5% of the HWH Common Stock and certain members of HWH’s management team will enter into a Lock-Up Agreement with Alset in substantially the form attached to the Merger Agreement (each, a “Lock-Up Agreement”). Under the Lock-Up Agreement, each such holder will agree not to, during the period commencing from the Closing and (A) with respect to the shares of Alset Common Stock to be received as part of the Merger Consideration by the HWH Holder (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), ending on the earlier of six months after the date of the Closing, (y) the date on which the closing sale price of shares of Alset Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing and (z) the date after the Closing on which Alset consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Alset’s stockholders having the right to exchange their equity holdings in Alset for cash, securities or other property.

Registration Rights

Pursuant to a registration rights agreement entered into on January 31, 2022, the holders of the founder shares, placement units (and their underlying securities), and any units that may be issued upon conversion of the working capital loans (and their underlying securities) are entitled to registration rights. The holders of a majority of these securities are entitled after the Business Combination to submit a written demand that Alset register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require Alset to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that Alset will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. Alset will bear the expenses incurred in connection with the filing of any such registration statements.

Sponsor Support Agreement

Simultaneously with the execution of the Merger Agreement, Alset, HWH and a shareholder of Alset (the “Alset Shareholder”) entered into a Sponsor Support Agreement in substantially the form attached to the Merger Agreement (the “Sponsor Support Agreement”) pursuant to which, among other things, vote all shares of Alset Common Stock beneficially owned by them, including any additional shares of Alset they acquire ownership of or the power to vote, in favor of the Merger and related transactions.

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Shareholder Support Agreement

Simultaneously with the execution of the Merger Agreement, Alset, HWH and a shareholder of HWH (the “HWH Shareholder”) entered into a certain Shareholder Support Agreement dated September 9, 2022 (the “Shareholder Support Agreement”), pursuant to which the HWH Shareholder agreed to vote all HWH Common Stock beneficially owned by them, including any additional shares of HWH they acquire ownership of or the power to vote, in favor of the Merger and related transactions.

Letter of Transmittal

At the Closing, each HWH Holder will provide Alset with a completed and duly executed letter of transmittal, in substantially the form attached to the Merger Agreement, with respect to their Alset Units. In the letter of transmittal, each HWH Holder makes customary representations and warranties, acknowledges its obligations with respect to the indemnification obligations under the Merger Agreement and provides a general release to Alset and its affiliates and certain related persons with respect to claims relating to the HWH Holder’s capacity as a holder of Alset Units, and agrees to be bound by confidentiality obligations to HWH for two years after the Closing.

Total Shares to be Issued in the Business Combination

Alset’s public stockholders currently own approximately 42.9% of Alset’s issued and outstanding capital stock, and the Sponsor together with our directors and officers currently own approximately 57.1% of Alset’s issued and outstanding capital stock. It is anticipated that, immediately after the Business Combination and if there are no additional redemptions, Alset’s existing public stockholders will beneficially own approximately 8.8% of Alset’s issued and outstanding capital stock, shares issued pursuant to exercise of existing rights and warrants will equal approximately 22.9% of Alset’s issued and outstanding capital stock, the Sponsor and our directors and officers will beneficially own approximately 12.9% of Alset’s issued and outstanding capital stock, and the HWH Holders will beneficially own approximately 55.4% of Alset’s issued and outstanding capital stock. All shares held by HWH and the Sponsor will be ultimately controlled by Mr. Chan, who is the majority owner of HWH and the Sponsor.

For a Description of Alset’s securities, see the section entitled “Description of Securities of Alset” which provides a description of Alset Common Stock and Alset warrants.

If any of Alset’s public stockholders exercise their redemption rights, the ownership interest in Alset of Alset’s public stockholders will decrease and the ownership interest in Alset of the HWH Holders and the Sponsor will increase. If there are redemptions by Alset’s public stockholders up to the maximum level that would permit completion of the Business Combination, Alset’s public stockholders will beneficially own 25.1% of Alset’ issued and outstanding capital stock, the Sponsor and our directors and officers will beneficially own approximately 14.2% of Alset issued and outstanding capital stock (of which approximately 7.5% will be beneficially owned by Mr. Chan) and the HWH Holders will beneficially own approximately 60.7% of Alset issued and outstanding capital stock (of which approximately 27.3% will be beneficially owned by Mr. Chan). If the actual facts are different than these assumptions (based on additional redemptions by Alset’s public stockholders, changes in the terms of the Business Combination, adjustments to the Merger Consideration pursuant to the Merger Agreement or otherwise), the percentage ownership interests in Alset post-Business Combination may be different.

The ownership percentages referenced above and set forth below with respect to Alset include the shares issuable to the HWH Holders, and assumes Rights Holders exercise all of their Alset Rights and the exercise of warrants to purchase up to a total of 4,549,375 shares of Alset Common Stock but does not take into account (i) any additional private placement units that are issued or issuable to our Sponsor pursuant to the conversion of the Sponsor’s up to $1.5 million working capital loans that were made to Alset, (ii) any adjustments to the Merger Consideration payable to the HWH Holders as a result of HWH’s working capital, transaction expenses and/or debt as of the completion of the Business Combination varying from certain specified targets set forth in the Merger Agreement, and (iii) any indemnification payments that are made after the consummation of the Business Combination by delivery of shares of Alset Common Stock. These percentages are calculated based on a number of assumptions (as described in this proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Merger Agreement. For a discussion of these assumptions, see “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Merger Consideration.”

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If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership in Alset will be different. See “Summary of the Proxy Statement/Prospectus – Impact of the Business Combination on Alset’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following table illustrates varying ownership levels of the issued and outstanding capital stock of Alset, assuming varying levels of redemptions by Alset’s public stockholders:

	Ownership Percentage Assuming No Redemption of Shares	Ownership Percentage Assuming 50% Redemption of Shares	Ownership Percentage Assuming Maximum Redemption of Shares
Sponsor	12.9%	13.5%	14.2%
HWH Holders	55.4%	57.9%	60.7%
Public stockholders	31.7%	28.6%	25.1%

Shares ultimately controlled by Mr. Chan	68.3%	71.4%	74.9%

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination assuming no additional redemptions:

Sources		Uses
($ in Millions)
Alset Cash	$21.85	Deferred Underwriting Fees	$3.02
Cash from HWH	1.53	Transaction Expenses	0.70
		Cash to Balance Sheet	0

Total Sources	$23.38	Total Uses	$3.72

The following table summarizes the sources and uses for funding the Business Combination assuming Alset stockholders exercise their redemption rights assuming 50% redemption:

Sources		Uses
($ in Millions)
Alset Cash	$11.57	Deferred Underwriting Fees	$3.02
Cash from HWH	1.53	Transaction Expenses	0.70
		Redemptions	0.01
		Cash to Balance Sheet	0

Total Sources	$13.10	Total Uses	$3.73

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The following table summarizes the sources and uses for funding the Business Combination assuming Alset stockholders exercise their redemption rights assuming maximum redemption:

Sources		Uses
($ in Millions)
Alset Cash	$1.29	Deferred Underwriting Fees	$3.02
Cash from HWH	1.53	Transaction Expenses	0.70
		Redemptions	0.01
		Cash to Balance Sheet	0

Total Sources	$2.82	Total Uses	$3.73

Alset’s Reasons for the Business Combination

Alset was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Alset has sought to capitalize on the ability of its management team to identify, acquire and partner with management to operate a business.

The Board, in evaluating the Business Combination, consulted with Alset’s management and legal, accounting and financial advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of Alset and its stockholders and (ii) to recommend that Alset’s stockholders adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated by the Merger Agreement, the Board considered a range of factors, including, but not limited to, the factors discussed below.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on any and all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Alset’s reasons for the Business Combination and all other information presented in this section may be forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” Many factors were considered by Alset, and the factors outlined herein may or may not have been considered by any particular directors, member of management, or advisor of Alset Notwithstanding whether any of these factors were considered by any individual board member, the Board voted unanimously to proceed with the transaction.

The officers and directors of Alset have substantial experience in a wide range of industries and are confident that their experience and background, together with the experience of Alset’s advisors, enabled them to exercise the necessary business judgment to make the determinations regarding the Business Combination. The Board also obtained the ValueScope Opinion, described below, prior to the execution of the Merger Agreement, relating to the fairness, from a financial point of view, to Alset of the Merger Consideration to be paid to the equity holders of HWH in the Business Combination.

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The Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

●	Due Diligence. Business, financial and technical due diligence examinations of HWH and discussions with HWH’s management team were conducted, including extensive in-person meetings and calls with HWH’s management team and its representatives regarding HWH’s operations and financial prospects, technical analysis. Additional legal and technical review of HWH’s material contracts, intellectual property and labor matters was conducted. Such due diligence examination of HWH, in consultation with Alset’s legal, technical, and financial advisors, indicated to Alset management that HWH could assemble the required elements to create a foundation for a potentially very successful company;

●	Stockholder Liquidity. The obligation in the Merger Agreement to have Alset Common Stock issued as merger consideration listed on the Nasdaq, a major U.S. stock exchange, which the Board believes has the potential to offer Alset stockholders enhanced liquidity following the Business Combination;

●	Management Team Continuity. HWH’s senior management team including Heng Fai Ambrose Chan and John Thatch intend to remain with the Combined Company in the capacity of officers and/or directors following the Business Combination, providing beneficial continuity in advancing HWH’s strategic and growth goals;

●	Lock-Up. Key HWH Holders (including its management team) agreed to be subject to lockup provisions of 6 months in respect of their Alset Common Stock (subject to certain customary exceptions), which would provide important stability to the Combined Company;

●	Fairness Opinion. On June 24, 2022, Alset engaged ValueScope for the benefit of its Board in connection with the consideration by the Board of the Business Combination between Alset and HWH pursuant to which Alset would acquire all or substantially all of the assets and business of HWH (the “Acquired Business”) in consideration of the issuance of common stock of the surviving company. Subject to various agreed procedures, terms, conditions, assumptions, qualifications and limitations, ValueScope valued the Acquired Business and, at the request of the Board rendered its formal written opinion, which we refer to as the “ValueScope Opinion,” that as of that date the Merger Consideration to be paid to the equity holders of HWH in the Business Combination for the Acquired Business was fair to Alset from a financial point of view. See discussion under “—The Business Combination Proposal: ValueScope Opinion.” The full text of the opinion is included with this proxy statement/prospectus; All descriptions of and disclosures concerning ValueScope Opinion are qualified in their entirety by reference to the specific text of ValueScope Opinion, a copy of which is included as Annex D to this proxy statement/prospectus. The included copy is provided only for informational purposes and is not for the benefit of or to be relied on by any person or entity other than the Board;

●	Other Alternatives. The Board believes, after a thorough review of other business combination opportunities reasonably available to Alset that the proposed Business Combination represents the most promising potential business combination for Alset and the most attractive opportunity based upon the process utilized to evaluate and assess other potential acquisition targets. Alset’s Board believes HWH offers its stockholders the most potential value when compared to other target candidates; and

●	Negotiated Transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable.

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The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

●	Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects it could have on HWH’s revenues post-closing;

●	Business Plan and Growth Initiatives May Not Be Achieved. The risk that HWH may not be able to execute on its business plan and realize the potential financial performance presented to Alset’s management team, or that HWH’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe. Although Alset’s board was provided access to HWH’s investor presentation summarizing the company’s plans for medium and long term growth, those plans were believed to be subject to significant uncertainty due to several factors, including but not limited to fluctuation in legal and regulatory risks, lack of legal certainty in certain international markets, market access limitations, uncertainties relating to timing and scale, competition from other membership oriented companies and uncertainty relating to HWH’s ability to optimize operational efficiency. Additionally, although Alset’s board received certain preliminary sales estimates, these estimates were prepared by HWH based upon certain assumptions, and excluded potentially material components, such as customer contracts still in negotiation that were subject to significant uncertainty. Due to such uncertainty, Alset’s board did not rely on such financial estimates as a determinative factor in its decision to enter into the Merger Agreement;

●	Redemption Risk. The potential that a significant number of Alset stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Alset Certificate of Incorporation, which would potentially make the Business Combination more difficult or impossible to complete;

●	Stockholder Vote. The risk that Alset’s stockholders may fail to provide the votes necessary to effect the Business Combination;

●	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Alset’s control;

●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

●	Listing Risks. The challenges associated with preparing HWH, a private entity, for the applicable disclosure and listing requirements to which the Combined Company will be subject as a publicly traded company on the Nasdaq;

●	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

●	Liquidation of Alset. The risks and costs to Alset if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Alset being unable to effect a business combination by May 1, 2023, the termination date under the Merger Agreement (the “Outside Date”);

●	Regulatory Risks. The risks to the adoption of HWH’s technology include national and local labor and environmental regulations, which are subject to change;

●	Board and Independent Committees. The risk that the Combined Company’s board of directors post-Closing and independent committees do not possess adequate skills set within the context of the Combined Company operating as a public company;

●	Holders of Alset Common Stock, and Alset Warrants Receiving a Minority Position in the Combined Company. The risk that Alset stockholders will hold a minority position in the Combined Company;

●	Fees and Expenses. The fees and expenses associated with completing the Business Combination; and

●	Other Risk Factors. Various other risk factors associated with the business of HWH, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The above discussion of the material factors considered by the Board is not intended to be exhaustive, but does set forth the principal factors considered by the Board.

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The Board concluded that the potential benefits expected to be achieved by Alset and its stockholders resulting from the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board determined that the Business Combination was advisable, fair to, and in the best interests of, Alset and its stockholders.

HWH’s Reasons for the Business Combination

The HWH Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the HWH Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The HWH Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the HWH Board may have given different weight to different factors.

In the course of reaching its decision to approve the Business Combination, the HWH Board considered a number of factors, including, among others:

●	Access to Capital. Due to the recent growth of the membership oriented industry and the resulting increase in both competition and opportunities, HWH believes that the Business Combination is a more time- and cost-effective means to access capital to build and expand its operations than other options considered, including a traditional IPO.

●	Other Alternatives. It is the belief of HWH, after review of alternative strategic opportunities from time to time, that the proposed Business Combination represents the best potential transaction for HWH to create greater value and provide significant liquidity for the HWH Holders by giving them access to public markets, even during periods of market instability. The Business Combination would also allow HWH’s management to continue in their existing roles and maintain control over the Combined Company’s strategic direction; in doing so, the Business Combination would avoid the post-closing friction and power struggles that often exist in the operations and management of a combined company following a strategic merger transaction.

●	Advantages over a Traditional IPO. Prior to executing the Merger Agreement, the HWH Board considered the alternative of a traditional IPO. The HWH Board considered that the Business Combination provided certain advantages over a traditional IPO, in particular that, based on available information at the time, including with respect to the conditions of the IPO market for companies with HWH’s characteristics, the Business Combination was likely to provide for a more time- and cost- effective means to capital with less dilution to the existing HWH Holders.

●	Size of Combined Company. HWH considered the Business Combination implied enterprise value of approximately $125 million for HWH, providing the HWH Holders with the opportunity to go forward with ownership in a public company with a larger market capitalization.

●	Benefit from Being a Public Company. HWH believes that under public ownership, it will have the flexibility and access to financial resources to pursue and execute a growth strategy to increase revenues and stockholder value. HWH also believes the Business Combination will increase public awareness of HWH and its technology and may attract additional customers. HWH should benefit from being publicly traded and expects to be able to effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

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In the course of reaching its decision to approve the Business Combination, the HWH Board also considered negative factors, including, among others:

●	Uncertainty of Consummation of the Business Combination. The HWH Board considered the risk that the Business Combination may not be approved by the necessary vote of the Alset stockholders and that time and resources for other potential opportunities could be lost to the Business Combination process.

●	Uncertainty as to Amount of Additional Redemptions and Cash in Trust following the Business Combination. The HWH Board considered that the Alset stockholders have the right to redeem their shares for cash. Any such redemptions shall serve to reduce the amount of cash in the Trust Account following the Business Combination and reduce the amount of capital available to operate and grow HWH’s business. The amount of additional redemptions and the amount of cash that will remain in the Trust Account following the Business Combination cannot be determined, and may not be sufficient to meet the Combined Company’s near term cash requirements or provide sufficient capital for the Combined Company to complete projects currently under contract.

●	Diversion of Resources to the Business Combination Process. The HWH Board noted that HWH’s management and capital resources would be diverted in part to the Business Combination process at a time when such resources are required to shepherd HWH’s entrance into new markets and manage HWH’s business.

●	Expense of Being a Public Company. The HWH Board considered the added financial expense of being a public company, including greater legal and accounting expenses, and the requirement to dedicate personnel and other resources to quarterly, annual and other reporting obligations.

Alset Special Meeting

Alset is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its Board for use at the Special Meeting to be held on July 25, 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to you on or about July 12, 2023. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct how your vote shall be cast at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting will be virtually held at 9:00 a.m. Eastern Time on July 25, 2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. The special meeting can be accessed via live webcast by visiting www.virtualshareholdermeeting.com/ACAX2023SM2, where you will be able to listen to the meeting live and vote during the meeting.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Alset Common Stock as of the close of business on July 7, 2023, which is the Record Date for the Special Meeting. You are entitled to one vote for each share of Alset Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the date of this proxy statement/prospectus, there were 4,606,036 shares of Alset Common Stock issued and outstanding, consisting of 2,449,786 publicly traded shares of our Class A Common Stock (consisting of 1,976,036 shares originally sold as part of units in the Alset IPO, 473,750 shares of our Class A Common Stock originally sold as part of units to the Sponsor in a Private Placement that occurred simultaneously with the consummation of the Alset IPO and 2,156,250 founder shares that were issued to the Sponsor prior to the Alset IPO. Alset does not expect to issue any shares of common stock on or before the Record Date.

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Registering for the Special Meeting

Use the 16-digit control number provided in the proxy card, voting instruction form, or email with instructions in order to log into the meeting. We encourage you to log into the website and access the webcast early, beginning approximately 15 minutes before the Special Meeting’s start time. If you experience technical difficulties, you may contact the technical support telephone number posted on the meeting website.

Additionally, please follow these instructions as applicable to the nature of your ownership of our common stock:

●	If your shares are registered in your name with Vstock Transfer LLC and you wish to attend the online-only Special Meeting, go to www.virtualshareholdermeeting.com/ACAX2023SM2, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting, you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

●	Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to ksmith@advantageproxy.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Vstock Transfer LLC, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Vstock Transfer LLC at least five (5) business days prior to the meeting date in order to ensure access.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Alset stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the common stock outstanding and entitled to vote at the Special Meeting is represented in person (including by virtual attendance) or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

Approval of the Charter Amendments Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Alset Common Stock as of the Record Date. Accordingly, an Alset stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendments Proposal.

The approval of the remaining Proposals (consisting of the Business Combination Proposal, the Nasdaq Proposal, and the Adjournment Proposal) requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Special Meeting. Accordingly, an Alset stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or the failure of a Alset stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that stockholder’s shares not being counted towards the number of shares of Alset Common Stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Nasdaq Proposal, or the Adjournment Proposal. Abstentions of persons appearing at the Special Meeting likewise will also have no effect on the outcome of these proposals.

The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals (consisting of the Business Combination Proposal, the Charter Amendments Proposal, and the Nasdaq Proposal) are approved at the Special Meeting. The Advisory Charter Amendments Proposals, and the Adjournment Proposal are not Condition Precedent Proposals for consummation of the Business Combination, and the Adjournment Proposal does not require the approval of any other proposal to be effective.

It is important for you to note that in the event that the Business Combination Proposal and the other Condition Precedent Proposals do not receive the requisite vote for approval, after taking into account any approved adjournment or postponement, if necessary, then we will not consummate the Business Combination. If we do not consummate the Business Combination and should we fail to complete an initial business combination by 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

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The Proposals

The Business Combination Proposal

On September 9, 2022, Alset entered into the Merger Agreement by and among Alset, HWH and Merger Sub.

The Merger Agreement provides for the combination of HWH and Merger Sub under Alset. At the consummation of the Merger, HWH will survive as a direct, wholly-owned subsidiary of Alset. The transactions contemplated by the Merger Agreement and the Merger we refer to herein as the “Business Combination.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Merger Consideration

Subject to the terms and conditions set forth in the Merger Agreement at the effective time of the Merger, which we refer to as the Effective Time:

(a)	all of the outstanding HWH Common Stock will be cancelled in exchange for the right to receive shares of Alset Common Stock; and

(b)	all of the outstanding shares of Alset Class B Common Stock will be cancelled in exchange for the right to receive shares of Alset Class A Common Stock.

Upon the consummation of the Business Combination, the outstanding publicly traded units of Alset will be separated into their component securities, consisting of one share of Alset Class A Common Stock, one-half (1/2) of one Alset Warrant, each of which shall be exchanged in accordance with the foregoing description, and one right to receive Alset Rights equal to one tenth (1/10) of one share of Alset Class A Common Stock upon the consummation of the Business Combination. The amount of Alset Rights held by each Rights Holder will be rounded up to the nearest whole share of Alset Class A Common Stock and this stock shall be exchanged for Alset Common Stock at the Effective Time.

As Alset does not have any outstanding shares of preferred stock, and is anticipated to have no outstanding shares of preferred stock at the Effective Time, no exchange of preferred stock is expected to occur at the Effective Time.

All other convertible securities and other rights to purchase membership interests of HWH will be retired and terminated, if they have not been converted, exchanged or exercised for HWH’s membership interests immediately prior to the Effective Time.

The amount of shares of Alset Common Stock that the HWH Holders and our security holders described above receive in the Business Combination depends on the redemption price of Alset Common Stock in the redemption described in this proxy statement/prospectus, which per share price determines the value of one share of Alset Common Stock under the terms of the Merger Agreement, for purposes of determining the consideration to be received by HWH Holders and our security holders in the Business Combination. Based on that per share price, and subject to the aggregate fully diluted number of HWH Common Stock at the Closing, the HWH Holders will receive such number of shares of Alset Common Stock, with an aggregate value equal to $125,000,000, minus adjustments for net working capital, net indebtedness and transaction expenses as provided in the Merger Agreement, which we refer to as the Merger Consideration.

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Because the per share price of redemption (and the price of Alset Common Stock or Alset Class A Common Stock at that time) is not currently known, and the aggregate fully diluted number of HWH Common Stock at the Closing is not fully known, the exact value of the consideration to be received by each HWH Holder, which we refer to as the “Pro Rata Share” of the Merger Consideration, will not be known with certainty until the Closing.

For informational purposes only, if the Closing had occurred on July 28, 2023, and assuming:

16,039,875 outstanding shares of Alset Common Stock assuming 100% redemption rights were exercised by our stockholders;

10,000 outstanding HWH Common Stock that will be cancelled in exchange for the right to receive shares of Alset Common Stock immediately prior to the Merger;

no issuance of any shares of Alset Common Stock upon the exercise of Alset Warrants (or HWH Warrants) to purchase up to a total of 4,549,375 shares of Alset Common Stock that will remain outstanding following the Business Combination or any other warrants underlying units that are issued or issuable to the Sponsor pursuant to the conversion of its working capital loans that were made to Alset;

no adjustments to the Merger Consideration payable to the HWH Holders as a result of HWH’s working capital, transaction expenses and/or debt as of the completion of the Business Combination varying from certain specified targets set forth in the Merger Agreement, nor any adjustment for transaction expenses, issuance of 909,875 shares of Alset Common Stock upon the conversion of Alset Rights;

no indemnification payments are made after the consummation of the Business Combination by delivery of shares of Alset Common Stock; and

a redemption price of Alset Class A Common Stock of $10.41 per share (based on the value of the Trust Account on May 17, 2023 and assuming that value to be the redemption price), then the aggregate market value of the Alset Common Stock received in the Merger would be $125 million.

If the actual facts are different than these assumptions (which they are likely to be), the Pro Rata Share of the Merger Consideration consisting of Alset Common Stock will be different.

We have provided the above calculations for informational purposes only based on the assumptions set forth above. The foregoing also is subject to change based on the adjustments for net working capital, net indebtedness and transaction expenses as provided in the Merger Agreement. The actual value of the Pro Rata Share of the Merger Consideration in the Merger will be determined at the Closing pursuant to the provisions and terms set forth in the Merger Agreement. The aggregate number of fully diluted shares of HWH as of Closing, and the price and amount of our shares subject to redemption assumed for purposes of the foregoing illustration, are each subject to change, and the actual values for such inputs at the time of the Closing could result in the actual Pro Rata Share of the Merger Consideration and the value of the consideration to be received by HWH Holders being more or less than the amounts reflected above.

In addition to the approval of the Proposals at the Special Meeting, unless waived by the parties to the Merger Agreement, in accordance with applicable law, the Closing of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite stockholder approval contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal — Conditions to Consummation of the Merger.”

The Merger Agreement may be terminated at any time prior to the Closing of the Business Combination upon the mutual agreement of HWH and Alset, or by HWH or Alset acting alone, in specified circumstances. For more information about the termination rights under the Merger Agreement, see the section titled “The Business Combination Proposal—Merger Agreement—Termination.”

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The Business Combination involves numerous risks. For more information about these risks, see the section titled “Risk Factors.”

The Charter Amendments Proposal

Assuming the Business Combination Proposal is approved, in connection with the Business Combination, Alset is proposing that its stockholders approve amendments to the Proposed Charter for the following:

(a)	Alset’s name to be changed to “HWH International, Inc.”;

(b)	a single class of common stock with 55,000,000 million authorized shares;

(c)	1,000,000 million authorized shares of undesignated preferred stock;

(d)	establishing that the board of directors of Alset following the Closing of the Business Combination (the “Alset Board”) will not be divided into classes (with the number of directors of the Alset Board being initially fixed at seven pursuant to the Merger Agreement and in accordance with the initial appointment rights provided therein, as discussed under “The Business Combination Proposal—Appointments of Directors”);

(e)	prohibiting stockholder actions by written consent; and

(f)	removing various provisions applicable to special purpose acquisition corporations.

Advisory Charter Amendments Proposals

Assuming the Business Combination Proposal and other Condition Precedent Proposals are approved, Alset’s stockholders are also being asked to approve the Advisory Charter Amendments Proposals in connection with the Proposed Charter under the DGCL. In accordance with SEC guidance, this proposal is being presented separately and will be voted upon on a non-binding advisory basis.

A summary of these provisions is set forth in the “Advisory Charter Amendments Proposals (Proposal 3)” section of this proxy statement/prospectus and a complete copy of these provisions is attached hereto as Annex B. You are encouraged to read them in their entirety.

The Nasdaq Proposal

Alset is asking its stockholders to consider and vote on a proposal to approve, for the purposes of complying with Nasdaq Listing Rule 5635, the issuance, pursuant to the Merger Agreement, of up to 12,500,000 shares of Alset Common Stock to HWH Holders upon the Closing and up to an additional 862,500 shares of Alset Common Stock to Rights Holders.

The Adjournment Proposal

Alset is proposing that its stockholders approve and adopt a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if Alset is unable to consummate the Business Combination for any reason.

ValueScope Opinion

On June 24, 2022, Alset engaged ValueScope, Inc. to serve as an independent financial advisor for the benefit of the Board in connection with the consideration by the Board of the Business Combination between Alset and HWH pursuant to which Alset would acquire all or substantially all of the assets and business of HWH (the “Acquired Business”).

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Subject to various agreed procedures, terms, conditions, assumptions, qualifications and limitations, ValueScope valued the Acquired Business and, at the request of the Board rendered its formal written opinion, which we refer to as the “ValueScope Opinion,” that as of that date the Merger Consideration to be paid to the equity holders of HWH in the Business Combination for the Acquired Business was fair to Alset from a financial point of view. See discussion under “—The Business Combination Proposal: ValueScope Opinion.”

The full text of the opinion is included with this proxy statement/prospectus. All descriptions of and disclosures concerning ValueScope Opinion are qualified in their entirety by reference to the specific text of ValueScope Opinion, a copy of which is included as Annex D to this proxy statement/prospectus. The included copy is provided only for informational purposes and is not for the benefit of or to be relied on by any person or entity other than the Board.

Recommendation to Alset Stockholders

After careful consideration, our Board has concluded that the Business Combination is in the best interests of Alset’s stockholders. Our directors believe that the proposals being presented at the Special Meeting are in the best interests of Alset’s stockholders, and they recommend that Alset’s stockholders vote FOR each of the proposals.

The existence of financial and personal interests of one or more of Alset’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Alset and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Alset’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “ —Interests of Alset’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Interests of Alset’s Directors and Officers in the Business Combination

When you consider the recommendation of our Board in favor of the proposals, you should keep in mind that the Sponsor has interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. Heng Fai Ambrose Chan, the CEO and board director of Alset, indirectly owns 48.3% of Sponsor and also has interests in the Business Combination. The market value of Alset securities that the Sponsor owns is approximately $27.3 million as of May 17, 2023. If the business combination is unsuccessful, the Sponsor its affiliates and the Company’s officers and directors may lose all its initial investment of approximately $4.8 million, consisting of $25,000 paid for funder shares and $4,737,500 paid for the private placement. The market value of Alset securities attributable to Mr. Chan’s indirect ownership is approximately $13.2 million. Total market value of Alset securities under ownerships of Sponsor and its affiliates, including Mr. Chan, is approximately $27.3 million Other Alset’s current officers and directors do not have interests. No officers and directors, including Mr. Chan, would be directly compensated by cash or other considerations, except Alset’s stock discussed above. These interests include, among other things:

●	the fact that our Sponsor paid an aggregate of approximately $25,000 for the founder shares, which are currently held by the Sponsor and its permitted transferees, including our directors and officers, and the market value of such shares as of July 6, 2023 was approximately $22,813,125, and such securities should have a significantly higher value than $25,000 at the time of the Business Combination;

●	the fact that our Sponsor paid an aggregate of approximately $4,737,500 for the placement units, at a price of $10.00 per unit, the market value of such securities as of July 6, 2023 was approximately $5,542,875, and such securities should have a higher value than $4,737,500 at the time of the Business Combination;

●	the fact that our Sponsor and its permitted transferees, including our officers and directors, have waived their rights to liquidating distributions from the Trust Account with respect to any founders shares and placement shares (but not public shares) held by them if we fail to complete an initial business combination by 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation), and therefore if we are unable to consummate a business combination by that time, those shares would expire worthless;

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●	the fact that our Sponsor and its permitted transferees, including our officers and directors, have waived their redemption rights with respect to any founder shares, placement shares and public shares held by them (other than relating to liquidating distributions to public shares from the Trust Account if we fail to complete our initial business combination by 12 months from the closing of our IPO (February 3, 2023) or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation), which waiver was provided in connection with our IPO and without any separate consideration paid in connection with providing such waiver;

●	the fact that our Sponsor, Mr. Chan and his related companies can earn a positive rate of return on their overall investment in Alset after the Business Combination, even if other holders of Alset Common Stock experience a negative rate of return, due to having purchased the founder shares, as described above, for $25,000 or approximately $0.012 per share;

●	if Alset is unable to complete a business combination within the required time period, our Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors that are owed money by Alset for services rendered or products sold to Alset, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under our indemnity of the underwriters;

●	unless Alset consummates an initial business combination, Alset’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account, and which amount as of May 17, 2023 was approximately $21 million, although the amount of such expenses vary depending on the level of additional redemptions of Alset Common Stock in connection with the Business Combination, and are estimated to be approximately $3.72 million if there are no additional redemptions, $3.73 million if 50% of the outstanding shares of Alset Common Stock are redeemed and $3.73 million if the maximum amount of redemptions occur which would continue to allow us to consummate the Business Combination;

●	the fact that, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, the Sponsor and its affiliates’ total potential ownership in the Combined Company is estimated to comprise of approximately 12.9% of outstanding Alset Common Stock in a no redemption scenario (Mr. Chan’s ownership is approximately 6.8%), 13.5% in a 50% redemption scenario (Mr. Chan’s ownership is approximately 7.2%) and 14.2% of outstanding Alset Common Stock in a maximum redemption scenario (Mr. Chan’s ownership is approximately 7.5%) (see the section entitled “Security Ownership of Certain Beneficial Owners and Management” for more information);

●	the fact that a Registration Rights Agreement was entered into by the Sponsor and Alset’s directors and officers, and such parties will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions, following the consummation of the Business Combination;

●	the fact that the Sponsor (including its representatives and affiliates) and Alset’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Alset, and the Sponsor and Alset’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other special purpose acquisition companies prior to Alset completing its initial business combination, and as result of which, the Sponsor and Alset’s officers and directors may become aware of business opportunities which may be appropriate for presentation to Alset, and the other entities to which they owe fiduciary or contractual duties, and may have conflicts of interests in determining to which entity a particular business opportunity should be presented (and these conflicts may include presentation to other entities prior to their presentation, if at all, to Alset, and may not always be resolved in the favor of Alset, subject to applicable fiduciary duties under Delaware law, in that Alset has provided in its amended and restated certificate of incorporation that Alset has renounced its interest in any corporate opportunity presented to Alset);

●	the Sponsor and Alset’s directors and officers have agreed that the founders shares and placement units, and all of their underlying securities, will not be sold or transferred by it until a period of time after Alset has completed a business combination, subject to limited exceptions;

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●	the appointment of Heng Fai Ambrose Chan as a designee to the board of directors of Alset, with Alset having a right to appoint, under certain circumstances discussed in this proxy statement/prospectus, John Thatch as second designee, and which will entitle such individuals to any cash fees, stock options or stock awards that Alset determines to pay to its non-executive directors following the Closing of the Business Combination; and

●	the continued indemnification of current directors and officers of Alset after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of the Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity, which is suitable for an entity to which he has then-current fiduciary or contractual obligations, he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Delaware and applicable law. Given the substantial target universe considered by Alset’s management team, which included initial contact with eleven companies and non-disclosure agreements with approximately four companies, Alset’s Board did not believe that the other fiduciary duties or contractual obligations of Alset’s officers and directors materially affected Alset’s ability to source a potential business combination. Alset’s Board considered the factors supporting, and risks and uncertainties related to, a business combination with HWH as set forth above under “Summary of the Proxy Statement/Prospectus— Alset’s Reasons for the Business Combination,” and did not believe that such other fiduciary duties or contractual obligations impacted such consideration.

Interests of HWH’s Directors and Officers in the Business Combination

When you consider the recommendation of the HWH Board of Directors (the “HWH Board”) in favor of the Business Combination Proposal, you should keep in mind that HWH’s directors and executive officers have interests in the Business Combination that may be different from, or in addition to, your interests as a stockholder. The HWH Board was aware of such interests during its deliberations on the merits of the Business Combination Proposal and in deciding to recommend that HWH members approve the Business Combination Proposal. These interests include, among other things:

●	Certain of HWH’s directors and executive officers are expected to become directors and/or executive officers of Alset upon the consummation of the Business Combination. Specifically, the following individuals who are currently executive officers of HWH are to be executive officers after the Business Combination in the capacities set for their names below.

Name	Position
Heng Fai Ambrose Chan	Executive Chairman, Director, CEO

●	Certain of HWH’s executive officers and directors hold HWH Common Stock, the treatment of which is described in “The Business Combination Proposal,” which description is incorporated herein by reference. Heng Fai Ambrose Chan may be deemed to beneficially own 25.0% HWH Common Stock held by Alset Inc., of which Mr. Chan is a beneficiary and through his ownership of Alset International Limited, through which he may be deemed to beneficially own 46.9% of HWH Common Stock.

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HWH Interest Holder Approval

The adoption of the Merger Agreement and the approval of the Business Combination and related transactions by a vote of the HWH Holders is a condition to consummation of the Business Combination, according to the Merger Agreement. This vote requires the affirmative votes of the holders of a majority of the outstanding HWH Common Stock.

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes and the other documents referred to herein, for a discussion of factors, including the risks to holders of Alset Common Stock who do not redeem in connection with the Special Meeting, you should consider carefully before making an investment decision.

Accounting Treatment for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization as HWH is considered the acquirer.

U.S. Federal Income Tax Considerations

For a discussion summarizing certain U.S. federal income tax considerations in connection with the Business Combination, please see section entitled “Material U.S. Federal Income Tax Considerations” of this proxy statement/prospectus.

Regulatory Matters

Under the Hart-Scott-Rodino (“HSR”) Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is not subject to these requirements

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Neither Alset nor HWH is aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Alset Appraisal Rights

Under the DGCL, there are no appraisal rights available to holders of shares of Alset Common Stock or Alset Warrants in connection with the Business Combination.

Alset Appraisal Rights

Following the Business Combination, under the DGCL, with certain exceptions, the Combined Company’s stockholders will have appraisal rights in connection with a merger or consolidation of Combined Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Redemption Rights

In connection with the Business Combination, holders of Alset Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Alset Certificate of Incorporation. As of May 17, 2023, the pro rata portion of the funds available in the Trust Account for the public shares was approximately $10.41 per share (net of taxes payable). Alset anticipates the per share redemption price will be approximately $10.41 (net of taxes payable) at the closing of the Business Combination, which is anticipated to occur during the second half of 2023. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Alset Common Stock for cash and will no longer own shares of Alset Common Stock and will not participate as a future stockholder of Alset. Our public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of common stock for cash. This means that public stockholders who hold shares of Alset Class A Common Stock on or before July 21, 2023 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of Alset Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. To redeem their shares of Alset Common Stock for cash, holders of Alset Common Stock can demand Alset to convert their public shares into cash and tender their shares to Alset’s transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of Alset Stockholders – Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals (consisting of the Business Combination Proposal, the Charter Amendments Proposals, and the Nasdaq Proposal) are approved at the Special Meeting. The Advisory Charter Amendments Proposals and the Adjournment Proposal in each case is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

46

Directors and Officers of Alset following the Business Combination

The Parties also agreed to take all necessary action so that the board of directors of Alset following the Closing will consist of seven individuals, consisting of (a) three (3) directors designated by Alset, and (b) four (4) designated by the Company, at least four (4) of whom, in the aggregate, will serve as independent directors satisfying the independence requirements of the Securities Act and the Nasdaq rules.

Alset’s directors and executive officers upon consummation of the Business Combination, and their ages, as of the date of this proxy statement/prospectus, will be as follows:

Name	Age	Position

Heng Fai Ambrose Chan	78	Executive Chairman, Director
John Thatch	61	Chief Executive Officer, Director
Chan Tung Moe	44	Executive Director
Alan Lui	52	Chief Financial Officer
William Wu	56	Independent Director
Wong Tat Keung	51	Independent Director
Wong Shui Yeung	52	Independent Director
Joanne Wong	47	Independent Director

Alset has designated Heng Fai Ambrose Chan to serve on the board of directors of Alset, and John Thatch and Joanne Wong as potential second and third directors. HWH has designated Chan Tung Moe, William Wu, Wong Tat Keung and Wong Shui Yeung to serve on the board of directors of Alset. For more information on the new directors and management of Alset, see “Management of Alset After the Business Combination.”

Quotation of Alset Securities

It is anticipated that Alset Common Stock and Warrants will be traded on the Nasdaq Global Market under the symbols “HWH” and “HWHW” respectively, following the closing of the Business Combination.

47

SELECTED HISTORICAL FINANCIAL INFORMATION OF HWH

The following tables present selected historical financial data for HWH. HWH derived the selected statement of operations data for the fiscal years ended December 31, 2022 and 2021, and the audited balance sheets as of December 31, 2022 and 2021, from its consolidated financial statements that are included elsewhere in this proxy statement/ prospectus. HWH’s historical results are not necessarily indicative of the results that may be expected in any future period.

You should read this information together with HWH’s financial statements and related notes included elsewhere in this proxy statement/prospectus and the section titled “HWH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations Data:

	For the Three Months Ended March 31, 2023	For the Three Months Ended March 31, 2022	Year Ended December 31, 2022	Year Ended December 31, 2021
(in thousands)	(Unaudited)	(Unaudited)		(As Restated) (As Combined)
Total revenue	$200	$648	$1,203	$4,912
Total cost of sales	63	589	656	2,608
Gross profit	137	59	547	2,304
General and administrative expenses	607	183	1,583	505
Total operating expenses	607	183	1,583	505
(Loss) income from operations	(470)	(124)	(1,036)	1,799
Other income	66	13	147	102
Provision for income taxes	-	-	-	576
Net (loss) income	(404)	(111)	$(889)	$1,325

Balance Sheet Data:

	As of March 31,	As of December 31,	As of December 31,
	2023	2022	2021
			(As Restated)
(in thousands)	(Unaudited)		(As Combined)
Cash and cash equivalents	$1,531	$1,651	$2,651
Property, plant, equipment and intangibles, net	166	166	40
Total assets	3,476	3,702	3,932
Related party liabilities	1,817	1,664	1,024
Total debt	1,817	1,664	1,024
Total liabilities	3,128	2,972	2,332
Total stockholders’ equity (deficit)	348	730	1,600

Non-GAAP Financial Measure — Adjusted EBITDA

HWH collects and analyzes operating and financial data to evaluate the health of its business and assess its performance. In addition to revenue, gross margin, loss from operations, and net loss, HWH uses Adjusted EBITDA to evaluate its business. Adjusted EBITDA is a non-GAAP financial measure that management uses to evaluate HWH’s ongoing operations and for internal planning and forecasting purposes, because, among other reasons, it eliminates the effect of financing, non-recurring items, capital expenditures, and non-cash expenses such as stock-based compensation. However, you should be aware that when evaluating Adjusted EBITDA, HWH may incur future expenses similar to those excluded when calculating these measures. HWH’s presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. Further, this non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. HWH compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA on a supplemental basis. HWH’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate HWH’s business.

(in thousands)	For the Three Months Ended February 28, 2023	For the Three Months Ended February 28, 2022	Year Ended December 31, 2022	Year Ended December 31, 2021
Adjusted EBITDA Reconciliation:
Net (loss) income	$(404)	$(111)	$(889)	$1,325
add:
Depreciation expense	15	5	34	3
Income tax expense	-	-	-	576
Adjusted EBITDA	$(389)	$(106)	$(855)	$1,904

SELECTED HISTORICAL FINANCIAL INFORMATION OF ALSET

The following tables set forth selected historical financial information derived from Alset’s unaudited financial statements included elsewhere in this proxy statement/prospectus, as of and for the three months then ended February 28, 2023, and 2022, and audited financial statements included elsewhere in this proxy statement/prospectus, as of and for the year then ended November 30, 2022.

48

This information is only a summary and should be read in conjunction with Alset’s financial statements and related notes and the sections entitled “Alset’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” included elsewhere in this proxy statement/prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future period. All amounts are in dollars.

	For the Three Months Ended February 28, 2023	For the Three Months Ended February 28, 2022	For the Year Ended November 30, 2022	For the Period From October 20, 2021 (Inception) Through November 30, 2021
(in thousands)	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Statement of Operations Data:
Administration fee-related party	$30	$10	100	-
General and Administrative	123	36	590	5
Total Expenses	153	46	690	5
Other income	889	-	990	-
Income Tax Expense	175	-	187	-
Net income (loss)	561	(46)	113	(5)

	As of February 28, 2023	As of November 30, 2022	As of November 30, 2021
(in thousands)	(Unaudited)	(Audited)	(Audited)
Balance Sheet Data:
Cash and Cash Equivalents	$850	$1,172	$50
Deferred offering costs	-	-	85
Other current assets	70	22	-
Cash in Trust Account	88,992	88,103	-
Total assets	89,912	89,297	135
Total liabilities	3,449	3,395	115
Class A common stock subject to possible redemption	88,593	87,934	-
Total stockholders’ (deficit) equity	(2,130)	(2,032)	20

49

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements of Alset present the combination of the historical financial information of Alset and HWH adjusted to give effect for the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of February 28, 2022, combines the historical balance sheet of Alset as of February 28, 2023 and the historical balance sheet of HWH as of March 31, 2023, on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on February 28, 2023.

The unaudited pro forma condensed combined statement of operations for the three months ended February 28, 2023 combines the historical statements of operations of Alset for the three months ended February 28, 2023 and HWH for the three months ended March 31, 2023 on a pro forma basis as if the Business Combination and related transactions had been consummated on December 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of operations for the year ended November 30, 2022 combines the historical statements of operations of Alset for the year ended November 30, 2022 and HWH for the year ended December 31, 2022 on a pro forma basis as if the Business Combination and related transactions had been consummated on December 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

● the accompanying notes to the unaudited pro forma condensed combined financial statements;

● the historical unaudited financial statements of Alset as of and for the three months ended February 28, 2023 and 2022 and the related notes thereto, included elsewhere in this proxy statement/ prospectus;

● the historical unaudited financial statements of HWH as of and for the three months ended March 31, 2023 and 2022, and the related notes thereto, included elsewhere in this proxy statement/ prospectus;

● the historical audited financial statements of Alset as of and for the years ended November 30, 2022 and 2021 and the related notes thereto, included elsewhere in this proxy statement/ prospectus;

● the historical audited financial statements of HWH as of and for the years ended December 31, 2022 and 2021, and the related notes thereto, included elsewhere in this proxy statement/ prospectus;

● the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ACAX” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HWH,” and other financial information relating to Alset and HWH included elsewhere in this proxy statement/prospectus, including the Merger Agreement.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated.

Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The Combined Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

50

Description of transaction

On September 9, 2022, Alset entered into an agreement and plan of merger (the “Merger Agreement”) by and among Alset, HWH and HWH Merger Sub Inc., a Nevada corporation and a wholly owned subsidiary of Alset (“Merger Sub”). Alset and Merger Sub are sometimes referred to collectively as the “Alset Parties.” Pursuant to the Merger Agreement, a business combination between Alset and HWH will be effected through the merger of Merger Sub with and into HWH, with HWH surviving the merger as a wholly owned subsidiary of Alset (the “Merger”). Upon the closing of the Merger (the “Closing”), it is anticipated that Alset will change its name to “HWH International, Inc.” The board of directors of Alset has (i) approved and declared advisable the Merger Agreement, the Ancillary Agreements (as defined in the Merger Agreement) and the transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of Alset.

The Merger is expected to be consummated in the second half of 2023, following the receipt of the required approval by the stockholders of Alset and the shareholder of HWH and the satisfaction of certain other customary closing conditions.

The total consideration to be paid at Closing (the “Merger Consideration”) by Alset to the HWH shareholders will be $125,000,000, and will be payable in shares of Class A common stock, par value $0.0001 per share, of Alset (“Alset Common Stock”). The number of shares of the Alset Common Stock to be paid to the shareholders of HWH as Merger Consideration will be 12,500,000, with each share being valued at $10.00. All cash proceeds remaining in the trust will be used to pay transaction costs and as growth capital for HWH.

Pursuant to the existing Alset Charter, public stockholders are being offered the opportunity to redeem, upon the Closing, shares of Alset common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account (as of two business days prior to the Closing). The unaudited pro forma condensed combined information contained herein assumes that Alset stockholders approve the Business Combination. Alset’s public stockholders may elect to redeem their common stock for cash even if they approve the Business Combination. Alset cannot predict how many of its stockholders will exercise their right to have their shares redeemed for cash.

For illustrative purposes, the unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of additional redemptions of Alset common stock:

● Assuming Minimum Additional Redemptions (“Minimum Redemption”)— this scenario assumes that no shares of Alset common stock are redeemed; and

● Assuming Maximum Redemptions (“Maximum Redemption”) — This scenario assumes the redemption of 8.6 million shares of Alset common stock at $10.27 per share, for aggregate payment of approximately $88.6 million from the Trust Account.

The public stockholder redemptions are expected to be within the parameters described by the above two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

Under both redemption scenarios, the transaction is expected to be accounted for as a reverse recapitalization. Under the reverse recapitalization model, the Business Combination will be treated as HWH issuing equity for the net assets of Alset, with no goodwill or intangible assets recorded. Factors considered to determine that HWH is the acquirer include:

●	HWH ownership interest post combination

●	HWH’s business activities will be the business activities of the Combined Entity

51

Pro Forma Information

ALSET AND HWH

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF FEBRUARY 28, 2023

(in thousands)

			Pro Forma		Pro Forma	Pro Forma		Pro Forma
			Adjustments		Combined	Adjustments		Combined
			Assuming		Assuming	Assuming		Assuming
	HWH	ACAX	Minimum		Minimum	Maximum		Maximum
	(Historical)	(Historical)	Redemption		Redemption	Redemption		Redemption
ASSETS						`
Current assets:
Cash and cash equivalents	$1,531	$850	$88,992	A	$87,654	(88,593)	G	(939)
			(3,019)	B
			(700)	C

Accounts receivable	14				14			14
Prepaid expenses and other current assets	416	70			486			486
Total current assets	1,961	920	85,273		88,154	(88,593)		(439)

Non-current assets:
Prepaid expenses					-			-
Cash and marketable securities held in Trust Account		88,992	(88,992)	A	-			-
Investment in associate	154				154			154
Deposit	297				297			297
Deferred tax asset	-				-			-
Right-of-use assets	897				897			897
Property and equipment, net	167				167			167
Total non-current assets	1,515	88,992	(88,992)		1,515	-		1,515
TOTAL ASSETS	3,476	89,912	(3,719)		89,669	(88,593)		1,076

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	299	430			729			729
Deferred revenues	-				-			-
VAT payable	107				107			107
Due to related party	1,817				1,817			1,817
Lease liability	465				465			465
Total current liabilities	2,688	430	-		3,118			3,118

Non-current liabilities:
Accrued interest, related party					-			-
Lease liability	440				440			440
Deferred underwriting fee payable		3,019	(3,019)	B	-			-
Total non-current liabilities	440	3,019	(3,019)		440	-		440
Total liabilities	3,128	3,449	(3,019)		3,558	-		3,558

COMMITMENTS AND CONTINGENCIES

Temporary equity:
Class A and Class B common stock subject to possible redemption		88,593	(88,593)	D	-			-
								-
Stockholders’ equity (deficit):								-
Preferred Series A-2
Preferred Series A-1
Common stock			1	E	2	(1)	G	1
			1	D
Class A common stock		-	-	F
								-
Class B common stock		-	-	F	-			-
Additional paid-in capital		-	88,592	D	85,761	(88,592)	G	(2,831)
			(1)	E				-
			(700)	C				-
			(2,130)	H

Accumulated other comprehensive income	(141)				(141)			(141)
Accumulated deficit	494	(2,130)	2,130	H	494			494

Non controlling interest	(5)				(5)			(5)
Total shareholders’ equity (deficit)	348	(2,130)	87,893		86,111	(88,593)		(2,482)
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT	3,476	89,912	(3,719)		89,669	(88,593)		1,076

52

ALSET AND HWH

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED FEBRUARY 28, 2023

(in thousands, except per share data)

			Pro Forma		Pro Forma
			Adjustments		Combined
			Assuming		Assuming
			Minimum and		Minimum and
	HWH	ACAX	Maximum		Maximum
	(Historical)	(Historical)	Redemption		Redemption
Revenues	$200	$-	$-		$200
Cost of revenue	63	-	-		63
Gross profit	137	-	-		137

Operating costs and expenses:
Selling, general and administrative expenses	607	153	-		760
Total operating costs and expenses	607	153	-		760
Loss from operations	(470)	(153)	-		(623)

Other income (expense):
Other income (expense)	66				66
Interest income of Trust Account assets		889	(889)	AA	-
Total other income (expense)	66	889	(889)		66
Net income (loss) before income tax provision	(404)	736	(889)		(557)
Income tax provision	-	(175)			(175)
Net income (loss)	(404)	561	(889)		(732)
Net loss attributable to non-controlling interests	(1)	-	-		(1)
Net income (loss) attributable to common stockholders	(405)	561	(889)		(733)

			Assuming	Assuming
	HWH	ACAX	Minimum	Maximum
	(Historical)	(Historical)	Redemption	Redemption
Weighted average shares outstanding - Common stock	10,000	-	-	-
Basic and diluted net income per share - Common stock	(40.40)	-	-	-
Weighted average shares outstanding - Class A and Class B common stock subject to redemption	-	9,098,750	24,664,875	16,039,875
Basic and diluted net income per share - Class A and Class B common stock subject to redemption	-	0.05	(0.03)	(0.05)
Weighted average shares outstanding - Class A and Class B non-redeemable common stock	-	2,156,250	-	-
Basic and diluted net income per share - Class A and Class B non-redeemable common stock	-	0.05	-	-

53

ALSET AND HWH

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED NOVEMBER 30, 2022

(in thousands, except per share data)

			Pro Forma		Pro Forma
			Adjustments		Combined
			Assuming		Assuming
			Minimum and		Minimum and
	HWH	ALSET	Maximum		Maximum
	(Historical)	(Historical)	Redemption		Redemption
Revenues	$1,203	$-	$-		$1,203
Cost of revenue	656	-	-		656
Gross profit	547	-	-		547

Operating costs and expenses:
Selling, general and administrative expenses	1,583	690	700	BB	2,973
Total operating costs and expenses	1,583	690	700		2,973
Loss from operations	(1,036)	(690)	(700)		(2,426)

Other income (expense):
Other income (expense)	147				147
Interest income of Trust Account assets		990	(990)	AA	-
Total other income (expense)	147	990	(990)		147
Net income (loss) before income tax provision	(889)	300	(1,690)		(2,279)
Income tax provision	-	(187)			(187)
Net income (loss)	(889)	113	(1,690)		(2,466)
Net loss attributable to non-controlling interests	(5)	-	-		(5)
Net (loss) income attributable to common stockholders	(894)	113	(1,690)		(2,471)

			Assuming	Assuming
	HWH	ACAX	Minimum	Maximum
	(Historical)	(Historical)	Redemption	Redemption
Weighted average shares outstanding - Common stock	10,000	-	-	-
Basic and diluted net income per share - Common stock	(96.40)	-	-	-
Weighted average shares outstanding - Class A and Class B common stock subject to redemption	-	7,478,425	24,664,875	16,039,875
Basic and diluted net income per share - Class A and Class B common stock subject to redemption	-	0.01	(0.10)	(0.16)
Weighted average shares outstanding - Class A and Class B non-redeemable common stock	-	2,156,250	-	-
Basic and diluted net income per share - Class A and Class B non-redeemable common stock	-	0.01	-	-

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NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Merger

On September 9, 2022, the Alset entered into an agreement and plan of merger (the “Merger Agreement”) by and among the Alset, HWH and HWH Merger Sub Inc., a Nevada corporation and a wholly owned subsidiary of Alset (“Merger Sub”). Alset and Merger Sub are sometimes referred to collectively as the “Alset Parties.” Pursuant to the Merger Agreement, a business combination between Alset and HWH will be effected through the merger of Merger Sub with and into HWH, with HWH surviving the merger as a wholly owned subsidiary of Alset (the “Merger”). Upon the closing of the Merger (the “Closing”), it is anticipated that Alset will change its name to “HWH International, Inc.” The board of directors of Alset has (i) approved and declared advisable the Merger Agreement, the Ancillary Agreements (as defined in the Merger Agreement) and the transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of Alset.

The Merger is expected to be consummated in the second half of 2023, following the receipt of the required approval by the stockholders of Alset and the shareholder of HWH and the satisfaction of certain other customary closing conditions.

The total consideration to be paid at Closing (the “Merger Consideration”) by Alset to the HWH shareholders will be $125,000,000, and will be payable in shares of Class A common stock, par value $0.0001 per share, of Alset (“Alset Common Stock”). The number of shares of the Alset Common Stock to be paid to the shareholders of HWH as Merger Consideration will be 12,500,000, with each share being valued at $10.00. All cash proceeds remaining in the trust will be used to pay transaction costs and as growth capital for HWH.

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The historical financial information of Alset and HWH include transaction accounting adjustments to illustrate the estimated effect of the Business Combination and certain other adjustments to provide relevant information necessary for an understanding of the combined company upon consummation of the transactions described herein.

Under both redemption scenarios, the transaction is expected to be accounted for as a reverse recapitalization. Under the reverse recapitalization model, the Business Combination will be treated as HWH issuing equity for the net assets of Alset, with no goodwill or intangible assets recorded.

The unaudited pro forma condensed combined financial information has been prepared using both the Minimum Redemption and Maximum Redemption scenarios with respect to the potential redemption of Public Shares into cash. The public stockholder redemptions are expected to be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the transaction accounting adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given the Companies’ incurred losses during the historical period presented.

Alset fiscal year end is November and HWH’s fiscal year end of December.

55

Note 3 — Transaction Accounting Adjustments to the Alset and HWH Unaudited Pro Forma Condensed Combined Balance Sheet as of February 28, 2023

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of February 28, 2023 are as follows:

(A)	Reflects the reclassification of approximately $89.0 million of cash and cash equivalents held in the Trust Account at the balance sheet date that becomes available to fund expenses in connection with the Business Combination or future cash needs of the Company.

(B)	Reflects the payment of approximately $3.0 million of deferred underwriters’ fees. The fees were paid at the closing out of the trust account.

(C)	Represents transaction costs totaling approximately $0.7 million.

(D)	Reflects the reclassification of approximately $88.6 million of common stock subject to possible redemption to permanent equity.

(E)	Represents the issuance of 12.5 million shares of the post-combination company’s Class A common stock to HWH equity holders as consideration for the acquisition.

(F)	Reflects the conversion of Class B shares held by the initial shareholders to Class A shares.

(G)	Reflects the maximum redemption of approximately 8.6 million shares of common stock for approximately $88.6 million.

(H)	Reflects the reclassification of Alset’s historical accumulated deficit

Note 4 — Transaction Accounting Adjustments to the Alset and HWH Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended February 28, 2023

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended February 28, 2023 are as follows:

(AA) Reflects the elimination of realized and unrealized gains on the trust

Note 5 — Transaction Accounting Adjustments to the Alset and HWH Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended November 30, 2022

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended November 30, 2022 are as follows:

(AA) Reflects the elimination of realized and unrealized gains on the trust

(BB) Reflects transaction costs

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Note 6 — Loss Per Share

Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination assuming the shares were outstanding since December 1, 2022. As the Business Combination are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods. Warrants have been excluded from the calculation as they are anti-dilutive.

The unaudited pro forma condensed combined financial information has been prepared assuming five alternative levels of redemption for the three months ended February 28, 2023:

				33.33% of	50% of	66.67% of
	HWH	ALSET	Minimum	Maximum	Maximum	Maximum	Maximum
	Historical	Historical	Redemption	Redemption	Redemption	Redemption	Redemption
Weighted average shares outstanding – Common stock	1,000
sic and diluted net income per share – Common stock	(40.40)
Weighted average shares outstanding - Class A and Class B common stock subject to redemption		9,098,750	24,664,875	21,790,163	20,352,375	18,914,588	16,039,875
Basic and diluted net income per share - Class A and Class B common stock subject to redemption		0.05	(0.03)	(0.03)	(0.04)	(0.04)	(0.05)
Weighted average shares outstanding - Class A and Class B non-redeemable common stock		2,156,250
Basic and diluted net income per share - Class A and Class B non-redeemable common stock		0.05

The unaudited pro forma condensed combined financial information has been prepared assuming five alternative levels of redemption for the year ended November 30, 2022:

				33.33% of	50% of	66.67% of
	HWH	ALSET	Minimum	Maximum	Maximum	Maximum	Maximum
	Historical	Historical	Redemption	Redemption	Redemption	Redemption	Redemption
Weighted average shares outstanding – Common stock	1,000
Basic and diluted net income per share – Common stock	(96.40)
Weighted average shares outstanding - Class A and Class B common stock subject to redemption		7,478,425	24,664,875	21,790,163	20,352,375	18,914,588	16,039,875
Basic and diluted net income per share - Class A and Class B common stock subject to redemption		0.01	(0.10)	(0.12)	(0.12)	(0.13)	(0.16)
Weighted average shares outstanding - Class A and Class B non-redeemable common stock		2,156,250
Basic and diluted net income per share - Class A and Class B non-redeemable common stock		0.01

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COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for HWH and Alset on a stand-alone basis and the unaudited pro forma combined share information for the year ended November 30, 2022, after giving effect to the Business Combination, (1) assuming no Alset stockholders exercise redemption rights with respect to their common stock upon the consummation of the Business Combination; (2) assuming that Alset stockholders exercise their redemption rights with respect to 4,312,500 shares of Alset Common Stock upon consummation of the Business Combination and (3) assuming that Alset stockholders exercise their redemption rights with respect to a maximum of 1,976,036 shares of Alset Common Stock upon consummation of the Business Combination. The number of shares redeemed may vary, as long as Alset has at least $5.0 million of net tangible assets upon consummation of the Business Combination.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Alset and HWH and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period.

	Alset (Historical)	HWH (Historical)	Assuming Minimum Redemption	Assuming 50% Redemption	Assuming Maximum Redemption
Weighted average shares outstanding—Class A common stock	7,478,425

Basic and diluted net income (loss) per share—Class A common stock	$0.01

Weighted average shares outstanding—Class B common stock	2,156,250

Basic and diluted net income (loss) per share—Class B common stock	$0.01

Weighted average shares		10,000	27,664,875	23,352,375	19,039,875
Basic and diluted loss per share		(88.90)	$(0.09)	$(0.11)	$(0.13)

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RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus.

Unless the context otherwise requires, all references in this section to “HWH,” or the “Company” refer to HWH and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Alset and its subsidiaries following the consummation of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of Alset, in which event the market price of Alset Common Stock could decline, and you could lose part or all of your investment.

Risks Related to our Corporate Structure

Our sponsor and certain of its affiliates and certain members of our Board and our officers, including without limitation, Heng Fai Ambrose Chan, have interests in the transaction that are different from, or are in addition to (and which may conflict with), the interests of our other stockholders in recommending that stockholders vote in favor of approval of the Transaction Proposal and approval of the other proposals described in this proxy statement.

In considering the recommendation of our Board to vote in favor of the transaction, stockholders should be aware that aside from their interests as stockholders, our sponsors and certain of their affiliates and certain members of our Board and officers, including without limitation, Heng Fai Ambrose Chan, have interests in the transaction that are different from, or in addition to (and which may conflict with), those of our other stockholders. Stockholders should take these interests into account in deciding whether to approve the transaction. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the transaction and transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting, including the Transaction Proposal. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the special meeting, including the Transaction Proposal.

Heng Fai Ambrose Chan hold a significant number of shares of our common stock. They will lose their entire investment in us if a business combination is not completed by the one-year anniversary of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023)).

Heng Fai Ambrose Chan beneficially owns 27.6% of Alset’s issued and outstanding shares, including 2,156,250 of founder shares. The founder shares will be worthless if we do not complete a business combination by the one-year anniversary of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023)). In addition, our sponsor holds an aggregate of private placement warrants that will also be worthless if we do not complete a business combination by those dates.

The founder shares are identical to the shares of Company Class A common stock included in the units, except that (i) the founder shares are subject to certain transfer restrictions, (ii) our sponsors, officers and directors have entered into the Letter Agreement with us, pursuant to which they have agreed (a) to waive their redemption rights with respect to their founder shares and public shares owned in connection with the completion of the transaction, (b) to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete the transaction by February 3, 2023 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete the transaction by February 3, 2023) and (iii) the founder shares are automatically convertible into shares of HWH Class A common stock at the time of our business combination, as described herein.

The personal and financial interests of our sponsor, officers and directors may have influenced their motivation in identifying and selecting HWH, completing a business combination with HWH and may influence their operation of HWH following the transaction.

Our public stockholders may experience dilution as a consequence of the issuance of shares of HWH common stock as consideration in the transaction. Having a minority share position may reduce the influence that our current stockholders have on the management of HWH.

It is anticipated that, upon completion of the transaction, assuming no additional redemptions: (i) shares held by the Company’s public stockholders (other than our sponsor and Heng Fai Ambrose Chan) will be equal to approximately 31.7% of the economic interests of HWH; and (ii) Heng Fai Ambrose Chan and his affiliates will beneficially own approximately 68.3% of the economic interests of; assuming holders of 1,976,036 public shares redeem their shares (the maximum redemption scenario): (i) shares held by the Company’s existing public stockholders (other than our sponsor and Heng Fai Ambrose Chan) will be equal to approximately 0% of the economic interests of HWH; (ii) shares issued pursuant to exercise of existing rights and warrants held by public stockholders will be equal to approximately 25.1% of the economic interests of HWH; (iii) Heng Fai Ambrose Chan and his affiliates will beneficially own approximately 74.9% of the economic interests of HWH.

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Our Sponsor will have significant influence over HWH after completion of the transaction.

As of the Closing, assuming no additional redemptions, Heng Fai Ambrose Chan and the Sponsor will beneficially own an aggregate of approximately 68.3% of the economic interests in the outstanding shares of HWH Class A common stock. As long as the Sponsors own or control a significant percentage of our outstanding voting power, it will have the ability to significantly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our Board, any amendment to our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets.

Our Sponsor’s interests may not align with the interests of our other stockholders. Our Sponsor is in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. It may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

Delaware law and HWH’s certificate of incorporation and bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Amended Charter and HWH’s bylaws that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by HWH’s board of directors and therefore depress the trading price of HWH’s securities. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the HWH board or taking other corporate actions, including effecting changes in the management of the Combined Entity. Among other things, the Amended Charter and HWH’s bylaws include provisions regarding:

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● the ability of HWH’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

● the limitation of the liability of, and the indemnification of, HWH’s directors and officers;

● the exclusive right of HWH’s board of directors to elect a director to fill a vacancy created by the expansion of HWH’s board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on HWH’s board of directors;

● the requirement that directors may only be removed from HWH’s board of directors for cause;

● a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

● the requirement that a special meeting of stockholders may be called only by HWH’s board of directors, the chairperson of HWH’s board of directors, HWH’s chief executive officer or HWH’s president (in the absence of a chief executive officer), which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

● the procedures for the conduct and scheduling of board of directors and stockholder meetings;

● the requirement for the affirmative vote of holders of at least a majority of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal any provision of the Amended Charter or HWH’s bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in HWH’s board of directors and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

● the ability of HWH’s board of directors to amend the bylaws, which may allow HWH’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

● advance notice procedures with which stockholders must comply to nominate candidates to HWH’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in HWH’s board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Combined Entity.

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The Alset Amended Charter will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between HWH and its stockholders, and also provide that the federal district courts in Delaware will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the Exchange Act, each of which could limit the ability of HWH’s stockholders to choose the judicial forum for disputes with HWH or its directors, officers, or employees.

The Amended Charter, which will become effective upon the Closing, will provide that, unless HWH consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, or other employees to HWH or its stockholders, (iii) any action arising pursuant to any provision of the DGCL, or the certificate of incorporation or the bylaws or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants.

The Amended Charter will also provide that the federal district courts of the United States of America for the district of Delaware will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act and the Exchange Act. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. We note that there is uncertainty as to whether a court would enforce this provision with respect to certain claims under federal securities laws and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of HWH’s securities shall be deemed to have notice of and consented to this provision. This exclusive-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with HWH or its directors, officers, or other employees, which may discourage lawsuits against HWH and its directors, officers, and other employees. If a court were to find the exclusive-forum provision to be inapplicable or unenforceable in an action, HWH may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

The waiver of the corporate opportunities doctrine, as addressed in Alset’s Amended and Restated Charter, may materially affect the business combination.

Alset’s existing certificate of incorporation provides that the doctrine of corporate opportunity will not apply with respect to Alset or any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Alset does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, Alset’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to Alset as well as the other entities with which they are affiliated. Alset’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entity with whom Alset’s management has a pre-existing fiduciary obligation will be presented the opportunity before Alset is presented with it. Alset does not believe, however, that the fiduciary duties or contractual obligations of Alset’s officers or directors or waiver of corporate opportunity materially affected Alset’s search for a business combination. Alset is not aware of any such corporate opportunity not being offered to Alset and does not believe the renouncement of Alset’s interest in any such corporate opportunities impacted Alset’s search for an acquisition target.

The waiver of the corporate opportunities doctrine, as addressed in Alset’s proposed charter included as Annex B, may materially affect the business combination.

Alset’s proposed certificate of incorporation included as Annex B, provides in Article X that the doctrine of corporate opportunity will not apply with respect to Alset or any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Alset does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, Alset’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to Alset as well as the other entities with which they are affiliated. Alset’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entity with whom Alset’s management has a pre-existing fiduciary obligation will be presented the opportunity before Alset is presented with it. Alset does not believe, however, that the fiduciary duties or contractual obligations of Alset’s officers or directors or waiver of corporate opportunity materially affected Alset’s search for a business combination. Alset is not aware of any such corporate opportunity not being offered to Alset and does not believe the renouncement of Alset’s interest in any such corporate opportunities impacted Alset’s search for an acquisition target.

If we are successful in listing our common stock on Nasdaq, we expect to be a “controlled company” within the meaning of the Nasdaq rules upon such listing and, as a result, would qualify for, and could elect to rely on, exemptions from certain corporate governance requirements.

Upon completion of the Business Combination, Mr. Chan and his affiliates will have a controlling interest in Alset and will control matters submitted to shareholders such as the election of directors and approval of significant corporate transactions. As a result, we will take advantage of the controlled company exemption and if we are successful in listing our common stock on Nasdaq, we will be a “controlled company” within the meaning of the corporate governance standards of the Nasdaq rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements. For example, as a controlled company, we are (1) not required to have a board that is composed of a majority of “independent directors”, as defined under Nasdaq rules; (2) are not required to have a compensation committee that is composed entirely of independent directors; and (3) are not required to have director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominations committee that is composed entirely of independent directors.

Depending on which exemptions we elect to rely on from the Nasdaq standards provided to “controlled companies,” you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Nasdaq.

Risks Affecting HWH’s Business and Operations

Our future growth may be limited.

The Company’s ability to achieve its expansion objectives into each of its intended four segments and to manage the growth of each and all effectively depends upon a variety of factors, including the Company’s ability to properly customize the products and services in each country of operations, to attract and retain members’ interest in each, any, or all four segments, to successfully position and market its products and services in each, any, or all four segments, and to capitalize on potential opportunities in a multitude of countries. The Company may never be able to successfully offer products and services in in each, any, or all four segments which may cause it to cease operations.

Our Business Plan and Operational Structure May Change

As an emerging company, we continually analyze our business plan and operations in each of our four segments in the light of current trends within certain countries. As a result of our ongoing analyses, we may decide to make substantial changes in one or all of our segments and the operations therein. In the future, as we continue our internal analyses and as market conditions and our available capital change, we may decide to make organizational changes and/or alter some or all of our segments, including ceasing operations in one or more of our planned segments. Currently, the Company has no intention of changing its business model or operational structure.

Our Continued Operations Depend on the Public’s Acceptance of Our Product Lines and Services in the Applicable Country.

The ability to customize and develop our products and services that the applicable market finds desirable and willing to purchase membership is critically important to our success. We cannot be certain that the products and services we offer our members will be appealing to the applicable market and as a result there may not be any demand and our membership sales could be limited. In addition, there are no assurances that if we alter, customize, or develop new products or services in the future that the applicable markets demand for these will develop and this could adversely affect our business and any possible revenues.

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Although HWH at some point subsequent to the Business Combination may employ executive officers and a senior management team on a full-time, none of HWH’s current executive officers or senior management team work full-time for HWH now and none are anticipated to do so after the completion of the Business Combination, and no assurances can be made that HWH will opt to hire executive officers and a senior management team on a full-time basis or that, even if HWH is able to hire them on a full-time basis, that such individuals will be able to successfully implement HWH’s intended growth strategy or effectively manage its day-to-day operations.

At the present time, none of the executive officers or members of the senior management team in place at HWH are employed full-time by HWH, and none of them have entered into an employment agreement with HWH. After the Business Combination, none of the intended executive officers or senior management team will be employed on a full-time basis by HWH, and none are expected to enter into employment agreements with HWH. Rather, all of these individuals are employed by and work full-time for HWH’s affiliates. For example, Anthony S. Chan, who will serve as Chief Operating Officer of HWH after the Business Combination, is currently employed by HWH’s affiliate Sharing Services Global Corporation, as its Chief Financial Officer, and Alset Inc., as its Chief Operating Officer. None of HWH’s Chief Financial Officer, Chief Strategy Officer, Chief Marketing Officer or Chief Compliance Officer currently work full-time for HWH, and none are expected to do so after the Business Combination. As is the case with Mr. Chan, HWH’s Chief Financial Officer, all of those individuals are employed by HWH’s affiliates. While we believe HWH’s executive officers and other members of the senior management team are currently and will after the completion of the Business Combination be able to devote adequate time to managing HWH’s day-to-day affairs, they invariably will not be able to devote themselves full time to HWH matters.

Even if HWH was able to hire executive officers or a senior management team that would work full time for HWH after the Business Combination, no assurances can be made that those individuals would be able to successfully implement HWH’s intended growth strategy or effectively manage its day-to-day operations. This is especially the case, given that HWH is highly dependent on its affiliates for nearly all aspects of its operations, much more in fact than typical companies that use affiliated companies to assist them in their day-to-day operations. Unlike most publicly-traded companies that engage in business transactions with, or rely on services provided by, their affiliates, HWH does not have written or unwritten contracts in place to govern its relationships with its affiliates, although it may enter into such contracts at some point in the future. Given HWH’s dependence on its affiliates, coupled with the lack of any contractual obligations on the part of such affiliates to provide services to, or to provide products that HWH can sell, having executive officers and a senior management team in place that acutely understand HWH’s affiliates and the intricacies of those relationships may be advantageous to HWH, even if such individuals are not employed full-time by HWH. As such, no assurances can be given that the utilization of executive officers and a senior management team that are employed full-time by HWH would be able to successfully implement HWH’s intended growth strategy or effectively manage its day-to-day operations.

The loss of key management personnel could adversely affect HWH’s business, financial condition, results of operations or independent associate relations.

Although HWH’s executive officers and senior management team do not work full-time for HWH and are instead employed by affiliates of HWH, HWH nevertheless depends on the continued services of its executive officers and senior management team as they work closely with independent associate leaders and are responsible for HWH’s day-to-day operations. HWH’s success depends in part on its ability to retain its executive officers and to continue to attract additional qualified individuals to HWH’s management team. Although HWH has not entered into employment agreements with any of its senior executive officers or members of its management team, all of those individuals have entered into employment agreements with affiliates of HWH, and HWH does not believe that any of them are planning to leave or retire in the near term, no assurances can be made that HWH’s senior executive officers or members of HWH’s senior management team will remain with it. The loss or limitation of the services of any of HWH’s executive officers or members of its senior management team, including its regional and country managers, or the inability to attract additional qualified management personnel could have a material adverse effect on HWH’s business, financial condition, results of operations, or independent associate relations.

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The inability to attract, train and retain highly qualified employees could adversely impact HWH’s business, financial condition and results of operations.

HWH’s success depends on the contributions of its employees, the members of its senior management and other key operations, and administrative personnel. Excluding its senior executives and members of the senior management team, none of whom work full-time for HWH or under an employment contract, HWH has three employees at HWH World (Korea), three employees at Hapi Café Korea, Inc., and four employees at Hapi Café SG Pte Ltd. HWH must attract, train and retain a large and growing number of qualified employees, while controlling related labor costs. HWH’s ability to control labor and benefit costs is subject to numerous internal and external factors, including the continuing impacts of the pandemic, regulatory changes, prevailing wage rates, and healthcare and other insurance costs. HWH competes with other retail and non-retail businesses for these employees and invests significant resources in training and motivating them. There is no assurance that HWH will be able to attract or retain highly qualified employees in the future, which could have a material adverse effect on HWH’s business, financial condition and results of operations.

Although HWH relies on its affiliates to provide it with a number of key services necessary for its day-to-day operations, it does not have written contracts in place with those affiliates that contractually obligate them to provide such services, and if such affiliate providers do not perform adequately or perform at all, HWH’s costs may increase and HWH’s business, financial condition and results of operations could be adversely affected, both before and after the consummation of the Business Transaction.

HWH relies heavily on HWH’s relationships with its affiliates to provide services for it. For example, and as discussed above, HWH relies on its affiliates to provide it with its executive officers and senior members of the management team. As another example, HWH relies on its affiliates to handle nearly all of its back-office functions, and it does not have written contracts or other written arrangements in place that govern how costs should be allocated between HWH and its affiliates in respect of such services or as to how the responsibilities should be allocated among HWH and its affiliates in respect of such services. For example, HWH relies on the internet technology services of NHN Godomall (“NHN”) to manage all aspects of its information technology infrastructure including for its online connectivity, infrastructure hosting, technical infrastructure, network management, content delivery, load balancing and protection against hacking and distributed denial-of-service attacks. Because NHN is not contractually obligated to provide these services to HWH, however, no assurances can be made that NHN will continue to provide such services to HWH, or that NHN will be available to assist HWH in the event that problems arise that need to be addressed. While HWH is seeking to transition to another service provider in the near future, there can be no assurance that there will be a contractual relationship and whether the terms will be favorable. Any of these risks stemming from HWH’s reliance on third-parties to provide support absent a written contract or favorable terms between them could increase HWH’s costs and adversely affect HWH’s business, financial condition and results of operations.

HWH relies on its affiliates, in particular its U.S.-based affiliate Sharing Services, to provide it with all of the products which HWH currently sells to its customers and members, and as of the present time, no written contract is in place to govern the pricing and other terms of any sales from Sharing Services to HWH.

HWH currently purchases 100% percent of the products which it sells to consumers from Sharing Services. Although affiliated companies typically enter into written contracts between one another to set pricing terms and govern their economic relationships generally, HWH makes such purchases in the absence of a written contract that governs such sales and allocates the risks of such sale between Sharing Services and HWH. As a publicly-traded company, however, Sharing Services is required to act in the best interests of its own stockholders, and in the event Sharing Services faced a lack of sufficient inventory of its products, no assurances can be made that Sharing Services would allocate products to HWH instead of its own unaffiliated customers which potentially offer more favorable profit margins. In the event HWH was unable to obtain sufficient inventory of products to sell from Sharing Service and its other affiliates, HWH might have to alternatively source similar products from third-party vendors. If HWH needed to do this, no assurances can be made that this would not increase HWH’s costs and adversely affect HWH’s business, financial condition and results of operations.

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HWH’s current dependence on a single of suppliers for the products it sells and the potential for material disruptions in its supply chain or potential increases in the prices of the products we purchase beyond what HWH can pass along to its customers and members.

HWH depends on its affiliate supplier for all of the products which it currently sells. Any disruption or substantial decrease in the supply of product by these suppliers, as a result of a shortage of raw materials, organized labor disputes, natural disasters, acts of cyberterrorism, or otherwise, could disrupt or substantially decrease HWH’s ability to fulfill customer orders. If this occurred, particularly for an extended period, HWH may not be able to continue to offer these or similar products and its future sales may decline. In such event, HWH may not be able to offset the decline in sales through substitution of product, price increases, or otherwise. In addition, if HWH suppliers implemented unilateral price increases in response to the decrease in the supply of their products, HWH might not be able to pass along such price increases to HWH’s customers and its profitability may be reduced or eliminated as a result. The occurrence of any of these conditions could have a material adverse effect on HWH’s business, financial condition and results of operations.

HWH’s failure to appropriately respond to changing consumer preferences in any of its segments and demand for new products or product enhancements or new services or service compliments could significantly harm its relationship with its members, its product sales, as well as its financial condition and operating results.

HWH’s business, and the business of each of its segments, is subject to changing consumer trends and preferences, including rapid and frequent changes in demand for products, new product introductions and enhancements, and new services and compliments thereto. HWH’s failure to accurately predict these trends could negatively impact member opinion of the products sold by HWH, which in turn could harm its member relationships and cause the loss of sales. The success of HWH’s new product and service offerings and enhancements depends upon a number of factors, including HWH’s ability to:

● procure such products and services from its affiliates and other third-party suppliers;

● accurately anticipate consumer needs;

● negotiate favorable pricing for products and services from its affiliates and other third-party suppliers;

● successfully commercialize new products or product enhancements, or new services, in a timely manner;

● price its products and services competitively; and

● differentiate its product and services offerings from those of its competitors.

If HWH does not introduce new products or services or make enhancements or improvements to meet the changing needs of its customers and members in a timely manner, some of its products or services could be rendered obsolete, which could negatively impact its revenues, financial condition, and operating results.

HWH faces strong competition from other retailers, membership clubs, and service agencies, which could adversely affect its business, financial condition and results of operations.

The retail and services business and membership driven business is highly competitive. HWH competes for members, employees, sites, products and services and in other important respects with a number of local, regional and national wholesalers, retailers, and membership programs in the United States and Asia, including other business or social clubs with third party benefits, supermarkets, supercenters, internet retailers, department and specialty stores and operators selling a single category or narrow range of merchandise. Such retailers, service providers, and membership business operators compete in a variety of ways, including products, pricing, selection and availability, services, location, convenience, and the attractiveness and ease of use of websites and mobile applications. The evolution of online and mobile channels has improved the ability of customers to comparison shop, which has enhanced competition. Some competitors have greater financial resources and technology capabilities, better access to merchandise or services, and greater market penetration than HWH does. HWH’s inability to respond effectively to competitive pressures, changes in the retail or service markets or customer expectations could result in lost market share and negatively affect HWH’s financial results.

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HWH’s failure to drive membership growth, loyalty and brand recognition could adversely affect its results of operations.

Membership loyalty and growth are essential to HWH’s business. The extent to which HWH achieves growth in its membership base, increases the penetration of the higher levels of membership, and sustains high renewal rates materially influences its profitability. Damage to HWH’s brands or reputation may negatively impact comparable sales, diminish member trust, and reduce renewal rates and, accordingly, net sales and membership fee revenue, negatively impacting its results of operations.

HWH sells, or plans to sell, many products and services under the brands of its affiliates. Maintaining consistent product and service quality, competitive pricing, and availability of these products and services is essential to developing and maintaining member loyalty. If HWH’s affiliate brands experience a loss of member acceptance or confidence, HWH’s membership sales and gross margin results could be adversely affected.

The partial dependence of HWH’s direct selling business model to sell its affiliates’ products and services to its members, and the highly competitive and dynamic nature of the direct selling industry could adversely affect its results of operations.

HWH, through the offerings of the products and services of its affiliate companies, operates in the direct selling industry market and distributes products and services to its members. The distribution of such products and services depends upon the continued efforts of HWH employees, and to a lesser extent, HWH members, to recruit new members. The success of their efforts to recruit and retain members may be affected by the competitive environment among membership-based companies, the conditions of the general labor market, including levels of employment, the occurrence of demographic and cultural changes in the workforce, and the extent to which their brand is recognized in the geographies in which they operate. There can be no assurance that HWH will be successful in recruiting, retaining, and upleveling enough members to grow its business worldwide.

The direct selling part of HWH’s business is highly competitive and dynamic, and generally there are few barriers to entering the industry. In particular, the sale of health and wellness products by direct selling industry participants, online resellers, and others is highly competitive. There are several companies, including many with more resources than HWH’s affiliate companies, that offer competing health and wellness products. The primary competitive factors for health and wellness products are (a) price; (b) the quality, perceived value, brand recognition and package appeal of the product; (c) the skills and effectiveness of the independent distributor and customer service staff interacting with the customer or potential customer; and (d) the continuous availability of enough product to fulfill orders promptly. There can be no assurance that HWH’s affiliates will remain competitive or that competition in the industry will not intensify.

If HWH does not remain competitive and promptly and effectively respond to increased competition, including competition for members, and to marketplace changes in the future, future sales of HWH memberships, and HWH’s affiliate products and services could decline. This could have a material adverse effect on HWH’s consolidated financial condition, results of operations and cash flows.

HWH’s ability to attract and retain members, and the potential adverse impact of the loss of a significant number of members may be for causes out of HWH’s control.

HWH’s operations in the direct selling industry depend on its ability to promote its membership, as well as the products and services HWH members have discounted access to and to market its membership and distribute HWH’s affiliate products and services. HWH’s success in recruiting and retaining members may be affected by the competitive environment among membership and direct-to-consumer companies, the conditions of the general labor market, including levels of employment, the occurrence of demographic and cultural changes in the workforce, and the extent to which HWH’s affiliates’ brands are recognized in the geographies in which HWH operates. HWH’s inability to attract and retain members in the future, the failure of a member to uplevel, the ineffectiveness of a member as a source of referrals, or the loss of a significant number of members for causes out of their control may adversely affect future sales of HWH’s products and services. This could have a material adverse effect on HWH’s consolidated financial condition, results of operations and cash flows.

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Changes to HWH’s membership benefits could be negatively perceived by members, could fail to achieve the desired long-term goals, and could adversely impact future membership sales.

HWH may modify or add aspects of the membership benefits from time to time in efforts to keep its membership benefits competitive and attractive to its existing and future members, to address changing market conditions, to provide incentives that HWH believes will help grow its business, and to ensure conformance with evolving government regulations, among other reasons. In addition, the Company may be required to modify membership benefits from time to time to comply with existing or new regulations in the future, including in response to potential governmental enforcement action. Changes to its membership, including changes perceived to reduce the benefits and discounts available, could be negatively received by HWH members, could fail to achieve the desired long-term goals, and could adversely impact future sales. This, in turn, could adversely affect HWH’s business, financial condition, results of operations and cash flows.

If HWH’s is unable to maintain a positive image and brand acceptance in the dynamic, highly competitive, and sometimes unpredictable marketplace, including the impact of social media, its results of operations could be adversely impacted.

In recent years, there has been a significant increase in the use by businesses of social media platforms, including informal blogs, social media websites, and other forms of internet-based communications. Social media can enable a business to reach a wide selection of consumers and other targeted audiences, generally in a more cost-effective way than more traditional forms of marketing and advertising. However, negative, inaccurate, or false information about a company or the products or services it sells may be circulated through social media quickly and may damage a company’s reputation and business. In addition, negative, inaccurate, or false information about a company or the products or services it sells may be circulated through more traditional communication means. Many members and would be members value readily available information and often act on such information without further investigation. The harm caused by the circulation of negative, inaccurate, or false information about a company or its products or services may be immediate, and opportunities to redress and correct the information may be slow and costly. If HWH was the victim of allegations, or the dissemination of negative, inaccurate, or false information, circulated through social media or otherwise, this could adversely impact HWH’s reputation and business and could result in the loss of members and in a decline in HWH’s future sales.

HWH may also use social media platforms to communicate with existing and prospective members, and to otherwise promote its products and services. Laws and regulations intended to govern the use of the Internet and social media platforms are complex and evolving. If HWH, or other third parties acting on HWH’s behalf, were found to be in violation of any of these laws and regulations, this could result in fines and enforcement actions and adversely impact HWH’s reputation and business.

The occurrence of any of these conditions could have a material adverse effect on HWH’s business, financial condition, results of operations and cash flows.

Adverse or negative publicity could cause HWH’s business to suffer.

HWH’s business depends, in part, on the public’s perception of its integrity and the safety and quality of the products and services it sells. Any adverse publicity could negatively affect the public’s perception about HWH’s industry, HWH’s products and services, or HWH’s reputation and could result in a significant decline in its operations. Specifically, HWH is susceptible to adverse or negative publicity regarding:

● the nutritional supplements industry;

● skeptical consumers;

● competitors;

● the safety and quality of the products and services it sells;

● regulatory investigations of the products and services it sells or the products or services sold by its competitors; and

●scandals or regulatory investigations regarding the business practices or products or HWH’s competitors, specifically those competitors within the direct selling channel.

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The success of HWH’s growth initiatives, including its efforts to attract new members, build brand awareness, and expand into additional international areas, is imperative.

HWH’s long-term success is dependent on its ability to achieve sustained growth. HWH is a developing company and had no significant sales history. In efforts to initiate growth and expansion into each of its four segments, HWH plans to launch a multipronged growth strategy intended to accelerate sales growth, including by: (a) expanding its service offerings, (b) increasing the number of Hapi Cafés, and (c) initiating operations in new countries in North America and Asia, among others. There can be no assurance that these strategic initiatives will result in the sales growth we anticipate, or any sales growth at all, the lack of which could have a material adverse effect on HWH’s business, financial condition, results of operations and cash flows.

A downturn in the economy could affect consumer purchases of discretionary items such as the health and wellness products that we offer, or the travel services we plan to offer, which could have an adverse effect on HWH’s business, financial condition, profitability, and cash flows.

HWH offers, or plans to offer, a broad selection of health and wellness products and travel services. A downturn in the economy could adversely impact consumer purchases of discretionary items such as health and wellness products or travel. The United States and global economies may slow dramatically as a result of a variety of problems, including turmoil in the credit and financial markets, concerns regarding the stability and viability of major financial institutions, the state of the housing markets, and volatility in worldwide stock markets. In the event of such economic downturn, the U.S. and global economies could become significantly challenged in a recessionary state for an indeterminate period of time. These economic conditions could cause many of HWH’s existing and potential members to delay or reduce purchases of the products and services sold by HWH for some time, which in turn could harm HWH’s business by adversely affecting its revenues, results of operations, cash flows and financial condition. HWH cannot predict these economic conditions or the impact they would have on HWH’s consumers or business.

HWH is subject to payment-related risks.

HWH accepts payments using a variety of methods, including select credit and debit cards, cash and checks, and member discounts. As HWH offers new payment options to its members, HWH may be subject to additional rules, regulations, compliance requirements, and higher fraud losses. For certain payment methods, HWH pays interchange and other related acceptance fees, along with additional transaction processing fees. HWH relies on third parties to provide payment transaction processing services for credit and debit cards and HWH’s shop card. It could disrupt HWH’s business if these processing service providers become unwilling or unable to provide these services to HWH. HWH is also subject to evolving payment card association and network operating rules, including data security rules, certification requirements and rules governing electronic funds transfers. If HWH’s internal systems are breached or compromised, HWH may be liable for card re-issuance costs, subject to fines and higher transaction fees and lose its ability to accept card payments from HWH members, and HWH’s business and operating results could be adversely affected.

HWH might sell products that cause illness or injury to its members, harm to its reputation, and expose HWH to litigation.

If HWH’s merchandise, including its food products prepared for human consumption, wellness products, skincare products, household products and durable goods, among others, do not meet or are perceived not to meet applicable safety or labeling standards or HWH’s members’ expectations, HWH could experience lost sales, increased costs, litigation or reputational harm. The sale of these items involves the risk of illness or injury to HWH’s members. Such illnesses or injuries could result from tampering by unauthorized third parties, product contamination or spoilage, including the presence of foreign objects, substances, chemicals, other agents, or residues introduced during the growing, manufacturing, storage, handling and transportation phases, or faulty design. HWH’s affiliate suppliers are generally contractually required to comply with product safety laws, and HWH is dependent on them to ensure that the products HWH buys comply with safety and other standards. While HWH is subject to governmental inspection and regulations and works to comply in all material respects with applicable laws and regulations, HWH cannot be sure that consumption or use of the products sold by HWH will not cause illness or injury or that HWH will not be subject to claims, lawsuits, or government investigations relating to such matters, resulting in costly product recalls and other liabilities that could adversely affect HWH’s business and results of operations. Even if a product liability claim is unsuccessful or is not fully pursued, negative publicity could adversely affect HWH’s reputation with existing and potential members and its corporate and brand image, and these effects could have a long-term adverse impact.

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Furthermore, because HWH does not have a written agreement in place that sets forth the terms of sale between HWH and its affiliate suppliers, it is not clear that HWH would have recourse against its affiliate suppliers or any indemnification rights against such suppliers, given the absence of any written contract in place to govern the sale of such products by the affiliate supplier to HWH.

Nutritional supplements are often supported only by limited available clinical studies.

Nutritional supplements, such as many of the health and wellness products available through the HWH Marketplace, have a long history of human consumption. Some of these products may contain innovative ingredients or contain combinations of ingredients. Although HWH believes that all the products are safe when taken as directed, there is only limited data available about human consumption of certain of these product ingredients or combinations of ingredients in concentrated form. HWH’s affiliate suppliers conduct research and test the formulation and production of the products. However, there are only limited, if any, conclusive clinical studies available about the products and similar product in the marketplace. Furthermore, because HWH is highly dependent on members’ perception of the efficacy, safety, and quality of the products, HWH could be adversely affected in the event that the products, or similar products in the marketplace, are proven or asserted to be ineffective or harmful to consumers or in the event of publicity associated with any adverse effects resulting from the use or misuse of such products, or similar products in the marketplace. Any of these conditions could have a material adverse effect on HWH’s business, financial condition, results of operations and cash flows.

If the implementation of an information technology systems is not executed efficiently and effectively, HWH’s business, financial position, and operating results could be adversely affected.

Like many companies, HWH’s business is heavily dependent upon its information technology infrastructure to effectively manage and operate many of its key business functions, including:

● order processing;

● supply chain management;

● customer service;

● services provision;

● product distribution;

● cash receipts and payments; and

● financial reporting.

These systems and operations are vulnerable to damage and interruption from fires, earthquakes, telecommunications failures, and other events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct.

Occasionally information technology systems must be upgraded or replaced and if this system implementation is not executed efficiently and effectively, the implementation may cause interruptions in HWH’s primary management information systems, which may make HWH’s website or services unavailable thereby preventing us from processing transactions, which would adversely affect HWH’s financial position or operating results.

With increased frequency in recent years, cyber-attacks against companies have resulted in breaches of data security. HWH’s business requires the storage and transmission of suppliers’ data and our independent associates’ and customers’ personal, credit card, and other confidential information. HWH’s information technology systems are susceptible to a growing and evolving threat of cybersecurity risk. Any substantial compromise of HWH’s data security, whether externally or internally, or misuse of associate, customer, or employee data, could cause considerable damage to its reputation, cause the public disclosure of confidential information, and result in lost sales, significant costs, and litigation, which would negatively affect its financial position and results of operations.

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Alset’s and HWH’s ability to consummate the Business Combination, and the operations of HWH following the Business Combination, may be materially adversely affected by the ongoing coronavirus (COVID-19) pandemic.

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Alset or HWH following the Business Combination could be materially and adversely affected. COVID-19 had a material adverse effect on HWH’s prior plans to grow its business, and the extent of COVID-19’s future impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. Government restrictions could keep HWH from sustaining or growing its membership, thereby causing the failure of our business.

The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and Alset’s and HWH’s ability to consummate the Business Combination and HWH’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Alset and HWH may also incur additional costs due to delays caused by COVID-19, which could adversely affect HWH’s financial condition and results of operations.

Risks Related to HWH’s International Operations

HWH is highly dependent on the financial performance of its South Korea (“Korea”) and Singapore operations.

HWH’s financial and operational performance is currently highly dependent on its Korea and Singapore operations. Declines in financial performance of these operations could arise from, among other things: slow growth or declines in membership growth, comparable product sales (comparable sales); negative trends in operating expenses, including increased labor, healthcare and energy costs; failing to meet targets for Hapi Café openings changes or uncertainties in economic conditions in HWH’s markets, including higher levels of unemployment and depressed home values; and failing to consistently provide high quality and innovative new products and services.

HWH may not be able to successfully execute its international expansion strategy.

As a key part of its business strategy, HWH is looking to expand its operations in markets outside Korea and Singapore, including through the opening of additional overseas cafés and subsidiaries, particularly in South and Southeast Asia and in North America. In the coming years, HWH is looking to organize subsidiaries and rapidly expand its operations in numerous other countries, with a particular focus on the United States and Canada in North America and on Hong Kong, Malaysia, Singapore, Thailand, and Taiwan.

Notwithstanding the foregoing, the expansion of HWH’s operations abroad may be difficult due to the presence of established competitors in the relevant local markets. In addition, overseas expansion and the management of international operations may require significant financial expenditures as well as management attention and customization, and will subject HWH to the challenges of operating in an unfamiliar business environment with different regulatory, legal and taxation systems and political, economic and social risks.

HWH’s growth is also dependent, in part, on its ability to acquire property and build or lease new Hapi Cafés. HWH competes with other retailers and businesses for suitable locations. Local land use and other regulations restricting the construction and operation of Hapi Cafés, as well as local community actions opposed to the location of Hapi Cafés at specific sites and the adoption of local laws restricting HWH’s operations and environmental regulations, may impact HWH’s ability to find suitable locations and increase the cost of sites and of constructing, leasing and operating them. HWH may also have difficulty negotiating leases or purchase agreements on acceptable terms.

HWH intends to open additional Hapi Cafés in new markets. Associated risks include difficulties in attracting members due to a lack of familiarity with HWH, attracting members of other health, wealth and happiness-based club operators, HWH’s may be less familiarity with local member preferences, and seasonal differences in the markets. Entry into new markets may bring HWH into competition with new competitors or with existing competitors with a large, established market presence.

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More generally, HWH’s international operations and future expansion plans are subject to political, economic, and social uncertainties, including:

● inflation;

● the renegotiation or modification of various agreements;

● increases in custom duties and tariffs;

● complex U.S. and foreign laws, treaties and regulations, including without limitation, tax laws, the U.S. Foreign Corrupt Practices Act, and similar anti-bribery and corruption acts and regulations in many of the markets in which we operate;

● trademark availability and registration issues;

● changes in exchange rates;

● changes in taxation;

● wars, civil unrest, acts of terrorism and other hostilities;

● political, economic, and social conditions;

● the effects of COVID-19;

● changes to trade practice laws or regulations governing direct selling and marketing;

● increased government scrutiny surrounding direct selling and network marketing; and

● changes in the perception of network marketing.

The risks outlined above could adversely affect HWH’s ability to sell products or services, obtain international customers, or to operate its international businesses, or business segments, profitably, which would have a negative impact on HWH’s overall business and results of operations. Furthermore, any negative changes in HWH’s distribution channels may force it to invest significant time and money related to HWH’s distribution and sales to first grow and then maintain its position in certain international markets. Accordingly, there is no guarantee that HWH will be successful in executing its overseas expansion strategy. The failure of its international expansion strategy could have an adverse impact on our business, results of operations and financial condition.

Fluctuations in foreign currency exchange rates will affect HWH’s financial results, which we report in U.S. Dollars.

HWH currently operates in multiple jurisdictions, which exposes it to the effects of fluctuations in currency exchange rates. HWH earns revenue denominated in Korean Won, Singapore Dollars, and U.S. Dollars. Fluctuations in the exchange rates between the various currencies that HWH uses could result in expenses being higher and revenue being lower than would be the case if exchange rates were stable. HWH cannot assure you that movements in foreign currency exchange rates will not have a material adverse effect on HWH’s results of operations in future periods. HWH has not previously entered into hedging contracts to limit its exposure to fluctuations in the value of the currencies that its businesses use, though it may do so at some point in the future, should it deem it expedient to do so. HWH cannot assure you that central banks of the jurisdictions in which it operates will, or would be able to, intervene in the foreign exchange market in the future to achieve stabilization or other objectives, or that such intervention would be effective in achieving the intended objectives.

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Restrictions on currency exchange in certain countries may limit HWH’s ability to receive and use its revenue effectively.

A large majority of its revenue and expenses are currently denominated in Korean Won and Singapore Dollars. If revenue denominated in Korean Won or Singapore Dollars increase or expenses denominated in such currencies decrease in the future, HWH may need to convert a portion of its revenue into other currencies to meet its foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of its shares. Especially as HWH expands into additional markets, HWH cannot guarantee that it will be able to convert the currencies of the countries in which it operates into U.S. Dollars or other foreign currencies to pay dividends or for other purposes on a timely basis or at all.

HWH has no business insurance coverage or certain other types of insurance.

Insurance products currently available in Asia are not as extensive as those offered in more developed regions. Consistent with customary industry practice in Asia, HWH does not currently carry business insurance. HWH has determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms makes it impractical for HWH to have such insurance. Any uninsured damage to HWH facilities or disruption of HWH’s business operations could require it to incur substantial costs and divert its resources, which could have an adverse effect on our business, financial condition and results of operations.

While HWH does carry insurance to cover claims for employee health care benefits and workers’ compensation as are required under applicable laws, general liability, property damage, directors’ and officers’ liability, and other exposures would be funded wholly by HWH. Significant claims or events, regulatory changes, a substantial rise in costs of health care or costs to maintain HWH’s insurance or the failure to maintain adequate insurance coverage could have an adverse impact on HWH’s financial condition and results of operations.

HWH’s revenue and net income may be materially and adversely affected by any economic slowdown in any regions of Asia as well as globally.

While HWH plans to expand its operations into North American, HWH currently derives 70% of its revenue from Korea and 30% from Singapore in 2022, and 100% from Korea in 2021, and is exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. As a result, HWH’s revenue and net income could be impacted to a significant extent by economic conditions in Asia and globally. The Asia and global economy and markets are influenced by many factors beyond HWH’s control, including consumer perception of current and future economic conditions, political uncertainty, employment levels, inflation or deflation, real disposable income, interest rates, taxation and currency exchange rates.

Economic growth in Asia has experienced a mild moderation in recent years, partially due to the slowdown of the Chinese economy since 2012, as well as the global COVID-19 pandemic, global volatility of energy and consumer prices, U.S. monetary policies and other markets, and other factors. Asia will have to cope with potential external and domestic risks to sustain its economic growth. An economic downturn, whether actual or perceived, a further decrease in economic growth rates or an otherwise uncertain economic outlook in Asia or any other market in which HWH may operate could have a material adverse effect on HWH’s business, financial condition and results of operations.

Risks Related to HWH’s Operations in Korea

Unfavorable financial and economic developments in Korea may have an adverse effect on us.

At the present time, a material portion of HWH’s operations and assets are located in Korea. HWH is subject to political, economic, legal and regulatory risks specific to Korea, and HWH’s performance and successful fulfillment of its operational strategies are dependent in large part on the overall Korean economy. The economic indicators in Korea in recent years have shown mixed signs of growth and uncertainty, and starting in 2020, the overall Korean economy and the economies of Korea’s major trading partners have shown signs of deterioration due to the debilitating effects of the COVID-19 pandemic. Any possible recurrence of COVID-19 or other types of widespread infectious diseases in Korea may adversely affect HWH’s business, financial condition and results of operations.

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The future growth of the Korean economy is subject to many factors beyond our control, including developments in the global economy. In recent years, adverse conditions and volatility in the worldwide financial markets, fluctuations in oil and commodity prices, supply chain disruptions and the increasing weakness of the global economy, in particular due to the COVID-19 pandemic and more recently Russia’s invasion of Ukraine and ensuing sanctions against Russia, have contributed to the uncertainty of global economic prospects in general and have adversely affected, and may continue to adversely affect, the Korean economy. The value of the Won, Korea’s national currency, relative to major foreign currencies has fluctuated significantly and, as a result of uncertain global and Korean economic conditions, there has been significant volatility in the stock prices of Korean companies recently. Any future deterioration of the Korean or global economy could adversely affect HWH’s business, financial condition and results of operations.

Developments that could have an adverse impact on Korea’s economy include:

●	the occurrence of severe health epidemics in Korea and other parts of the world (such as the ongoing global COVID-19 pandemic);

●	a continuing rise in the level of household debt and increasing delinquencies and credit defaults by retail or small- and medium-sized enterprise borrowers in Korea;

●	a deterioration in economic or diplomatic relations between Korea and its trading partners or allies, including deterioration resulting from territorial or trade disputes or disagreements in foreign policy;

●	increased sovereign default risks in select countries and the resulting adverse effects on the global financial markets;

●	a deterioration in the financial condition or performance of small- and medium-sized enterprises and other companies in Korea due to the government’s policies to increase minimum wages and limit working hours of employees;

●	investigations of large Korean conglomerates and their senior management for possible misconduct;

●	social and labor unrest;

●	substantial changes in the market prices of Korean real estate;

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a substantial decrease in tax revenues and a substantial increase in the Korean government’s expenditures for fiscal stimulus measures, unemployment compensation and other economic and social programs, in particular in light of the Korean government’s ongoing efforts to provide emergency relief payments to households and emergency loans to corporations in need of funding in light of the ongoing COVID-19 pandemic, which together would likely lead to a national budget deficit as well as an increase in the Korean government’s debt

●	loss of investor confidence arising from corporate accounting irregularities and corporate governance issues concerning certain Korean conglomerates;

●	increases in social expenditures to support an aging population in Korea or decreases in economic productivity due to the declining population size in Korea;

●	geopolitical uncertainty and the risk of further attacks by terrorist groups around the world;

●	political uncertainty or increasing strife among or within political parties in Korea;

●	hostilities, political or social tensions involving Russia (including the invasion of Ukraine by Russia and ensuing actions that the United States and other countries may take) and the resulting adverse effects on the global supply of oil and other natural resources and the global financial markets;

●	hostilities or political or social tensions involving oil producing countries in the Middle East (including a potential escalation of hostilities between the United States and Iran) and North Africa and any material disruption in the global supply of oil or sudden increase in the price of oil;

●	natural or man-made disasters that have a significant adverse economic or other impact on Korea or its major trading partners; and

●	an increase in the level of tensions or an outbreak of hostilities between North Korea and Korea or the United States.

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Escalations in tensions with North Korea could have an adverse effect on HWH.

Relations between Korea and North Korea have been tense throughout Korea’s modern history. The level of tension between the two Koreas has fluctuated and may increase abruptly as a result of current and future events. In particular, there have been heightened security concerns in recent years stemming from North Korea’s nuclear weapon and ballistic missile programs as well as its hostile military actions against Korea.

North Korea’s economy also faces severe challenges, which may further aggravate social and political pressures within North Korea. Although bilateral summit meetings between the two Koreas were held in April 2018, May 2018 and September 2018 and between the United States and North Korea in June 2018, February 2019 and June 2019, there can be no assurance that the level of tensions affecting the Korean peninsula will not escalate in the future. Any further increase in tensions, which may occur, for example, if North Korea experiences a leadership crisis, high-level contacts between Korea and North Korea break down or military hostilities occur, could have a material adverse effect on the Korean economy and on HWH’s Korea- based members and customers, thereby having a material adverse effect on HWH’s business, financial condition and results of operations.

Strengthening of Korea’s consumer protection laws could adversely affect our Korean operations.

As a direct-to-consumer seller of consumer products in Korea, HWH is potentially subject to a variety of regulations in Korea that are designed to protect consumers. In recent years, in light of heightened public concern regarding privacy issues, the Korean government has placed greater emphasis on protection of personal information by companies in direct-to-consumer businesses and has implemented a number of measures to enhance consumer protection. Under the Personal Information Protection Act, companies designated as personal information managers may not collect, store, maintain, utilize or provide resident registration numbers of their customers, unless other laws or regulations specifically require or permit the management of resident registration numbers. In addition, under the Use and Protection of Credit Information Act, a company a higher duty to protect all information that it collects from its customers and is required to treat such information as credit information. A company’s ability to transfer or provide the information to its affiliates or holding company is considerably restricted, and significant damages may be imposed on a company for leakage of such information. Furthermore, under the Electronic Financial Transaction Act, a company may be primarily responsible for compensating its customers harmed by a cyber security breach affecting the company even if the breach is not directly attributable to the company.

Labor unrest in Korea may adversely affect HWH’s operations.

Economic difficulties in Korea or increases in corporate reorganizations and bankruptcies could result in layoffs and higher unemployment. Such developments could lead to social unrest and substantially increase government expenditures for unemployment compensation and other costs for social programs. According to statistics from the Korea National Statistical Office, the unemployment rate increased from 3.8% in 2018 and 2019 to 4.5% in 2020 and 3.7% in 2021. Further increases in unemployment and any resulting labor unrest in the future could adversely affect HWH’s operations, and the ability of many of HWH’s customers to purchase memberships and products from HWH. These developments in Korea may have an adverse effect on HWH’s financial condition and results of operations.

Risks Related to Regulation

HWH’s business may be adversely affected by legal claims and regulatory actions against it.

HWH is subject to the risk of legal claims and regulatory actions, which may expose it to monetary damages and legal costs, injunctive relief, criminal and civil penalties, sanctions against our management and employees and regulatory restrictions on our operations, as well as reputational harm.

HWH is unable to predict the outcome of many of the legal claims and regulatory actions in which it is involved, and the scope of the claims or actions or the total amount in dispute in such matters may increase.

Furthermore, adverse decisions, findings or resolutions in such matters could encourage other parties, including governmental authorities in other jurisdictions, to bring similar claims and actions against HWH. Accordingly, the outcome of current and future legal claims and regulatory actions, particularly those for which it is difficult to assess the maximum potential exposure or the ultimate adverse impact with any degree of certainty, may materially and adversely impact HWH’s business, reputation, results of operations and financial condition.

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Civil or governmental challenges to HWH’s membership driven model or its related direct selling system or the distribution and service policies of HWH’s affiliates could harm HWH’s business.

The membership-based industry and the direct-to-consumer industry are subject to governmental scrutiny, including as a result of various national, state, and local laws and regulations. For example, in the U.S., the FTC has actively warned several direct selling companies, and the industry as a whole, about certain business practices associated with direct selling and has entered into settlements with several direct selling companies that required those companies to modify their compensation plans and business models.

In the countries where HWH operates, the direct selling industry and the service provision industry rely on the implementation of distributor or service provider rules and policies designed to protect consumers, prevent inappropriate sales activities and marketing practices, and prevent unregistered broker-dealer activity. HWH’s affiliates who engage in direct sales have adopted formal rules and policies that HWH’s affiliates believe are consistent with best domestic and global industry standards, as applicable. However, there can be no assurance that elements of HWH’s affiliates’ systems, or elements of their policies will not be challenged in civil or governmental actions, or that the application and interpretation of laws or regulations governing such industry segments in the future would not be harmful to HWH’s business. The occurrence of any of these conditions could have a material adverse effect on HWH’s business, financial condition, results of operations and cash flows.

HWH may fail to obtain, maintain or renew requisite licenses and approvals.

HWH may not be able to obtain all the licenses and approvals that may be deemed necessary to provide the products and services it plans to offer. Because the industries in which HWH operates may be relatively new in certain markets, the relevant laws and regulations, as well as their interpretations, are often unclear and evolving. This can make it difficult to know which licenses and approvals are necessary, or the processes for obtaining them. For these same reasons, HWH also cannot be certain that it will be able to maintain the licenses and approvals that it has previously obtained, or that once they expire HWH will be able to renew them. HWH also believe that some of its business operations fall outside the scope of licensing requirements, or benefit from certain exemptions, making it not necessary to obtain certain licenses or approvals. HWH cannot be sure that its interpretations of the rules and their exemptions have always been or will be consistent with those of the local regulators.

If HWH fails to obtain, maintain or renew any required licenses or approvals or make any necessary filings or are found to require licenses or approvals that it believed were not necessary or with respect to which it believed itself exempted from obtaining, HWH may be subject to various penalties, such as confiscation of the revenue or assets that were generated through the unlicensed business activities, imposition of fines, suspension or cancelation of the applicable license, written reprimands, termination of third-party arrangements, suspension of business activities, criminal prosecution and the discontinuation or restriction of HWH’s operations. Any such penalties may disrupt HWH’s business operations and materially and adversely affect HWH’s business, financial condition and results of operations.

If government regulations regarding network marketing change or are interpreted or enforced in a manner adverse to the business of HWH’s affiliates, such affiliates may be subject to enforcement actions and material limitations regarding their overall business model, which in turn could impact the supply of products to HWH for sale to its members.

HWH does not utilize a network marketing business model. However, HWH’s affiliates, including Sharing Services, operate in that space. Network marketing is always subject to extensive governmental regulations, including foreign, federal, and state regulations. Any change in legislation and regulations could affect the business of HWH’s affiliates. Furthermore, significant penalties could be imposed on HWH’s affiliates for failure to comply with various statutes or regulations. Violations may result from:

● ambiguity in statutes;

● regulations and related court decisions;

● the discretion afforded to regulatory authorities and courts interpreting and enforcing laws;

● new regulations affecting HWH’s business; and

● changes to, or interpretations of, existing regulations affecting HWH’s business.

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HWH cannot predict what effect additional governmental regulations, judicial decisions, or administrative orders, when and if promulgated, would have on the business operations of HWH’s affiliates, or how that might impact that availability of HWH’s affiliates to provide such products to HWH for sale to its members as well as the cost of such products.

Legal and regulatory requirements concerning network marketing systems, however, involve a high level of subjectivity, are inherently fact-based, and are subject to judicial interpretation. Because of this, HWH can provide no assurance that it would not be harmed by the application or interpretation of statutes or regulations governing network marketing to certain of its affiliates.

If HWH violates governmental regulations or fails to obtain necessary regulatory approvals, its operations could be adversely affected.

HWH’s operations are subject to extensive laws, governmental regulations, administrative determinations, court decisions, and similar constraints at the federal, state, and local levels in its domestic and foreign markets. These regulations include the following:

●the formulation, manufacturing, packaging, labeling, distribution, importation, sale, and storage of the products sold by HWH;

●pricing restrictions regarding transactions with HWH’s affiliates or other related parties and similar regulations that affect HWH’s level of foreign taxable income;

●the assessment of customs duties; and

●export and import restrictions.

Any unexpected new regulations or changes in existing regulations could significantly restrict the ability of HWH’s affiliate suppliers to continue operations, which could adversely affect HWH’s business. For example, changes regarding health and safety and food and drug regulations for the nutritional products HWH sells to its members could require the affiliate suppliers of HWH to reformulate such products to comply with such regulations, which could in turn result in HWH paying higher prices for such products.

In some foreign countries, nutritional products are considered foods, while other countries consider them drugs. Future health and safety or food and drug regulations could delay or prevent HWH’s introduction of new products or suspend or prohibit the sale of existing products in a given country or marketplace. In addition, if HWH expands further into other foreign markets, its operations or the products it seeks to sell in such markets could also be affected by the general stability of such foreign governments and the regulatory environment relating to those products. If the products HWH sells are subject to high customs duties, both HWH sales and its competitive position could suffer as compared to locally produced goods. Furthermore, import restrictions in certain countries and jurisdictions could limit HWH’s ability to import products from the United States.

In other countries, travel services are heavily regulated. Future regulations could delay or prevent HWH’s introduction of new services or suspend or prohibit the sale of existing services in a given country or marketplace.

Increased regulatory scrutiny of nutritional supplements as well as new regulations that are being adopted in some of HWH’s markets with respect to nutritional supplements could result in more restrictive regulations and harm HWH’s results if the supplements sold by it or advertising activities are found to violate existing or new regulations or if HWH is not able to persuade its affiliate suppliers to effect necessary changes to products sold by HWH in a timely and efficient manner to respond to new regulations.

There has been an increasing movement in the United States and other markets to increase the regulation of dietary supplements, which could impose additional restrictions or requirements on us and increase the cost of doing business. On February 11, 2019, the FDA issued a statement from FDA Commissioner, Dr. Scott Gottlieb, regarding the agency’s efforts to strengthen the regulation of dietary supplements. The FDA will be prioritizing and focusing resources on misbranded products bearing unproven claims to treat, cure, or mitigate disease. Commissioner Gottlieb established a Dietary Supplement Working Group tasked with reviewing the agency’s organizational structure, process, procedures, and practices to identify opportunities to modernize the oversight of dietary supplements. Additionally, on December 21, 2015, the FDA created the Office of Dietary Supplements (“ODSP”). The creation of this new office elevates the FDA’s program from its previous status as a division under the Office of Nutrition and Dietary Supplements. ODSP will continue to monitor the safety of dietary supplements. Approvals or registration may require reformulation of products sold by HWH or may be unavailable to HWH with respect to certain products or ingredients. Products sold by HWH must comply with product labeling regulations, which vary by jurisdiction.

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In several of HWH’s markets, new regulations have been adopted, or are likely to be adopted, in the near-term that will impose new requirements, make changes in some classifications of supplements under the regulations, or limit the claims that can be made about the products HWH sells. In addition, there has been increased regulatory scrutiny of nutritional supplements and marketing claims under existing and new regulations. In August 2016, the FDA published its revised draft guidance on Dietary Supplements: New Dietary Ingredient Notifications and Related Issues. If a company sells a dietary supplement containing an ingredient that FDA considers either not a dietary ingredient or a new dietary ingredient (“NDI”) that needs an NDI notification, the agency may threaten or initiate enforcement against that company. For example, it might send a warning letter that can trigger consumer lawsuits, demand a product recall, or even work with the Department of Justice to bring a criminal action. HWH’s operations could be harmed if new guidance or regulations result in increased costs to HWH, given HWH does not manufacturer its own products, or if the sale of certain products is completely prohibited.

Taxation and transfer pricing affects operations and HWH could be subjected to additional taxes, duties, interest, and penalties in material amounts, which could harm HWH’s business.

As a multinational corporation, in multiple countries, including the United States, HWH is subject to transfer pricing and other tax regulations designed to ensure that its intercompany transactions are consummated at prices that reflect the economic reality of the relationship between the entities and have not been manipulated to produce a desired tax result, that appropriate levels of income are reported as earned by the local entities, and that HWH gets taxed appropriately on such transactions. Regulators may choose to closely monitor HWH’s corporate structure, intercompany transactions, and how HWH effectuates intercompany fund transfers. If regulators challenge HWH’s corporate structure, transfer pricing methodologies or intercompany transfers, HWH’s operations may be harmed and HWH’s effective tax rate may increase. Scrutiny has increased with the advent of the Organization for Economic Co-operation and Development Base Erosion and Profit Shifting project.

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “TCJA”). The Internal Revenue Service (“IRS”) continues to issue guidance related to the passage of the Act. As new guidance is issued it may have a material impact on HWH’s financial statements. In addition, there is a risk that U.S. states and foreign jurisdictions may amend their tax laws in response to the Act, which could have a material impact on HWH’s future results.

HWH is subject to income taxes in the U.S. and multiple international jurisdictions. HWH’s income tax provision and cash tax liability in the future could be adversely affected by changes in earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws and the discovery of new information in the course of HWH’s tax return preparation process. HWH may also become subject to ongoing tax audits. Such audits can involve complex issues, which may require an extended period of time to resolve and can be highly judgmental. Tax authorities could disagree with certain tax reporting positions taken by HWH and, as a result, assess additional taxes against HWH. The amounts ultimately paid upon resolution of these or subsequent tax audits could be materially different from the amount previously included in HWH’s income tax provision, and, therefore, could have a material impact on HWH’s profitability.

Changes in and actual or perceived failures to comply with applicable data privacy, security and protection laws, regulations, standards and contractual obligations may adversely affect HWH’s business, operations and financial performance.

HWH is subject to federal, state, and foreign laws and regulations that govern data privacy and security. The legislative and regulatory landscape for privacy and data protection continues to evolve, and there has been an increasing focus on privacy and data protection issues, which may affect HWH’s business and may increase HWH’s compliance costs and exposure to liability. In the United States, numerous federal and state laws and regulations govern the collection, use, disclosure, and protection of personal information, including state data breach notification laws, federal and state health information privacy laws, and federal and state consumer protection laws. Each of these laws is subject to varying interpretations by courts and government agencies, creating complex compliance issues. If HWH fails to comply with applicable laws and regulations or discloses the personal information of its members in an impermissible manner, it could be subject to penalties or sanctions. HWH may become subject to rapidly evolving data protection laws, rules and regulations in foreign jurisdictions. For example, in Korea, HWH as a personal information controller is subject to the Personal Information Protection Act, which falls under the regulatory scope of the Personal Information Protection Commission. In Singapore, HWH is subject to the Personal Data Protection Act 2012, the general data protection which applies to all private sector organizations.

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Compliance with applicable data privacy and security laws, rules and regulations could require HWH to take on more onerous obligations in its contracts, require HWH to engage in costly compliance exercises, restrict HWH’s ability to collect, use and disclose data relating to its members, or in some cases, impact HWH or its partners’ ability to operate in certain jurisdictions. Each of these constantly evolving laws can be subject to varying interpretations. If HWH fails to comply with any such laws, rules or regulations, HWH may face government investigations and/or enforcement actions, fines, civil or criminal penalties, private litigation or adverse publicity that could adversely affect HWH’s business, financial condition and results of operations.

Risks Related to Alset and the Business Combination

The process of taking a company public by means of a business combination with a special purpose acquisition company (a “SPAC”) is different from taking a company public through an underwritten public offering and may create risks for unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, other investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

If we do not consummate the Business Combination and fail to complete an initial business combination by 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023)) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation, Alset will have to cease all operations except for the purpose of winding up and redeem all of its public shares for their pro rata portions of the Trust Account and liquidate.

If we are unable to complete a business combination by 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation), Alset will have to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem all public shares then outstanding at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less any interest released to Alset for working capital purposes, the payment of taxes or dissolution expenses (although Alset expects all or substantially all of such interest to be used for working capital purposes), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and board of directors, dissolve and liquidate, subject in each case to its obligations under Nevada law to provide for claims of creditors and the requirements of other applicable law.

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Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern,” as we will cease all operations except for the purpose of liquidating if we are unable to complete an initial business combination by 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023)) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation).

As of November 30, 2022, Alset had $1,172,581 in cash and a working capital of $818,083. We may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of our Business Combination, in which case we may issue additional securities or incur debt in connection with such business combination. If we are unable to complete our Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations. While Alset intends to complete the proposed Business Combination by there are no assurances that this will happen. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about Alset’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Alset will incur significant transaction and transition costs in connection with the Business Combination. If Alset fails to consummate the Business Combination, it may not have sufficient cash available to pay such costs.

Alset expects to incur significant, non-recurring costs in connection with consummating the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. Alset’s transaction expenses as a result of the Business Combination are currently estimated at approximately $3.7 million, which is comprised of (i) $3 million in deferred underwriting compensation payable to the underwriters of its IPO and (ii) approximately $0.7 million relating to fees associated with legal, audit, printing and mailing this proxy statement/prospectus, investor relations, insurance, and other operating costs related to the Business Combination. HWH estimates its Business Combination costs to be approximately $0.4 million, which is comprised of approximately $0.4 million of legal, accounting, financial consulting, and investor relations. If Alset and HWH do not consummate the Business Combination, each party will be required to pay its own fees and expenses, and Alset likely will not have sufficient cash available to pay its fees and expenses unless and until it completes a subsequent business combination transaction.

If the funds held outside of Alset’s Trust Account are insufficient to allow it to operate until at least 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023)), Alset’s ability to complete an initial business combination may be adversely affected.

We believe the funds available to us outside of the Trust Account will be sufficient to allow it to operate until we complete our business combination; however, no assurances can assure you that our estimate is accurate. If we are required to seek additional capital, we would need to borrow funds from our Sponsor, management team or other third parties to operate or may be forced to liquidate. Neither our Sponsor, members of our management team nor any of their affiliates is under any obligation to advance funds to us in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to us upon completion of our initial business combination.

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The Sponsor and Alset’s directors, officers, advisors or their affiliates may elect to purchase shares of Alset Common Stock from Alset’s stockholders, which may influence a vote on a proposed business combination and reduce the public float of Alset’s issued and outstanding capital stock.

The Sponsor and Alset’s directors, officers, advisors or their affiliates may purchase shares of Alset Common Stock in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. In the event such occurs, we will comply with Compliance and Disclosure Interpretation located at Question 166.01 of the Tender Offers and Schedules interpretations of the SEC. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and Alset’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Alset stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, or to satisfy the closing condition in the Merger Agreement that requires Alset to have a minimum amount of cash at the Closing. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public float of Alset Common Stock and the number of beneficial holders of Alset’s securities may be reduced, possibly making it difficult for HWH to obtain the quotation, listing or trading of its securities on a national securities exchange.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the HWH’s actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that Alset and HWH currently believe are reasonable. The unaudited pro forma condensed combined information does not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” of this proxy statement/prospectus for additional information.

If, before distributing the proceeds in the Trust Account to the Alset stockholders, Alset files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against Alset that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Alset’s stockholders and the per-share amount that would otherwise be received by Alset’s stockholders in connection with Alset’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Alset stockholders, Alset files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against Alset that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Alset’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Alset’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Alset’s stockholders in connection with Alset’s liquidation may be reduced.

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Our ability to consummate an initial business combination may be adversely affected by economic uncertainty and volatility in the financial markets, including as a result of the military conflict in Ukraine.

In late February 2022, Russian military forces invaded Ukraine. Russia’s invasion, the responses of countries and political bodies to Russia’s actions, and the potential for wider conflict may increase financial market volatility and could have adverse effects on regional and global economic markets, including the markets for certain securities and commodities. Following Russia’s actions, various countries, including the United States, Canada, the United Kingdom, Germany, and France, as well as the European Union, issued broad-ranging economic sanctions against Russia. The sanctions consist of the prohibition of trading in certain Russian securities and engaging in certain private transactions, the prohibition of doing business with certain Russian corporate entities, large financial institutions, officials and persons, and the freezing of Russian assets. The sanctions include a possible commitment by certain countries and the European Union to remove selected Russian banks from the Society for Worldwide Interbank Financial Telecommunications, commonly called “SWIFT”, the electronic network that connects banks globally, and imposed restrictive measures to prevent the Russian Central Bank from undermining the impact of the sanctions. A number of large corporations and U.S. states have also announced plans to curtail business dealings with certain Russian businesses.

The imposition of the current sanctions (and potential imposition of further sanctions in response to continued Russian military activity) and other actions undertaken by countries and businesses may adversely impact various sectors of the Russian economy, and the military action has severe impacts on the Ukrainian economy, including its exports and food production. The duration of ongoing hostilities and corresponding sanctions and related events cannot be predicted and may result in a negative impact on the markets and thereby may negatively impact our ability to consummate a business combination.

If Alset were deemed an “investment company” under the Investment Company Act of 1940 (the “Investment Act”), as amended (the “Investment Company Act”), we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

If we are deemed to be an investment company under the Investment Act, our activities may be restricted, including:

● restrictions on the nature of our investments;

● restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination; and

*the requirement to liquidate.

In addition, we may have imposed upon us burdensome requirements, including:

● registration as an investment company with the SEC;

● adoption of a specific form of corporate structure; and

● reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

In order not to be regulated as an investment company under the Investment Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe that our principal activities and the Business Combination will subject us to the Investment Company Act. To this end, the proceeds held in the trust account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. However, the longer the trust funds are held in securities, the greater the risk that we will be deemed to be an Investment Company than if we held the trust assets in cash. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Act. An investment in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination (which shall be the Business Combination should it occur); (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to provide holders of our Class A Shares the right to have their shares redeemed in connection with our initial business combination (which shall be the Business Combination should it occur) or to redeem 100% of our public shares if we do not complete our initial business combination within 21 months from the closing of our initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A Shares; or (iii) absent an initial business combination (which shall be the Business Combination should it occur) within 21 months from the closing of our initial public offering, our return of the funds held in the trust account to our public shareholders as part of our redemption of the public shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Act. If we were deemed to be subject to the Investment Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a business combination. In addition, we could be required to liquidate. If we are unable to complete the Business Combination, our Public Shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to Public Shareholders, and our warrants and rights will expire worthless. This will also cause you to lose the investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.

On March 30, 2022, the SEC issued proposed rules relating to, among other matters, the extent to which SPACs could become subject to regulation under the Investment Company Act. The SEC’s proposed rule under the Investment Act would provide a safe harbor for SPACs from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. The duration component of the proposed safe harbor rule would require a SPAC to file a report on Form 8-K with the Commission announcing that it has entered into an agreement with the target company (or companies) to engage in an initial business combination no later than 18 months after the effective date of the SPAC’s registration statement for its initial public offering. The SPAC would then be required to complete its initial business combination no later than 24 months after the effective date of its registration statement for its initial public offering. Although that proposed safe harbor rule has not yet been adopted, the SEC has indicated that are serious questions concerning the applicability of the Investment Company Act to a SPAC.

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The proposed safe harbor rule has not yet been adopted, and one or more elements of the proposed safe harbor rule may not be adopted or may be adopted in a revised form. However, if we were deemed to be an investment company for purposes of the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and could increase the costs and time needed to complete a business combination or impair our ability to complete a business combination. If we have not completed our initial business combination within the required time period, our public shareholders may receive only approximately $10.28 per share, plus interest, or less in certain circumstances, on the liquidation of our trust account and our warrants and rights will expire worthless.

We may not be able to complete an initial business combination with a U.S. target company since such business combination may be subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.

Certain of our directors are citizens of countries other than the United States. It is possible that the Business Combination may be subject to a CFIUS review, the scope of which was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If the Business Combination falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit a voluntary notice to CFIUS, or to proceed with the business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the business combination. CFIUS may decide to block or delay our business combination, impose conditions to mitigate national security concerns with respect to such business combination or order us to divest all or a portion of a U.S. business of the combined company without first obtaining CFIUS clearance, which may limit the attractiveness of or prevent us from pursuing certain business combination opportunities that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete a business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues.

Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and we have limited time to complete our business combination. If we do not consummate the Business Combination and fail to complete our initial business combination by 6 months from the closing of the IPO (May 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023) because the review process drags on beyond such timeframe or because our initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, we may be required to liquidate. This will also cause you to lose the investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company and your warrants and rights will expire worthless.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because some of our directors reside outside of the United States.

Some of our officers and directors, both now for both HWH and Alset, and after the business combination, are located in Hong Kong and China including William Wu, Wong Tat Keung, Wong Shui Yeung, Joanne Wong, Vincent Lum, and Alan Lui. Thus, their residences may make it even more difficult to enforce any judgments obtained from foreign courts against them. As a result, it may be difficult for you to effect service of process upon those persons inside mainland China and Hong Kong. It may be difficult for you to enforce judgements obtained in U.S. courts based on civil liability provisions of the U.S. federal securities laws against our directors and officers located in China and Hong Kong.

Alset has elected not to pursue a private placement financing at this time, which may increase the risk that the post-combination company is under-capitalized upon the completion of the business combination.

Notwithstanding the foregoing, Alset has elected not to proceed with a private placement financing at this time, due to market conditions. However, this may increase the risk that the post-combination company is under-capitalized upon completion of the business combination, which could adversely affect the post-combination company’s financial condition and results of operations.

Risk Related to the Warrants in Connection with the Business Combination

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results and/or the market price of our common stock, which may make it more difficult for us to consummate an initial business combination with a target business.

On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. As a result of the SEC Staff Statement, we reevaluated the accounting treatment of our warrants and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on our consolidated balance sheet as of December 31, 2021 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. ASC 815, Derivatives and Hedging, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earning may have a material adverse effect on the market price of our securities.

The exercise of Alset Warrants for shares of Alset Class A Common Stock would increase the number of shares eligible for future resale in the public market and result in dilution to stockholders of Alset. Such dilution will increase if more shares of Alset Class A Common Stock are redeemed.

As of the record date, Alset had warrants to purchase an aggregate of 4,549,375 shares of Alset Class A Common Stock outstanding, comprising of 4,312,500 from exercise of public warrants and 236,875 from exercise of placement warrants. These Alset Warrants will become exercisable at any time commencing on the later to occur of 30 days after the completion of the Business Combination or 12 months from the closing of the IPO. The likelihood that these Alset Warrants will be exercised increases if the trading price of shares of HWH Common Stock exceeds the exercise price of the warrants. The exercise price of these warrants is $11.50 per share.

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Based on the closing price of $ 0.0329 per warrant on Nasdaq on July 6, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the public warrants and the private placement warrants have an aggregate market value of approximately $149,674.44 However, there is no guarantee that the Alset Warrants will ever be in the money after they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

To the extent the Alset Warrants are exercised, additional shares of the Combined Company’s Common Stock will be issued, which will result in dilution to the holders of the Combined Company’s Common Stock and increase the number of shares eligible for resale in the public market. The dilution, as a percentage of outstanding shares, caused by the exercise of the Alset Warrants will increase if a large number of holders of Alset Common Stock elect to redeem their shares in connection with the Business Combination. Holders of Alset Warrants do not have a right to redeem the warrants. Further, the redemption of Alset Class A Common Stock without any accompanying redemption of public warrants will increase the dilutive effect of the exercise of public warrants. Sales of substantial numbers of shares issued upon the exercise of warrants in the public market or the potential that such warrants may be exercised could also adversely affect the market price of the Combined Company’s Common Stock.

Holders who redeem their public shares of Alset Class A Common Stock may continue to hold any Alset Warrants that they own, which results in additional dilution to non-redeeming holders upon exercise of the Alset Warrants.

Public stockholders who redeem their shares of Alset Class A Common Stock may continue to hold any Alset Warrants that they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such Alset Warrants. Assuming the maximum redemption of the shares of Alset Class A Common Stock held by the redeeming holders of Alset public shares, up to 4,312,500 publicly traded Alset Warrants would be retained by redeeming holders of Alset public shares (assuming all such holders elected not to exercise their warrants) with an aggregate market value of $0.3 million, based on the market price of $0.08 per Alset Warrant as of February 28, 2023. As a result, the redeeming holders of Alset public shares would recoup their entire investment and continue to hold public warrants with an aggregate market value of up to $0.3 million, while non-redeeming holders of Alset public shares would suffer additional dilution in their percentage ownership and voting interest in the Combined Company if the Business Combination is consummated, upon exercise of HWH Warrants by redeeming holders of Alset public shares. However, if redemptions exceed the amount allowable for consummation of the Business Combination, or the Business Combination is otherwise not consummated, the Alset Warrants will not be exercisable and expire worthless.

Alset Warrants will become exercisable for the Combined Company’s Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to the Combined Company’s stockholders.

Alset issued public warrants to purchase 4,312,500 shares of our Class A Common Stock as part of the Alset IPO and in connection with the Alset IPO, Alset issued an aggregate of 236,875 placement warrants as part of the placement units to the Sponsor. Each whole Alset Warrant is exercisable for one share of Alset Common Stock at $11.50 per share. At the Effective Time of the Business Combination, each Alset Warrant will be converted into the right to receive a warrant to purchase one share of the Combined Company’s Common Stock at the same exercise price of $11.50 per share. To the extent such warrants are exercised, additional shares of the Combined Company’s Common Stock will be issued, which will result in dilution to the then existing holders of the Combined Company’s Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Combined Company’s Common Stock.

We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least a majority of the then outstanding public warrants. As a result, the exercise price of our warrants could be increased, the exercise period could be shortened and the number of shares of the Combined Company’s Common Stock purchasable upon exercise of a warrant could be decreased, all without your approval if a majority of holders of warrants vote differently than you.

Our warrants are issued in registered form under a warrant agreement between Vstock Transfer LLC, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this proxy statement/prospectus, or defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants (which may include public warrants acquired by our sponsor or its affiliates in this offering or thereafter in the open market). Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least a majority of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock, shorten the exercise period or decrease the number of shares of common stock purchasable upon exercise of a warrant.

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Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

After the Effective Time of the Business Combination, we may redeem your unexpired Alset Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Alset Warrants worthless.

After the Effective Time of the Business Combination, we will have the ability to redeem outstanding Alset Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the reported last sale price of the Combined Company’s Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. Recent trading prices for Alset Class A Common Stock have not exceeded the $18.00 per share threshold at which the public warrants would become redeemable, even if other conditions described below have been satisfied.

None of the placement warrants issued in a private placement to our Sponsor in the Alset IPO will be redeemable so long as they are held by the Sponsor or its permitted transferees.

Redemption of the outstanding Alset Warrants could force you (i) to exercise your Alset Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Alset Warrants at the then-current market price when you might otherwise wish to hold your Alset Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Alset Warrants are called for redemption, is likely to be substantially less than the market value of your Alset Warrants. In these circumstances, and you choose option (i) to exercise the Alset Warrants, the value received upon exercise of the Alset Warrants (1) may be less than the value warrant holders would have received if they had exercised their public Alset Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Alset Warrants. If you choose to sell under option (ii) there is no guarantee the sale price will be high enough to compensate warrant holders for the value of the Alset Warrants.

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The Alset warrants and founder shares may have an adverse effect on the market price of Alset Class A Common Stock before the Business Combination and thereafter, on the Combined Company’s Common Stock.

We issued in our IPO public warrants to purchase up to 4,312,500 shares of Alset Class A Common Stock and rights convertible into up to 862,500 shares of Alset Class A Common Stock. Simultaneously with the IPO, we issued placement units, in a private placement to our Sponsor, consisting of placement warrants to purchase an aggregate of 236,875 shares of Alset Class A Common Stock and placement rights convertible into up to an aggregate of 47,375 shares of Alset Class A Common Stock. The Alset Initial Stockholders also currently own an aggregate of 2,156,250 of founder shares, which are convertible into shares of Alset Class A Common Stock on a one-for-one basis, subject to adjustment as described in this proxy statement/prospectus.

The placement warrants included in the placement units are identical to the public warrants sold in the IPO except that, so long as they are held by our Sponsor or its permitted transferees, (i) they will not be redeemable by us, (ii) they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (iii) they may be exercised by the holders on a cashless basis, and (iv) will be entitled to registration rights.

The Sponsor, and Alset’s directors and officers have agreed to vote in favor of its initial business combination, regardless of how Alset’s public stockholders’ vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor, Alset’s directors and officers have agreed to vote their founder shares and placement shares, as well as any public shares purchased by them in or after the Alset IPO, in favor of the initial business combination of Alset. Our Sponsor together with our directors and officers and permitted transferees currently own 473,750 shares of Class A common stock and 2,156,250 shares of Class B common stock, representing 57.1% of the 4,606,036 issued and outstanding shares of Alset Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if Alset’s Sponsor, directors and officers agreed to vote their founder shares and placement shares in accordance with the majority of the votes cast by its public stockholders.

The Sponsor, Alset’s directors and officers and advisors and their respective affiliates may elect to purchase shares from holders of our public shares in connection with the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of Alset Common Stock.

The Sponsor, Alset’s directors and officers and advisors and their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. In the event such occurs, we will comply with Compliance and Disclosure Interpretation located at Question 166.01 of the Tender Offers and Schedules interpretations of the SEC. No such person will make any such purchases when such persons are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such purchases may include a contractual acknowledgement that such shareholder, although still the record holder of Alset’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Alset’s directors and officers and advisors or their affiliates purchase shares in privately negotiated transactions from holders of our public shares who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The price per share paid in any such transaction may be different than the amount per share a public shareholder would receive if it elected to redeem its shares in connection with the Business Combination. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval or to satisfy the closing condition that requires Alset to have a minimum amount of cash upon the consummation of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination although it may not otherwise have been possible. Any such purchases will be reported pursuant to Sections 13 and 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

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In addition, if such purchases are made, the public “float” of the Alset Class A Common Stock or Alset Warrants and the number of beneficial holders of Alset’s securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of Alset’s securities on a national securities exchange, including Nasdaq.

Unlike the Sponsor’s and Alset Initial Stockholders’ holdings currently, such newly purchased shares (if any) by those purchasers would not be subject to a lock-up period under the terms of the Sponsor Support Agreement. However, these newly purchased shares would be subject to limitations on resale under Rule 144 of the Securities Act as “control securities”, to the extent those shares were acquired by an affiliate of Alset, unless they are registered on a subsequent registration statement filed under the Securities Act. Limitations on resale would require those affiliated purchasers of such newly purchased shares to hold them for at least one year (from the date HWH files certain information on Form 8-K following the Closing in accordance with rules applicable to special purpose acquisition companies), assuming they are not registered on a registration statement following the Closing and HWH has fully complied with its reporting requirements and other requirements under Rule 144. When eligible to be sold, such securities if not registered under such a registration statement would be limited by applicable requirements of Rule 144, including limitations in their manner of sale and to the volume of sales eligible under Rule 144.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by the persons described above have been entered into with any such investor or holder. Alset will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.

Risks Related to Ownership of the Combined Company’s Common Stock

Concentration of ownership among the Sponsor, Alset’s existing executive officers, directors and their respective affiliates will prevent new investors from influencing significant corporate decision making.

Upon completion of the Business Combination, assuming there are no additional redemptions by the public stockholders, the Sponsor, Alset’s existing executive officers, directors and their respective affiliates as a group will beneficially own, directly or indirectly, approximately 12.9% of the outstanding Common Stock of the Combined Company. Because the Sponsor is an affiliate of HWH, the ownership of the Combined Company will remain concentrated among the Sponsor, Alset’s existing executive officers, directors and their affiliates. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the Combined Company’s amended and restated certificate of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

It is anticipated that, upon completion of the transaction, assuming no additional redemptions: (i) shares held by the Company’s public stockholders (other than our sponsor and Heng Fai Ambrose Chan) will be equal to approximately 31.7% of the economic interests of HWH; and (ii) Heng Fai Ambrose Chan and his affiliates will beneficially own approximately 68.3% of the economic interests of; HWH assuming holders of 1,976,036 public shares redeem their shares (the maximum redemption scenario): (i) shares held by the Company’s existing public stockholders (other than our sponsor and Heng Fai Ambrose Chan) will be equal to approximately 0% of the economic interests of HWH; (ii) shares issued pursuant to exercise of existing rights and warrants held by public stockholders will be equal to approximately 25.1% of the economic interests of HWH; (iii) Heng Fai Ambrose Chan and his affiliates will beneficially own approximately 74.9% of the economic interests of HWH.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of Alset’s or the Combined Company’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Alset’s securities prior to the Closing of the Business Combination may decline. The market values of Alset’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which our stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of the securities of the Combined Company could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for HWH’s stock and trading in the shares of Alset Common Stock has not been active. Accordingly, the valuation ascribed to HWH and our common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If, following the Business Combination, an active market for the Combined Company’s securities develops and continues, the trading price of these securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Combined Company’s control. Any of the factors listed below could have a material adverse effect on your investment in our securities and the Combined Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Combined Company’s securities may not recover and may experience a further decline.

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Factors affecting the trading price of the Combined Company’s securities following the Business Combination may include:

●

actual or anticipated fluctuations in the quarterly financial results of the Combined Company or the quarterly financial results of companies perceived to be similar to the Combined Company;

actual or anticipated fluctuations in the quarterly financial results of the Combined Company’s publicly-traded affiliates, including Sharing Services Global Corporation and DSS, Inc.;

membership growth rates, membership tier level increases, membership renewal rates, new sign-ups, new Hapi Café openings and other Combined-Company-specific benchmarks;

●	changes in the market’s expectations about the Combined Company’s operating results;

●	success of competitors;

●	the Combined Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning the Combined Company or the industry in general;

●	operating and stock price performance of other companies that investors deem comparable to the Combined Company;

●	the Combined Company’ ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting the Combined Company’s business;

●	commencement of, or involvement in, litigation involving the Combined Company;

●	changes in the Combined Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of the Combined Company’s Common Stock available for public sale;

●	any major change in the board or management of the Combined Company; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Combined Company’s securities irrespective of its operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Combined Company’s securities, may not be predictable. A loss of investor confidence in the market for clean energy related stocks or the stocks of other companies which investors perceive to be similar to the Combined Company could depress its stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of the Combined Company’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

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The Combined Company does not expect to declare any dividends in the foreseeable future.

After the completion of the Business Combination, the Combined Company does not anticipate declaring any cash dividends to holders of its common stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

There can be no assurance that the Combined Company’s Common Stock will be approved for listing on Nasdaq upon the Closing, or if approved, that the Combined Company will be able to comply with the continued listing standards of Nasdaq.

The Alset Class A Common Stock, the Alset Warrants, and Alset’s publicly traded units and rights are currently listed on the Nasdaq Global Market. In connection with the Closing, we intend to apply to list the Combined Company’s Common Stock and HWH Warrants on the Nasdaq Global Market upon the Closing under the symbols “HWH” and “HWHW,” respectively. As part of the application process, we are required to provide evidence that we are able to meet the initial listing requirements of Nasdaq, which are more rigorous than Nasdaq’s continued listing requirements and include, among other things, a requirement that HWH have 300 or more unrestricted round lot holders, at least 150 of which hold unrestricted shares with a minimum value of $2,500, and meet a minimum public float HWH’ ability to meet these listing requirements may depend, in part, on the number of shares of Alset Common Stock that are redeemed in connection with the Business Combination, as the number of additional redemptions may impact whether the Combined Company has at least 300 unrestricted round lot holders upon the Closing, among other initial listing requirements. HWH’s application has not yet been approved, and may not be approved if we are unable to provide evidence satisfactory to Nasdaq that the Combined Company will meet these listing requirements.

If the HWH Common Stock is not approved for listing on Nasdaq or, after the Closing, Nasdaq delists the Combined Company’s shares from trading on its exchange for failure to meet the listing standards, HWH and its stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that the Combined Company’s Common Stock is a “penny stock” which will require brokers trading in the Combined Company’s Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

A market for the Combined Company’s securities may not develop, which would adversely affect the liquidity and price of the Combined Company’s securities.

Following the Business Combination, the price of the Combined Company’s securities may fluctuate significantly due to the market’s reaction to the Business Combination, including a significant number of additional redemptions by Alset’s public stockholders, and general market and economic conditions. An active trading market for the Combined Company’s securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, the price of the Combined Company’s securities after the Business Combination could vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. You may be unable to sell your securities unless a market can be established or sustained.

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The Combined Company’s issuance of additional capital stock in connection with financings, acquisitions, investments, stock incentive plans or otherwise will dilute stockholders and may result in new investors gaining rights, preferences and privileges senior to those of the current stockholders.

The Combined Company expects to issue additional capital stock in the future that will result in dilution to all other stockholders. The Combined Company expects to grant equity awards to employees, directors, and consultants under its stock incentive plans. The Combined Company expects to raise capital through equity financings in the future. As part of its business strategy, the Combined Company may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of the Combined Company’s Common Stock to decline. In addition, as a result of such future issuances, new investors could gain rights, preferences and privileges senior to those of the current holders of our Common Stock.

The shares of the Combined Company’s Common Stock to be received by Alset’s stockholders as a result of the Business Combination will have different rights from shares of Alset Common Stock.

Following completion of the Business Combination, the Alset stockholders will no longer be stockholders of Alset but will instead be stockholders of the Combined Company. There will be important differences between your current rights as a Alset stockholder and your rights as a stockholder of the Combined Company. See “Comparison of Stockholder Rights” for a discussion of the different rights associated with the shares of common stock.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect the Combined Company’s financial condition and results of operations.

Accounting principles and related pronouncements, implementation guidelines, and interpretations we apply to a wide range of matters that are relevant to the Combined Company’s business are highly complex and involve subjective assumptions, estimates and judgments by the Combined Company’s management. Changes in rules or interpretation or changes in underlying assumptions, estimates or judgments by management could significantly change the Combined Company’s reported or expected financial performance and have a material impact on its consolidated financial statements.

The Combined Company may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to it after the Business Combination.

Alset is currently not subject to Section 404 of the Sarbanes-Oxley Act of 2002. However, following the Business Combination, the Combined Company will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of HWH International, Inc. as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that will be applicable to the Combined Company after the Business Combination. If the Combined Company is not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, the Combined Company may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its common stock.

The requirements of being a public company may strain the Combined Company’s resources and divert management’s attention.

As a public company, the Combined Company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations will increase the legal and financial compliance costs of the Combined Company, make some activities more difficult, time-consuming or costly and increase demand on the Combined Company’s systems and resources, particularly after it is no longer an “emerging growth company.” The Sarbanes-Oxley Act requires, among other things, that the Combined Company maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve the Combined Company’s disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect the Combined Company’s business and operating results. The Combined Company may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase its costs and expenses.

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In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. The Combined Company intends to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If the Combined Company’s efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against the Combined Company and its business may be adversely affected.

The Combined Company will be an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make its shares of common stock less attractive to investors.

The Combined Company is an “emerging growth company,” as defined in the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, HWH elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, the financial statements of the Combined Company may not be comparable to companies that comply with public company effective dates. It cannot be predicted if investors will find the Combined Company’s Common Stock less attractive because the Combined Company may rely on these exemptions. If some investors find the Combined Company’s Common Stock less attractive as a result, there may be a less active trading market for the Combined Company’s Common Stock and its share price may be more volatile.

The future exercise of registration rights may adversely affect the market price of the Combined Company’s Common Stock.

The Combined Company’s Common Stock will be subject to multiple registration rights agreements. Pursuant to registration rights agreement entered into concurrently with Alset’s IPO (which agreement will be assumed by the Combined Company pursuant to the Merger Agreement), the Sponsor is entitled to make a demand that the Combined Company register the resale of the founder shares at any time commencing three months prior to the date on which their shares may be released from the earnout. Additionally, the holders of the placement units and any units the Sponsor, officers or directors of Alset, or their affiliates may be issued in payment of working capital loans made to Alset are entitled to demand that the Combined Company register the resale of the placement units and any other units issued to them (and the underlying shares) commencing at any time after the consummation of the Business Combination, as well as any securities underlying any such units. The presence of these additional shares of the Combined Company’s Common Stock trading in the public market may have an adverse effect on the market price of the Combined Company’s securities.

Risks Relating to Redemption

The ability to execute Alset’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.

In the event the aggregate cash consideration Alset would be required to pay for all of its public shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to Alset, Alset may be required to increase the financial leverage Alset’s business would have to support. This may negatively impact Alset’s ability to execute on its own future strategic plan.

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The working capital available to the Combined Company after the Business Combination will be reduced to the extent Alset’s stockholders exercise their redemption rights in connection with the Business Combination and will also be reduced to the extent of HWH’s and Alset’s transaction expenses, which will be payable by the Combined Company. This may adversely affect the business and future operations of the Combined Company.

The amount of working capital available to the Combined Company after the Business Combination will depend in part on the extent to which Alset stockholders exercise their right to redeem their shares into cash in connection with the Business Combination. Alset’s working capital will be reduced in proportion to such redemptions, and will also be reduced to the extent of Alset’s and HWH’s transaction expenses, which will be payable by the Combined Company. Reduced working capital may adversely affect the Combined Company’s business and future operations.

Deferred underwriting fees in connection with the IPO and payable at the consummation of our initial business combination will not be adjusted to account for redemptions by our public stockholders; if our public stockholders exercise their redemption rights, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase.

The underwriters in our IPO are entitled to deferred underwriting commissions totaling $3,018,750 upon the consummation of our initial business combination, such amounts being held in our Trust Account until the consummation of our initial business combination. The deferred underwriting commissions will not be adjusted to account for redemptions of public shares by our public stockholders. Accordingly, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase as the number of public shares redeemed increases. Assuming no exercise of Alset Warrants but exercise of the Rights, if no public stockholders of Alset exercise redemption rights with respect to their public shares, the effective deferred underwriting fee would be approximately $0.32 per public share on a pro forma basis (or 3.2% of the value of public shares assuming a trading price of $10.00 per public share). If public stockholders of Alset exercise redemption rights with respect to 50% of public shares in connection with the Business Combination, the effective deferred underwriting fee would be approximately $0.58 per public share on a pro forma basis (or 5.8% of the value of shares assuming a trading price of $10.00 per public share). If holders of our public shares exercise redemption rights with respect to the maximum number of public shares which would nevertheless allow us to consummate the Business Combination, the effective deferred underwriting fee would be approximately $3.50 per public share on a pro forma basis (or 33.5% of the value of shares assuming a trading price of $10.00 per public share).

There is no guarantee that a Alset stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

No assurance can be given as to the price at which a stockholder may be able to sell the shares of the Combined Company’s Common Stock in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a Alset stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s shares. Similarly, if an Alset stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any business combination, and there can be no assurance that a stockholder can sell its shares of the Combined Company’s Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. Each Alset stockholder should consult its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If Alset stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Alset Common Stock for a pro rata portion of the funds held in Alset’s Trust Account.

Holders of Alset Common Stock are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting.

Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting of Alset Stockholders – Redemption Rights” for additional information on how to exercise your redemption rights. Failure to comply with the redemption procedures could result in the inability to redeem your Alset Common Stock.

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Risks Related to the Business Combination and Integration of Businesses

While Alset and HWH work to complete the Business Combination, management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Successful completion of the Business Combination may place a significant burden on management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition process could harm the new Combined Company’s business financial condition, results of operations and prospects. In addition, uncertainty about the effect of the Business Combination on HWH’s systems, employees, customers, partners, and other third parties, including regulators, may have an adverse effect on the new Combined Company. These uncertainties may impair the new Combined Company’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.

HWH’s operations may be restricted during the pendency of the Business Combination pursuant to terms of the Merger Agreement.

Prior to the consummation of the Business Combination, HWH is subject to customary interim operating covenants relating to carrying on its business in the ordinary course of business and is also subject to customary restrictions on actions that may be taken during such period without Alset’s consent. As a result, HWH may be unable, during the pendency of the Business Combination, to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions would prove beneficial.

Uncertainty about the effect of the Business Combination may affect our ability to retain key employees and may materially impact the management, strategy and results of our operation as a Combined Company.

Uncertainty about the effect of the Business Combination on HWH’s business, employees, customers, third parties with whom HWH has relationships, and other third parties, including regulators, may have an adverse effect on the Combined Company. These uncertainties may impair the Combined Company’s ability to attract, retain and motivate key personnel for a period of time after the Business Combination. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the new Combined Company, our business could be harmed.

The Combined Company may incur successor liabilities due to conduct arising prior to the completion of the Business Combination.

The new Combined Company may be subject to certain liabilities of Alset and HWH. Alset and HWH at times may each become subject to litigation claims in the operation of its business, including, but not limited to, with respect to employee matters, intellectual property infringement matters and contract matters. Any litigation may be expensive and time-consuming and could divert management’s attention from the Combined Company’s business and negatively affect its operating results or financial condition. The outcome of any litigation cannot be guaranteed, and adverse outcomes can affect Alset, HWH and the new Combined Company negatively.

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SPECIAL MEETING OF ALSET STOCKHOLDERS

General

Alset is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its Board for use at the Special Meeting to be held on July 25, 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to you on or about July 12, 2023. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct how your vote shall be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will virtually be held at 9:00 a.m. Eastern Time on July 25, 2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Alset Common Stock as of the close of business on July 7, 2023, which is the Record Date for the Special Meeting. You are entitled to one vote for each share of Alset Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the date of this proxy statement/prospectus, there were 4,606,036 shares of Alset Common Stock issued and outstanding, consisting of 2,449,786 publicly traded shares of our Class A Common Stock (consisting of 1,976,036 shares originally sold as part of units in the Alset IPO, 473,750 shares of our Class A Common Stock originally sold as part of units to the Sponsor in a Private Placement that occurred simultaneously with the consummation of the Alset IPO and 2,156,250 founder shares that were issued to the Sponsor prior to the Alset IPO. Alset does not expect to issue any shares of common stock on or before the Record Date.

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Vote of the Sponsor, Directors and Officers

In connection with the Alset IPO, Alset entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of common stock owned by it in favor of the Business Combination Proposal. These agreements apply to the Sponsor as it relates to the founder shares and any placement shares and the requirement to vote such shares in favor of the Business Combination Proposal. Our Sponsor with our directors and officers currently own 473,750 shares of our Class A Common Stock and 2,156,250 shares of our Class B Common Stock, representing 57.1% of the 4,606,036 issued and outstanding shares of Alset Common Stock. Our Sponsor, Alset Initial Stockholders, and our directors and officers have agreed to vote all of their founder shares and all of their shares of Class A Common Stock (including, but not limited to, shares of Class A Common Stock underlying the placement units) in favor of the Business Combination Proposal. There are only 1,976,036 shares of Class A Common stock currently held by the public, and we would need 2,303,019 shares to approve the transaction. As a result of the shares held by the Sponsor, we already have sufficient votes to approve the business combination.

Registering for the Special Meeting

Use the 16-digit control number provided in the proxy card, voting instruction form, or email with instructions in order to log into the meeting.  We encourage you to log into the website and access the webcast early, beginning approximately 15 minutes before the Special Meeting’s start time. If you experience technical difficulties, you may contact the technical support telephone number posted on the meeting website.

Additionally, please follow these instructions as applicable to the nature of your ownership of our common stock:

●	If your shares are registered in your name with Vstock Transfer LLC and you wish to attend the online-only Special Meeting, go to www.virtualshareholdermeeting.com/ACAX2023SM2, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

●	Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to ksmith@advantageproxy.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Vstock Transfer LLC, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Vstock Transfer LLC at least five (5) business days prior to the meeting date in order to ensure access.

Quorum and Required Vote for Proposals

A quorum of Alset stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the common stock outstanding and entitled to vote at the Special Meeting is represented in person (including by virtual attendance) or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

Approval of the Charter Amendments Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Alset Common Stock as of the Record Date. Accordingly, a Alset stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendments Proposal.

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The approval of the remaining Proposals (consisting of the Business Combination Proposal, the Advisory Charter Amendments Proposals, the Nasdaq Proposal, and the Adjournment Proposal) requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Special Meeting. Accordingly, an Alset stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or the failure of a Alset stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that stockholder’s shares not being counted towards the number of shares of Alset Common Stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Nasdaq Proposal, or the Adjournment Proposal. Abstentions of persons appearing at the Special Meeting likewise will also have no effect on the outcome of these proposals.

The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals (consisting of the Business Combination Proposal, the Charter Amendments Proposal, and the Nasdaq Proposal) are approved at the Special Meeting. The Advisory Charter Amendments Proposal and the Adjournment Proposal are not Condition Precedent Proposals for consummation of the Business Combination, and the Adjournment Proposal does not require the approval of any other proposal to be effective.

It is important for you to note that in the event that the Business Combination Proposal and the other Condition Precedent Proposals do not receive the requisite vote for approval, after taking into account any approved adjournment or postponement, if necessary, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete our initial business combination by 12 months from the closing of the IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, if you hold your stock in “street name” through a broker, bank or other nominee, that entity cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe that all the proposals presented to our stockholders will be considered non-discretionary, and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted as present for the purposes of establishing a quorum. Broker non-votes will have the same effect as a vote “AGAINST” the Charter Amendments Proposal. At a meeting with a quorum, broker non-votes will have no effect on the remaining Proposals.

Abstentions will be considered present for the purposes of establishing a quorum, but will not be counted for or against any particular proposal. An abstention will have the same effect as a vote “AGAINST” the Charter Amendments Proposal but will have no effect on the outcome of any vote on the remaining Proposals (consisting of the Business Combination Proposal, the Nasdaq Proposal, or the Adjournment Proposal).

Recommendation of Alset’s Board

The Board has unanimously determined that each of the proposals is fair to and in the best interests of Alset and its stockholders, and has unanimously approved such proposals. The Board unanimously recommends that stockholders:

●	vote “FOR” the Business Combination Proposal;

●	vote “FOR” the Charter Amendments Proposal;

●	vote “FOR” the Advisory Charter Amendments Proposals;

●	vote “FOR” the Nasdaq Proposal;

●	vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

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When you consider the recommendation of Alset’s Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of Alset’s Board and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. The market value of Alset securities that the Sponsor owns is approximately $26.5 million as of December 31, 2022. If the business combination is unsuccessful, the Sponsor its affiliates and the Company’s officers and directors may lose all its initial investment of approximately $4.8 million, consisting of $25,000 paid for funder shares and $4,737,500 paid for the private placement. The market value of Alset securities attributable to Mr. Chan’s indirect ownership is approximately $12.8 million. Total market value of Alset securities under ownerships of Sponsor and its affiliates, including Mr. Chan, is approximately $26.5 million. Other Alset’s current officers and directors do not have interests. No officers and directors, including Mr. Chan, would be directly compensated by cash or other considerations, except Alset’s stock discussed above. These interests include, among other things:

●	the fact that our Sponsor paid an aggregate of approximately $25,000 for the founder shares, which are currently held by the Sponsor and its permitted transferees, including our directors and officers, and the market value of such shares as of July 6, 2023 was approximately $22,813,125, and such securities should have a significantly higher value than $25,000 at the time of the Business Combination;

●	the fact that our Sponsor paid an aggregate of approximately $4,737,500 for the placement units, at a price of $10.00 per unit, the market value of such securities as of July 6, 2023 was approximately $5,542,875 million, and such securities should have a higher value than $4,737,500 at the time of the Business Combination;

●	the fact that our Sponsor and its permitted transferees, including our officers and directors, have waived their rights to liquidating distributions from the Trust Account with respect to any founders shares and placement shares (but not public shares) held by them if we fail to complete our initial business combination by 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation); therefore, if we are unable to consummate a business combination by that time, those shares would expire worthless;

●

the fact that our Sponsor and its permitted transferees, including our officers and directors, have waived their redemption rights with respect to any founder shares, placement shares and public shares held by them (other than relating to liquidating distributions to public shares from the Trust Account if we fail to complete our initial business combination by 12 months from the closing of our IPO (February 3, 2023) or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation), which waiver was provided in connection with our IPO and without any separate consideration paid in connection with providing such waiver;

●

the fact that our Sponsor, Mr. Chan and his related companies can earn a positive rate of return on their overall investment in Alset after the Business Combination, even if other holders of Alset Common Stock experience a negative rate of return, due to having purchased the founder shares, as described above, for $25,000 or approximately $0.012 per share;

●	if Alset is unable to complete a business combination within the required time period, our Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors that are owed money by Alset for services rendered or products sold to Alset, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under our indemnity of the underwriters;

●	unless Alset consummates an initial business combination, Alset’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account, and which amount as of May 17, 2023 was approximately $21 million, although the amount of such expenses vary depending on the level of additional redemptions of Alset Common Stock in connection with the Business Combination, and are estimated to be approximately $3.72 million if there are no additional redemptions, $3.73 million if 50% of the outstanding shares of Alset Common Stock are redeemed and $3.73 million if the maximum amount of redemptions occur which would continue to allow us to consummate the Business Combination;

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●	the fact that, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, the Sponsor and its affiliates’ total potential ownership in the Combined Company is estimated to comprise of approximately 12.9% of outstanding Alset Common Stock in a no redemption scenario, 13.5% in a 50% redemption scenario and 14.2% of outstanding Alset Common Stock in a maximum redemption scenario (see the section entitled “Security Ownership of Certain Beneficial Owners and Management” for more information);

●	the fact that a Registration Rights Agreement was entered into by the Sponsor and Alset’s directors and officers, and such parties will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions, following the consummation of the Business Combination;

●	the fact that the Sponsor (including its representatives and affiliates) and Alset’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Alset, and the Sponsor and Alset’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other special purpose acquisition companies prior to Alset completing its initial business combination, and as result of which, the Sponsor and Alset’s officers and directors may become aware of business opportunities which may be appropriate for presentation to Alset, and the other entities to which they owe fiduciary or contractual duties, and may have conflicts of interests in determining to which entity a particular business opportunity should be presented (and these conflicts may include presentation to other entities prior to their presentation, if at all, to Alset, and may not always be resolved in the favor of Alset, subject to applicable fiduciary duties under Delaware law, in that Alset has provided in its amended and restated certificate of incorporation that Alset has renounced its interest in any corporate opportunity presented to Alset);

●	the continued indemnification of current directors and officers of Alset after the Business Combination; and

●	the Sponsor and Alset’s directors and officers have agreed that the founders shares and placement units, and all of their underlying securities, will not be sold or transferred by it until a period of time after Alset has completed a business combination, subject to limited exceptions.

Voting Your Shares

Each Alset Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of Alset Common Stock at the Special Meeting:

●	You Can Vote by Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Alset’s Board “FOR” the Business Combination Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

●	You Can Attend the Special Meeting and Vote in Person. When you arrive, you will receive a ballot that you may use to cast your vote.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Alset can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

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●	you may notify Alset’s secretary in writing before the Special Meeting that you have revoked your proxy; or

●	you may virtually attend the Special Meeting, revoke your proxy, and vote in person (by virtual attendance) as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Alset Common Stock, you may call Advantage Proxy at (877) 870-8565 (toll free) or (206) 870-8565 (collect); or by email at ksmith@advantageproxy.com.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the Business Combination Proposal, the Charter Amendments Proposal, the Nasdaq Proposal, and the Adjournment Proposal. Under Alset’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the Alset Certificate of Incorporation, any holders of public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable and up to $100,000 for dissolution expenses, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Alset IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s taxes payable and up to $100,000 of any remaining interest for dissolution expenses). For illustrative purposes, based on funds in the Trust Account of approximately $21 million on May 17, 2023, the estimated per share redemption price would have been approximately $10.41 (net of taxes payable). Alset anticipates the per share redemption price will be approximately $10.41 (net of taxes payable) at the closing of the Business Combination, which is anticipated to occur during the second half of 2023.

In order to exercise your redemption rights, you must:

●	prior to 5:00 p.m. Eastern Time on July 21, 2023 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Vstock Transfer LLC, Alset’s transfer agent, at the following address:

Vstock Transfer LLC

18 Lafayette Place

Woodmere, NY 11598

Attn: DWAC Team

E-mail: DWAC@vstocktransfer.com

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●	deliver your public shares either physically or electronically through DTC to Alset’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Alset’s understanding that stockholders should generally allot at least two (2) weeks to obtain physical certificates from the transfer agent. However, Alset does not have any control over this process and it may take longer than two (2) weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Alset’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Alset’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Alset’s transfer agent return the shares (physically or electronically). You may make such request by contacting Alset’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Alset Common Stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Alset Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Alset Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Alset Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Alset, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Alset does not consummate an initial business combination by 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation), Alset will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders and the warrants will expire worthless.

Alset Appraisal Rights

Under the DGCL, Alset’s stockholders and warrant holders do not have appraisal rights in connection with the Business Combination.

Proxy Solicitation

Alset is soliciting proxies on behalf of its Board. This solicitation is being made by mail but also may be made by telephone or in person. Alset will file with the SEC all scripts and other electronic communications as proxy soliciting materials.

Alset will pay the cost of soliciting proxies for the Special Meeting. Alset has agreed to pay Proxy Solicitor a fee of $12,500, plus expenses estimate to be $1,500. Alset has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies for the Special Meeting. Alset will reimburse Proxy Solicitor for reasonable out-of-pocket expenses and will indemnify Proxy Solicitor and its affiliates against certain claims, liabilities, losses, damages and expenses.

Alset will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Alset Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Alset Common Stock and in obtaining voting instructions from those owners. Alset’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

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THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Our stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety before voting on this proposal.

We may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of our common stock that are voted at the Special Meeting.

Merger Agreement

This section describes the material provisions of the Merger Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement and the related agreements. Alset’s stockholders, warrant holders and other interested parties are urged to read such agreement in its entirety. Unless otherwise defined herein, the capitalized terms used below are defined in the Merger Agreement.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, which may be updated prior to the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Merger Agreement

On September 9, 2022, Alset entered into the Merger Agreement with HWH and Merger Sub. The Merger Agreement provides for the combination of HWH and Alset under Alset as a wholly owned subsidiary of Alset, and pursuant to which each of HWH and Merger Sub will merge with and into each other, with HWH surviving the Merger as direct, wholly-owned subsidiaries of Alset. At the Closing, Alset will change its name to “HWH International, Inc.

Merger Consideration

Subject to the terms and conditions set forth in the Merger Agreement at the effective time of the Merger, which we refer to as the Effective Time:

(a)	all of the outstanding HWH Common Stock will be cancelled in exchange for the right to receive shares of Alset Common Stock; and

(b)	all of the outstanding shares of Alset Class B Common Stock will be cancelled in exchange for the right to receive shares of Alset Class A Common Stock.

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Upon the consummation of the Business Combination, the outstanding publicly traded units of Alset will be separated into their component securities, consisting of one share of Alset Class A Common Stock, one-half (1/2) of one Alset Warrant, each of which shall be exchanged in accordance with the foregoing description, and one right to receive Alset Rights equal to one tenth (1/10) of one share of Alset Class A Common Stock upon the consummation of the Business Combination. The amount of Alset Rights held by each Rights Holder will be rounded up to the nearest whole share of Alset Class A Common Stock and this stock shall be exchanged for Alset Common Stock at the Effective Time.

As Alset does not have any outstanding shares of preferred stock, and is anticipated to have no outstanding shares of preferred stock at the Effective Time, no exchange of preferred stock is expected to occur at the Effective Time.

All other convertible securities and other rights to purchase membership interests of HWH will be retired and terminated, if they have not been converted, exchanged or exercised for HWH’s membership interests immediately prior to the Effective Time.

The amount of shares of Alset Common Stock that the HWH Holders and our security holders described above receive in the Business Combination depends on the redemption price of Alset Common Stock in the redemption described in this proxy statement/prospectus, which per share price determines the value of one share of Alset Common Stock under the terms of the Merger Agreement, for purposes of determining the consideration to be received by HWH Holders and our security holders in the Business Combination. Based on that per share price, and subject to the aggregate fully diluted number of HWH Common Stock at the Closing, the HWH Holders will receive such number of shares of Alset Common Stock, with an aggregate value equal to $125,000,000, minus adjustments for net working capital, net indebtedness and transaction expenses as provided in the Merger Agreement, which we refer to as the Merger Consideration.

The Merger Consideration will be paid in the form of shares of Alset Common Stock.

Because the per share price of redemption (and the price of Alset Common Stock or Alset Class A Common Stock at that time) is not currently known, and the aggregate fully diluted number of HWH Common Stock at the Closing is not fully known, the exact value of the consideration to be received by each HWH Holder, which we refer to as the “Pro Rata Share” of the Merger Consideration, will not be known with certainty until the Closing.

For informational purposes only, if the Closing had occurred on July 28, 2023, and assuming:

16,039,875 outstanding shares of Alset Common Stock assuming 100% redemption rights were exercised by our stockholders;

10,000 outstanding HWH Common Stock that will be cancelled in exchange for the right to receive shares of Alset Common Stock immediately prior to the Merger;

no issuance of any shares of Alset Common Stock upon the exercise of Alset Warrants (or HWH Warrants) to purchase up to a total of 4,549,375 shares of Alset Common Stock that will remain outstanding following the Business Combination or any other warrants underlying units that are issued or issuable to the Sponsor pursuant to the conversion of its working capital loans that were made to Alset;

no adjustments to the Merger Consideration payable to the HWH Holders as a result of HWH’s working capital, transaction expenses and/or debt as of the completion of the Business Combination varying from certain specified targets set forth in the Merger Agreement, nor any adjustment for transaction expenses, issuance of 909,875 shares of Alset Common Stock upon the conversion of Alset Rights;

no indemnification payments are made after the consummation of the Business Combination by delivery of shares of Alset Common Stock; and

a redemption price of Alset Class A Common Stock of $10.41 per share (based on the value of the Trust Account on May 17, 2023 and assuming that value to be the redemption price), then the aggregate market value of the Alset Common Stock received in the Merger would be $125 million.

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If the actual facts are different than these assumptions (which they are likely to be), the Pro Rata Share of the Merger Consideration consisting of Alset Common Stock will be different.

We have provided the above calculations for informational purposes only based on the assumptions set forth above. The foregoing also is subject to change based on the adjustments for net working capital, net indebtedness and transaction expenses as provided in the Merger Agreement. The actual value of the Pro Rata Share of the Merger Consideration in the Merger will be determined at the Closing pursuant to the provisions and terms set forth in the Merger Agreement. The aggregate number of fully diluted shares of HWH as of Closing, and the price and amount of our shares subject to redemption assumed for purposes of the foregoing illustration, are each subject to change, and the actual values for such inputs at the time of the Closing could result in the actual Pro Rata Share of the Merger Consideration and the value of the consideration to be received by HWH Holders being more or less than the amounts reflected above.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of HWH with respect to, among other things: (i) corporate existence and power; (ii) organizational documents; (iii) capitalization; (iv) authorization to enter into the Merger Agreement and related transactions; (v) no conflicts and non-contravention; (vi) permits and compliance; (vii) financial statements; (viii) no undisclosed liabilities; (ix) absence of certain changes; absence of litigation; (xi) employee benefit plans; (xii) labor matters; (xiii) real property and title to assets; (xiv) intellectual property; (xv) taxes; (xvi) environmental matters; (xvii) material contracts; (xviii) customers and suppliers; (xix) insurance; (xx) internal controls; (xxi) accuracy of statements; (xxii) COVID-19 matters; (xxiii) delivery of support agreement; (xxiv) board approval; (xv) brokers and finders’ fees; (xvi) takeover laws; (xxvii) international trade matters and anti-bribery compliance; (xxix) that HWH is not an investment company; (xxx) withholding; (xxxi) exclusivity of representations and warranties; and (xxxii) full disclosure.

The Merger Agreement contains customary representations and warranties of the Parties with respect to, among other things: (i) corporate existence and power; (ii) organizational documents; (iii) capitalization; (iv) authorization to enter into the Merger Agreement and related transactions; (v) no conflicts and non-contravention; (vi) compliance; (viii) Alset publicly filed documents and financial statements; (viii) absence of certain changes; (ix) absence of litigation; board approval; (xi) no prior operations of Merger Sub; (xii) amount in the trust account; (xii) employees; (xiv) taxes; (xv) listing of Alset securities; (xvi) that Alset is not an investment company; (xvii) statements in public filings; (xviii) contracts; (xix) brokers and finders’ fees; (xx) delivery of support agreement; and (xxi) investigation and reliance.

All representations and warranties by all parties shall terminate upon the effective date and time of the Merger Agreement (the “Effective Time”), and no representations, warranties, covenants, obligations or other agreements contained in the Merger Agreement shall survive the Effective Time. Certain of the representations are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement.

Covenants of the Parties

The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, access to information, cooperation in the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) and Proxy Statement (as each such term is defined in the Merger Agreement) required to be filed in connection with the Merger and to obtain all requisite approvals of Alset’s stockholders. Alset has also agreed to include in the Proxy Statement the recommendation of its board that its stockholders approve all of the proposals to be presented at the special meeting of Alset’s stockholders that will be called in order to approve the Merger and related transactions (the “Alset Special Meeting”).

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Conduct between Signing and Closing

Each of Alset, Merger Sub and HWH has agreed that from the date of the Merger Agreement until the Closing Date or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, it will not initiate, encourage or engage in any negotiations with any party relating to an Alternative Transaction (as defined in the Merger Agreement), take any action intended to facilitate an Alternative Transaction or approve, recommend or enter into any agreement relating to an Alternative Transaction. Alset and HWH also have agreed to operate their respective companies in the ordinary course through the Closing Date.

Appointment of Directors

The Parties also agreed to take all necessary action so that the board of directors of Alset following the Closing will consist of seven individuals, consisting of (a) three (3) directors designated by Alset, and (b) four (4) designated by the Company, at least four (4) of whom, in the aggregate, will serve as independent directors satisfying the independence requirements of the Securities Act and the Nasdaq rules.

Conditions to Consummation of the Merger

The consummation of the Merger is conditioned upon, among other things, (i) the absence of any applicable law or order that makes the transactions contemplated by the Merger Agreement illegal or otherwise prohibits consummation of such transactions; (ii) the Registration Statement shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”); (iii) approval by Alset’s stockholders of the Merger and related transactions; (iv) approval by HWH’s shareholders of the Merger and related transactions; (v) the aggregate cash available to Alset at the Closing (after giving effect to any additional redemptions by Alset’s stockholders and the payment of all authorized transaction expenses) being at least $30,000,000; (vi) all Ancillary Agreements shall have been executed by all parties thereto; and (vii) all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and with any other governmental authority shall have been completed and cleared.

Solely with respect to the Alset Parties, the consummation of the Merger is conditioned upon, among other things: (i) HWH having duly performed or complied with all of its obligations under the Merger Agreement in all material respects; (ii) the representations and warranties of HWH being true and correct in all material respects; (iii) no event having occurred that would result in a Company Material Adverse Effect (as defined in the Merger Agreement); (iv) HWH providing Alset a certificate from an authorized officer of HWH as to the accuracy of the foregoing conditions; (v) after giving effect to the Merger, Alset shall have at least $5,000,001 in net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and (vi) Alset shall have received executed employment agreements from certain HWH executives, in a form reasonably acceptable to Alset.

Solely with respect to HWH, the consummation of the Merger is conditioned upon, among other things: (i) the Alset Parties having duly performed or complied with all of their obligations under the Merger Agreement in all material respects; (ii) the representations and warranties of the Alset Parties being true and correct in all material respects; (iii) no event having occurred that would result in an Alset Material Adverse Effect (as defined in the Merger Agreement; and (iv) each of the Alset Parties providing HWH a certificate from an authorized officer as to the accuracy of the foregoing conditions.

Termination

The Merger Agreement may be terminated as follows:

(i)	By the mutual consent of Alset and HWH;

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(ii)	by Alset, if any of the representations or warranties of HWH set forth in the Merger Agreement shall not be true and correct, or if HWH has failed to perform any covenant or agreement set forth in the Merger Agreement (including an obligation to consummate the Merger), in each case such that the conditions to closing would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by Alset) by the earlier of (i) the Outside Date (as defined below) or (ii) 10 days after written notice thereof is delivered to HWH; provided, however that Alset is not then in material breach of any representation, warranty, covenant, or obligation in the Merger Agreement, which breach has not been cured;

(iii)	by HWH, if any of the representations or warranties of Alset or Merger Sub set forth in the Merger Agreement shall not be true and correct, or if Alset or Merger Sub has failed to perform any covenant or agreement set forth in the Merger Agreement (including an obligation to consummate the Merger), in each case such that the conditions to closing would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by HWH) by the earlier of (i) the Outside Date or (ii) 10 days after written notice thereof is delivered to Alset; provided, however that HWH is not then in material breach of any representation, warranty, covenant, or obligation in the Merger Agreement, which breach has not been cured;

(iv)	by either Alset or HWH:

(A) on or after May 1, 2023 (the “Outside Date”), if the Merger shall not have been consummated prior to the Outside Date; provided, however, that this right to terminate the Merger Agreement shall not be available to a party if the failure of the Merger to have been consummated before the Outside Date was due to such party’s breach of or failure to perform any of its covenants or agreements set forth in the Merger Agreement; or;

(B) if any applicable law or order that makes the transactions contemplated by the Merger Agreement illegal or otherwise prohibits consummation of such transactions shall have become final and non-appealable;

(C) if Alset has not received approval from its stockholders of the Merger and related transactions at the Alset Special Meeting;

(vi)	by Alset if the HWH shareholder’s written consent approving the Merger and related transactions shall not have been obtained within three business days following the Registration Statement being declared effective by the Securities and Exchange Commission (the “SEC”);

(vii)	by Alset within five business days after receiving notice that the fairness opinion described in the Prospectus and delivered to Alset does not meet the terms of the Prospectus;

(viii)	by Alset, in the event that HWH’s audited financial statements for 2019, 2020 and 2021 have not been delivered to the Parent Parties on or before September 30, 2022, and remain undelivered prior to the termination of the Merger Agreement.

Trust Account Waiver

HWH has agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in Alset’s Trust Account held for its public stockholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom) directly or indirectly to public stockholders.

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Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Voting Agreements

Simultaneously with the consummation of the IPO, Sponsor and Chief Executive Officer of Alset, Heng Fai Ambrose Chan, a member of Alset’s board of directors and management team executed a letter agreement that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote all Founder Shares and any shares of Common Stock owned by it, him or her in favor of any proposed Business Combination and (ii) not redeem any shares of Common Stock owned by it, him or her in connection with such shareholder approval. If the Company engages in a tender offer in connection with any proposed Business Combination, each Insider agrees that it, he or she will not seek to sell its, his or her shares of Common Stock to the Company in connection with such tender offer.

Lock-up Agreement

At the Closing, each of the HWH Holders holding more than 5% of the HWH Common Stock and certain members of HWH’s management team will enter into a Lock-Up Agreement with Alset (each, a “Lock-Up Agreement”). Under the Lock-Up Agreement, each such holder will agree not to, during the period commencing from the Closing and (A) with respect to the shares of Alset Common Stock to be received as part of the Merger Consideration by the HWH Holder (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), ending on the earlier of six months after the date of the Closing, (y) the date on which the closing sale price of shares of Alset Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing and (z) the date after the Closing on which Alset consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Alset’s stockholders having the right to exchange their equity holdings in Alset for cash, securities or other property.

Registration Rights

Pursuant to a registration rights agreement entered into on January 31, 2022, the holders of the founder shares, placement units (and their underlying securities), and any units that may be issued upon conversion of the working capital loans (and their underlying securities) are entitled to registration rights. The holders of a majority of these securities are entitled after the Business Combination to submit a written demand that Alset register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require Alset to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that Alset will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. Alset will bear the expenses incurred in connection with the filing of any such registration statements.

Letter of Transmittal

At the Closing, each HWH Holder will provide Alset and with a completed and duly executed Letter of Transmittal, in substantially the form attached to the Merger Agreement (each, a “Letter of Transmittal”), with respect to their HWH Common Stock. In the Letter of Transmittal, each HWH Holder makes customary representations and warranties, acknowledges its obligations with respect to the indemnification obligations under the Merger Agreement and provides a general release to HWH and its affiliates and certain related persons with respect to claims relating to the HWH Holder’s capacity as a holder of HWH Common Stock, and agrees to be bound by confidentiality obligations to HWH for two years after the Closing.

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Sponsor Support Agreement

Simultaneously with the execution of the Merger Agreement, Alset, HWH and a shareholder of Alset (the “Alset Shareholder”) entered into a Sponsor Support Agreement in substantially the form attached to the Merger Agreement (the “Sponsor Support Agreement”) pursuant to which, among other things, vote all shares of Alset Common Stock beneficially owned by them, including any additional shares of Alset they acquire ownership of or the power to vote, in favor of the Merger and related transactions.

Shareholder Support Agreement

Simultaneously with the execution of the Merger Agreement, Alset, HWH and a shareholder of HWH (the “HWH Shareholder”) entered into a certain Shareholder Support Agreement dated September 9, 2022 (the “Shareholder Support Agreement”), pursuant to which the HWH Shareholder agreed to vote all HWH Common Stock beneficially owned by them, including any additional shares of HWH they acquire ownership of or the power to vote, in favor of the Merger and related transactions.

Background of the Business Combination

Alset is a special purpose acquisition company incorporated as a Delaware corporation on October 20, 2021, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more target businesses. Promptly following its IPO that closed on February 3, 2022, Alset expended extensive efforts into identifying a prospective target business. Alset’s management team, working together with its professional service providers, sought out potential target businesses through their network of relationships across different industries. Alset also responded to inquiries from investment bankers and other professional service providers who represented companies engaged in a sale or financing process that were potential target businesses.

During the search process, Alset had discussions with eleven potential targets and/or their representatives, in a wide range of industries including edge computing, communication services, financial services, fintech, electric transportation, retail, media, and consumer products. Most of these targets had operations concentrated in the North America region. For those targets that were deemed to warrant significant interest, the Alset board and support team performed further tasks, including, on a case-by-case basis, management presentations, management discussions, experience and readiness discussions and/or assessments, and assessments of financial condition and potential growth prospects for their business and industry. Alset then discussed preliminary parameters for proposals to those targets that it determined were strong candidates for a business combination. In most cases, if a potential target was deemed compelling enough for Alset to pursue a potential business combination with, an initial non-binding letter of intent (“LOI”) to pursue a proposed business combination would be prepared. Approximately four non-disclosure agreements (“NDAs”) were executed.

Of the four potential targets that were covered by NDAs but did not proceed to LOIs, Alset did not have substantive discussions for one or more of the following reasons: (i) the targets valuation and fund raise requirements; (ii) Alset deemed the potential growth rate not as compelling as that of other targets; and (iii) Alset deemed other targets more attractive for a potential business combination.

Alset conducted substantial business due diligence and worked closely with EFH, which provided services that included analyst support.

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Timeline of the Business Combination with HWH

On or about late April, 2022, Alset Capital Acquisition Corp. (“Alset”) explored the idea of having HWH as a possible business combination target amongst other potential candidates.

In mid-May 2022, Alset began evaluating HWH and started engaging in conversations with HWH’s management. The directors of Alset, included William Wu and Wong (Aston) tat Keung with officer Rongguo Wei and Heng Fai Ambrose Chan, made the initial contact to explore the opportunity with HWH. Representatives of HWH included Heng Fai Ambrose Chan in all correspondence and negotiations, as further described below.

In late May, 2022, Alset’s management entered into a teleconference call with HWH’s management to commence conversations regarding a potential transaction with HWH’s management, followed by another teleconference on June 14, 2022. Alset and HWH began negotiating a non-binding LOI on July 5, 2022. Both management teams and boards of Alset and HWH attended the teleconference calls held in late May 2022, June 14, 2022, and calls on the negotiations of the LOI starting on July 5, 2022.

In early June, 2022, Alset received a copy of HWH’s corporate presentation from HWH, which it also shared with EF Hutton (“EFH”) for further analysis. The presentation consisted only of preliminary high-level projections which were included for indicative purposes only.

On June 24, 2022, seeking to confirm the valuation provided in late May 2022, Alset engaged ValueScope Inc. to provide an independent valuation of HWH.  Alset appointed ValueScope Inc. on a fixed-fee basis, meaning that ValueScope’s compensation was not tied to the consummation of the Business Combination or contingent upon reaching any particular result. Rather, Alset engaged ValueScope Inc. based on ValueScope Inc.’s experience and reputation. ValueScope Inc. is regularly engaged to render fairness opinion in connection with mergers, acquisitions, divestitures and for other purposes. ValueScope’s valuation, completed in late July 2022, pegged HWH’s value at $125,000,000. Additionally, the Company obtained a valuation from Kraft Analytics in late May, 2022; in which the valuation showed a value of between $334-$556 million. The Company, however, did not materially rely on this valuation, and instead, relied upon ValueScope Inc.’s independent valuation of HWH. HWH’s value had decreased since May 2022, from $200 Million to $150 Million. By the time ValueScope completed its report in late July 2022, HWH’s value was about $125 million. The parties used these figures to craft the non-binding letter of intent, the first draft of which was exchanged on July 5, 2022. Negotiations of the LOI continued through July 21, 2022. The LOI was edited throughout the process, as the parties negotiated on the purchase price over the course of the multiple LOI drafts they exchanged.  Enterprise value and exclusivity were among the main subjects negotiated. The negotiations were not negotiated at arm’s length, which led to the limited points of negotiations outside of the enterprise value and exclusivity.

The parties executed the non-binding letter of intent, or the LOI, on July 28, 2022, in which HWH and Alset agreed to enter into a business combination agreement pursuant to which Alset will acquire 100% of the outstanding equity and equity equivalents of HWH. The non-binding LOI provided for a unilateral exclusivity period in favor of Alset, a minimum cash condition of $30 million, and a purchase price of $125 million. The negotiations surrounding the LOI was primarily conducted through the parties’ respective counsels and professionals. In furtherance of this process, various conference calls between the counsels, and the parties and their respective counsels, took place throughout the aforementioned period. Shareholder structure, listing requirements, costs, possibility of capital raise given the then current market conditions, political climate, bankers’ outlook, and a variety of other factors affecting the potential business combination were discussed in length.

On July 29, 2022, Alset’s management team held a teleconference with HWH to discuss Alset’s due diligence checklist for HWH. The board of Alset, along with Chief Financial Officer, Rongguo Wei, and the HWH board attended the meeting. On August 1, 2022, Alset’s management, EFH and Alset’s counsel, Sichenzia Ross Ference LLP (“SRF”), exchanged emails to further discuss the due diligence process and additional documents to be uploaded to the data room to respond to the due diligence checklist, which documents were promptly uploaded on or around August 5, 2022. On the same day, Alset received access to HWH’s virtual data room.

On August 15, 2022, Alset’s management, its representatives, and SRF and HWH’s management and its representatives and counsel, McMurdo Law Group, LLC, held a due diligence call to discuss HWH’s operations. The SRF team, McMurdo Law Group, LLC team, and both boards of Alset and HWH were part of the call. The discussion focused on total HWH’s business model, products and services.

On August 24, 2022, Alset and HWH had a call to discuss the possibility of a private capital raise and timelines for finalizing the definitive Merger Agreement, which included Heng Fai Ambrose Chan, William Wu, Anthony Chan, and Chan Tung Moe. Discussions were held with EF Hutton to first discuss the process of due diligence. Negotiations have continued throughout the process as to a private external capital raise. We have been in discussions with EF Hutton on the prospect of additional financing. Once we get closer to the date of approval of the Business Combination, we and EF Hutton will enter into negotiations with potential investors.

During late August 2022, the parties considered alternative structural approaches to the Business Combination, including whether HWH would convert from a Delaware limited liability company to a Nevada corporation prior to Closing. By August 29, 2022, the parties had provisionally settled on a planned merger with HWH Merger Sub, Inc. in which HWH would merge with HWH Merger Sub, Inc. with the Target surviving as the surviving corporation prior to Closing.

Alset and HWH held a meeting to discuss the status of HWH’s PCAOB audits. Additionally, Alset continued to advance technical and commercial due diligence efforts coordinated with HWH management.

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On August 25, 2022, SRF sent the first draft of a Merger Agreement to HWH. Further successive drafts of the Merger Agreement were prepared and exchanged between late August and early September 2022. Among the significant issues negotiated during this period were the fine-tuning of the Merger Consideration, and its allocation between Closing base consideration and post-Closing earnouts, the scope and survival of HWH’s representations and warranties, the minimum cash requirement, and indemnity and escrow provisions. Both parties were well educated on each other and felt comfortable with the final proposed Merger Consideration to be placed in the Merger Agreement. The terms of the Merger Agreement mirrored the LOI as to the material terms.

Accordingly, on August 30, 2022, SRF sent HWH a new draft of the Merger Agreement, updated to reflect the correct number of warrants and rights and finalizing the Merger Agreement’s exhibits. Several rounds of successive drafts of the Merger Agreement were prepared and exchanged between August 25, 2022, and September 8, 2022. Among the significant issues negotiated during this period were certain financial and internal accounting representations and warranties of HWH, termination rights and fees, the indemnity basket, and the extension of Alset’s deadline to consummate its initial business combination. Remaining materials terms not mentioned above that were placed in the Merger Agreement, were not negotiated. The terms were presented by SRF in its draft of the Merger Agreement, and HWH agreed to the inclusion of such terms in the Merger Agreement.

On September 9, 2022, the board of Alset approved the Merger Agreement, and ultimately the Business Combination. The members of the board of Alset, Heng Fai Ambrose Chan, William Wu, Wong Shui Yeung, and Wong Tat Keung, participated in the approval of the Business Combination and unanimously approved. The member of the board of HWH, Heng Fai Ambrose Chan, participated in the approval of the Business Combination and unanimously approved.

During the period from early of August 2022 until shortly before the execution and delivery of the Merger Agreement on September 9, 2022, Alset and HWH were involved in ongoing discussions. During these negotiations, Alset received high-level projections, which are presented below, and comparables that were prepared by HWH and included in the presentation for indicative purposes only, and other key assumptions set forth below:

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HWH INTERNATIONAL MEMBERSHIP ASSUMPTIONS
	Year 1	Year 2	Year 3	Year 4	Year 5	Avg. Y-o-Y Growth
Classic	500	1,500	3,000	5,500	8,000	107%
Elite	500	1,500	3,000	5,500	8,000	107%
Platinum	4,500	10,500	17,000	27,000	41,000	76%
Black Diamond	4,500	10,500	17,000	27,000	41,000	76%
Total Membership	10,000	24,000	40,000	65,000	98,000	80%

Target Countries	10,000	24,000	40,000	65,000	98,000	Avg. Y-o-Y Growth
South Korea Members	10,000	16,000	23,000	35,000	48,000	48%
South Korea %	100%	67%	58%	54%	49%
Malaysia Members		5,000	9,000	15,000	25,000	71%
Malaysia %		21%	23%	23%	26%
Taiwan Members		3,000	6,500	12,000	18,000	84%
Taiwan %		13%	16%	18%	18%
Singapore Members			1,500	3,000	7,000	117%
Singapore %			4%	5%	7%

The basis for HWH’s membership growth rate projections is HWH’s historical performance in South Korea. In the chart, HWH has modeled that performance in target countries which are similarly receptive to direct sales strategies. Each country’s population and population density were taken into consideration for the projection.

1.	Average year-on-year (y-o-y) growth rate for South Korea was assumed at 48%, based on HWH’s historical performance, with a depreciating rate of growth. The projected members on the 4th year of operating in South Korea is 0.07% of the country’s population.
2.	Malaysia’s average y-o-y growth rate is assumed at 71% with the total projected members on the 4th year of operations in Malaysia to be 0.08% of the country’s population due to the higher acceptance of direct selling business within the country.
3.	Taiwan’s average y-o-y growth rate is assumed to be at 84% with the total projected members on the 4th year of operations in Taiwan to be 0.08% of the country’s population due to the higher acceptance of direct selling business within the country.
4.	Singapore average’s y-o-y growth rate is assumed to be at 117% with the total projected members on the 3rd year of operations in Singapore to be 0.12% of the country’s population. The exponential growth rate projected on the first 3 years of operation was based on the high population density of the country and the nature of direct sales strategy, the company do expect the rate of growth to be dramatically slow down due to market saturation.

The average annual spending of Classic, Elite, Platinum and Black Diamond members is projected to be $50, $200, $800 and $1,200, respectively. The basis of these projections derived from SHRG’s statistical data of average spending per active member of approximately $1,200 per annum, annualized based on the past years data. Assumptions are indicative and based on the following of members through the influence of leaders within the membership base, rather than purely on the membership model.

The operational cost of HWH is projected as a percentage of the company’s revenue as set forth below. The capital required to penetrate the Malaysian and Taiwanese markets in Year 2, and Singapore in Year 3 were taken into consideration for the first three years of operations. HWH expects the operational expense percentage to decrease from Year 4 onwards due to post-expansion stability while maintaining a growing revenue. The assumptions below and the years listed within correspond to the year the model is in full operation, exhibiting the potential of being able to tap on the current membership base. The years are not based on 2022 and on, rather are indicative of a model that would begin once the business plan is in full operation. The five year time period is merely a high level projection from the execution of the management’s business plan to post-expansion stability.

	Year 1	Year 2	Year 3	Year 4	Year 5
Operational Expenses (% of Revenue)	25%	25%	20%	13%	10%
Operational Expenses ($)	3,692,875	8,656,125	11,265,800	11,675495	13,621,400

Alset and HWH engaged in a sustained process of negotiating, drafting, revising, and finalizing the forms of the definitive Merger Agreement and various agreements, exhibits, schedules and other documents ancillary thereto. This process was primarily conducted through the parties’ respective counsels and professionals. In furtherance of this process, various conference calls between the counsels, and related consultations between the parties and their respective counsels, took place throughout the aforementioned period.

On September 9, 2022, ValueScope Inc. presented and delivered its fairness opinion to Alset’s board of directors to provide an independent analysis of the proposed transaction to Alset’s board for evaluation. ValueScope Inc. opined that the Merger Consideration to be paid by Alset to the equity holders of HWH in the Business Combination is fair to Alset from a financial point of view. All descriptions of and disclosures concerning ValueScope Inc.’s Opinion are qualified in their entirety by reference to the specific text of ValueScope Inc.’s Opinion, a copy of which is included as Annex F to this proxy statement/prospectus. The included copy is provided only for informational purposes and is not for the benefit of or to be relied on by any person or entity other than the Board.

Alset and HWH fully executed the definitive Merger Agreement.

HWH informed Alset that the PCAOB audit is expected to be completed by September 30, 2022.

The parties have continued and expect to continue regular discussions regarding the timing to consummate the Business Combination and necessary preparation in connection therewith.

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Alset’s Board of Directors’ Reasons for the Approval of the Business Combination

Information Presented to the Board

The information presented to the Board which was material to the Board’s decision included a summary of agreements of HWH with potential customers; a summary of management’s confirmatory due diligence of select customers of HWH, including assessment of these customers’ commitments to implementation of HWH technology, and a summary of management’s confirmatory due diligence of HWH. Additional data points presented to the Board focused on HWH’s technology and the fairness opinion by ValueScope, referenced below. For the sake of clarity, Alset’s Board used and relied on Alset management’s assessment of HWH’s extensive diligence and review of HWH technology as well as industry knowledge.

Verification Procedures

●	Due diligence of the characterization plant, inclusive of review of the inputs and outputs and various process testing protocols previously performed by HWH or by third parties on behalf of HWH.

●	Management of Alset reviewed these materials and presented their conclusions based on management’s interpretation to the Board.

The foregoing was developed by Alset management without giving effect to the Business Combination or to any changes to HWH’s operations or strategy that may be implemented after the consummation of the Business Combination. The analysis above also does not consider the effect of any failure of the Business Combination to be completed. The analysis information above was not prepared with a view toward public disclosure or complying with accounting principles generally accepted in the United States.

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Alset’s management, using its business judgment, believed in good faith the analysis above (1) was prepared on a reasonable basis; and (2) reflected the best estimates and judgments then available to Alset and its management (taking into account the relevant information available to Alset’s management at that time). Because this information reflects estimates and judgments, it is susceptible to sensitivities and assumptions, as well as multiple interpretations based on actual experience and business developments. The analysis is not, and should not be considered to be, a guarantee of future operating results. Further, this information is not fact, is subjective in many respects, and should not be relied upon as being necessarily indicative of HWH’s results. Certain of the above information assumes the accuracy of disclosure to Alset at the time the information was provided, and reflects numerous assumptions and estimates as to future events made by Alset’s management that were believed in good faith to be reasonable. The foregoing information reflects assumptions, including with regard to cost and inputs, as well as certain business decisions, that are each subject to change. The foregoing also does not purport to evaluate the entire process and safety risks, if any, arising in connection with HWH; risks associated with scaling the technology; or any other risks related to HWH’s business. See “Risk Factors — Risks Relating to HWH” for a discussion of these risks.

By including the foregoing information in this proxy statement/prospectus, neither Alset nor HWH nor any of their respective advisors or other representatives has made or makes any representation to any person regarding HWH’s technology, products or its or Alset’ ultimate performance. The inclusion of this information should not be regarded as an indication that the Board, Alset, HWH or any other recipient of this information considered, or now considers, this information to be predictive of actual future results.  This information is included in this proxy statement/prospectus solely to give our stockholders access to the information that was made available to the Board for purposes of performing its analyses in connection with its decision to enter into the Merger Agreement and recommend the Business Combination and Merger to its stockholders, and relates to the Board’s assessment alone. The foregoing information is not included in this proxy statement/prospectus for the purpose of influencing any Alset stockholder to make any investment decision with respect to the Merger, including whether or not to redeem Alset Common Stock, or if applicable, to seek appraisal rights with respect to such stockholder’s shares.

Board of Directors’ Reasons for Approval of the Business Combination

The Board, in evaluating the Business Combination, consulted with Alset’s management and legal, accounting and financial advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of Alset and its stockholders and (ii) to recommend that Alset’s stockholders adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated by the Merger Agreement, the Board considered a range of factors, including, but not limited to, the factors discussed below.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on any and all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Alset’s reasons for the Business Combination and all other information presented in this section may be forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” Many factors were considered by Alset, and the factors outlined herein may or may not have been considered by any particular directors, member of management, or advisor of Alset Notwithstanding whether any of these factors were considered by any individual board member, the Board voted unanimously to proceed with the transaction.

The officers and directors of Alset have substantial experience in a wide range of industries and are confident that their experience and background, together with the experience of Alset’s advisors, enabled them to exercise the necessary business judgment to make the determinations regarding the Business Combination. The Board also obtained the ValueScope Opinion, described below, prior to the execution of the Merger Agreement, relating to the fairness, from a financial point of view, of the Merger Consideration to be paid to the equity holders of HWH in the Business Combination.

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The Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

●	Due Diligence. Business, financial and technical due diligence examinations of HWH and discussions with HWH’s management team were conducted, including extensive in-person meetings and calls with HWH’s management team and its representatives regarding HWH’s operations and financial prospects, technical analysis. Additional legal and technical review of HWH’s material contracts, intellectual property and labor matters was conducted. Such due diligence examination of HWH, in consultation with Alset’s legal, technical, and financial advisors, indicated to Alset management that HWH could assemble the required elements to create a foundation for a potentially very successful company;

●	Management Team Continuity. HWH’s senior management team, including Vincent Lum, Anthony S. Chan, and Danny Lim, intend to remain with the Combined Company in the capacity of officers and/or directors following the Business Combination, providing beneficial continuity in advancing HWH’s strategic and growth goals;

Due Diligence. Business, financial and technical due diligence examinations of HWH and discussions with HWH’s management team were conducted, including extensive in-person meetings and calls with HWH’s management team and its representatives regarding HWH’s operations and financial prospects, technical analysis. Additional legal and technical review of HWH’s material contracts, intellectual property and labor matters was conducted. Such due diligence examination of HWH, in consultation with Alset’s legal, technical, and financial advisors, indicated to Alset management that HWH could assemble the required elements to create a foundation for a potentially successful company;

●	Lock-Up. Key HWH Holders (including its management team) agreed to be subject to lockup provisions of 6 months in respect of their Alset Common Stock (subject to certain customary exceptions), which would provide important stability to the Combined Company;

●	Fairness Opinion. On June 24, 2022, Alset engaged ValueScope for the benefit of its Board in connection with the consideration by the Board of the Business Combination between Alset and HWH pursuant to which Alset would acquire all or substantially all of the assets and business of HWH (the “Acquired Business”) in consideration of the issuance of common stock of the surviving company. Subject to various agreed procedures, terms, conditions, assumptions, qualifications and limitations, ValueScope valued the Acquired Business and, at the request of the Board, on September 9 2022, rendered its formal written opinion, which we refer to as the “ValueScope Opinion,” that as of that date the Merger Consideration to be paid to the equity holders of HWH in the Business Combination for the Acquired Business was fair to Alset from a financial point of view. See discussion under “—The Business Combination Proposal: ValueScope Opinion.” The full text of the opinion is included with this proxy statement/prospectus; All descriptions of and disclosures concerning ValueScope Opinion are qualified in their entirety by reference to the specific text of ValueScope Opinion, a copy of which is included as Annex D to this proxy statement/prospectus. The included copy is provided only for informational purposes and is not for the benefit of or to be relied on by any person or entity other than the Board;

●	Other Alternatives. The Board believes, after a thorough review of other business combination opportunities reasonably available to Alset that the proposed Business Combination represents the most promising potential business combination for Alset and the most attractive opportunity based upon the process utilized to evaluate and assess other potential acquisition targets. Alset’s Board believes HWH offers its stockholders the most potential value when compared to other target candidates; and

●	Negotiated Transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable.

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The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

●	Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects it could have on HWH’s revenues post-closing;

●	Business Plan and Growth Initiatives May Not Be Achieved. The risk that HWH may not be able to execute on its business plan and realize the potential financial performance presented to Alset’s management team, or that HWH’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe. Although Alset’s board was provided access to HWH’s investor presentation summarizing the company’s plans for medium and long term growth, those plans were believed to be subject to significant uncertainty due to several factors, including but not limited to legal and regulatory risks, lack of legal certainty in certain international markets, uncertainties relating to timing and scale of company, competition from other providers, and uncertainty relating to HWH’s ability to optimize operational efficiency. Additionally, although Alset’s board received certain preliminary sales estimates, these estimates were prepared by HWH based upon certain assumptions, and excluded potentially material components, such as customer contracts still in negotiation that were subject to significant uncertainty. Due to such uncertainty, Alset’s board did not rely on such financial estimates as a determinative factor in its decision to enter into the Merger Agreement, and therefore has not included those estimates hereto;

●	Redemption Risk. The potential that a significant number of Alset stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Alset Certificate of Incorporation, which would potentially make the Business Combination more difficult or impossible to complete;

●	Stockholder Vote. The risk that Alset’s stockholders may fail to provide the votes necessary to effect the Business Combination;

●	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Alset’s control;

●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

●	Listing Risks. The challenges associated with preparing HWH, a private entity, for the applicable disclosure and listing requirements to which the Combined Company will be subject as a publicly traded company on the Nasdaq;

●	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

●	Liquidation of Alset. The risks and costs to Alset if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Alset being unable to effect a business combination by May 1, 2023, the termination date under the Merger Agreement (the “Outside Date”);

●	Regulatory Risks. The risks to the adoption of HWH’s technology include labor and environmental regulations, which are subject to change;

●	Board and Independent Committees. The risk that the Combined Company’s board of directors post-Closing and independent committees do not possess adequate skills set within the context of the Combined Company operating as a public company;

●	Holders of Alset Common Stock, and Alset Warrants Receiving a Minority Position in the Combined Company. The risk that Alset stockholders will hold a minority position in the Combined Company;

●	Fees and Expenses. The fees and expenses associated with completing the Business Combination; and

●

Conflict of Interest: Our officers and directors may allocate their time to other business thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our ability to complete our initial business combination. Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for an initial business combination and their other business. Each of our officers is engaged in other business endeavors for which they may be entitled to substantial compensation and our officers are not obligated to contribute any specific number of hours per week to our affairs. Our independent directors may also serve as officers or board members for other entities. Further, if our officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to our affairs which may have a negative impact on our ability to complete our initial business combination. Specifically, in connection with this proposed business combination, Mr. Chan has participated in the negotiation of the proposed business combination, and has nonetheless recommended proceeding with this transaction. Additionally, the parties involved in this proposed business combination understand there is a conflict of interest, as the chairman of the board is also the CEO of the target. However, despite such conflict of interest, the Board felt that proceeding with this transaction was in the best interest of the shareholders and that the terms were fair and reasonable.

●	Other Risk Factors. Various other risk factors associated with the business of HWH, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

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The above discussion of the material factors considered by the Board is not intended to be exhaustive, but does set forth the principal factors considered by the Board. In terms of any potential conflicts of interest presented by the affiliation between Alset and HWH and the overlapping nature of directors and officers of Alset and HWH in negotiating and recommending the Merger, Alset and HWH presented the prospective transaction to their boards independently and did not proceed until it was approved by directors not directly involved in the transaction –interested parties and their associates abstained from any decision-making discussions. During its consideration of the Merger, Alset’s Board weighed factors such as growth potential, the projected ability of the post-business combination company to generate shareholder value, the time remaining for Alset to identify a business combination target, and determined that notwithstanding the potential conflicts, the Merger was in the best interests of Alset and its shareholders. Alset’s internal policies dictate that directors who find themselves in direct conflict of interest shall abstain from any votes regarding the Merger.

The Board concluded that the potential benefits expected to be achieved by Alset and its stockholders resulting from the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board determined that the Business Combination was advisable, fair to, and in the best interests of, Alset and its stockholders.

ValueScope Opinion

The Board determined that it would be in the best interests of the Alset and its stockholders to obtain an independent valuation of the Acquired Business by a professional valuation firm not otherwise involved in the Business Combination and on a fixed fee basis not tied to the consummation of the Business Combination or contingent upon reaching any particular result, in order to assist it in the determination of whether or not to proceed with the Business Combination at a stated value of $125,000,000 for the Acquired Business. The Board considered several valuation firms and selected ValueScope based on its long experience and national reputation for valuing business enterprises on a going concern basis, its independence, and its willingness to work on a fixed fee basis, and its compensation not tied to the consummation of the Business Combination or contingent upon the reaching of any particular result. In addition, there was no material relationship between ValueScope and Alset or its affiliates that existed during the past two years, or otherwise mutually understood to be contemplated. Alset engaged ValueScope based on ValueScope’s experience and reputation. ValueScope is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures and for other purposes. ValueScope was retained for the benefit of the Board on June 24, 2022. ValueScope was not engaged to serve as the financial advisor to the Board, was not involved in the negotiation or structuring of the Business Combination, did no legal or contract review or, except as customary in valuation engagements, did not perform any other due diligence review of the Business Combination, HWH and/or the Acquired Business or any projections related thereto, and did not consider any non-financial elements of the Business Combination or any other alternatives that might be available to the Board. The engagement agreement provided for a fixed fee of not to exceed $65,000, subject to adjustment due to discovery of unknown conditions or other scope changes, plus reimbursement of fees associated with the review of disclosure related to ValueScope engagement and ValueScope Opinion and reimbursement of certain costs and expenses. Such fees were thereby fixed up to $65,000, with the foregoing customary exceptions, pursuant to a determination of such amount to be paid by Alset. Fees billed by ValueScope to date have totaled $65,000, which have been paid in full. The engagement agreement includes various representations, warranties and indemnities on the part of Alset and also provided that ValueScope could rely on projections and financial statements provided by the Board, Alset and/or HWH, without independent verification.

Representatives of ValueScope met with representatives of Alset virtually on June, 30, 2022 and August 2, 2022, and delivered the firm’s preliminary valuation of the Acquired Business on August 13, 2022, that a Merger Consideration of $125,000,000 (12,500,000 shares of common stock) was, in its opinion, fair to Alset from a financial point of view. Thereafter, on September 9, 2022, ValueScope issued its formal written opinion to such effect. ValueScope Opinion addressed, with the approval of the Board, only the fairness of the Merger Consideration.

In valuing the Acquired Business for purposes of the ValueScope Opinion, ValueScope looked at the publicly available business and financial information relating to Alset and HWH. ValueScope reviewed internal financial and operating information related to Alset and HWH, including financial forecasts prepared by Alset and HWH’s management (collectively the “Management”). In addition, ValueScope interviewed members of Management immediately prior to the date on which the Merger Agreement was executed by the parties, and did not take into account any impact (positive or negative) of the consummation of the Business Combination on the value of the Acquired Business. In respect of procedures used for determining the fair market value of HWH, ValueScope considered an income approach, cost approach and a market approach. The income approach, was utilized to arrive at a conclusion of value for HWH’s equity by estimating the expected cash flows derived from the business. The market approach was not utilized by ValueScope because of HWH’s early stage in its life cycle. However, ValueScope did review the multiples of the guideline companies (multiples of comparable publicly traded companies) and private transactions to help estimate a terminal exit value of HWH. ValueScope rejected the cost approach because this approach tends to misstate the fundamental economic value of an ongoing business enterprise. The ValueScope valuation of the Acquired Business assumed that as of the valuation date, HWH and its assets will continue to operate as configured as a going concern, is based on the past, present and future projected financial condition of HWH and its assets as of the valuation date and assumes that HWH has no undisclosed real or contingent assets or liabilities, other than in the ordinary course of business, that would have a material effect on the analysis.

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The ValueScope Opinion was based upon economic, market and other conditions as they existed on the date of the ValueScope Opinion and could reasonably be evaluated on that date, upon the factual circumstances, agreements and terms, as they existed and were known or knowable to ValueScope as of that date and does not address potential developments in applicable financial markets.

The ValueScope Opinion does not constitute a recommendation by ValueScope to the Board or the stockholders of Alset, the equity holders of HWH or any other person or entity as to any action the Board, the stockholders of Alset, the equity holders of HWH or any other person or entity should take or omit to take, in connection with the Business Combination or any aspect thereof. The ValueScope Opinion does not address the merits of the Business Combination or the underlying decision by the Board to engage in the Business Combination or the relative merits of any alternatives that may be available to Alset. The ValueScope Opinion addresses only certain financial aspects of the Business Combination and does not address any other aspect of the Business Combination, does not represent any advice as to the fairness of any matters of management compensation or of any fees paid or expenses incurred, and is not to be construed or deemed to be a solvency opinion or provide any advice as to legal, accounting or tax matters.

In conducting the analysis, ValueScope forecasted revenue using a “bottom-up” method where total users by level (Classic, Elite, Platinum, Black Diamond) and location (South Korea, Malaysia, Taiwan, Singapore) are forecasted revenue components. Revenue is then forecast, on a per member basis, for both membership fees and product fees. The higher up the membership tier the higher the forecasted membership fee product spending. The following tables detail the total number of members by location over the forecast period.

Total members are expected to reach approximately 98,000 by June 30, 2027, with approximately half of total members being in South Korea. A review of market research and reports indicated that these membership levels by location were reasonable. For example, according to the World Federation of Direct Selling Associations, in 2021South Korea had 8,935,590 individuals active in direct selling; indicating our South Korea membership levels represent only 1.1% of the South Korean market.

The table below details the membership revenue by level over the forecast period.

Level	2022 - 2027
Classic	$58 - $67
Elite	$200 - $232
Platinum	$850 - $985
Black Diamond	$1,200 - $1,391

The table below details the product spending revenue by level over the forecast period.

Level	2022 - 2027
Classic	$50 - $58
Elite	$200 - $232
Platinum	$800 - $927
Black Diamond	$1,200 - $1,391

Projected Expenses

There are 4 primary categories of expenses forecast: cost of sales, referral fees, membership costs, and SG&A expenses.

Cost of sales are direct costs related to the product sales by member and estimated to equal 25% of product sales revenue.

Referral fees are paid on subscriptions at a rate of:

●	Classic: 0%

●	Elite: 10%

●	Platinum: 20%

●	Black Diamond: 25%

Membership costs are projected costs related to the member – such as gifts and entitlements. The membership cost ranges between 8.5% to 42.5% for the different membership tiers.

SG&A expenses are projected to equal 30% of revenue in 2023, 30% of revenue in 2024, 25% of revenue in 2025, 18% of revenue in 2026, and 15% in 2027.

Guideline Companies

We reviewed the following eight guideline public companies:

1.	Herbalife Nutrition Ltd. (HLF)
2.	Nu Skin Enterprises, Inc. (NUS)
3.	Medifast, Inc. (MED)
4.	USANA Health Sciences, Inc. (USNA)
5.	Tupperware Brands Corporation (TUP)
6.	Nature’s Sunshine Products, Inc. (NATR)
7.	Mannatech, Incorporated (MTEX)
8.	Natural Health Trends Corp. (NHTC)

These companies were selected as they are also direct selling companies, several of which have similar product lines or are in similar geographic regions as HWH.

Multiple Selection

We did not conduct a market approach valuation directly in our valuation; however, we do rely on an EV/EBITDA (Earnings before interest, taxes, depreciation, & amortization) multiple in our DCF calculation to determine the residual value in 2027. We reviewed the EV/EBITDA multiples of the guideline companies, however, relying on these multiples is not appropriate, given their mature stage and lower growth. HWH was still growing quickly in 2027 and would therefore justify a higher multiple than the guideline companies. The following chart details the revenue growth for the guideline companies from 2018 through the Valuation Date, and HWH’s projected revenue in the years 6/30/2023 – 6/30/2027.

As the chart clearly indicates, HWH’s revenue growth is projected to be significantly above all the guideline companies, which therefore justifies a higher multiple. The following table shows these values in percentages.

Annual Revenue Growth Rates
Member % by Location	6/30/2019	6/30/2020	6/30/2021	6/30/2022
Herbalife Nutrition Ltd.	4.3%	4.8%	18.0%	-8.5%
Nu Skin Enterprises, Inc.	2.2%	-11.6%	23.0%	-12.4%
Medifast, Inc.	71.9%	19.0%	67.5%	30.8%
USANA Health Sciences, Inc.	-0.3%	-6.0%	11.2%	-2.1%
Tupperware Brands Corporation	-11.4%	-22.2%	23.9%	-22.5%
Nature’s Sunshine Products, Inc.	3.4%	-1.3%	13.7%	9.4%
Mannatech, Incorporated	-5.2%	-7.5%	3.1%	-2.6%
Natural Health Trends Corp.	-30.7%	-49.6%	-8.9%	-8.4%
	6/30/2024	6/30/2025	6/30/2026	6/30/2027
HWH International, Inc.	82.8%	89.4%	66.1%	59.3%

The following chart shows the compound annual growth rate (CAGR) for the guideline companies and the associated EV/EBITDA multiple. The second exhibit charts the company’s CAGR and multiple. As the exhibit shows, there is a clear correlation between historical growth and the EV/EBITDA multiple.

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The chart showing the CAGR of the Guideline Companies from 2018-2022 as well as their EBITDA multiples, compared to the CAGR of HWH from 2023-2027 is presented below:

The charts showing the implied multiple of HWH, given its CAGR are presented below:

Had ValueScope relied solely on the regression analysis they performed, they would have concluded a residual EBITDA multiple of 12.15x. ValueScope ultimately selected an EBITDA multiple of 10.00x to apply to the 2027 EBITDA, a 17.7% discount to the implied multiple from the Guideline Company CAGR regression.

In ValueScope’s DCF, they utilized a discount rate of 24.2%. This includes a cost of equity of 27.5%, an after-tax cost of debt of 4.5%, and a debt/capital ratio of 14.3%.

ValueScope concluded a residual multiple of 10.0x, which was applied to the 2027 forecasted EBITDA of $42.0 million, to arrive at a residual value of $419.8 million. Given the selected discount rate the residual value in the Fairness Opinion, on a present value basis, was estimated at $142.0 million.

The above description and disclosure are summary in nature and are qualified in its entirety by the text of the ValueScope Opinion, a copy of which is included as Annex D hereto. The included copy is provided only for informational purposes and is not for the benefit of or to be relied on by any person or entity other than the Board.

HWH’s Board of Directors’ Reasons for the Approval of the Business Combination

The HWH Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the HWH Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The HWH Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the HWH Board may have given different weight to different factors.

In the course of reaching its decision to approve the Business Combination, the HWH Board considered a number of factors, including, among others:

●	Access to Capital. Due to the recent growth of the membership oriented industry and the resulting increase in both competition and opportunities, HWH believes that the Business Combination is a more time- and cost-effective means to access capital to build and expand its operations than other options considered, including a traditional IPO.

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●	Other Alternatives. It is the belief of HWH, after review of alternative strategic opportunities from time to time, that the proposed Business Combination represents the best potential transaction for HWH to create greater value and provide significant liquidity for the HWH Holders by giving them access to public markets, even during periods of market instability. The Business Combination would also allow HWH’s management to continue in their existing roles and maintain control over the Combined Company’s strategic direction; in doing so, the Business Combination would avoid the post-closing friction and power struggles that often exist in the operations and management of a combined company following a strategic merger transaction.

●	Stockholder Liquidity. The obligation in the Merger Agreement to have Alset Common Stock issued as merger consideration listed on the Nasdaq, a major U.S. stock exchange, which the Board believes has the potential to offer Alset stockholders enhanced liquidity following the Business Combination.

●	Advantages over a Traditional IPO. Prior to executing the Merger Agreement, the HWH Board considered the alternative of a traditional IPO. The HWH Board considered that the Business Combination provided certain advantages over a traditional IPO, in particular that, based on available information at the time, including with respect to the conditions of the IPO market for companies with HWH’s characteristics, the Business Combination was likely to provide for a more time- and cost- effective means to capital with less dilution to the existing HWH Holders.

●	Size of Combined Company. HWH considered the Business Combination implied enterprise value of approximately $125 million for HWH, providing the HWH Holders with the opportunity to go forward with ownership in a public company with a larger market capitalization.

●	Benefit from Being a Public Company. HWH believes that under public ownership, it will have the flexibility and access to financial resources to pursue and execute a growth strategy to increase revenues and stockholder value. HWH also believes the Business Combination will increase public awareness of HWH and its technology and may attract additional customers. HWH should benefit from being publicly traded and expects to be able to effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

In the course of reaching its decision to approve the Business Combination, the HWH Board also considered negative factors, including, among others:

●	Uncertainty of Consummation of the Business Combination. The HWH Board considered the risk that the Business Combination may not be approved by the necessary vote of the Alset stockholders and that time and resources for other potential opportunities could be lost to the Business Combination process.

●	Uncertainty as to Amount of Additional Redemptions and Cash in Trust following the Business Combination. The HWH Board considered that the Alset stockholders have the right to redeem their shares for cash. Any such redemptions shall serve to reduce the amount of cash in the Trust Account following the Business Combination and reduce the amount of capital available to operate and grow HWH’s business. The amount of additional redemptions and the amount of cash that will remain in the Trust Account following the Business Combination cannot be determined, and may not be sufficient to meet the Combined Company’s near term cash requirements or provide sufficient capital for the Combined Company to complete projects currently under contract.

●	Diversion of Resources to the Business Combination Process. The HWH Board noted that HWH’s management and capital resources would be diverted in part to the Business Combination process at a time when such resources are required to shepherd HWH’s entrance into new markets and manage HWH’s business.

●	Expense of Being a Public Company. The HWH Board considered the added financial expense of being a public company, including greater legal and accounting expenses, and the requirement to dedicate personnel and other resources to quarterly, annual and other reporting obligations.

●	Waiver of Corporate Opportunities Doctrine. Alset’s existing certificate of incorporation provides that the doctrine of corporate opportunity will not apply with respect to Alset or any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Alset does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, Alset’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to Alset as well as the other entities with which they are affiliated. Alset’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entity with whom Alset’s management has a pre-existing fiduciary obligation will be presented the opportunity before Alset is presented with it. Alset does not believe, however, that the fiduciary duties or contractual obligations of Alset’s officers or directors or waiver of corporate opportunity materially affected Alset’s search for a business combination

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Roles of Alset’s Advisor in the Negotiation and Execution of the Business Combination

EFH served as representative to the underwriters in the Alset IPO and is acting as Alset’s capital markets advisor for the Business Combination. Alset’s management consulted with EFH in connection with its evaluation of HWH, including a review of information on other publicly traded companies in the life sciences and healthcare industries. EFH was not engaged to provide a report, opinion or appraisal for the proposed Business Combination. EFH is entitled to $3,018,750 of deferred compensation for its underwriting services in connection with the Alset IPO. Total aggregate amount payable to EFH is $3,018,750 at the completion of business combination. Other than as disclosed herein, there has been no material relationship between Alset or its affiliates and EFH and its affiliates or unaffiliated representatives during the past two years, nor is any such relationship contemplated.

Interests of Alset’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of our Board in favor of the Proposals, you should keep in mind that the Sponsor has interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. Heng Fai Ambrose Chan, the CEO and board director of Alset, indirectly owns 48.3% of Sponsor and also has interests in the Business Combination. The market value of Alset securities that the Sponsor owns is approximately $27.3 million as of May 17, 2023. If the business combination is unsuccessful, the Sponsor its affiliates and the Company’s officers and directors may lose all its initial investment of approximately $4.8 million, consisting of $25,000 paid for funder shares and $4,737,500 paid for the private placement. The market value of Alset securities attributable to Mr. Chan’s indirect ownership is approximately $13.2 million. Total market value of Alset securities under ownerships of Sponsor and its affiliates, including Mr. Chan, is approximately $27.3 million. Other Alset’s current officers and directors do not have interests. No officers and directors, including Mr. Chan, would be directly compensated by cash or other considerations, except Alset’s stock discussed above. These interests include, among other things:

●	the fact that our Sponsor paid an aggregate of approximately $25,000 for the founder shares, which are currently held by the Sponsor and its permitted transferees, including our directors and officers, and the market value of such shares as of July 6, 2023 was approximately $22,813,125, and such securities should have a significantly higher value than $25,000 at the time of the Business Combination;

●	the fact that our Sponsor paid an aggregate of approximately $4,737,500 for the placement units, at a price of $10.00 per unit, the market value of such securities as of July 6, 2023 was approximately $5,542,875, and such securities should have a higher value than $4,737,500 at the time of the Business Combination;

●	the fact that our Sponsor and its permitted transferees, including our officers and directors, have waived their rights to liquidating distributions from the Trust Account with respect to any founders shares and placement shares (but not public shares) held by them if we fail to complete our initial business combination by 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation); therefore, if we are unable to consummate a business combination by that time, those shares would expire worthless;

●	the fact that our Sponsor and its permitted transferees, including our officers and directors, have waived their redemption rights with respect to any founder shares, placement shares and public shares held by them (other than relating to liquidating distributions to public shares from the Trust Account if we fail to complete our initial business combination by 12 months from the closing of our IPO (February 3, 2023) or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation), which waiver was provided in connection with our IPO and without any separate consideration paid in connection with providing such waiver;

●	the fact that our Sponsor, Mr. Chan and his related companies can earn a positive rate of return on their overall investment in Alset after the Business Combination, even if other holders of Alset Common Stock experience a negative rate of return, due to having purchased the founder shares, as described above, for $25,000 or approximately $0.012 per share;

●	if Alset is unable to complete a business combination within the required time period, our Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors that are owed money by Alset for services rendered or products sold to Alset, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under our indemnity of the underwriters;

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●	unless Alset consummates an initial business combination, Alset’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account, and which amount as of May 17, 2023 was approximately $21 million, although the amount of such expenses vary depending on the level of additional redemptions of Alset Common Stock in connection with the Business Combination, and are estimated to be approximately $3.72 million if there are no additional redemptions, $3.73 million if 50% of the outstanding shares of Alset Common Stock are redeemed and $3.73 million if the maximum amount of redemptions occur which would continue to allow us to consummate the Business Combination;

●	the fact that, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, the Sponsor and its affiliates’ total potential ownership in the Combined Company is estimated to comprise of approximately 12.9% of outstanding Alset Common Stock in a no redemption scenario (Mr. Chan’s ownership is approximately 66.8%), 13.5% in a 50% redemption scenario (Mr. Chan’s ownership is approximately 7.2%) and 14.2% of outstanding Alset Common Stock in a maximum redemption scenario (Mr. Chan’s ownership is approximately 7.5%) (see the section entitled “Security Ownership of Certain Beneficial Owners and Management” for more information);

●	the fact that a Registration Rights Agreement was entered into by the Sponsor and Alset’s directors and officers, and such parties will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions, following the consummation of the Business Combination;

●	the fact that the Sponsor (including its representatives and affiliates) and Alset’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Alset, and the Sponsor and Alset’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other special purpose acquisition companies prior to Alset completing its initial business combination, and as result of which, the Sponsor and Alset’s officers and directors may become aware of business opportunities which may be appropriate for presentation to Alset, and the other entities to which they owe fiduciary or contractual duties, and may have conflicts of interests in determining to which entity a particular business opportunity should be presented (and these conflicts may include presentation to other entities prior to their presentation, if at all, to Alset, and may not always be resolved in the favor of Alset, subject to applicable fiduciary duties under Delaware law, in that Alset has provided in its amended and restated certificate of incorporation that Alset has renounced its interest in any corporate opportunity presented to Alset);

●	the Sponsor and Alset’s directors and officers have agreed that the founders shares and placement units, and all of their underlying securities, will not be sold or transferred by it until a period of time after Alset has completed a business combination, subject to limited exceptions;

●	the appointment of Heng Fai Ambrose Chan as a designee to the board of directors of Alset, with Alset having a right to appoint, under certain circumstances discussed in this proxy statement/prospectus, John Thatch as second designee, and which will entitle such individuals to any cash fees, stock options or stock awards that Alset determines to pay to its non-executive directors following the Closing of the Business Combination; and

●	the continued indemnification of current directors and officers of Alset after the Business Combination.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of the Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he has then-current fiduciary or contractual obligations, he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Delaware and applicable law. Given the substantial target universe considered by Alset’s management team, which included initial contact with over 11 companies and non-disclosure agreements with approximately 4 companies, and LOIs with 1 company, Alset’s Board did not believe that the other fiduciary duties or contractual obligations of Alset’s officers and directors materially affected Alset’s ability to source a potential business combination. Alset’s Board considered the factors supporting, and risks and uncertainties related to, a business combination with HWH as set forth above under “The Business Combination Proposal — Alset’s Board of Directors’ Reasons for the Business Combination,” and did not believe that such other fiduciary duties or contractual obligations impacted such consideration.

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Total Shares to be Issued in the Business Combination

Alset’s public stockholders currently own approximately 42.9% of Alset’s issued and outstanding capital stock, and the Sponsor together with our directors and officers currently own approximately 57.1% of Alset’s issued and outstanding capital stock. It is anticipated that, immediately after the Business Combination and if there are no additional redemptions, Alset’s existing public stockholders will own approximately 8.8% of Alset’s issued and outstanding capital stock, shares issued pursuant to exercise of existing rights and warrants will equal approximately 22.9% of Alset’s issued and outstanding stock, the Sponsor and our directors and officers will own approximately 12.9% of Alset’s issued and outstanding capital stock, and the HWH Holders will own approximately 55.4% of Alset’s issued and outstanding capital stock. All shares held by HWH and the Sponsor will be ultimately controlled by Mr. Chan, who is the majority owner of HWH and the Sponsor.

If any of Alset’s public stockholders exercise their redemption rights, the ownership interest in Alset of Alset’s public stockholders will decrease and the ownership interest in Alset of the HWH Holders and the Sponsor will increase, and if there are redemptions by Alset’s public stockholders up to the maximum level that would permit completion of the Business Combination, Alset’s public stockholders will own 25.1% of Alset’s issued and outstanding capital stock, the Sponsor and our directors and officers will own approximately 14.2% of Alset’s issued and outstanding capital stock(of which approximately 7.5% will be indirectly owned by Mr. Chan), and the HWH Holders will own approximately 60.7% of Alset’s issued and outstanding capital stock (of which approximately 27.3% will be owned by Mr. Chan). If the actual facts are different than these assumptions (based on additional redemptions by Alset’s public stockholders, changes in the terms of the Business Combination, adjustments to the HWH purchase price pursuant to the Merger Agreement or otherwise), the percentage ownership interests in Alset post-Business Combination may be different.

The ownership percentages discussed above and set forth below with respect to Alset includes the shares issuable to the HWH Holders, and assumes Rights Holders exercise all of their Alset Rights, and the exercise of all outstanding warrants to purchase up to a total of 4,549,375 shares of Alset Common Stock , but does not take into account (i) any additional private placement units that are issued or issuable to our Sponsor pursuant to the conversion of the Sponsor’s up to $1.5 million working capital loans that were made to Alset, (ii) any adjustments to the Merger Consideration payable to the HWH Holders as a result of HWH’s working capital, transaction expenses and/or debt as of the completion of the Business Combination varying from certain specified targets set forth in the Merger Agreement, and (iii) any indemnification payments that are made after the consummation of the Business Combination by delivery of shares of Alset Common Stock. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following table illustrates varying ownership levels of the issued and outstanding capital stock of Alset, assuming varying levels of additional redemptions by Alset’s public stockholders:

	Ownership Percentage Assuming No Redemption of Shares	Ownership Percentage Assuming 50% Redemption of Shares	Ownership Percentage Assuming Maximum Redemption of Shares
Sponsor	12.9%	13.5%	14.2%
HWH Holders	55.4%	57.9%	60.7%
Public stockholders	31.7%	28.6%	25.1%

Shares ultimately controlled by Mr. Chan	68.3%	71.4%	74.9%

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Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination assuming no additional redemptions:

Sources		Uses
($ in Millions)
Cash from HWH	$21.85	Deferred Underwriting Fees	$3.02
Alset Cash	1.53	Transaction Expenses	0.70
Cash from HWH		Cash to Balance Sheet	0

Total Sources	$23.38	Total Uses	$3.72

The following table summarizes the sources and uses for funding the Business Combination assuming Alset stockholders exercise their redemption rights assuming 50% redemption:

Sources		Uses
($ in Millions)
Cash from HWH	$11.57	Deferred Underwriting Fees	$3.02
Alset Cash	1.53	Transaction Expenses	0.70
Cash from HWH		Redemptions	0.01
		Cash to Balance Sheet	0

Total Sources	$13.10	Total Uses	$3.73

The following table summarizes the sources and uses for funding the Business Combination assuming Alset stockholders exercise their redemption rights assuming maximum redemption:

Sources		Uses
($ in Millions)
Alset Cash	$1.29	Deferred Underwriting Fees	$3.02
Cash from HWH	1.53	Transaction Expenses	0.70
		Redemptions	0.01
		Cash to Balance Sheet	0

Total Sources	$2.82	Total Uses	$3.73

Deferred Underwriting Fees39

Approximately $3.02 million of the underwriting fee in connection with Alset’s IPO was deferred and conditioned upon completion of a business combination. The following table illustrates the effective deferred underwriting fee on a percentage basis for public shares at each redemption level identified below.

Underwriting Fees	Assuming No Redemption(1)	Assuming 50% Maximum Redemption	Assuming Maximum Redemptions
Unredeemed public shares	1,976,036	988,018	0
Trust proceeds to Alset	$20,564,258	$10,282,129	$0
Deferred underwriting fee	$3,018,750	$3,018,750	$3,018,750
Effective deferred underwriting fee	10.6%	16.3%	35.0%

(1)	Assumes that no shares of Alset Class A Common Stock are redeemed.

(2)	Assumes that 988,018 shares Alset Class A Common Stock, or 50% of our public shares outstanding are redeemed.

(3)	Assumes that 1,976,036 shares of Alset Class A Common Stock held by the public, or 100% of the shares outstanding are redeemed.

39 Same tables as at the beginning

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Satisfaction of 80% Test

It is a requirement under the Nasdaq listing requirements that any business acquired by Alset have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the pre-money valuation of $125 million for HWH compared to the $87 million held in the Trust Account on September 9, 2022 when the Merger Agreement was signed, the Board determined that this requirement was met. The Board determined that the consideration being paid in the Business Combination, was fair to and in the best interests of Alset and its stockholders and appropriately reflected HWH’s value. In reaching this determination, the Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as its potential for future growth in revenue and profits. The Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of HWH met this requirement.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization as HWH is considered the acquirer.

Vote Required for Approval

Adoption of this proposal requires the affirmative vote of a majority of the issued and outstanding shares of Alset Common Stock represented in person or by proxy that are voted at the Special Meeting (which would include presence by virtual attendance at the Special Meeting) and entitled to vote thereon. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Special Meeting. Further, the approval of the Charter Amendment Proposal requires the vote of a majority of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class.

This proposal is conditioned upon the approval of the other Condition Precedent Proposals (being the Charter Amendments Proposal and the Nasdaq Proposal). Unless this proposal, the Charter Amendments Proposal, and the Nasdaq Proposal are approved, the Business Combination will not occur.

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

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Interests of Alset’s Directors

The existence of financial and personal interests of one or more of Alset’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Alset and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Alset’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of Alset’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE CHARTER AMENDMENTS PROPOSAL

The following table sets forth a summary of the principal changes proposed to be made between Alset’s certificate of incorporation and the proposed Alset’ Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Alset Certificate of Incorporation	Alset Amended and Restated Certificate of Incorporation
Name	The Alset Certificate of Incorporation gives the corporation’s name as “Alset Capital Acquisition Corp.”	Alset’s name will be changed to “HWH International, Inc.”

Common Stock	The Alset Certificate of Incorporation authorizes two classes of common stock – Class A common stock and Class B common stock. Alset has 55,000,000 authorized shares of common stock, par value $0.0001 per share comprised of 50,000,000 shares of Class A Common Stock and 5,000,000 shares of Class B Common Stock	Alset will have one class of common stock with 55,000,000 authorized shares of common stock, par value $0.0001 per share.

Preferred Stock	The Alset Certificate of Incorporation authorizes 1,000,000 shares of Alset Preferred Stock	Alset will have 1,000,000 authorized shares of preferred stock, par value $0.0001 per share.

Number of Directors	The Alset Certificate of Incorporation is silent on the number of directors, and the number of directors of Alset, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by Alset’s board of directors pursuant to a resolution adopted by a majority of Alset’s board of directors. Alset’s board of directors is divided into three classes of directors, as nearly equal as possible, with each class being elected to a staggered three-year term. Directors serve until their successors are elected and qualified or until their earlier death, resignation, retirement, disqualification or removal.	The total number constituting the board of directors of Alset following the Closing will initially consist of seven individuals, a majority of whom shall be independent directors in accordance with Nasdaq requirements.

Classified Board	Alset’s board of directors is divided into three classes of directors, as nearly equal as possible, with each class being elected to a staggered three-year term. Directors serve until the annual meeting for the year in which his or her term expires and until their successors are elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal.	The board of directors of Alset is unclassified.

Stockholder Actions	The Alset Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of Alset must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Alset Class B Common Stock; action with respect to such stock may be taken by written consent.	Alset stockholders may not act by written consent in lieu of a meeting.

Provisions Specific to a Special Purpose Acquisition Company	The Alset Certificate of Incorporation sets forth various provisions related to its operations as a special purpose acquisition company prior to the consummation of an initial business combination.	These provisions are not applicable to an operating company, and so the Proposed Charter does not include the special purpose acquisition company provisions.

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Each of the amendments above is referred to as a “Charter Amendment” and collectively, the “Charter Amendments.” These consist of the following separable proposals:

Charter Amendment Proposal A — To change Alset’s name to “HWH International, Inc.”;

Charter Amendment Proposal B — To provide for a single class of Alset Common Stock and increase the number of authorized shares of Alset Common Stock;

Charter Amendment Proposal C — To increase the number of authorized shares of Alset “blank check” preferred stock;

Charter Amendment Proposal D —To establish that the board of directors of Alset following the Closing of the Business Combination (the “Alset Board”) will not be divided into classes (with the number of directors of the Alset Board being initially fixed at seven pursuant to the Merger Agreement and in accordance with the initial appointment rights provided therein, as discussed under “The Business Combination Proposal—Appointments of Directors” and “Management of the Alset after the Business Combination—Board Composition”);

Charter Amendment Proposal E — To require that stockholders only act at annual and special meetings of the corporation and not by written consent; and

Charter Amendment Proposal F — To remove various provisions applicable to special purpose acquisition corporations.

Pursuant to the Merger Agreement, upon the closing of the Business Combination, Alset’s bylaws will be amended and restated promptly to:

●	reflect necessary changes and to be consistent with the proposed Charter Amendments described herein; and

●	make certain other changes that the board of directors of Alset deems appropriate for a public operating company.

Reasons for the Charter Amendments

Name

Changing the post-Business Combination corporate name from “Alset Capital Acquisition Corp.” to “HWH International, Inc.” is desirable to reflect the Business Combination with HWH. Additionally, the Alset Board believes the name of the Combined Entity should more closely align with the name of the existing operating business of HWH.

Common Stock

The principal purpose of this Charter Amendment is to authorize additional shares of Alset Common Stock. The greater number of authorized shares of Alset Common Stock will be used to issue shares pursuant to the Merger Agreement and for general corporate purposes. Additionally, the Alset Board believes that it is important for the Combined Entity to have available for issuance a number of authorized shares of Alset Common Stock and Alset Preferred Stock sufficient to support the growth of the Combined Entity and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The Alset Board also believes that a single class of common stock provides a cleaner capital structure and suits the Combined Entity’s requirements following the consummation of the Business Combination.

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Notwithstanding the foregoing, authorized but unissued common shares may enable the Combined Entity’s board of directors to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Combined Entity’s common stock. If, in the due exercise of its fiduciary obligations, for example, the Combined Entity’s board of directors were to determine that a takeover proposal was not in the best interests of the Combined Entity, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable the Combined Entity to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Alset currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Preferred Stock

The Alset Board believes that these additional shares will provide the Combined Company with needed flexibility to issue shares in the future in a timely manner and under circumstances it considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

However, authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of Alset and thereby protect continuity of or entrench its management, which may adversely affect the market price of Alset. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of Alset, such preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing Alset’s board of directors to issue the authorized Alset Preferred Stock on its own volition will enable Alset to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Alset currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Number of Directors

This Charter Amendment is being made to ensure stockholders understand the exact number of directors in the Combined Entity as of the consummation of the Business Combination.

Alset’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of Alset’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

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Stockholder Actions

The Proposed Charter provides that any action to be taken by Alset’s stockholders may not be taken by written consent. Alset’s board of directors believes that each decision of the stockholders should be made by all stockholders and only after thoughtful consideration of complete information. Information is provided to stockholders through a proxy statement, and the period between delivery of the proxy statement and the stockholder meeting provides time for consideration of stockholder proposals. Our board of directors believes that all stockholders, not just stockholders executing a written consent, should have the opportunity to participate in the decision-making process. This allows minority stockholders to take whatever action they deem appropriate to protect their interests, including seeking to persuade majority stockholders to follow a different course, or selling their shares.

The proposed Charter Amendment will have the effect of preventing Alset stockholders from taking action at any time other than an annual meeting or a special meeting to replace directors or take any other action authorized to be taken by stockholders under the DGCL. This Charter Amendment may make more difficult, or delay, actions by a person or a group seeking to acquire a substantial percentage of Alset Common Stock, to replace directors or to take other action to influence or control its management or policies, even though the holders of a majority of the outstanding shares of Alset Common Stock might desire those actions.

Provisions Specific to a Special Purpose Acquisition Company

The elimination of certain provisions related to Alset’s status as a special purpose acquisition company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Charter does not include the requirement to dissolve Alset after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the Alset Board believes it is the most appropriate period for Alset. In addition, certain other provisions in the Alset Certificate of Incorporation require that proceeds from the Alset IPO be held in the Trust Account until the completion of a business combination or redemption of 100% of the outstanding public shares has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Amendments Proposal and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex B.

Vote Required for Approval

This Charter Amendments Proposal will be approved and adopted in its entirety only if the holders of a majority of the issued and outstanding shares of Alset Common Stock vote “FOR” each of the Charter Amendments. Failure to vote by proxy or to vote in person at the Special Meeting (which would include presence by virtual attendance at the Special Meeting) or an abstention from voting will have the same effect as a vote “AGAINST” the Charter Amendments Proposal.

The approval and adoption of the Charter Amendments Proposal, is conditioned on the approval of the Business Combination Proposal, and the Nasdaq Proposal at the Special Meeting.

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF EACH OF THE CHARTER AMENDMENTS IN THE CHARTER AMENDMENTS PROPOSAL.

Interests of Alset’s Directors

The existence of financial and personal interests of one or more of Alset’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Alset and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Alset’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of Alset’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

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THE ADVISORY CHARTER AMENDMENTS PROPOSALS

Overview

In connection with the Business Combination, Alset is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendments Proposal but, pursuant to SEC guidance, Alset is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on Alset or the Alset Board (separate and apart from the approval of the Charter Proposal). In the judgment of the Alset Board, these provisions are necessary to adequately address the needs of Alset. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Amendments Proposals (separate and apart from approval of the Charter Amendments Proposal).

Alset stockholders will be asked to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter of Alset and the existing Alset Certificate of Incorporation, which are being presented in accordance with the requirements of the SEC as six separate sub-proposals (the “Advisory Charter Amendments Proposals”):

Advisory Charter Amendment Proposal A — To change Alset’s name to “HWH International, Inc.”;

Advisory Charter Amendment Proposal B — To provide for a single class of Alset Common Stock and increase the number of authorized shares of Alset Common Stock;

Advisory Charter Amendment Proposal C — To increase the number of authorized shares of Alset “blank check” preferred stock;

Advisory Charter Amendment Proposal D —To establish that the board of directors of Alset following the Closing of the Business Combination (the “Alset Board”) will not be divided into classes (with the number of directors of the Alset Board being initially fixed at seven pursuant to the Merger Agreement and in accordance with the initial appointment rights provided therein, as discussed under “The Business Combination Proposal—Appointments of Directors” and “Management of the Alset after the Business Combination—Board Composition”);

Advisory Charter Amendment Proposal E — To require that stockholders only act at annual and special meetings of the corporation and not by written consent; and

Advisory Charter Amendment Proposal F — To remove various provisions applicable to special purpose acquisition corporations.

Reasons for the Advisory Charter Amendments

Advisory Charter Amendment Proposal A

Changing the post-Business Combination corporate name from “Alset Inc.” to “HWH International, Inc.” is desirable to reflect the Business Combination with HWH and to clearly identify Alset as the publicly traded entity. Additionally, the Alset Board believes the name of the Combined Company should more closely align with the name of the existing operating business of HWH.

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Advisory Charter Amendment Proposal B

The principal purpose of this Charter Amendment is to authorize additional shares of Alset Common Stock. The greater number of authorized shares of Alset Common Stock will be used to issue shares pursuant to the Merger Agreement and for general corporate purposes. Additionally, the Alset Board believes that it is important for the Combined Entity to have available for issuance a number of authorized shares of Alset Common Stock and Alset Preferred Stock sufficient to support the growth of the Combined Entity and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The Alset Board also believes that a single class of common stock provides a cleaner capital structure and suits the Combined Entity’s requirements following the consummation of the Business Combination.

Notwithstanding the foregoing, authorized but unissued shares of common stock may enable the Combined Entity’s board of directors to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may negatively impact the market price of the Combined Entity’s common stock. If, in the due exercise of its fiduciary obligations, for example, the Combined Entity’s board of directors were to determine that a takeover proposal was not in the best interests of Combined Entity, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable Combined Entity to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Alset currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Advisory Charter Amendment Proposal C

The Alset Board believes that these additional shares will provide the Combined Company with needed flexibility to issue shares in the future in a timely manner and under circumstances it considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Notwithstanding the foregoing, authorized but unissued preferred stock may enable the Alset Board to render it more difficult or to discourage an attempt to obtain control of Alset and thereby protect continuity of or entrench its management, which may negatively impact the market price of the Alset Common Stock. If, in the due exercise of its fiduciary obligations, for example, the Alset Board was to determine that a takeover proposal was not in the best interests of Alset, such preferred stock could be issued by the Alset Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Alset Board to issue the authorized preferred stock on its own volition will enable Alset to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. However, Alset currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Advisory Charter Amendment Proposal D

The total number constituting the Alset Board following the Closing will initially consist of seven individuals, a majority of whom shall be independent directors in accordance with Nasdaq requirements. It is in the interests of stockholders of the Combined Company to know the size of its board of directors, and such provisions are also in accordance with the DGCL. The Proposed Charter customarily can specify independence requirements to the extent relevant to a listing on Nasdaq or a securities exchange.

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Alset’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of Alset’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Advisory Charter Amendment Proposal E

The Proposed Charter provides that any action to be taken by the Alset stockholders may not be taken by written consent. The Alset Board believes that each decision of the stockholders should be made by all stockholders and only after thoughtful consideration of complete information. Information is provided to stockholders through a proxy statement, and the period between delivery of the proxy statement and the stockholder meeting provides time for consideration of stockholder proposals. The Alset Board believes that all stockholders, not just stockholders executing a written consent, should have the opportunity to participate in the decision-making process. This allows minority stockholders to take whatever action they deem appropriate to protect their interests, including seeking to persuade majority stockholders to follow a different course, or selling their shares.

The proposed Charter Amendment will have the effect of preventing Alset stockholders from taking action at any time other than an annual meeting or a special meeting to replace directors or take any other action authorized to be taken by stockholders under the DGCL. This Charter Amendment may make more difficult, or delay, actions by a person or a group seeking to acquire a substantial percentage of Alset Common Stock, to replace directors or to take other action to influence or control its management or policies, even though the holders of a majority of the outstanding shares of Alset Common Stock might desire those actions.

Advisory Charter Amendment Proposal F

The elimination of certain provisions related to Alset’s status as a special purpose acquisition company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Charter does not include the requirement to dissolve Alset after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the Alset Board believes it is the most appropriate period for Alset. In addition, certain other provisions in the Alset Certificate of Incorporation require that proceeds from the Alset IPO be held in the Trust Account until the completion of a business combination or redemption of 100% of the outstanding public shares has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Amendments Proposal and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex B.

Vote Required for Approval

These Advisory Charter Amendments Proposals require the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (which would include presence by virtual attendance at the Special Meeting). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.

The approval and adoption of the Advisory Charter Amendments Proposals is non-binding and not conditioned on any other Proposal at the Special Meeting.

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF EACH OF THE ADVISORY CHARTER AMENDMENTS IN THE ADVISORY CHARTER AMENDMENTS PROPOSAL.

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Interests of Alset’s Directors

The existence of financial and personal interests of one or more of Alset’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Alset and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Alset’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of Alset’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE NASDAQ PROPOSAL

Overview

In connection with the Business Combination, we intend to effect (subject to the terms and conditions of the Merger Agreement), for purposes of complying with the applicable listing rules of the Nasdaq Global Market, the issuance of up to 12,500,000 shares of Alset Common Stock to HWH Holders and Alset stockholders upon the Closing. For further information, please see the section entitled “The Business Combination Proposal (Proposal 1),” as well as the annexes to this proxy statement/prospectus.

Why Alset Needs Stockholder Approval

Stockholder approval of the listing on Nasdaq is a condition to the Closing under the Merger Agreement.

We also are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b), (c) and (d), as applicable.

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company where, due to the present or potential issuance of common stock, other than common stock issued in a public offering (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Effect of Proposal on Alset Stockholders and HWH Stockholders

If the Nasdaq Proposal is adopted, we will issue up to 12,500,000 shares of Alset Common Stock to HWH Holders and Alset stockholders upon the Closing.

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The issuance of the shares of Alset Common Stock described above would result in significant dilution to Alset stockholders and result in Alset stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Alset.

In the event that this Proposal is not approved by Alset stockholders, the Business Combination cannot be consummated. In the event that this Proposal is approved by Alset stockholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Alset Common Stock pursuant to the Merger Agreement, Alset will not issue such shares of Alset Common Stock.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of Alset Common Stock pursuant to the Merger Agreement, including to HWH members, be approved.”

Required Vote for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (which would include presence by virtual attendance at the Special Meeting). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.

The Nasdaq Proposal is conditioned on the approval and adoption of each of the Business Combination Proposal and the Charter Amendments Proposal.

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALSET STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

Interests of Alset’s Directors

The existence of financial and personal interests of one or more of Alset’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Alset and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Alset’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Business Combination Proposal — Interests of Alset’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow our Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that, at the time of the Special Meeting, Alset is unable to consummate the Business Combination for any reason.

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Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented at the Meeting and is not approved by the stockholders of Alset, Alset’s Board may not be able to adjourn the Meeting to a later date in the event, based on the tabulated votes, that there are not sufficient votes at the time of the Meeting to approve the Business Combination Proposal, the Charter Amendments Proposal, and the Nasdaq Proposal. In such event, the Business Combination may not be completed.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, that the adjournment of the meeting to a later date or dates, if necessary, be determined by the chairman of the meeting to permit further solicitation and vote of proxies if it is determined by the Board that more time is necessary or appropriate to approve one or more Proposals at the meeting be adopted and approved in all respects.”

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Required Vote

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (which would include presence by virtual attendance at the Special Meeting). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.

The approval and adoption of the Adjournment Proposal is not a condition for nor conditioned on the approval of any other Proposal at the Special Meeting.

Recommendation of Our Board

IF THE ADJOURNMENT RESOLUTION IS PRESENTED TO OUR STOCKHOLDERS, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

Interests of Alset’s Directors

The existence of financial and personal interests of one or more of Alset’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Alset and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Alset’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Business Combination Proposal — Interests of Alset’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences, with respect to (i) an election by the holders of shares of Alset Common Stock to have Alset redeem such shares for cash, (ii) the Business Combination and (iii) the post-Business Combination ownership and disposition of Alset Common Stock acquired pursuant to the Business Combination. Subject to the limitations and qualifications set forth herein, this summary applies only to holders of Common Stock that hold their shares of Common Stock as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary is general in nature and does not constitute tax advice. This summary does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder of Common Stock in light of such holder’s individual circumstances or status, nor does it address tax consequences applicable to holders of Common Stock subject to special rules, such as:

●	dealers in securities or foreign currency;

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●	broker-dealers;

●	traders in securities that elect to use a mark-to-market method of accounting;

●	tax-exempt organizations;

●	financial institutions, banks or trusts;

●	mutual funds;

●	life insurance companies, real estate investment trusts and regulated investment companies;

●	holders that actually or constructively own 10% or more of Alset’s voting stock;

●	holders that hold Common Stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

●	holders that have a functional currency other than the U.S. dollar;

●	holders that received Common Stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;

●	U.S. expatriates;

●	controlled foreign corporations;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Alset Common Stock being taken into account in an applicable financial statement;

●	passive foreign investment companies; or

●	pass-through entities or investors in pass-through entities.

This summary is based on the Code, applicable Treasury regulations thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this proxy statement/prospectus, and all of which may change, possibly with retroactive effect. Any such change could impact the conclusions discussed below. This summary does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

Alset has not and does not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the subjects addressed in this summary. There can be no assurance that the IRS will not take positions inconsistent with the consequences discussed below or that any such positions would not be sustained by a court.

If a partnership (or any entity or arrangement characterized as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of such partnership and any person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold Common Stock and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences to them of an exercise of redemption rights or the Business Combination.

ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF AN EXERCISE OF REDEMPTION RIGHTS, THE BUSINESS COMBINATION AND OTHER EVENTS DESCRIBED BELOW, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

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U.S. Holders

For purposes of this summary, a U.S. Holder means a beneficial owner of Common Stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state therein or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust (i) that is subject to the primary supervision of a court within the United States and all substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Redemption of Shares of Common Stock

If the Business Combination takes place in connection with a redemption of Common Stock, a U.S. holder that exercises that stock may have entered into a taxable sale or exchange of common stock under Section 302(a) of the Code. If the redemption qualifies as a sale or exchange of the shares of Common Stock, the U.S. Holder will be treated in the same manner as described under “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Alset Common Stock” below. If the redemption does not qualify as a sale or exchange of shares of Common Stock, the U.S. Holder will be treated as receiving a corporate distribution with similar tax consequences to those described below under “— U.S. Holders — Taxation of Distributions on Alset Common Stock.” Whether the redemption qualifies as a sale or exchange of the shares of Common Stock or is treated as a distribution with respect to the shares of Common Stock will depend on the total amount of Common Stock treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder, as discussed below) relative to all of Common Stock outstanding both before and after the redemption (including any shares of Common Stock owned by Alset after the Business Combination). The redemption of shares of Common Stock will generally be treated as a sale or exchange (rather than as a distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Alset or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only shares actually owned by such U.S. Holder, but also shares of Common Stock constructively owned by it through Alset. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain family members of such U.S. Holder (in the case of an individual) and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder (if not an individual), as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include shares of Common Stock or Alset Common Stock which could be acquired pursuant to the exercise of Alset Warrants or Alset Warrants.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares. In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption (for this purpose, the shares outstanding after the redemption should take into account shares issued by Alset in the Business Combination). A redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Alset. Whether a redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Alset will depend on such holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction”. A U.S. Holder should consult with its tax advisors as to the tax consequences of a redemption.

If a redemption does not qualify as a sale or exchange, the U.S. Holder will be treated as receiving a distribution from Alset and the tax effects will be as described under “— U.S. Holders — Taxation of Distributions on Alset Common Stock,” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares of Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Alset Warrants or possibly in other shares constructively owned by such U.S. Holder. U.S. Holders of Common Stock are urged to consult with their own tax advisors regarding the tax consequences of a redemption of all or a portion of their Common Stock pursuant to an exercise of redemption rights.

The Receipt of Alset Common Stock in the Business Combination

No U.S. holders will be receiving Alset Common Stock in the Business Combination. Additionally, only 1 non-U.S. holder will receive 100% of the shares to be received in the Business Combination. “- See Non- U.S. Holders—The Receipt of Alset Common Stock in the Business Combination.”

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Taxation of Distributions on Alset Common Stock

After the Business Combination, Alset may make distributions with respect to its stock. Subject to the discussion of backup withholding below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any distribution (except certain distributions of common stock or rights to acquire common stock) paid on the Alset Common Stock. A distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Alset’s current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). A portion of any such dividends paid to corporate U.S. Holders generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividend income” within the meaning of Section 1(h)(11) of the Code, and provided certain requirements are met, such dividend will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividend income. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

Distributions in excess of Alset’s current and accumulated earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its shares of Alset (but not below zero), and any excess will be treated as gain from the sale or exchange of such shares as described below under “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Alset Common Stock.”

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Alset Common Stock

After the Business Combination, U.S. Holders of Alset Common Stock may sell or dispose of their Alset Common Stock. Subject to the discussion of backup withholding below, upon a sale or other taxable disposition of Alset Common Stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common stock.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the Alset Common Stock exceeds one year. It is unclear, however, whether the redemption rights with respect to the shares of Common Stock described in this proxy statement/prospectus may suspend the running of the applicable holding period with respect to the shares of Common Stock for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses realized by a U.S. Holder on a sale or other taxable disposition of Alset Common Stock is subject to certain limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder on a sale or other taxable disposition of the Alset Common Stock is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such sale or disposition and (ii) the U.S. Holder’s adjusted tax basis in the applicable Alset Common Stock so sold or disposed. A U.S. Holder’s adjusted tax basis in the shares of Alset Common Stock generally will equal the U.S. Holder’s acquisition cost of such shares, subject to the discussion above, or, as discussed below, the U.S. Holder’s initial basis for Alset Common Stock received upon exercise of Alset Warrants, less, in the case of Alset Common Stock, any prior distributions treated as a return of basis.

Non-U.S. Holders

For purposes of this summary, a non-U.S. Holder means a beneficial owner of Alset Common Stock that is, for U.S. federal income tax purposes, neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

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Redemption of Shares of Common Stock

If the redemption qualifies as a sale or exchange of the shares of Common Stock, the non-U.S. Holder will be treated in the same manner as described under “— Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Alset Common Stock” below. If the redemption is treated as a distribution with respect to the shares of Common Stock, the non-U.S. Holder will be treated as receiving a corporate distribution with similar tax consequences to those described below under “— Non-U.S. Holders — Taxation of Distributions on Alset Common Stock.”

Non-U.S. Holders of Common Stock are urged to consult with their own tax advisors regarding the tax consequences of a redemption of all or a portion of their Common Stock pursuant to an exercise of redemption rights.

The Receipt of Alset Common Stock in the Business Combination

Lawrence C. Letkewicz delivered the opinion that the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

The sole non-U.S. Holder of HWH shares is not expected to recognize any gain or loss under U.S. federal income tax laws upon the exchange of its HWH shares for Alset Common Stock. It is expected that the sole non-U.S. holder would have the same basis in its Alset Common Stock as that holder has in its HWH shares exchanged therefor.

Consequences if the Business Combination Does Not Qualify as a Tax-Free Reorganization

If the Business Combination does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, non-U.S. Holder should not be subject to U.S. federal income tax on any gain recognized as a result of the Business Combination unless any of the conditions described below in the bullets under the section entitled “— Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Disposition of Alset Common Stock” are satisfied with respect to gain recognized by a non-U.S. Holder on the Alset shares. With respect to the third bullet, HWH believes that it is not, and has not been at any time since its formation, a U.S. real property holding corporation and neither HWH nor Alset expects to be a United States real property holding corporation immediately after the Business Combination is completed. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

We did not obtain a ruling from the IRS regarding the U.S. federal income tax consequences of the Business Combination, including the tax consequences described herein, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS with respect to conclusions expressed herein in the event of litigation.

Gain or Loss on Sale, Taxable Exchange or Other Disposition of Alset Common Stock

After the Business Combination, non-U.S. Holders of Alset Common Stock may sell or dispose of their Alset Common Stock. Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. Holder on the taxable disposition of the Alset Common Stock generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (or, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. Holder), in which case the non-U.S. Holder will generally be subject to U.S. federal income tax on that gain on a net income basis in the same manner as if the non-U.S. Holder were a U.S. person as defined under the Code (see the discussion above entitled “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Alset Common Stock”), and a corporate non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty);

●	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the sale or other taxable disposition of the Alset Common Stock occurs and certain other conditions are met, in which case the non-U.S. Holder will be subject to a 30% tax on the amount by which its capital gains allocable to U.S. sources, including gain from the sale or other taxable disposition of the Alset Common Stock, exceeds any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty; or

●	Alset is or has been a USRPHC at any time during the shorter of the five-year period ending on the date of sale or other disposition (whether taxable or not) or the period that the non-U.S. Holder held such securities disposed of, and, in the case where shares of Alset Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of the common stock of Alset at any time within the shorter of the five-year period preceding the sale or other disposition or such non-U.S. Holder’s holding period for the shares of Alset Common Stock.

With respect to the third bullet point above (if applicable to a particular non-U.S. Holder), gain recognized by such non-U.S. Holder on the sale or other taxable disposition of the Alset Common Stock will be subject to tax on net basis at generally applicable U.S. federal income tax rates. In addition, a purchaser of Alset Common Stock from such non-U.S. Holder would be required to withhold U.S. federal income tax at a rate of 15% of the amount realized by such non-U.S. holder. There can be no assurance that Alset Common Stock will be treated as regularly traded on an established securities market. Alset does not believe that it has been or will be a “United States real property holding corporation” for U.S. federal income tax purposes but there can be no assurance in this regard.

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Taxation of Distributions on Alset Common Stock

After the Business Combination, Alset may make distributions with respect to its stock. Subject to the discussion of backup withholding and FATCA below, in general, any distributions (except certain distributions of common stock or rights to acquire common stock) we make, to the extent paid from Alset’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, the applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. Holder’s adjusted tax basis in the shares of Alset Common Stock (and, subject to the discussion below under “ — Information Reporting Requirements and Backup Withholding,” “ — Foreign Account Tax Compliance Act,” and the third bullet point above under “ — Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Alset Common Stock,” to the extent such distribution does not exceed the adjusted tax basis such amount will generally not be subject to withholding). To the extent the distribution exceeds the non-U.S. Holder’s adjusted tax basis, it will be treated as gain realized from the sale or exchange of Alset Common Stock, which will be treated as described above under “ — Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Alset Common Stock.” Dividends paid to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with the redemption of Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. For example, a non-U.S. Holder who is an individual may be required to provide a valid IRS Form W-8BEN, a non-U.S. Holder that is an entity may be required to provide a valid IRS Form W-8BEN-E, and, in the event of income treated as effectively connected to a U.S. trade or business, a non-U.S. Holder (whether an individual or an entity) may be required to provide a valid IRS Form W-8ECI. A U.S. Holder may also be subject to backup withholding and may be required to provide certain certification that it is a United States person for U.S. federal income tax purposes in order to avoid such backup withholding. For example, a U.S. Holder may be required to provide a valid IRS Form W-9. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished by such holder to the IRS in a timely manner.

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Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on certain “withholdable payments” in respect of securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., a U.S. source dividend) and also include the entire gross proceeds from the sale or other disposition of stock of U.S. corporations, even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). The IRS recently issued proposed Treasury Regulations that would eliminate the application of this regime with respect to payments of gross proceeds from dispositions of stock (but not dividends). Pursuant to these proposed Treasury Regulations, the corporation and any other withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until final regulations are issued or until such proposed regulations are rescinded. Accordingly, the entity through which shares of Common Stock are held will affect the determination of whether such withholding is required. Similarly, “withholdable payments” (e.g., dividends) in respect of, Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Common Stock.

INFORMATION ABOUT ALSET

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Alset before the Business Combination.

Overview; Incorporation and History

Alset is a special purpose acquisition company incorporated on October 20, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “business combination”). Alset has not commenced any operations. All activity for the period from October 20, 2021 to date relates to our formation, our IPO and thereafter identifying a target company for a business combination. We will not generate any operating revenues until after the completion of a business combination, at the earliest. We generate non-operating income in the form of interest income from the proceeds derived from our IPO.

On February 3, 2022, we consummated our initial public offering of 8,625,000 units. Each unit, which we refer to as our Public Units, consists of one share of Class A Common Stock, one right to receive one-tenth (1/10) of one share of Class A common stock upon the consummation of the Company’s initial business combination, and one-half of one redeemable warrant of the Company, with each warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per whole share. The units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $86,250,000, which includes the full exercise of the underwriters’ option to purchase an additional 1,125,000 Units generating additional gross proceeds to the Company of $11,250,000.

Simultaneously with the closing of the initial public offering, we completed the private sale of an aggregate of 473,750 units, which we refer to as our Private Placement Units, to our Sponsor at a purchase price of $10.00 per placement unit, generating gross proceeds of $4,737,500.

A total of $87,112,500, of the proceeds from the initial public offering was placed in the Trust Account, and $1,874,050 was delivered to us to cover operating expenses.

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Following the closing of the IPO and the exercise of the over-allotment in full by the underwriter on the net proceeds of the sale of the Public Units in the IPO and the sale of the Private Placement Units was placed in a trust account (which we refer to also as the Trust Account). If we fail to complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.

Our management team is led by Heng Fai Ambrose Chan, our Chairman of the Board and Chief Executive Officer, and Rongguo Wei, our Chief Financial Officer, who have spent significant portions of their careers working with businesses in the technology industry.

If our initial business combination is not consummated by 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation), then our existence will terminate, and we will distribute amounts in the Trust Account as provided in the Alset Certificate of Incorporation.

Fair Market Value of Target Business

The rules of the Nasdaq and the Alset Certificate of Incorporation require that Alset’s initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust). The Alset Board determined that this test was met in connection with the proposed Business Combination.

Stockholder Approval of Business Combination

Alset is seeking stockholder approval of the Business Combination at the special meeting, at which stockholders may elect to redeem their shares, regardless of if or how they vote in respect of the Business Combination Proposal, into their pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). Subject to the terms and conditions of the Merger Agreement, Alset will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals have been approved. Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Simultaneously with our IPO, our Sponsor, officers and directors also have agreed to vote any founder shares and placement shares held by them and any public shares they may acquire during or after this offering (including in open market and privately negotiated transactions) in favor of our initial business combination in a letter agreement. If we submit the Business Combination to our public stockholders for a vote at the Special Meeting, we will complete the Business Combination, subject to the terms and conditions of the Merger Agreement and approval of the Proposals to the extent described in this proxy statement/prospectus, only if a majority of the then outstanding shares of our Common Stock present and entitled to vote at the meeting to approve the initial business combination are voted in favor of the initial business combination. Our Sponsor, Alset Initial Stockholders, and our directors and officers have agreed to vote all of their founder shares and all of their shares of Class A Common Stock (including, but not limited to, shares of Class A Common Stock underlying the placement units) in favor of the Business Combination Proposal. There are only 1,976,036 shares of Class A Common stock currently held by the public, and we would need 2,303,019 shares to approve the transaction. As a result of the shares held by the Sponsor, we already have sufficient votes to approve the business combination.

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At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing HWH Holders or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Alset’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing HWH Holders or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that the Business Combination Proposal, the Charter Amendments Proposal, the Nasdaq Proposal, and the Adjournment Proposal by a requisite vote of our stockholders, (2) otherwise limiting the number of public shares electing to redeem and (3) Alset’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.

Liquidation if No Business Combination

If Alset has not completed the Business Combination with Alset by 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation) and has not completed another business combination by such date, Alset will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem its public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of Alset’s remaining stockholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Our Sponsor, officers and directors have entered into a letter agreement simultaneous with our IPO, pursuant to which they have agreed to (i) waive their redemption rights with respect to any founder shares, placement shares and public shares held by them in connection with the completion of our initial business combination, (ii) waive their redemption rights with respect to any founder shares, placement shares and public shares held by them in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our initial business combination within 12 months from the closing of our IPO (February 3, 2023) (or within 21 months from the closing of the IPO (November 3, 2023) or within the timeframe extended by our stockholders in accordance with our amended and restated certificate of incorporation) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any founder shares and placement shares held by them if we fail to complete our initial business combination within 12 months from the closing of this offering (by February 3, 2023 (or within 21 months from the closing of the IPO (November 3, 2023) or within the timeframe extended by our stockholders in accordance with our amended and restate certificate of incorporation], although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame.

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Pursuant to this letter agreement, our Sponsor, Alset Initial Stockholders, and our officers and directors also have agreed to vote any founder shares and placement shares held by them and any public shares they may acquire during or after this offering (including in open market and privately negotiated transactions) in favor of our initial business combination. If we submit our initial business combination to our public stockholders for a vote, we will complete our initial business combination only if a majority of the then outstanding shares of our Common Stock present and entitled to vote at the meeting to approve the initial business combination are voted in favor of the initial business combination. There are only 1,976,036 shares of Class A Common stock currently held by the public, and we would need 2,303,019 shares to approve the transaction. As a result of the shares held by the Sponsor, we already have sufficient votes to approve the business combination.

Alset expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Alset’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, Alset may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the Trust Account could, however, become subject to the claims of Alset’s creditors which would have higher priority than the claims of Alset’s public stockholders. Alset cannot assure you that the actual per-share redemption amount received by public stockholders will not be substantially less than $10.00. See “Risk Factors — Risks Related to the Business Combination and Alset — If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering)” and other risk factors contained herein. While Alset intend to pay such amounts, if any, Alset cannot assure you that Alset will have funds sufficient to pay or provide for all creditors’ claims.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering)” and other risk factors contained herein.

Alset will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than Alset’s independent auditors), prospective target businesses and other entities with which Alset does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under Alset’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.

If Alset files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in Alset’s insolvency estate and subject to the claims of third parties with priority over the claims of Alset’s stockholders. To the extent any insolvency claims deplete the Trust Account, Alset cannot assure you Alset will be able to return $10.00 per share to Alset’s public stockholders. Additionally, if Alset files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by Alset’s stockholders. Furthermore, the Alset Board may be viewed as having breached its fiduciary duty to Alset’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Alset cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors — Risks Related to the Business Combination and Alset — If, after we distribute the proceeds in the Trust Account to our public stockholders, Alset files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”

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Alset’s public stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (1) Alset’s completion of an initial business combination, and then only in connection with those shares of Alset Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Alset Certificate of Incorporation (A) to modify the substance or timing of Alset’s obligation to allow redemption in connection with Alset’s initial business combination or to redeem 100% of the public shares if Alset does not complete Alset’s initial business combination by that applicable date (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if Alset has not completed an initial business combination by 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation), subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account.

Competition

If Alset succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from HWH’s competitors. Alset cannot assure you that, subsequent to the Business Combination, the Combined Company will have the resources or ability to compete effectively. Information regarding HWH’s competition is set forth in the sections entitled “Information about HWH — Competition.”

Human Capital/Employees

Alset currently has three executive officers. These individuals are not obligated to devote any specific number of hours to Alset matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process Alset is in. For more information about our executive officers, see “Alset’s Management.”

Properties

Our executive offices are located at 4800 Montgomery LN, STE 210 Bethesda, MD 20814, and our telephone number is (301) 971-3955. The cost for our use of this space is included in the $10,000 per month fee we pay to our Sponsor for office space, administrative and shared personnel support services. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. We consider our current office space adequate for our current operations.

Legal Proceedings

To the knowledge of our management team, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

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MANAGEMENT OF ALSET

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Alset before the Business Combination.

Alset’s directors and executive officers are as follows:

Name	Age	Position
Heng Fai Ambrose Chan	78	Chief Executive Officer, Director
Rongguo Wei	50	Chief Financial Officer
William Wu	56	Director
Wong Shui Yeung	52	Director
Wong Tat Keung	51	Director

The experience of our directors and executive officers is as follows:

Heng Fai Ambrose Chan, our Chief Executive Officer, has over forty-five years of experience in the financial and equity investment industry. Mr. Chan is the founder of Alset Inc. and has served as its Chairman of the Board and Chief Executive Officer since inception in March 2018. Mr. Chan is an expert in banking and finance. He has restructured numerous companies in various industries and countries during the past 40 years. Mr. Chan has served as the Chief Executive Officer of Alset International Limited since April 2014. Mr. Chan joined the Board of Directors of Alset International Limited in May 2013. From 1995 to 2015, Mr. Chan served as Managing Chairman of Hong Kong-listed Zensun Enterprises Limited (formerly Heng Fai Enterprises Limited), an investment holding company. Mr. Chan had previously served as a member of the Board of Zensun Enterprises Limited since September 1992. Mr. Chan was formerly the Managing Director of SingHaiyi Group Ltd., a public Singapore property development, investment and management company (“SingHaiyi”), from March 2003 to September 2013, and the Executive Chairman of China Gas Holdings Limited, an investor and operator of the city gas pipeline infrastructure in China from 1997 to 2002. Mr. Chan has served as a non-executive director of DSS, Inc. (formerly known as Document Security Systems, Inc.) since January 2017 and is currently Chairman of the Board since March 2019. Mr. Chan formerly served as a member of the Board of Directors of OptimumBank Holdings, Inc. from June 2018 to April 2022. He has also served as a non-executive director of our indirect subsidiary LiquidValue Development Inc. since January 2017. Mr. Chan has served as a director of Alset International’s 99.98%-owned subsidiary Hapi Metaverse Inc. since October 2014. Mr. Chan has served as a member of the Board of Directors of Sharing Services Global Corporation since April of 2020.

Mr. Chan was formerly a director of Global Medical REIT Inc., a healthcare facility real estate company, from December 2013 to July 2015. He also served as a director of Skywest Ltd., a public Australian airline company from 2005 to 2006. Additionally, from November 2003 to September 2013, he was a Director of SingHaiyi. Mr. Chan served as a member of the Board of Directors of RSI International Systems, Inc., the developer of RoomKeyPMS, a web-based property management system, from June 2014 to February 2019.

Mr. Chan has committed that the majority of his time will be devoted to managing the affairs of our company; however, Mr. Chan may engage in other business ventures, including other technology-related businesses. Mr. Chan is a citizen of Singapore and has no business in China. Mr. Chan and is the Chairman and Chief Executive Officer of Alset Inc., the majority owner of HWH’s parent company, Alset International Limited, and Alset Investment Pte Ltd.; the owners of our sponsor. Mr. Chan also serves as the Executive Chairman, Director, and Hapi Wealth Builder Division Head of HWH, and the Executive Chairman of Sharing Services Global Corporation, a company partly owned by DSS, Inc., an entity in which Alset Inc. has a 25.33% ownership stake.

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Rongguo Wei, our Chief Financial Officer, is a finance professional with more than 15 years of experience working in public and private corporations in the United States. As the Co-Chief Financial Officer of Alset Inc., the majority shareholder of Alset International Limited, HWH’s owner, and Chief Financial Officer of SeD Development Management LLC, Mr. Wei is responsible for oversight of all finance, accounting, reporting and taxation activities for those companies. Prior to joining SeD Development Management LLC in August 2016, Mr. Wei worked for several different U.S. multinational and private companies including serving as Controller at American Silk Mill, LLC, a textile manufacturing and distribution company, from August 2014 to July 2016, serving as a Senior Financial Analyst at Air Products & Chemicals, Inc., a manufacturing company, from January 2013 to June 2014, and serving as a Financial/Accounting Analyst at First Quality Enterprise, Inc., a personal products company, from 2011 to 2012. Mr. Wei served as a member of the Board Directors of Amarantus Bioscience Holdings, Inc., a biotech company, from February to May 2017, and has served as Chief Financial Officer of that company from February 2017 until November 2017. Before Mr. Wei came to the United States, he worked as an equity analyst at Hong Yuan Securities, an investment bank in Beijing, China, concentrating on industrial and public company research and analysis. Mr. Wei is a certified public accountant and received his Master of Business Administration from the University of Maryland and a Master of Business Taxation from the University of Minnesota. Mr. Wei also holds a Master in Business degree from Tsinghua University and a Bachelor’s degree from Beihang University.

We have also assembled a group of independent nominee directors who will provide public company governance, executive leadership, operational oversight, private equity investment management and capital markets experience. Included in this group is Mr. William Wu, Mr. Wong Shui Yeung (Frankie) and Mr. Wong Tat Keung (Aston).

Mr. William Wu has served as a member of our Board of Directors since January 2022. Mr. Wu has served as the Managing Director of Investment Banking at Glory Sun Securities Limited since January 2019. Mr. Wu previously served as the Executive Director and Chief Executive Officer of Power Financial Group Limited from November 2017 to January 2019. Mr. Wu has served on the Board of Directors of Alset Inc. since November of 2020. Mr. Wu has served as an independent non-executive director of JY Grandmark Holdings Limited since November 2019. Mr. Wu has served as a member of the Board of Directors of DSS, Inc. since October of 2019. Mr. Wu has served as a Director of Asia Allied Infrastructure Holdings Limited since February 2015. Mr. Wu previously served as a Director and Chief Executive Officer of RHB Hong Kong Limited from April 2011 to October 2017. Mr. Wu served as the Chief Executive Officer of SW Kingsway Capital Holdings Limited (now known as Sunwah Kingsway Capital Holdings Limited) from April 2006 to September 2010. Mr. Wu holds a Bachelor of Business Administration degree and a Master of Business Administration degree of Simon Fraser University in Canada. He was qualified as a Chartered Financial Analyst of The Institute of Chartered Financial Analysts in 1996.

Mr. Wu previously worked for a number of international investment banks and possesses over 27 years of experience in the investment banking, capital markets, institutional broking and direct investment businesses. He is a registered license holder to carry out Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong). Mr. Wu serves on our Audit Committee and Compensation Committee.

Mr. Wong Shui Yeung (Frankie) has served as a member of our Board of Directors since January of 2022. Mr. Wong is a practicing member and fellow of Hong Kong Institute of Certified Public Accountants and a member of Hong Kong Securities and Investment Institute. He holds a bachelor’s degree in business administration. He has over 20 years’ experience in accounting, auditing, corporate finance, corporate investment and development, and company secretarial practice. Mr. Wong was an Independent Non-Executive Director of SMI Holdings Group Limited from April 2017 to December 2020, the shares of which were listed on the Main Board of The Stock Exchange of Hong Kong Limited and was an independent non-executive director of SMI Culture & Travel Group Holdings Limited from December 2019 to November 2020, the shares of which are listed on the Main Board of The Stock Exchange of Hong Kong Limited. Mr. Wong has served as a director of Alset Inc. and DSS Inc. since November 2021 and July 2022 respectively, the shares of which are listed on NASDAQ. He has served as an independent non-executive director, and as chairman of the audit & risk management committee and the remuneration committee of Alset International Limited since June 2017, the shares of which are listed on the Catalist Board of the Singapore Stock Exchange. Mr. Wong has served as a member of the Board of Directors of Value Exchange International, Inc. since April 2022, the shares of which are listed on the OTCQB. Mr. Wong serves on our Audit Committee and Compensation Committee.

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Mr. Wong Tat Keung (Aston) has served as a member of our Board of Directors since January of 2022. Mr. Wong has over 20 years’ experience in audit, accounting, taxation and business advisory. Mr. Wong has served as a director of Alset Inc. since November 2020. Since 2010, Mr. Wong has served as the director of Aston Wong CPA Limited. He has been an independent non-executive director of Alset International since January 2017, and a director of Alset Inc. since November 2020. Mr. Wong has been an independent non-executive director of Roma Group Limited, a valuation and technical advisory firm, since March 2016, and has served as an independent non-executive director of Lerthai Group Limited, a property, investment, management and development company, since December 2018. Previously, he served as the director and sole proprietor of Aston Wong & Co., a registered certified public accounting firm, from January 2006 to February 2010. From January 2005 to December 2005, he was a Partner at Aston Wong, Chan & Co., Certified Public Accountants. From April 2003 to December 2004, he served at Gary Cheng & Co., Certified Public Accountants as Audit Senior. He served as an Audit Junior to Supervisor of Hui Sik Wing & Co., certified public accountants from April 1993 to December 1999. He served as an independent non-executive director of SingHaiyi from July 2009 to July 2013 and ZH Holdings from December 2009 to July 2015. Mr. Wong is a Certified Public Accountant admitted to practice in Hong Kong. He is a Fellow Member of Association of Chartered Certified Accountants and an Associate Member of the Hong Kong Institute of Certified Public Accountants. He holds a Master in Business Administration degree (financial services) from the University of Greenwich, London, England. Mr. Wong serves on our Audit Committee and Compensation Committee.

Our board members have extensive experience, having served as directors or officers for numerous publicly-listed and privately-owned companies. Our directors have experience with acquisitions, divestitures and corporate strategy and implementation, which we believe will significantly benefit us as we evaluate potential acquisition or merger candidates as well following the completion of our initial business combination.

We believe our management team is well positioned to take advantage of opportunities and that our contacts and relationships will allow us to generate an attractive transaction for our stockholders.

You should not rely on the historical record of the performance of our management team or any of its affiliates’ performance as indicative of our future performance.

Number and Terms of Office of Officers and Directors

We have four directors. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Director Independence

Currently, William Wu, Frankie Wong and Aston Wong would each be considered an “independent director” under the Nasdaq listing rules, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of our Board would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

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Our independent directors conduct regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Our Board reviews and approves all affiliated transactions with any interested director abstaining from such review and approval.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that complies with Nasdaq rules, has been approved by our board of directors and has the composition and responsibilities described below.

Audit Committee

Our audit committee consists of William Wu, Frankie Wong and Aston Wong, each of whom is an independent director under applicable Nasdaq listing standards. Mr. Wong has been appointed chair of the audit committee. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

●	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

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Financial Experts on Audit Committee

Our audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under applicable Nasdaq listing standards. Nasdaq’s standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board has determined that Aston Wong, qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

Our compensation committee consists of William Wu, Frankie Wong and Aston Wong, each of whom is an independent director under applicable Nasdaq listing standards. Mr. Wu is the Chairperson of the compensation committee. The compensation committee’s duties, which are specified in our compensation committee charter, include, but are not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

●	reviewing on an annual basis our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, other than the payment to our Sponsor of $10,000 per month, for up to 24 months, for office space, utilities and secretarial and administrative support, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee generally is only responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The Alset Certificate of Incorporation also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

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Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees is Heng Fai Ambrose Chan. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

Our board of directors also considers director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

Controlled Company Exemption

Upon consummation of the Business Combination, Mr. Chan and his affiliates will have a controlling interest in Alset and will control matters submitted to shareholders such as the election of directors and approval of significant corporate transactions. As a result, we will take advantage of the controlled company exemption within the meaning of the corporate governance standards of Nasdaq. In terms of corporate governance requirements from which we would be exempt, as we have determined we are a controlled company, we (1) are not required to have a board that is composed of a majority of “independent directors”, as defined under Nasdaq rules; (2) are not required to have a compensation committee that is composed entirely of independent directors; and (3) are not required to have director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominations committee that is composed entirely of independent directors.

EXECUTIVE COMPENSATION OF ALSET

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Alset before the Business Combination.

None of our executive officers has received any cash compensation for services rendered to us. We have agreed to pay to our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our Sponsor, officers or directors or any affiliate of our Sponsor, officers or directors, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, officers or directors or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us or the Combined Company may be paid consulting or management fees, or other fees, from the Combined Company. We have not established any limit on the amount of such fees that may be paid by the Combined Company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

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We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

ALSET’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to the “Company,” “our,” “us” or “we” in this section refer to Alset. References to our “management” or our “management team” refer to our officers and directors, and references to the “Sponsor” refer to Alset Acquisition Sponsor, LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited condensed financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement/prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of this proxy statement/prospectus. The Company’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Overview

We are a special purpose acquisition company incorporated on October 20, 2021, as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our business combination using cash from the proceeds of the initial public offering and the sale of the private placement units that occurred simultaneously with the completion of the initial public offering, our capital stock, debt or a combination of cash, stock and debt. We have until 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation) to complete the initial Business Combination.

The issuance of additional shares of common stock or preferred stock:

●	may significantly reduce the equity interest of our stockholders;

●	may subordinate the rights of holders of shares of common stock if we issue shares of preferred stock with rights senior to those afforded to our shares of common stock;

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●	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

●	may adversely affect prevailing market prices for our securities.

Similarly, if we issue debt securities, it could result in:

●	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

●	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and we breach any such covenant without a waiver or renegotiation of that covenant;

●	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

●	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete a business combination will be successful.

Liquidity and Capital Resources

As of February 28, 2023, we had $850,175 in cash and a working capital of $489,815.

Our liquidity needs up to February 28, 2023 had been satisfied through had been satisfied through funds deposited in our account following Initial Public Offering. After consummation of the Initial Public Offering on February 3, 2022, we had approximately $1.9 million in our operating bank account and working capital of approximately $1.65 million. In addition, in order to finance transaction costs in connection with a Business Combination, our sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, provide us Working Capital Loans. As of February 28, 2023, there were no amounts outstanding under any Working Capital Loans.

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Based on the foregoing, management believes that we will have sufficient working capital to meet our needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the economic effects of the pandemic could have a negative effect on our financial position, results of our operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations

As of February 28, 2023, we had not commenced any operations. All activity for the period from October 20, 2021 (inception) through February 28, 2023 relates to our formation and the Initial Public Offering. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after the completion of our initial Business Combination, at the earliest. We will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended February 28, 2023 and 2022, we had net income of $560,887 and net loss of $45,510, respectively, consisting of interest income partially offset by operating expenses.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

Administrative Services Agreement

Commencing on the date that our securities are first listed on the Nasdaq Global Market, we agreed to pay the Sponsor $10,000 per month for office space, utilities and secretarial and administrative support services. Upon completion of the initial Business Combination or our liquidation, we will cease paying these monthly fees.

Registration Rights

The holders of the founder shares, the placement units (including securities contained therein) and warrants (including securities contained therein) that may be issued upon conversion of working capital loans, and any shares of Class A common stock issuable upon the exercise of the placement units and any shares of Class A common stock that may be issued upon exercise of the warrants issued upon conversion as part of the working capital loans and Class A common stock issuable upon conversion of the founder shares, are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering, requiring us to register such securities for resale (in the case of the founder shares, only after conversion to our Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. We will bear the expenses incurred in connection with the filing of any such registration statements.

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Underwriting Agreement

On February 3, 2022, the Company paid a cash underwriting discount of $0.20 per Unit, or $1,725,000.

In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $3,018,750 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

The Company has determined there are no critical accounting policies or estimates in the periods covered in this report.

Critical Accounting Estimate

An accounting estimate where (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material.

Critical Accounting Policies and Practices

A company’s accounting policies and practices that are both most important to the portrayal of the company’s financial condition and results, and require management’s most difficult, subjective, or complex judgments, often because of the need to make estimates about the effects of matters that are inherently uncertain.

Off-Balance Sheet Arrangements

As of February 28, 2023, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

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Class A Common Stock Subject to Possible Redemption

We account for our shares of Alset Class A Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable stock (including stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, stock is classified as stockholders’ equity. Our shares of Alset Class A Common Stock feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, our Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our condensed interim balance sheets.

On May 1, 2023, Alset held a Special Meeting of Stockholders. In connection with the Special Meeting and certain amendments to Alset’s Amended and Restated Certificate of Incorporation, 6,648,964 shares of Alset’s Class A Common Stock were rendered for redemption. Following the redemption, 2,449,786 shares of Class A Common Stock of Alset remain issued and outstanding.

Common Stock Subject to Possible Redemption

We account for our common stock subject to possible conversion in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stocks that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, common stocks are classified as stockholders’ equity. Our common stocks feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, the common stocks subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheet.

Recent Accounting Pronouncements

Our management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Inflation

We do not believe that inflation had a material impact on our business, revenues or operating results during the period presented.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, us, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

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INFORMATION ABOUT HWH

Unless otherwise indicated or the context otherwise requires, references in this section to the “Company,” “we,” “us,” “our,” and other similar terms refer to Alset Capital Acquisition Corp. immediately following the consummation of the Business Combination. See page 3 for a glossary of certain terms used throughout this section.

Business Overview

We started as a small, development-stage subsidiary of Alset Inc. in Korea with a single-level membership marketing model with limited products for sale. We registered the business on April 1, 2019, and we started selling memberships on July 1, 2019. While we had been profitable and growing, the COVID-19 Pandemic had a material adverse effect on such. Due to the decline in membership and revenue starting in 2020, we reorganized our internal staff by adding a broader team in each of the United States, Hong Kong and Singapore with direct selling and business development experience to head up and expand our operations across various geographies and revised our business plan to a multi-level membership tier model in 2022, with more products and services to be made available to our members. We created a new corporate structure, with subsidiaries in the U.S., Hong Kong and Singapore, that would allow for quick geographical expansion and turned our focus to the Hapi Café development. We currently have 9,811 members, all in a single initial tier of membership. These current members have paid for their yearly membership to have founder member status. This is a privileged class that will be able to enjoy continuous membership benefits in time to come given that they have trusted the company and joined at an early stage. Such benefits include the ability to purchase new memberships, in the model described below, at a discount to be determined by HEH. They will also continue to be able to earn affiliate commissions as they sell our products in the marketplace and enjoy discounted rates when visiting Hapi Cafés until further notice. The total number of founding members was capped at 10,000. Moving forward, the intention is to implement the new membership model described below (the “New Model”), that operates on a yearly subscription basis. We intend to resume membership sales, albeit under the New Model, in approximately July 2023.

The segments are:

HWH Marketplace, which offers certain products manufactured by our affiliate company, Sharing Services Global Corporation, at a discounted price to our members. It is substantially in the development stage, as we have been in discussions regarding the import and export of these products internationally. The various aspects of the HWH Marketplace will be launched in phases across the various geographies, each with their own timeline, depending on the completion of the establishment of the logistical aspects for implementation (i.e., payment gateway systems, business licenses, banking set up, import licenses, managerial resources, etc.) This will be an on-going process as we expand our product and services offering range. There are, however, certain limited products currently for sale at our Hapi Cafés, including spaghetti, a gig-economy business book and certain skincare products.

We will sell inventory and provide services before we are required to pay for it, through our affiliate companies, mostly Sharing Services Global Corporation and RBC Life. We also plan to provide discounted services through Hapi Travel Destinations.

We currently plan to sell only our affiliate companies’ products directly at our Hapi Cafés and, eventually, through our website.

Our strategy is to provide our members with a broad range of high-quality merchandise and services at prices we believe are consistently lower than elsewhere. In keeping with our policy of member satisfaction, we currently provide products and services in two segments and will be expanding into a third and fourth shortly.

Our other affiliate businesses manufacture the products and provide the services that complement our membership operations. Our e-commerce operations will give members convenience of not being required to visit a Hapi Café.

The Hapi Cafés, which are, and will be, in-person, location-based social experiences, offer members the opportunity to build a sense of community with like-minded customers who share a potential interest in our products. The cafes expose our members to and educate them about the products and services of our affiliates, providing us with the chance to significantly increase our membership base as well as increase the amounts spent by our members on our affiliates’ products and services. Each of our cafés is a “Hapi Café.” We opened proof-of-concept Hapi Café locations in Seoul, the Republic of Korea and Singapore in May and July 2022, and plan to open additional Hapi Cafés as we beta test and further improve our business concept. We intend to grow our memberships as we grow the number of Hapi Cafés around the world.

We believe that by designing a welcoming space where potential members may learn about and then purchase the products and services of our affiliates if they are inclined to do so at a discount depending on their membership level, we will be able to grow our membership numbers levels, along with the upleveling of membership tiers. The membership format is an integral part of our business and has a significant effect on our profitability. This format is designed to reinforce member loyalty and provide continuing fee revenue. The extent to which we achieve growth in our membership base, increase the tiers of our members, and sustain high renewal rates materially influences our profitability.

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Our members’ experience the Hapi Café brand through our company-owned and franchise operated-locations, and our HWH Marketplace at such Hapi Cafés at this time, with the intent to sell them to our members, at a discount, online. We believe that the breadth of ways that consumers can access our products and the variety of products and, eventually, services we offer is a business strength in relation to the combination of a social and business experience.

The Company’s Hapi Cafe are unique lifestyle café outlets that offer a combination of services. Each one offers coffee, tea and beverages to boost your mind, as well as healthy meals all prepared using low-GI ingredients. We intend to also include a VR/AR room where members can find a fitness workout routine with Hapi Fit Course or be connected to the Metaverse for gaming or working out. Hapi Cafes provide co-working spaces where our members can meet up and hold events while enjoying their benefits when visiting. They are modern-day offices that inspire productivity, innovation and networking, with meeting rooms available for rent. Finally, we are planning to provide members with the access to plan their next trip with a Travel Ambassador or take a Virtual Reality trip to preview your next destination while at a Hapi Cafe.

We believe, through word of mouth and visits to our Hapi Café, we will be able to grow our membership, both in volume and in tier ascension, upon further implementation of such, and could produce high sales volumes in our HWH Marketplace. When combined with the operating efficiencies achieved through a membership-driven model, efficient distribution and program provisions and reduced handling of merchandise in direct on-line and Hapi Café based sales, we should be able to grow our revenue streams. We also believe that the planned addition of the work in progress services of Hapi Travel Destinations and Hapi Wealth Builder, we should be capable of further growing membership numbers and tier upleveling.

Hapi Travel Destinations is in the planning stage, with our Singapore subsidiary, Hapi Travel Pte. Ltd., working with our affiliates to determine the market-by-market services. We have been building a strong foundation by ramping up efforts in the launch of Hapi Travel Destinations, which we expect to occur in 2023. Members will also be able to go to such destinations to conduct their business. Through Hapi Travel, we plan to offer exclusive access to unpublished rates and discounts on air travel, cruises, car rentals, hotels, and resorts for members. Hapi Travel Destinations offers vacation packages, hotels, cruises, and other travel products exclusively for HWH members.

Hapi Wealth Builder is also in the planning stage, with our Singapore subsidiary, Hapi Wealth Builder Pte. Ltd., exploring the options of providing services to our members through educational materials and seminars aimed at various types of investing opportunities. We have been establishing Hapi Cafés as venues and destinations that help build the credibility and reputation of the Company and its Hapi Wealth Builder business, which we intend to launch in 2023.

The COVID-19 pandemic created unprecedented supply constraints, including disruptions and delays that have impacted and could continue to impact the flow and availability of certain products. Additionally, our revenue decreased approximately 10% due to the restrictions related to the COVID-10 pandemic.

We hope, that operating with our affiliate companies, we may be able to alleviate these issues.

HWH’s organizational structure is currently as follows:

Mr. Chan’s Direct and Indirect Ownership in Alset and HWH Pre-Business Combination

Company	Mr. Chan’s ownership
Name	Indirect	Direct
HFE Holdings Limited	100%	100%
Alset Inc.	51,1%	47,6%
DSS Inc.	58.8%	37.4%
Alset Capital Acquisition Corp.	11.3%	0.0%
Alset International Limited	45.0%	0.0%
HWH International, Inc.	45.0%	0.0%

Membership

Our members may utilize their memberships at each Hapi Café and our websites. There is a Hapi Café in Singapore and in Seoul, the Republic of Korea, with many more planned. We currently have one membership tier, with 9,811 members, mostly based in the Republic of Korea. These current members have paid for their yearly membership to have founder member status. This is a privileged class that will be able to enjoy continuous membership benefits in time to come given that they have trusted the company and joined at an early stage. Such benefits include the ability to purchase new memberships, in the model described below, at a discount to be determined by HEH. They will also continue to be able to earn affiliate commissions as they sell our products in the marketplace and enjoy discounted rates when visiting Hapi Cafés until further notice. The total number of founding members was capped at 10,000. It is KRW1,090,909 ($855.50) per year and provided a member with an enrollment package of products, access to the HWH Marketplace website, a 10% discount on all HWH Marketplace Products, a 5% discount on a member’s total bill in any Hapi Café outlet globally, a free VR session when a member brings along three friends, at the Singapore Hapi Café, exclusive discounts on Keto Meal / FitFresh subscription meal, and access to any Hapi Café and the offerings of each therein, which are not reserved for the future Platinum and Black Diamond level members, as described below. Moving forward, the intention is to implement the new membership model described below.

We are in different stages of introducing additional membership tiers, which we intend to structure as follows, and introduce in approximately July 2023:

Elite- which will be $200.00 per year and provide a member with a happy package, which includes HWH Marketplace products, access to HWH Marketplace website, 15% off all HWH Marketplace Products, 7.5% discount off your total bill in any Hapi Café outlet globally, a free VR session when you bring along 3 friends at the Singapore Hapi Café, exclusive discount on Keto Meal / FitFresh subscription meal, and a free dinner in your birthday month with 3 paying adults. You also will get 2 free “Cake of the Day” in your birthday month, and access to any Hapi Café and the offerings of each therein, which are not reserved for Platinum and Black Diamond lever members.

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Platinum- which will be $850.00 per year and provide each member a happier package, with even more HWH sold products, a 35% discount on all HWH sold products, a 10% discount off your total bill in any Hapi Café outlet globally, a free VR session when you bring along 3 friends at the Singapore Hapi Café, exclusive discount on Keto Meal / FitFresh subscription meal, and a free dinner in your birthday month with 3 paying adults. You also will get 2 free “Cake of the Day” in your birthday month, one free freshly brewed coffee a day with a minimum spending of $5.00, a free bottle of wine upon sign up, explorer access to the Hapi Travel platform, when it is launched, to book Air travel/Cruise/Car Rental/Hotel/Resort deals, and access to any Hapi Café and all of the offerings of each therein.

Black Diamond- which will be $1,200 per year and provide each member with our largest package of products, a 45% discount on all HWH sold products, 15% discount off your total bill in any Hapi Café outlet globally, a free VR session when you bring along 3 friends at the Singapore Hapi Café, exclusive discount on Keto Meal / FitFresh subscription meal, and a free dinner in your birthday month with 3 paying adults. You will also get a free “Cake of the Day” in your birthday month, one free freshly brewed coffee a day with a minimum spending of $5.00, a free bottle of wine upon sign up, explorer access to the Hapi Travel platform to book Air travel/Cruise/Car Rental/Hotel/Resort deals, and access to any Hapi Café and all of the offerings of each therein.

Our fundamental obligation is to “Take Care of Our Members.” Therefore, the above tiers and benefits may be adjusted based on the home country of the members, in conjunction with our affiliate companies.

The following table presents the movement in a number of our memberships in years ended December 2022 and 2021:

Founder Members
Year	Opening	Addition	Cancelled	Net	Balance	Membership Fee per member			Cash Received	Accum Expired Memberships	Unexpired Memberships
						KRW	Ex Rate	USD	USD

2021	5,617	3,758	(82)	3,676	9,293	1,090,909	1,146.96	951.13	3,496,365	(5,617)	3,676
2022	9,293	200	-	200	9,493	1,090,909	1,291.78	844.50	168,900	(9,293)	200

Free Members
Year	Opening	Addition	Cancelled	Net	Balance	Membership Fee per member			Cash Received
						KRW	Ex Rate	USD	USD

2021	385	142	-	142	527	-	1,146.96	-	-
2022	527	32	-	32	559	-	1,291.78	-	-

SUMMARY
No of Members
Total Founder Members					9,493
Expired					(9,293)
Unexpired Founder Members					200

Free Members					559

We are presently developing Hapi Travel Destinations, a platform owned and operated by an affiliate company, that provides discounts as a travel-based consolidator. We plan to offer exclusive access to unpublished rates. We intend to have Hapi Travel Destinations offer vacation packages, hotels, cruises, and other travel products, as a consolidator of such items, exclusively for HWH members.

The Company works with multiple affiliated companies in order to further our business objectives.

The affiliated companies we directly work with, or plan to work with include:

Sharing Services Global Corporation is a publicly traded company, quoted on the OTCQB (SHRG). SHRG, through its subsidiaries, markets and sells its products and services to consumers, through its independent sales force and proprietary websites, and to its independent distributors in the health and wellness products industry, and the sale of other products and services.

SHRG business includes the following, which HWH accesses or will access in the future:

Health and Wellness Products - SHRG’s subsidiaries operating in the health and wellness products industry market their products primarily through an independent sales force, using a direct selling business model under the proprietary brand, “The Happy Co.” Currently, The Happy Co.TM markets and distributes its health and wellness products primarily in the United States, Canada, the Republic of Korea, and other countries in the Asia Pacific region. In addition, certain of SHRG’s domestic subsidiaries market its health and wellness products on a “not-for-resale” basis to consumers in other countries outside the U.S.

Company-Owned and Franchised Destination Cafes – In November 2021, SHRG and Hapi Café, Inc, a company affiliated with Heng Fai Ambrose Chan, the Chairman of HWH, entered into a Master Franchise Agreement pursuant to which Sharing Services acquired the exclusive franchise rights in North America to the brand “Hapi Café.” Under the terms, SHRG, directly or through its subsidiaries, has the right to operate no less than five (5) corporate-owned stores and can offer to the public sub-franchise rights to own and operate other stores, subject to the terms and conditions contained in the Master Franchise Agreement. Each corporate-owned or franchised Hapi CaféTM store will offer customers and other partners seeking a healthier lifestyle: (a) a selection of food and beverages, (b) a pleasant workspace with free Wi-Fi service, (c) prospectively, extensive physical fitness, nutrition management and personal workout print and video content, and (d) in the future, SHRG’s Hapi TravelTM subsidiary’s proprietary travel services.

HWH World, Inc. (Texas) is a subsidiary of DSS, Inc., seeking North America expansion.

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The Happy Co., a private company which has amassed over 80,000 members across the globe since launching in 2017, is the 100%-owned subsidiary of SHRG;

RBC Life, a global wellness company with decades of history in R&D and sales of consumer nutrition products, is the wholly-owned subsidiary of DSS;

Alset Inc. is Nasdaq-listed, diversified holding company principally engaged through its subsidiaries in the development of E Home communities and other real estate, financial services, digital transformation technology and bio health activities and consumer products with operations in the United States, Singapore, Hong Kong, Australia and South Korea.

Alset Inc. owns 55% and its majority-owned subsidiary Alset International Limited owns 45% of the sole member of Alset Acquisition Sponsor, LLC, the Sponsor of Alset Capital. Heng Fai Ambrose Chan is the Chairman and Chief Executive Officer of both affiliate Alset Inc. and Alset, as well as HWH. Mr. Chan is also the largest stockholder of our affiliate Alset Inc., holding 51.1% of the shares outstanding.

HWH Members get exclusive discounts on HWH Marketplace products, priority invites to product launch events and other parties, and can earn passive income when a member’s referral signs up for membership or makes an initial purchase through the HWH Marketplace products through them. A member will receive 25% commission of the membership fee income if the member successfully refers a new member to subscribe to the membership. The commission will be payable after the referee’s membership is confirmed and been paid by the new member. Additionally, a member will receive as similar commission if a non-member signs up for a free membership and purchases any of our products through a member referral. These will be paid upon receipt of payment for the product. HWH Marketplace products include those purchased through our website and at a Hapi Café location. The commission was calculated with the 10% VAT added amount, but the revenue excluded VAT. In addition, there is another 5% commission for business development and the corporate and support team, 10% commission for the leaders, and an additional 3% for the highest-performing leader.

Generally, membership requires a standard acceptance of terms and conditions required during the online membership sign-up process on the Company’s website. There are no written membership agreements.

We believe we are able to benefit our members through the synergy created with working with our affiliate companies. The advantages of such arrangements include the ease of product sourcing, ease of communication with our product and service providers, favorable pricing terms, delivery speed, and an assured supply chain. While we mainly operate without written contracts with our affiliate companies, we believe our common ownership will continue to allow HWH to rely on the benefits afforded by these affiliate companies.

Market Opportunity

Following the COVID-19 Pandemic, we believe people are looking for in-person community. By offering a social and business centric atmosphere at our Hapi Cafés, we plan to leverage this deeply-rooted desire and build a membership organization, increase their familiarity with and educate them about the products and services of our affiliates and how those products and services can help them in their own individual pursuits of health, wealth and happiness.

Total Addressable Market

We have a new business plan organized during the COVID-19 pandemic. We believe our membership base could grow exponentially because of our new multi-tiered membership structure, with multiple segments operating or to become operation. HWH is currently operating in Singapore, South Korea and the United States. The Company plans to roll out it the Hapi Café concept, the Hapi Travel Destinations platform, and the Hapi Wealth Builder platform in numerous countries, as we believe there is an international market for the discounts we can provide for the products and services of our affiliate companies. We will tailor our offerings in each country based upon the knowledge and experience of our management team in the applicable country.

PRODUCTS

The Company’s HWH Marketplace, currently found at the Singapore Hapi Café location and planned to be accessible to our members online and at all of our Hapi Cafés, offers the products of our affiliate companies. While we plan to expand our product offering to include all of those below, we currently offer limited SHRG products, supplied by SHRG, and researched RBC Life, at the Singapore Hapi Café. These products are the Age-Defying Intensive Repair Serum™, the Ultimate Revitalizing Cream™, the HWH spaghetti, and a Gig-economy business book.

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Key Products

Health & Wellness Products

Elevate MAX® Happy Coffee – Arabica coffee which contains a non-stimulant thermogenic agent. A strong blend of polyphenols, such as Apple, Grape and Mango Extracts combined with Green Tea Catechin Extract are also included. Also contains Adaptogen Rhodiola Rosea Root Extract.

XanthoMax® Happy Caps– A wellness supplement with Xanthohumol and Turmeric.

KetoCre® Keto Creamer- A Ketogenic creamer designed to support a healthy Keto diet.

Choclevate® Happy Chocolate – A delicious nootropic-infused hot chocolate.

Elevate ZEST® Happy + Lemonade – A cool refreshing lemonade. It also contains some potent, natural appetite-control ingredients.

ElevaciTea® Georgia Peach – A delicious peach tea flavored drink that is designed to be an afternoon pick-me-up. It contains the ingredients Caffeine and P-Synephrine.

ElevaciTea® Vanilla Chai – A creamy, spiced black tea with a proprietary blend of nootropic ingredients.

Fit & Happy Shake™ – A high-protein, delicious instant shake available in two flavors: vanilla and mocha. Fit & Happy Shake™ combines vitamins with pre and probiotics.

All-in-One Happy Shake™ – A balanced meal that tastes like birthday cake. The Happy Shake is made from nutrient-dense whole foods and contains vitamins. No added sugars, no artificial sweeteners, flavors, GMO’s or preservatives.

Optimal Probiotic 8™ – A healthy dietary supplement containing eight different strains of beneficial probiotics, prebiotics and postbiotics.

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Skincare Products

Age-Defying Intensive Repair Serum™ - The proprietary Synchronized Peptide ComplexTM has been stabilized through a patented process designed to deliver outstanding results. This potent serum locks in moisture.

Ultimate Revitalizing Cream™ - A rich, anti-aging cream. The proprietary Synchronized Peptide ComplexTM has been stabilized through a patented process.

Hapi Functional Food

HWH Spaghetti which is a healthy noodle and pasta with a certified Glycemic Index of 38.

Costanzo’s Low GI Roll is an innovative product in the white bread space.

Holista Linguine is a healthy wheat-based pasta with a certified Glycemic Index of 38.

Low G.I. Flour is broken down slowly, trickling glucose into your system over time. Unlike high GI foods that can cause a sudden spike in your blood glucose, which leads to peaks and troughs in energy.

Hapi Home Improvement

Puradigm® Zone is a new air purifier. It is designed to reproduce nature’s process to kill harmful pathogens in both the air and on surfaces that cause illnesses to spread. Its charged particles are designed to work faster than the average air filtration device to keep your home or workplace safer and healthier through continuous protection throughout the day and night.

Celios® G200 is designed to deliver cleanroom-quality air, providing purification of ultrafine particles, bacteria, allergens, pollen, mold spores, and VOCs. Designed for homes, offices, healthcare facilities, and temporary residences like hotels and dormitories, this indoor air purifier is designed to provide cleaner air for your family, employees, patients, guests, or students.

SERVICES

Travel. The Company, through its subsidiary, Hapi Travel Pte. Ltd., plans to provide travel services that would allow a member to take a virtual reality tour of the members planned trip, to plan and book trips digitally, or with a Hapi Travel Advisor stationed at a Hapi Café, and to insure the trip against travel delays, cancellations, and medical expenses. Additionally, members will have access to off market pricing and large group discounts available to our members. Through Hapi Travel Pte. Ltd., HWH could provide the benefits of a travel based consolidator, bringing potential discounts on all aspects of travel.

Café Offerings. The Company, through its Hapi Cafés, plans to provide both our members and non-members with a space in which they can unwind with friends and family members over a beverage or even a limited selection of meals, and even meet new acquaintances and friends with similar interests. The Company also invested in Ketomei that provides meal prep services to serve Keto diet meals in Singapore. We also have a Killiney Franchised Stall in our Singapore location, which sells local foods. Furthermore, we offer our members discount access to Fitfresh meal subscriptions, so that they may enjoy freshly made meals without hassle.

Hapi Wealth Builder Pte. Ltd., which is currently in the planning phase, may offer instruction and access to information regarding investments such as REITS, Mutual Funds, ETFs, SPACs, and Crypto Mining.

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Growth Strategy

Our strategy is to continuously grow our membership base, while displaying to our members the added benefits of the higher tiers of membership. We will look to accomplish this by expanding by providing a comfortable in person setting of a Hapi Café for our customers in many more locations. We also plan to continually expand our product offerings and the services our affiliate companies can provide in the belief that this can serve to grow our membership base and have our members increasingly opt to avail themselves of membership options that offer them larger discounts and other benefits on the products and services of our affiliates

We also will rely the one-time membership referral fees our current members receive in order to expand our membership base.

Competition

The market for the products and services offered on the HWH Marketplace, through SHRG, which are designed to help with physical and mental performance is large and growing, and intensely competitive. The primary competitors include other network marketing companies that manufacture and market herbal remedies, nutritional products and personal care products. There are also large traditional retail businesses that offer products in similar categories. To attract positive industry attention and hold sustainable market advantage, we emphasize differentiators such as our membership discounts, the exclusive access to unique ingredients, the quality and efficacy of the products and the reliability and convenience of our distribution system.

Herbal remedies, personal care, and nutritional products can be purchased in a wide variety of channels of distribution. While we believe that consumers appreciate the convenience of ordering products from the HWH Marketplace, the buying habits of many consumers indicate they may not wish to change their preference for purchasing products through traditional retail channels.

While we believe that our membership focused products and services, and the unfettered access to the services and products of the companies under common control, are unique, our industry, as a whole, is highly competitive, based on factors such as price, merchandise quality and selection, location, convenience, distribution strategy, and customer service. We compete on a worldwide basis with global, national, and regional wholesalers, retailers, related services providers, hard discounters, department and specialty stores, and operators selling a single category or narrow range of merchandise or service.

While HWH is in no way a multi-level marketing company, as our membership referral commissions are only payable upon a direct referral at that singular level, nor do we intend to become one, there are peers that have products, including Herbalife Nutrition Ltd., Nu Skin Enterprises, Inc., Medifast, Inc., Exp World Holdings, Inc., Usana Health Sciences, Inc., Nature’s Sunshine Products, Inc., and Mannatech, Incorporated.

Competitive Strengths and Differentiation

We believe the following competitive strengths differentiate us from our competitors and will help drive our future growth: The key differentiators separate HWH from its competitors in the membership driven product sales and traditional consumer spaces. That our industry exclusive brands and the unique combination of the benefits of membership with the social and business advantageous atmosphere of each Hapi Café. We have access to discounts in multiple areas, such as our products and soon our travel services, through the common control of multiple companies. With the opening of each Hapi Café, we expect membership to grow even further, and to introduce the tier membership program and benefits. We also have the benefit of having affiliated companies in each of the segments our members may potentially seek.

The Technology and Intellectual Property

We currently hold a trademark in the “HAPI CAFE” name and process. All other intellectual property that we rely upon is held by our affiliate companies.

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Facilities

We have a Hapi Café in Singapore and another Hapi Café in Seoul. We are targeting to aggressively increase the number of Hapi Cafes over the course of the next two (2) years.

Government Regulation

We are subject to extensive and varied federal, state and local government regulation, including regulations relating to public and occupational health and safety, sanitation and fire prevention. We operate each of our Hapi Cafés in accordance with standards and procedures designed to comply with applicable codes and regulations. However, an inability to obtain or retain health department or other licenses could adversely affect our operations. Although we have not experienced, and do not anticipate, any significant difficulties, delays or failures in obtaining required licenses, permits or approvals, any such problem could delay or prevent the opening of, or adversely impact the viability of, a particular restaurant or group of restaurants.

In addition, in order to develop and construct Hapi Cafés, we need to comply with applicable zoning, land use and environmental regulations. Federal and state environmental regulations have not had a material effect on our operations to date, but more stringent and varied requirements of local governmental bodies with respect to zoning, land use and environmental factors could delay or even prevent construction and increase development costs for new restaurants.

We are subject to federal, state and local environmental laws and regulations concerning waste disposal, pollution, protection of the environment and the presence, discharge, storage, handling, release and disposal of, or exposure to, hazardous or toxic substances (“environmental laws”). These environmental laws can provide for significant fines and penalties for non-compliance and liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of the hazardous or toxic substances. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such substances. We are not aware of any environmental laws that will materially affect our earnings or competitive position, or result in material capital expenditures relating to our restaurants. However, we cannot predict what environmental laws will be enacted in the future, how existing or future environmental laws will be administered, interpreted or enforced, or the amount of future expenditures that we may need to make to comply with, or to satisfy claims relating to, environmental laws. It is possible that we will become subject to environmental liabilities at our properties, and any such liabilities could materially affect our business, financial condition or results of operations.

The sale of the products on the HWH Marketplace is regulated by various federal, state and local governmental agencies in the United States and by similar agencies in foreign countries. We believe HWH’s method of distribution is in compliance in all material respects with the laws and regulations relating to not-for-resale and direct selling activities in the United States, and other countries where we operate.

The products themselves, and the related marketing and advertising are subject to governmental regulation by various domestic federal, state and local agencies and authorities, including the U.S. Food and Drug Administration (FDA), which regulates food, medical products and cosmetics, as further discussed below. The advertising and marketing of our products are regulated by the Federal Trade Commission, which enforces consumer protection laws regarding truth in advertising. The Consumer Product Safety Commission protects the public from unreasonable risk of injuries and death associated with consumer products, and the U. S. Department of Agriculture regulates food safety and quality. Similar types of agencies also exist in our foreign markets. To date, we have not experienced any governmental actions related to health or safety and food and drug regulations for our products.

The FDA regulates both finished dietary supplement products and dietary ingredients. Specifically, dietary supplements are regulated under the Dietary Supplement Health and Education Act of 1994 (the DSHEA). Under the DSHEA, manufacturers and distributors of dietary supplements are prohibited from marketing products that are adulterated or misbranded. Accordingly, under the DSHEA, manufacturers and distributors of dietary supplements are responsible for the safety and labeling of their products prior to such products reaching the market. Once a product reaches the market, the FDA is responsible for taking enforcement action against any product found to be an adulterated or misbranded dietary supplement. However, dietary supplements and dietary ingredients, such as those sold by the Company, do not require FDA approval before marketing and selling.

Our markets have regulations concerning product formulation, labeling and packaging. These laws and regulations often require us to, among other things, conform product labeling to the language and regulations, and register or qualify products with the applicable government authority or obtain necessary approvals or file necessary notifications for the marketing of such products. Many of our existing markets also regulate product claims and advertising. These laws regulate the types of claims and representations that can be made regarding the capabilities of products. For example, in the United States we are unable to make any claim that our nutritional products will help diagnose, cure, mitigate, treat, or prevent disease.

In Korea and Singapore, our model relies on affiliate marketing and café operations, which are not subject to any specific regulatory categories that require specific approvals. However, we must adhere to general industry requirements of health and safety.

In Korea, we are specifically subject to the rules and regulations of the Korea Fair Trade Commission (the “KFTC”), the Ministry of Food and Drug Safety (the “FDS”), the National Tax Services, the Ministry of Employment and Labor (the “MEL”), as well as local government regulation, including regulations implemented by the Seoul government office. We operate each of our Hapi Cafés in accordance with standards and procedures designed to comply with applicable codes and regulations in Korea. However, an inability to obtain or retain health department or other licenses could adversely affect our operations. Although we have not experienced, and do not anticipate, any significant difficulties, delays or failures in obtaining required licenses, permits or approvals, any such problem could delay or prevent the opening of, or adversely impact the viability of, a particular restaurant or group of restaurants.

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In order to operate our Hapi Cafés, we need to comply with the employment and employee safety requirements of the MEL. The MEL has established standards of labor conditions and employee safety and health conditions that we must follow. The MEL also requires the Hapi Cafés to be properly insured and prohibits certain hiring practices. If we were to violate any such regulations, our Hapi Cafés could be fined or shuttered, which would have a material effect on all of our existing and intended platforms.

The sale of the products on the HWH Marketplace is regulated by the KFTC. The KFTC enforces anti-competitive regulations which allow entry barriers and limit business activities, and by regulating anti-competitive effects of the HWH Marketplace activities. The KFTC works to protect our members from unfair adhesion contracts by correcting those that put members at a gross disadvantage. The KFTC prohibits false and misleading labeling or advertisements and mandates disclosure of information that is essential to our members’ decision-making. Furthermore, the KFTC regulates the practices of large distribution companies and franchisors conducted against small-and-medium-sized stores, suppliers, and franchisees in abuse of their superior bargaining positions. This could include the HWH Marketplace. We believe HWH’s method of distribution and single level of membership referrals is in compliance in all material respects with the laws of the KFTC.

The products themselves, and the related marketing and advertising are subject to governmental regulation by the FDS, which regulates food, medical products and cosmetics, as further discussed below. The FDS protects the public from unreasonable risk of injuries and death associated with consumer products, and the food safety and quality. To date, we have not experienced any governmental actions in Korea related to health or safety and food and drug regulations for our products.

The FDS regulates both finished dietary supplement products and dietary ingredients. Once a product reaches the market, the FDS is responsible for taking enforcement action against any product found to be an adulterated or misbranded dietary supplement. However, dietary supplements and dietary ingredients, such as those sold by the Company, do not require FDS approval before marketing and selling.

In Singapore, we are specifically subject to the rules and regulations of the Singapore Food Agency (the “SFA), the Ministry of Manpower (the “MM”), the Inland Revenue Authority of Singapore, and the Singapore Police Force (the “SPF”). We operate each of our Hapi Cafés in accordance with standards and procedures designed to comply with applicable codes and regulations in Singapore. However, an inability to obtain or retain health department or other licenses could adversely affect our operations. Although we have not experienced, and do not anticipate, any significant difficulties, delays or failures in obtaining required licenses, permits or approvals, any such problem could delay or prevent the opening of, or adversely impact the viability of, a particular restaurant or group of restaurants.

In order to operate our Hapi Cafés in Singapore, we need to comply with the SFA regarding the implementation of health and safety related procedures related to our food services, such as masks and spit guard requirements. If we were to violate any such regulations, our Hapi Cafés could be fined or shuttered, which would have a material effect on all of our existing and intended platforms. In order to operate our Hapi Cafés, we also need to comply with the MM in the employment and employee safety requirements of the MM. The MM has established standards of labor conditions and employee safety and health conditions that we must follow. If we were to violate any such regulations, our Hapi Cafés could be fined or shuttered, which would have a material effect on all of our existing and intended platforms.

In Singapore we are subject to the Personal Data Protection Act of 2012 (the “PDPA”) in the operations of the HWH Marketplace and any other online member services and activities. The PDPA establishes the requirements for the protection of personal data (i.e. data, whether true or not, about an individual who can be identified from that data, or from that data and other information accessible to the relevant organization) to ensure that organizations comply with a baseline standard of protection for personal data of individuals. The data protection obligations are as follows:

(a) Purpose limitation obligation – personal data must be used or disclosed only for purposes that a reasonable person would consider appropriate in the circumstances, and if applicable, have been notified to the individual concerned;

(b) Notification obligation – individuals must be notified of the purposes for the collection, use or disclosure of their personal data, on or prior to such collection, use or disclosure;

(c) Consent obligation – the consent of individuals must be obtained for any collection, use or disclosure of their personal data, unless exceptions apply. Additionally, an organization must allow the withdrawal of consent which has been given or is deemed to have been given;

(d) Access and correction obligations – when requested by an individual and unless exceptions apply, an organization must: (i) provide that individual with access to his personal data in the possession or under the control of the organization and information about the ways in which his personal data may have been used or disclosed during the past year; and/or (ii) correct an error or omission in his personal data that is in the possession or under the control of the organization as soon as practicable and send the corrected data to every other organization to which the personal data was disclosed (or to selected organizations that the individual has consented to);

(e) Accuracy obligation – an organization must make reasonable efforts to ensure that personal data collected by or on its behalf is accurate and complete if such data is likely to be used to make a decision affecting the individual to whom the personal data relates, or if such data will be disclosed to another organization;

(f) Protection obligation – an organization must implement reasonable security arrangements for the protection of personal data in its possession or under its control;

(g) Retention limitation obligation – an organization must not keep personal data for longer than it is necessary to fulfill: (i) the purposes for which it was collected; or (ii) a legal or business purpose;

(h) Transfer limitation obligation – personal data must not be transferred out of Singapore except in accordance with the requirements prescribed under the PDPA;

(i) Accountability obligation – an organization must implement the necessary policies and procedures in order to meet the obligations under the PDPA and shall make information about its policies and procedures publicly available; and

(j) Data breach notification obligation – an organization must assess if a data breach is likely to result in, significant harm to an affected individual, or is likely to be, of a significant scale. If so, the organization must notify the authorities as soon as is practicable, but in any case no later than 3 calendar days after the organization makes that assessment. The organization must also notify each affected individual in any manner that is reasonable in the circumstances.

Non-compliance may lead to financial penalties, civil liability or criminal liability.

In Singapore we are also subject to the Central Provident Fund Act 1953 (“CPF Act”)

The CPF Act governs the contributions made by employers and employees into the CPF. The CPF Act is administered by the Central Provident Fund Board (“CPF Board”). Every employer of an employee shall pay to the CPF monthly in respect of each employee contributions at the appropriate rates set out in the CPF Act. Any employer who has recovered any amount from the monthly wages of an employee in accordance with the CPF Act and fails to pay the contributions to the CPF within such time as may be prescribed, shall be guilty of an offence and shall be liable on conviction to a fine not or imprisonment or both.

Furthermore, any entertainment we provide in Singapore must be licensed with the SPF. Failure to do so could result in the suspension of such entertainment.

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Human Capital/ Employees

HWH has one (1) executive director, Mr. Heng Fai Ambrose Chan. Mr. Chan is not obligated to devote any specific number of hours to our matters and intend to devote only as much time as he deems necessary to our affairs. The amount of time he will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process we are in. Accordingly, once management locates a suitable target business to acquire, he will spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time to our affairs) than he would prior to locating a suitable target business. We presently expect our executive officers to devote such amount of time as they reasonably believe is necessary to our business (which could range from only a few hours a week while we are trying to locate a potential target business to a majority of their time as we move into serious negotiations with a target business for a business combination). We do not intend to have any full time employees prior to the consummation of a business combination.

HWH has eight other officers, and three division heads, in addition to Heng Fai Ambrose Chan. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process we are in. Accordingly, once management locates a suitable target business to acquire, they will spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time to our affairs) than they would prior to locating a suitable target business. We presently expect our executive officers to devote such amount of time as they reasonably believe is necessary to our business (which could range from only a few hours a week while we are trying to locate a potential target business to a majority of their time as we move into serious negotiations with a target business for a business combination). We do not intend to have any full-time employees prior to the consummation of a business combination.

HWH does not have contracts with any of our officers, directors or division heads. However, we are in discussions with our management team regarding memorializing the services and compensation they will receive. Currently, the majority of our officers and directors are employed by Alset Inc. and/or Alset Capital Acquisition Corp., from which they receive compensation. Our team is compensated by the following affiliate companies:

Paid By
Name	Title	Company		Company		Company 3

Vincent Lum	Chief Technology Officer	DSS Digital Transformation Limited	Employee
Anthony S. Chan	Chief Operating Officer	Alset Inc	Consultant	Sharing Service
Alan Lui	Chief Financial Officer	BMI Capital Partner International Limited	Employee
Danny Lim	Chief Strategy Officer	Alset International Limited	Employee
Liaw Wei Sheng	Chief Compliance Officer	Alset International Limited	Employee
Adam Tan	Asia Chief Operating Officer	Alset International Limited	Employee
Heng Fai Ambrose Chan	Executive Chairman, Director	Alset Inc	Director	Alset International Limited	Director	DSS, Inc.	Director
John “JT” Thatch	Director, Chief Executive Officer	DSS, Inc.	Director
Chan Tung Moe	Executive Director	Alset International Limited	Employee
Wong (Frankie) Shui Yeung	Independent Director	Alset Inc	Director	Alset International Limited	Director
William Wu	Independent Director	DSS, Inc.	Director
Wong (Aston) Tat Keung	Independent Director	Alset International Limited	Director
Joanne Wong	Independent Director	Alset International Limited	Director

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Research and Development

The research and development is done at our affiliate companies, Sharing Services Global Corporation and RBC Life. Therefore, it is not a material expense to the Company

Material Contracts

All of our material contracts are through and with our subsidiaries.

Alset F&B One Pte. Ltd (“F&B”), which is 90% owned by our subsidiary, Alset F&B Holdings Pte. Ltd., entered into a franchise agreement, dated October 1, 2021, with Killiney International Pte. Ltd. (“Killiney”), pursuant to which Killiney has licensed its operating business, “Killiney Since 1919,” to F&B. Killiney’s business is the sale of special and well-established style and taste of tea, coffee, eggs, bread with butter and kaya, Hainanese chicken rice, curry chicken, mee siam, mee rebus, curry noodle, laksa, Penang fried kuay teow, and lontong. This franchise agreement terminates on October 1, 2024, with a right to a three (3) year extension granted to F&B.

Hapi Café Inc. (Texas) (“HCIT”), entered into a master franchise agreement, dated November 11, 2021, with Sharing Services Global Corporation (“SSGC”), an affiliated company through the control of Heng Fai Ambrose Chan, pursuant to which HCIT granted SSGC the license to operate certain franchised restaurants using the “Hapi Café” trademark, and related logos, trade names, service marks, logotypes, insignias, and trade dress, as well as HCIT’s processes, trade secrets, and procedures for operating such restaurants. It also granted SSGC the right to license sub-franchisees to establish and operate franchised restaurants pursuant to a separate franchise agreement for each such franchised restaurant. There will be initial franchise fees, depending on the size of the restaurant, and a percentage of resale franchise fees shall be paid to HCIT. In addition, SSGC shall also pay to HCIT an ongoing monthly royalty fee of the gross revenues of all sub-franchised restaurants. This master franchise agreement has a ten (10) year term, commencing on November 11, 2021, and can be renewed for additional five (5) year terms, with written notice from SSGC.

We currently have no written or verbal agreements with our suppliers. This is also true of any oral arrangements. With substantially all of our products and services being provided by affiliates, we are able to act and import prior to any definitive terms being set.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not currently a party to any legal proceedings, the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition or results of operations.

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Intellectual Property

The protection of our technology and intellectual property is an important aspect of our business. The Company relies upon a combination of patent rights, trademark rights, trade secrets, confidentiality procedures, contractual commitments, and other legal rights to establish and protect our intellectual property. We enter into confidentiality agreements and invention or work product assignment agreements with our employees and consultants to control access to, and clarify ownership of, our proprietary information.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not currently a party to any legal proceedings, the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition or results of operations.

EXECUTIVE COMPENSATION OF HWH

This section provides an overview of HWH’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

This section discusses the material components of the executive compensation program for HWH’s executive officers who are named in the “2022 Summary Compensation Table” below. For the years ended December 31, 2022 and 2021, HWH’s named executive officers were:

●	John “JT” Thatch, Chief Executive Officer

●	Alan Lui, Chief Financial Officer

●	Anthony S. Chan, Chief Operating Officer

●	Danny Lim, Chief Strategy Officer

Following the closing of the Business Combination, Mr. Thatch will serve as Chief Executive Officer, Mr. Lui will serve as Chief Financial Officer, Mr. Chan will serve as Chief Operating Officer and Mr. Lim will serve as Chief Strategy Officer, in each case, of Alset.

This discussion may contain forward-looking statements that are based on HWH’s current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that Alset adopts following the closing of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

2022 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2022 and December 31, 2021.

Name and Principal Position	Year	Salary ($)		Bonus ($)	All Other Compensation ($)	Total ($)
John “JT” Thatch	2022	$0				0
Chief Executive Officer	2021	$0				0
Alan Lui	2022	$549	(1)			549
Chief Financial Officer	2021	$16,240	(1)			16,240
Danny Lim	2022	$549	(1)			549
Chief Strategy Officer	2021	$16,240	(1)			16,240
Anthony Chan	2022	$0				0
Chief Operating Officer	2021	$0				0

(1) Received as compensation from HWH Korea.

Narrative Disclosure to Summary Compensation Table

Since our incorporation, no compensation has been paid to our executive officers in consideration for their services rendered to our Company in their capacity as such. We have no employment agreements with any of our directors or executive officers. We have no pension, health, annuity, bonus, insurance, stock options, profit sharing or similar benefit plans. However, the Company is in discussion related to this and is reevaluating the necessity for designated compensation of our executive officers.

Outstanding Equity Awards

Since our incorporation, none of our directors or executive officers has held unexercised options, stock that had not vested, or equity incentive plan awards.

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Benefits and Perquisites

HWH generally provides benefits to its named executive officers on the same basis as provided to all of its employees, including health and dental insurance.

No Tax Gross-Ups

HWH has not made gross-up payments to cover the named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by HWH.

Agreements with HWH’s Named Executive Officers and Potential Payments Upon Termination or Change of Control

HWH has not entered into employment or services agreements with any of their named executive officers. However, our executive officers are employed by the following affiliate companies:

Company name	Incorporation place	Directors	Officers
HWH International, Inc.	Nevada	Chan Heng Fai Ambrose	President: Chan Heng Fai Ambrose CEO: Chan Heng Fai Ambrose
Health Wealth Happiness Pte. Ltd.	Singapore	1. Chan Heng Fai Ambrose 2. Ang Hay Kim 3. Lim Sheng Hon, Danny
HWH World Inc.	South Korea	Representative Director: Ang Hay Kim Directors: 1. Chan Heng Fai Ambrose 2. Ang Hay Kim 3. Lui Wai Leung Alan 4. Lim Sheng Hon, Danny
Hapi Travel Pte. Ltd.	Singapore	Chan Heng Fai Ambrose
Hapi WealthBuilder Pte. Ltd.	Singapore	Chan Heng Fai Ambrose
HWH Marketplace Pte. Ltd.	Singapore	Chan Heng Fai Ambrose
HWH World Limited	Hong Kong	Chan Heng Fai Ambrose
HWH World Pte. Ltd.	Singapore	1. Chan Heng Fai Ambrose 2. Ang Hay Kim 3. Lim Sheng Hon, Danny
HWH World Inc.	Nevada	1. Chan Heng Fai Ambrose 2. Chan Tung Moe	Chairman: Chan Heng Fai Ambrose CEO: Chan Heng Fai Ambrose President: Chan Heng Fai Ambrose CFO: Wei Rongguo (Ronald)
Hapi Cafe Inc.	Texas	Chan Heng Fai Ambrose	Chairman: Chan Heng Fai Ambrose CEO: Chan Heng Fai Ambrose CFO: Wei Rongguo (Ronald)
HWH KOR Inc.	Delaware	1. Chan Heng Fai Ambrose 2. Lim Sheng Hon, Danny 3. Wei Rongguo (Ronald)	Chairman: Chan Heng Fai Ambrose CEO: David Price CFO: Wei Rongguo (Ronald)
Alset F&B Holdings Pte. Ltd.	Singapore	1. Chan Heng Fai Ambrose 2. Ang Hay Kim
Hapi Cafe Korea Inc.	South Korea	Representative Director: Chon Byungju (BJ) Directors: 1. Lim Sheng Hon, Danny 2. Lui Wai Leung Alan 3. Chon Byungju (BJ)
Hapi Cafe SG Pte. Ltd.	Singapore	1. Chan Heng Fai Ambrose 2. Chan Tung Moe 3. Ang Hay Kim 4. Lim Sheng Hon, Danny
Alset F&B One Pte. Ltd.	Singapore	1. Chan Heng Fai Ambrose 2. Ang Hay Kim

Director Compensation

In 2022 and 2021, no non-employee director received cash, equity or other non-equity compensation for service on HWH’s board of directors. HWH currently has no formal arrangements under which non-employee directors receive compensation for their service on HWH’s board of directors or its committees. HWH’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors.

Following the consummation of the Business Combination, Alset intends to develop a board of directors’ compensation program that is designed to align compensation with Alset’s business objectives and the creation of stockholder value, while enabling Alset to attract, retain, incentivize and reward directors who contribute to the long-term success of Alset. While we currently have not decided upon the terms of such program, we expect that it will be commensurate with companies of Alset’s size.

Post-Business Combination Executive Compensation

Following the consummation of the Business Combination, Alset intends to develop an executive compensation program that is designed to align compensation with Alset’s business objectives and the creation of stockholder value, while enabling Alset to attract, retain, incentivize and reward individuals who contribute to the long-term success of Alset. Decisions on the executive compensation program will be made by the Compensation Committee. While we currently have not decided upon the terms of such program, we expect that it will be commensurate with companies of Alset’s size.

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HWH’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes and the information contained in other sections of this prospectus, particularly under the headings “Risk Factors” and “Business.” It contains forward-looking statements that involve risks and uncertainties, and is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Our actual results could differ materially from those anticipated by our management in these forward-looking statements as a result of various factors, including those discussed below and in this prospectus, particularly under the heading “Risk Factors.”

Business Overview

HWH International, Inc. (“HWH”) and its consolidated subsidiaries (collectively, the “Company”) operates a purpose-driven business model that helps individuals develop new pathways in their pursuit of Health, Wealth, and Happiness. The Company operates a membership model where individuals pay an upfront membership fee to become members. As members, these individuals receive discounted access to products and services offered by the Company’s affiliates. Currently, the Company has approximately 9,000 members primarily in South Korea. Currently, this membership business was temporarily stopped. We intend to resume sales of our membership under the New Model in approximately July 2023.

A reorganization of the Company’s legal entity structure was completed in April 2022. The reorganization involved the incorporation of HWH in March 2022, and the acquisition of companies under common control as wholly owned subsidiaries of HWH. HWH is wholly–owned by Alset International Limited, a public company listed on the Singapore Exchange Limited. In the transactions under common control, financial statements and financial information were presented as of the beginning of the period as though the assets and liabilities had been transferred at that date. Prior years also were retrospectively adjusted to furnish comparative information.

During the three months ended March 31, 2023 and 2022, substantially all of the Company’s business was generated mainly by its wholly owned subsidiaries, 6% and 91% from HWH World Inc. (“HWH Korea”) and 94% and 9% from f&b business respectively; 45% and 9% from Alset F&B One Pte. Ltd (“F&B1”), 7% and 0% from Hapi Café Korea Inc.(“HCKI”) and 22% and 0% from Hapi Café SG Pte. Ltd. (“HCSGPL”) and 20% and 0% from Alset F&B (PLQ) Pte. Ltd. (“F&BPLQ), respectively. HWH Korea was incorporated in South Korea on May 7, 2019. HWH Korea is in the business of sourcing and distributing dietary supplements and other health products through its network of members in the Republic of Korea (“South Korea”). HWH Korea generates product sales via its direct sale model as products are sold to its members. Through the use of a Hapi Gig platform that combines e-commerce, social media and a customized rewards system, HWH Korea equips, trains and empowers its members. F&B1 was incorporated in Singapore on 10 April 2017, HCSGPL was incorporated in Singapore on April 4, 2022, and F&BPLQ was incorporated in Singapore on November 11, 2022. F&B1, HCSGPL, and F&BPLQ are in the F&B business in Singapore.

Our Revenue Model

Our total revenue for the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021 were $200,562, $1,202,890 and $4,912,425, respectively. Our net loss for the three months ended March 31, 2023 and the year ended December 31, 2022 was $404,367 and $889,129, respectively, and net income for the year ended December 31, 2021 was $1,325,361.

We currently recognize revenue from the sale of products, memberships and food and beverages to customers. Sale of memberships accounted for approximately 6% of revenue in the three months ended March 31, 2023, 63% of revenue in the year ended December 31, 2022 and 100% of revenue in the years ended December 31, 2021. Sale of food and beverage accounted for approximately 94% and 37% of revenue in the three months ended March 31, 2023 and the year ended December 31, 2022, respectively.

From a geographical perspective, we recognized 87%, 65% and 35% of our total revenue in the three months ended March 31, 2023 and the year ended December 31, 2022 in South Korea and Singapore, respectively, and 100% in the year ended December 31, 2021 in South Korea.

We believe that, on an ongoing basis, revenue generated from sale of membership will decline as a percentage of our total revenue as we expect to experience greater revenue contribution from our café business and product sales.

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Financial Impact of the COVID-19 Pandemic

Impact on our Business Activities

COVID-19 pandemic has impacted our operations in South Korea; since the start of the pandemic, the South Korean government has at various times placed certain restrictions on business meetings to reduce the spread of COVID-19. Such restrictions have impacted our ability to recruit potential affiliate sales personnel, and to introduce products to a larger audience. Our revenue decreased approximately 10% due to the restrictions in place, direct selling distributions, and the inability to hold meetings and seminars.

Impact on Staff

Our U.S. staff has shifted to mostly working from home since March 2020, but this has had a minimal impact on our operations to date. Our staff in Singapore, Hong Kong and South Korea has been able to work from home when needed with minimal impact on our operations, however our staff’s ability to travel between our Hong Kong and Singapore offices and our staff’s travel between the U.S. and non-U.S. offices was significantly limited until earlier this year.

We have not reduced our staff in connection with the COVID-19 pandemic. To date, we did not have to expend significant resources related to employee health and safety matters related to the COVID-19 pandemic. We have a small staff, however, and the inability of any significant number of our staff to work due to illness or the illness of a family member could adversely impact our operations.

Matters that May or Are Currently Affecting Our Business

In addition to the matters described above, the primary challenges and trends that could affect or are affecting our financial results include:

● Our ability to improve our revenue through cross-selling and revenue-sharing arrangements among our diverse group of companies;

● Our ability to identify complementary businesses for acquisition, obtain additional financing for these acquisitions, if and when needed, and profitably integrate them into our existing operation;

● Our ability to attract competent, skilled technical and sales personnel for each of our businesses at acceptable compensation levels to manage our overhead; and

● Our ability to control our operating expenses as we expand each of our businesses and product and service offerings.

Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements and related notes include all the accounts of the Company and its wholly owned subsidiaries. They have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany transactions have been eliminated in consolidation.

Use of Estimates and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, but are not limited to, allowance for doubtful accounts, recoverability and useful lives of property, plant and equipment, the valuation allowance of deferred taxes, contingencies and equity compensation. Actual results could differ from those estimates.

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Revenue Recognition and Cost of Sales

Product Sales: The Company’s performance obligation is to transfer ownership of its products to its members. The Company generally recognizes revenue when product is delivered to its members. Revenue is recorded net of applicable taxes, allowances, refund or returns. The Company receives the net sales price in cash or through credit card payments at the point of sale.

If any member returns a product to the Company on a timely basis, they may obtain a replacement product from the Company for such returned products. Allowances for product and membership returns are provided at the time the sale is recorded. This accrual is based upon historical return rates for each country and the relevant return pattern, which reflects anticipated returns to be received over a period of up to 12 months following the original sale. Product and membership returns for the three months ended March 31, 2023 and the years ended December 31, 2022, and 2021 were approximately $1,162, $41,755 and $39,203 respectively.

Membership Fee: The Company collects an annual membership fee from its members. The fee is fixed, paid in full at the time upon joining the membership; the fee is not refundable. The Company’s performance obligation is to provide its members the right to (a) purchase products from the Company, (b) access to certain back-office services, (c) receive commissions and (d) attend corporate events. The associated performance obligation is satisfied over time, generally over the term of the membership agreement which is for a one-year period. The Company recognizes revenue from membership fee over the one-year period of the membership.

Food and Beverage: The revenue received from Food and Beverage business in the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021 were $187,776, $449,240 and$42,380, respectively.

Cost of Revenue: Cost of revenue is consisted of cost of procuring finished goods from suppliers and related shipping and handling fees.

Results of Operations

Summary of Statements of Operations for the Three Months Ended March 31, 2023 and 2022

	Three Months Ended March 31,
	2023	2022
Revenue	$200,562	$647,729
Cost of revenue	$63,393	$588,391
Operating expenses	$607,372	$183,447
Other income	$65,836	$13,123
Net loss	$404,367	$110,986

Revenue

Revenue was $200,562 and $647,729 for the three months ended March 31, 2023 and 2022, respectively. Word of mouth, a social media presence, and the availability of meeting spaces are significant drivers of our revenue and revenue potential. Our revenue decreased in 2023 due to decreased sales of annual memberships, as management is in the process of focusing our sales more on the general audience instead of the leaders in South Korea. Additionally, our revenue decreased approximately 10% due to the restrictions related to the COVID-10 pandemic.

Please see the following table below, which illustrates revenues received from memberships for the three months ended March 31, 2023 and 2022:

	March 31, 2023	March 31, 2022	Variance
Number of Memberships Sold	-	200	(200)
Cash received from membership	-	233,048	(233,048)

Additionally, we planned to launch a new program, but we are still discussing a model in which both members and the Company can mutually benefit. As a result of the plan to launch a new program, we slowed down sales starting in May of 2021, and membership sales were stopped in March of 2022, completely. Further, we started the Food and Beverage (“FnB”) business in 2022; and opened two cafés in Singapore, and one in South Korea. While we have in fact stopped membership sales as discussed above, we likely plan on resuming such membership sales, under the New Model, in the upcoming quarter of 2023.

For the three months ended March 31, 2023 and 2022, our revenue was generated as per the following:

	March 31, 2023	March 31, 2022
Membership Fee	12,583	585,705
Product Sales	203	1,364
Food and Beverage	187,776	60,660
Total	200,562	647,729

Cost of revenue

Cost of revenues decreased from $588,391 in the three months ended March 31, 2022 to $63,393 in the three months ended March 31, 2023. The decrease is a result of the decrease in sales of founder memberships and products to members. New founder membership sales decreased starting in May 2021, and came to a halt in March 2022 completely. This is driven by the changing dynamics of the consumer demand market, our sales team’s effectiveness and any lingering COVID-19 restrictions.

Sales commissions decreased from $553,002 to $11,868 in the three months ended March 31, 2022 and 2023, respectively, due to decrease in sale of memberships.

The gross margin increased from $59,338 to $137,169 in the three months ended March 31, 2022 and 2023, respectively. The increase of gross margin was caused by the increase in F&B business.

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Operating expenses

General and administrative expenses increased from $183,447 to $607,372 in the three months ended March 31, 2022 and 2023, respectively. The increase of general and administrative expenses in 2023 compared with 2022 was mostly caused by the increase in the operating expenses for the food and beverage business in Korea and Singapore and the professional fees paid.

Other income

In the three months ended March 31, 2023, the Company had other income of $65,836 compared to other income of $13,123 in the three months ended March 31, 2022.

Net (loss) income

In the three months ended March 31, 2023 the Company had net loss of $404,367 compared to net loss of $110,986 in the three months ended March 31, 2022.

Liquidity and Capital Resources

Our cash has decreased from $1,651,088 as of December 31, 2022 to $1,531,402 as of March 31, 2023. Our liabilities increased from $2,971,609 at December 31, 2022 to $3,128,477 at March 31, 2023. Our total assets have decreased to $3,476,060 as of March 31, 2023 from $3,701,755 as of December 31, 2022.

The management believes that the available cash in bank accounts is sufficient to fund our operations for at least the next 12 months. Our capital requirement for the planned expansion is based on the factors described in this registration statement, including geographical specific property costs, team requirements, and marketing steps needed. Our expansion shall consist of plans to take over leases of existing Hapi Cafes we currently do not own, as we look to add Hapi Cafes over the next two (2) years. If we take over these existing leases, it will require a minimum investment for each lease we take over for each Hapi Café. Proceeds received as a result of the Business Combination, will allow us to seek these expansion plans. Depending on the amount of proceeds we raise from the Business Combination, we may or may not need or seek additional funding after the Business Combination is effectuated.

Summary of Cash Flows for the Three Months Ended March 31, 2023 and 2022

	Three Months Ended March 31,
	2023	2022
Net cash (used in) provided by operating activities	$(300,745)	$7,870
Net cash used in investing activities	$(8,227)	$(279,795)
Net cash provided by financing activities	$182,730	$182,806

Cash Flows from Operating Activities

Net cash used in operating activities was $300,745 in the three months ended March 31, 2023, as compared to net cash provided by operating activities of $7,870 in the three months ended March 31, 2022. High net income contributed to the increase of cash provided by operating activities in the three months ended March 31, 2022.

Cash Flows from Investing Activities

Net cash used in investing activities was $8,227 in the three months ended March 31, 2023, as compared to net cash used in investing activities of $279,795 in the same period of 2022. In the three months ended March 31, 2023 we paid $8,227 for purchases of property and equipment. In the three months ended March 31, 2022 we paid $23,477 for purchases of property and equipment and invested $256,318 in an associate.

Cash Flows from Financing Activities

Net cash provided by financing activities was $182,730 in the three months ended March 31, 2023, as compared to net cash provided by operating activities of $182,806 in the same period of 2022. In the three months ended March 31,2023 we received $182,730 from a related party. In the three months ended March 31, 2022 we received $182,806 from a related party.

Summary of Statements of Operations for the Years Ended December 31, 2022 and 2021

	Years Ended December 31,
	2022	2021 (As Combined and Restated)
Revenue	$1,202,890	$4,912,425
Cost of revenue	$656,054	$2,608,424
Operating expenses	$1,583,174	$504,540
Other income	$147,209	$102,225
Provision for income taxes	$-	$576,326
Net (loss) income	$(889,129)	$1,325,361

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Revenue

Revenue was $1,202,890 and $4,912,425 for the years ended December 31, 2022 and 2021, respectively. Word of mouth, a social media presence, and the availability of meeting spaces are significant drivers of our revenue and revenue potential. Our revenue decreased in 2022 due to decreased sales of annual memberships, as management is in the process of focusing our sales more on the general audience instead of the leaders in South Korea. Additionally, our revenue decreased approximately 10% due to the restrictions related to the COVID-10 pandemic.

Please see the following table below, which illustrates revenues received from memberships:

	For Year 2022	For Year 2021	Variance
Number of Memberships Sold	200	3,676	(3,631)
Cash received from membership	233,048	4,700,466	(4,467,418)

Additionally, we planned to launch a new program, but we are still discussing a model in which both members and the Company can mutually benefit. As a result of the plan to launch a new program, we slowed down sales starting in May of 2021, and membership sales were stopped in March of 2022, completely. Further, we started the Food and Beverage (“FnB”) business in 2022; and opened three cafés in Singapore, and one in South Korea. While we have in fact stopped membership sales as discussed above, we likely plan on resuming such membership sales, under the New Model, in the upcoming quarter of 2023.

For the years ended December 31, 2022 and 2021, our revenue was generated as per the following:

	December 31, 2022	December 31, 2021
Membership Fee	751,452	4,863,813
Product Sales	2,198	6,233
Food and Beverage	449,240	42,379
Total	1,202,890	4,912,425

Cost of revenue

Cost of revenues decreased from $2,608,424 in the year ended December 31, 2021 to $656,054 in the year ended December 31, 2022. The decrease is a result of the decrease in sales of founder memberships and products to members. New founder membership sales decreased starting in May 2021, and came to a halt in March 2022 completely. This is driven by the changing dynamics of the consumer demand market, our sales team’s effectiveness and any lingering COVID-19 restrictions.

Sales commissions decreased from $2,295,915 to $501,483 in the years ended December 31, 2021 and 2022, respectively, due to decrease in sale of memberships.

The gross margin decreased from $2,304,001 to $546,836 in the years ended December 31, 2021 and 2022, respectively. The decrease of gross margin was caused by the decrease in sales of memberships and products to members. The gross profit margins have clearly shown improvements following the suspension of membership sales due to the Company’s focus on expanding its food and beverage (F&B) operations. This improvement can be attributed to the higher gross profit margins associated with the F&B business in the near term. The management is confident that by achieving economies of scale and significantly boosting membership sales through the implementation of a new membership program, the Company’s overall financials will experience significant improvement. While there may be initial challenges in terms of resistance to the temporary improvement in gross profit margins during the early phase of membership sales, it is expected to have positive long-term effects, particularly when sales volume increases.

The sale of memberships will be beneficial to the gross profit margins which in turn will lead to better financial performance for the group as it will help drive product sales too. The pace and effectiveness of implementing the new program and expanding the company will be influenced by the funds generated from the Business Combination or any potential future fundraising efforts. A considerable portion of these funds will be allocated for the marketing budget.

The growth of the F&B business is complimentary to the membership sales program as it enhances the team’s confidence and the company’s credibility. It also creates meeting spaces. Consequently, this should lead to increased sales and a broader range or product offerings and benefits.

Operating expenses

General and administrative expenses increased from $504,540 to $1,583,174 in the years ended December 31, 2021 and 2022, respectively. The increase of general and administrative expenses in 2022 compared with 2021 was mostly caused by the increase in the operating expenses for the food and beverage business in Korea and Singapore and dividend tax paid.

Other income

In the year ended December 31, 2022, the Company had other income of $147,209 compared to other income of $102,225 in the year ended December 31, 2021.

Net (loss) income

In the year ended December 31, 2022 the Company had net loss of $889,129 compared to net income of $1,325,361 in the year ended December 31, 2021.

Liquidity and Capital Resources

Our cash has decreased from $2,650,814 as of December 31, 2021 to $1,651,088 as of December 31, 2022. Our liabilities increased from $2,331,938 at December 31, 2021 to $2,971,609 at December 31, 2022. Our total assets have decreased to $3,701,755 as of December 31, 2022 from $3,931,604 as of December 31, 2021.

The management believes that the available cash in bank accounts is sufficient to fund our operations for at least the next 12 months. Our capital requirement for the planned expansion is based on the factors described in this registration statement, including geographical specific property costs, team requirements, and marketing steps needed. Our expansion shall consist of plans to take over leases of existing Hapi Cafes we currently do not own, as we look to add Hapi Cafes over the next two (2) years. If we take over these existing leases, it will require a minimum investment for each lease we take over for each Hapi Café. Proceeds received as a result of the Business Combination, which are approximately $20,564,257.90 after the redemption offered to our stockholders, will allow us to seek these expansion plans. Depending on the amount of cash that we rust and have in the Trust after the redemption that will be offered at the, Special Meeting as part of the Business Combination, we may or may not need or seek additional funding after the Business Combination is effectuated. In the event that there is not sufficient capital, we intend to raise additional capital through the sale of equity securities or debt securities. We have not entered into any definitive agreements with respect to such additional financing and there can be no assurance that such financing will be available to us or what the terms of such financing will be. In the event that insufficient proceeds remain in the Trust or additional financing is not available we may have to curtail our business plans.

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Summary of Cash Flows for the Years Ended December 31, 2022 and 2021

	Years Ended December 31,
	2022	2021 (As combined and restated)
Net cash (used in) provided by operating activities	$(1,208,532)	$660,015
Net cash provided by investing activities	$295,498	$599,161

Cash Flows from Operating Activities

Net cash used in operating activities was $1,208,532 in the year ended December 31, 2022, as compared to net cash provided by operating activities of $650,015 in the year ended December 31, 2021. High net income contributed to the increase of cash provided by operating activities in the year of 2021.

Cash Flows from Investing Activities

Net cash provided by investing activities was $295,498 in the year ended December 31, 2022, as compared to net cash provided by investing activities of $599,161 in the same period of 2021. In the year ended December 31, 2022 we received $718,671 from a related party and invested $256,318 in an associate. In the year ended December 31, 2021 we received $638,249 from a related party.

Equity Security Investments

Investment Securities under Equity Method Accounting

Ketomei Pte. Ltd.

On June 10, 2021 the Company’s indirect subsidiary Hapi Cafe Inc. (“HCIT”) lent $75,525 to Ketomei Pte Ltd (“Ketomei”). On March 21, 2022 HCIT entered into an agreement pursuant to which the principal of the loan together with accrued interest were converted into an investment in Ketomei. At the same time, HCIT invested additional $176,639 in Ketomei. After the conversion and fund investment the Company holds 28% of Ketomei. Ketomei is in the business of selling cooked food and drinks.

On July 28, 2022 Hapi Café Inc. entered into binding term sheet (the “First Term Sheet”) with Ketomei Pte Ltd and Tong Leok Siong Constant, pursuant to which Hapi Café lent Ketomei $43,254 (SG$60,000). This loan has a 0% interest rate for the first 60 days and an interest rate of 8% per annum afterwards. On August 4, 2022 the same parties entered into another binding term sheet (the “Second Term Sheet”) pursuant to which Hapi Café agreed to lend Ketomei up to $260,600 (SG$360,000) pursuant to a convertible loan, with a term of 12 months. After the initial 12 months, the interest on such loan will be 8%. As of March 31, 2023, the $260,600 (SG$360,000) loan was partially paid by the $116,535 (SG$163,000) loan borrowed to Ketomei and $49,416 (SG$66,690) was paid for the expenses on behalf of Ketomei. Hapi Café will pay the balance of $94,649 (SG$130,310) to Ketomei in the future. In addition, pursuant to the Second Term Sheet, the July 28, 2022 loan was modified to include conversion rights. The Parties agree that the conversion rate will be at approximately $0.022 per share.

The amount due from Ketomei at March 31, 2023 and December 31, 2022 are $218,023 and $197,247 respectively.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

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Impact of Inflation

We believe that inflation has not had a material impact on our results of operations for the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021. We cannot assure you that future inflation will not have an adverse impact on our operating results and financial condition.

Impact of Foreign Exchange Rates

The effect of foreign exchange rate changes on the intercompany loans (under ASC 830), which mostly consist of loans from Singapore to South Korea and which were approximately $1.8 million, $1.6 million and $1.0 million on March 31, 2023, December 31, 2022 and 2021, respectively, are the reason for the significant fluctuation of foreign currency transaction Gain or Loss on the Consolidated Statements of Operations and Other Comprehensive Income. Because the intercompany loan balances between Singapore and South Korea will remain at approximately $1.8 million over the next year, we expect this fluctuation of foreign exchange rates to still significantly impact the results of operations in 2023, especially given that the foreign exchange rate may and is expected to be volatile. If the amount of intercompany loan is lowered in the future, the effect will also be reduced. However, at this moment, we do not expect to repay the intercompany loans in the short term.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of these exemptions until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of this exemption.

Controls and Procedures

We are not currently required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. Only in the event that we are deemed to be a large accelerated filer or an accelerated filer would we be required to comply with the independent registered public accounting firm attestation requirement. Further, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.

Management is responsible for the preparation and fair presentation of the financial statements included in this prospectus. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and reflect management’s judgment and estimates concerning effects of events and transactions that are accounted for or disclosed.

Management is also responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting includes those policies and procedures that pertain to our ability to record, process, summarize and report reliable data. Management recognizes that there are inherent limitations in the effectiveness of any internal control over financial reporting, including the possibility of human error and the circumvention or overriding of internal control. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement presentation. Further, because of changes in conditions, the effectiveness of internal control over financial reporting may vary over time.

In order to ensure that our internal control over financial reporting is effective, management regularly assesses controls and did so most recently for its financial reporting as of December 31, 2022. This assessment was based on criteria for effective internal control over financial reporting described in the Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission. In connection with management’s evaluation of the effectiveness of our company’s internal control over financial reporting as of March 31, 2023, management determined that our company did not maintain effective controls over financial reporting due to having a limited staff with U.S. GAAP and SEC reporting experience. Management determined that the ineffective controls over financial reporting constitute a material weakness. To remediate such weaknesses, we plan to appoint additional qualified personnel with financial accounting, GAAP and SEC experience.

This prospectus does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the SEC that permit us to provide only management’s report in this prospectus.

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MANAGEMENT OF ALSET AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of Alset following the closing of the Business Combination.

Name	Age	Position
Vincent Lum	60	Chief Technology Officer
Anthony S. Chan	58	Chief Operating Officer
Alan Lui	52	Chief Financial Officer
Danny Lim	30	Chief Strategy Officer
Liaw Wei Sheng	32	Chief Compliance Officer
Adam Tan	30	Asia Chief Operating Officer
Heng Fai Ambrose Chan	78	Executive Chairman, Director
John “JT” Thatch	60	Chief Executive Officer
Chan Tung Moe	44	Executive Director
Wong (Frankie) Shui Yeung (1*)(2)	52	Independent Director
William Wu (1)(3*)	56	Independent Director
Wong (Aston) Tat Keung (2)(3)	51	Independent Director
Joanne Wong (1)(2*)	46	Independent Director

(1)	Member of the audit committee, effective upon the consummation of the Business Combination.
(2)	Member of the compensation committee, effective upon the consummation of the Business Combination.
(3)	Member of the nominating and corporate governance committee, effective upon the consummation of the Business Combination.
(*)	Head of committee

Executive Officers

Vincent Lum, has served as Chief Technology Officer of HWH since July 7, 2023, Mr. Lum has extensive experience in the IT industry, the consumer electronics market, and with product development and strategic marketing spanning the past 25 years. Prior to being named President of DSS Asia Limited in January 2018, Mr. Lum was CEO of HotApp International, an integrated community and e-commerce platform based on mobile applications. From 2009-2014 Lum was founder and CEO of FUNboxx, Ltd., a software developer in internet security for kids, and from 2006-2007 he was CEO of Vitop, Ltd. In Hong Kong where he managed all business aspects for their Wellness and Healthcare division. Mr. Lum was the Head of Consumer Products and the Asia Pacific Marketing Director for YORK International (now Johnson Controls) from 2003-2006. From 1999-2004, Mr. Lum held executive positions of Regional VP, Korea and Japan; Director of Marketing; and CEO, iCommerce for publicly-listed Datacraft Asia. While at Datacraft Asia, Mr. Lum grew the Korean business to over $80 million and developed the China Digital Network Business into a $100 million unit in four years. Mr. Lum was Marketing Director, Asia Pacific, Global Consumer Line of Business Director and a Member of Global Executive Team with Apple from 1995-1998. Mr. Lum received his BSc in Electronics Engineering from the University of Essex in 1985.

Anthony S. Chan has served as the Chief Operating Officer of Alset Inc. since February 2022, and Chief Operating Officer of HWH since July 7, 2023. Anthony S. Chan is a certified public accountant (“CPA”) registered with the State of New York and a seasoned finance executive with over 33 years of professional experience in auditing, SEC reporting, compliance and risk management. Currently, Mr. Chan is the Chief Financial Officer of Sharing Services Global Corporation (OTC:SHRG), and since 2014, Anthony has served as President and Co-founder of CA Global Consulting Inc., and since 2020, as Director of Assurance and Advisory Services of Wei, Wei & Co., LLP, a PCAOB-registered public accounting firm. Previously, Anthony served as Chief Financial Officer of several public companies, including SPI Energy Co., Ltd. (NASDAQ:SPI), Helo Corp. (OTC:HLOC) and Sino-Global Shipping America, Ltd. Prior to that, Mr. Chan was a partner at three full-service CPA firms in New York, namely, UHY LLP, Friedman LLP and Berdon LLP. Anthony holds a Bachelor of Arts degree in Accounting and Economics from Queens College, City University of New York (“CUNY”) and a Master of Business Administration degree in Finance and Investments from Baruch College, CUNY.

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Danny Lim was named HWH’s Chief Strategy Officer on July 7, 2023. In October 2022, he joined Alset Inc. as a director. Mr. Lim has served as Senior Vice President, Business Development and as Executive Director of Alset Inc.’s subsidiary, Alset International Limited (SGX:40V), a publicly traded company on the Singapore Stock Exchange, since 2020. Mr. Lim has over 6 years of experience in business development, merger & acquisitions, corporate restructuring and strategic planning and execution. He manages the Group’s business development efforts, focusing in corporate strategic planning, merger and acquisition and capital markets activities. He oversees and ensures the executional efficiency of the Group and facilitates internal and external stakeholders on the implementation of the Group’s strategies. Mr. Lim liaises with corporate partners and investment prospects for potential working/investment collaborations, operational subsidiaries locally and overseas to augment close parent-subsidiary working relationship. Mr. Lim graduated from Singapore Nanyang Technological University with a Bachelor’s Degree with Honors in Business, specializing in Banking and Finance.

Lui Wai Leung Alan has been Co-Chief Financial Officer of Alset Inc. since March 2018, and Chief Financial Officer of HWH since January 4, 2023. Mr. Lui has been the Chief Financial Officer of Alset International since November 2016 and served as its Acting Chief Financial Officer since June 2016. Mr. Lui has served as an Executive Director of Alset International since July 2020. Mr. Lui has served as a director of BMI Capital Partners International Ltd, a Hong Kong investment consulting company, since October 2016. He has also served as a director of LiquidValue Asset Management Pte Limited, a Singapore fund management company, since April 2018. Both companies are wholly owned subsidiaries of Alset International. Mr. Lui has served as the Co-Chief Financial Officer of LiquidValue Development since December 2017 and has served as the Co-Chief Financial Officer of Alset EHome Inc. since October 17. Mr. Lui has served as Chief Financial Officer of Hapi Metaverse Inc. since May 2016 and has served as a director of one of Hapi Metaverse’s subsidiaries since July 2016. From June 1997 through March 2016, Mr. Lui served in various executive roles at Zensun Enterprises Limited (formerly known as Heng Fai Enterprises Limited), a Hong Kong-listed company, including as Financial Controller. Mr. Lui has been overseeing the financial and management reporting and focusing on its financing operations, treasury investment and management. He has extensive experience in financial reporting, taxation and financial consultancy and management. Mr. Lui is a certified practicing accountant in Australia and received a Bachelor’s degree in Business Administration from the Hong Kong Baptist University.

Liaw Wei Sheng, has served as Chief Compliance Officer of HWH since July 7, 2023, and also holds the position of Vice President, Compliance and Business Development. He is responsible for the group’s compliance with the relevant regulations while assisting the group with its business development activities and corporate actions. Prior to joining HWH on July 7, 2023, he was advising clients on a diverse range of equity capital market solutions which includes Initial Public Offering (IPO), Merger and Acquisition (M&A) and capital raising. Mr. Liaw graduated from Nanyang Technological University with a bachelor’s degree with second upper honors in Accountancy. He is also a Chartered Accountant (CA) (Singapore) and CFA Charterholder.

Adam Tan, HWH’s Asia Chief Operating Officer since July 7, 2023, is part of the Business Development team, involved in accelerating on all fronts of business development. He assists in providing research and analysis to the management team on potential M&A and investments in targeted industries. Mr. Tan also focuses on executing deals that the company has interest in and subsequently restructuring efforts and identifying synergistic value with other business verticals within the group. He graduated from Royal Holloway University of London with a Bachelor’s Degree with Honors in Management with International Business.

John “JT” Thatch has served HWH’s Chief Executive Officer and director since July 7, 2023, and as a director of DSS, Inc., since May 9, 2019, and as Lead Independent Director at DSS, Inc. since December 9, 2019 through June 2022. Mr. Thatch is an accomplished, energetic, entrepreneur-minded executive who has the vision and knowledge to create growth and shareholder value any organization. Mr. Thatch has successfully started, owned and operated several sized businesses in various industries, including service, retail, wholesale, on-line learning, finance, real estate management and technology companies. Since March 2018, Mr. Thatch has served as the President, Chief Executive Officer and Vice Chairman of Sharing Services Global Corporation, a publicly traded holding company focused in the direct selling and marketing industry. He is a minority member of Superior Wine & Spirits, a Florida-based wholesale company since February of 2016. Mr. Thatch served as Chief Executive Officer of Universal Education Strategies, Inc. from January 2009 to January 2016, an organization the development and sales of educational products and services. From 2000 - 2005, he was the Chief Executive Officer of Onscreen Technologies, Inc., currently listed on NASDAQ as Orbital Energy Group “OEG”, a global leader in the development of cutting-edge thermal management technologies for integrated LED technologies, circuits, superconductors and solar energy solutions. Mr. Thatch was responsible for all aspects of the company including board and stockholder communications, public reporting and compliance with Sarbanes-Oxley, structuring and managing the firm’s financial operations, and expansion initiatives for all corporate products and services. Mr. Thatch’s public company financial and management experience in the strategic growth and development of various companies qualify him to Board serve on the Company’s Board of Directors and audit committees.

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Executive Directors

Heng Fai Ambrose Chan, our Executive Director, has over forty-five years of experience in the financial and equity investment industry. Mr. Chan is the founder of Alset Inc. and has served as its Chairman of the Board and Chief Executive Officer since Alset Inc.’s inception in March 2018. Mr. Chan is an expert in banking and finance. He has restructured numerous companies in various industries and countries during the past 40 years. Mr. Chan has served as the Chief Executive Officer of Alset International Limited since April 2014. Mr. Chan joined the Board of Directors of Alset International Limited in May 2013. From 1995 to 2015, Mr. Chan served as Managing Chairman of Hong Kong-listed Zensun Enterprises Limited (formerly Heng Fai Enterprises Limited), an investment holding company. Mr. Chan had previously served as a member of the Board of Zensun Enterprises Limited since September 1992. Mr. Chan was formerly the Managing Director of SingHaiyi Group Ltd., a public Singapore property development, investment and management company (“SingHaiyi”), from March 2003 to September 2013, and the Executive Chairman of China Gas Holdings Limited, an investor and operator of the city gas pipeline infrastructure in China from 1997 to 2002. Mr. Chan has served as a non-executive director of DSS, Inc. (formerly known as Document Security Systems, Inc.) since January 2017 and as Chairman of the Board since March 2019. Mr. Chan has served as a member of the Board of Directors of OptimumBank Holdings, Inc. from June 2018 to April 2022. He has also served as a non-executive director of our indirect subsidiary LiquidValue Development Inc. since January 2017. Mr. Chan has also served as a non-executive director of Holista CollTech Ltd., since July 2013. Mr. Chan has served as a director of Alset International’s 99.98%-owned subsidiary Hapi Metaverse Inc. since October 2014. Mr. Chan has served as a member of the Board of Directors of Sharing Services Global Corporation since April of 2020. Mr. Chan was formerly a director of Global Medical REIT Inc., a healthcare facility real estate company, from December 2013 to July 2015. He also served as a director of Skywest Ltd., a public Australian airline company from 2005 to 2006. Additionally, from November 2003 to September 2013, he was a Director of SingHaiyi. Mr. Chan served as a member of the Board of Directors of RSI International Systems, Inc., the developer of RoomKeyPMS, a web-based property management system, from June 2014 to February 2019. Mr. Chan has committed that the majority of his time will be devoted to managing the affairs of our company; however, Mr. Chan may engage in other business ventures, including other technology-related businesses. Mr. Chan is a citizen of Singapore and has no business in China. Mr. Chan and is the Chairman and Chief Executive Officer of Alset Inc., Alset International Limited., and Alset Investment Pte Ltd. the owners of our sponsor.

John “JT” Thatch has served HWH’s Chief Executive Officer since July 7, 2023,  and as a director of DSS, Inc., since May 9, 2019, and as Lead Independent Director at DSS, Inc. since December 9, 2019 through June 2022. Mr. Thatch is an accomplished, energetic, entrepreneur-minded executive who has the vision and knowledge to create growth and shareholder value any organization. Mr. Thatch has successfully started, owned and operated several sized businesses in various industries, including service, retail, wholesale, on-line learning, finance, real estate management and technology companies. Since March 2018, Mr. Thatch has served as the President, Chief Executive Officer and Vice Chairman of Sharing Services Global Corporation, a publicly traded holding company focused in the direct selling and marketing industry. He is a minority member of Superior Wine & Spirits, a Florida-based wholesale company since February of 2016. Mr. Thatch served as Chief Executive Officer of Universal Education Strategies, Inc. from January 2009 to January 2016, an organization the development and sales of educational products and services. From 2000 - 2005, he was the Chief Executive Officer of Onscreen Technologies, Inc., currently listed on NASDAQ as Orbital Energy Group “OEG”, a global leader in the development of cutting-edge thermal management technologies for integrated LED technologies, circuits, superconductors and solar energy solutions. Mr. Thatch was responsible for all aspects of the company including board and stockholder communications, public reporting and compliance with Sarbanes-Oxley, structuring and managing the firm’s financial operations, and expansion initiatives for all corporate products and services. Mr. Thatch’s public company financial and management experience in the strategic growth and development of various companies qualify him to Board serve on the Company’s Board of Directors and audit committees.

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Chan Tung Moe has been appointed as HWH’s executive director since July 7, 2023. He has also served as a director of DSS, Inc., since September 2020. Mr. Moe serves as a director and Co-Chief Executive Officer of Singapore Exchange-listed Alset International Limited, where he has held various positions since 2015. Mr. Moe Chan has served as Co-Chief Executive Officer of Alset Inc., since July 2021 and has served as a member of the Board of Alset Inc. since October of 2022. In addition, since August 2020, he has served as Director of Corporate Development of American Medical REIT Inc. Prior to that, in 2015 he was Group Chief Operating Officer of Hong Kong Stock Exchange listed Zensun Enterprises Limited where he was responsible for the company’s global business operations consisting of REIT ownership and management, property development, hotels and hospitality, as well as property and securities investment and trading. Previously, Mr. Moe Chan served as a director of MasterCard issuer Xpress Finance Limited as well as RSI International Systems Inc., which was a hotel software company listed on the Toronto Stock Exchange. Mr. Moe Chan holds a Master’s Degree in Business Administration with honors from the University of Western Ontario, a Master’s Degree in Electro-Mechanical Engineering with honors and a Bachelor’s Degree in Applied Science with honors from the University of British Columbia.

Independent Directors

Mr. William Wu has served as the Managing Director of Investment Banking at Glory Sun Securities Limited since January 2019, and as an independent director of HWH since July 7, 2023. Mr. Wu previously served as the Executive Director and Chief Executive Officer of Power Financial Group Limited from November 2017 to January 2019. Mr. Wu has served on the Board of Directors of Alset Inc. since November of 2020. Mr. Wu has served as an independent non-executive director of JY Grandmark Holdings Limited since November 2019. Mr. Wu has served as a member of the Board of Directors of DSS, Inc. since October of 2019. Mr. Wu has served as a Director of Asia Allied Infrastructure Holdings Limited since February 2015. Mr. Wu previously served as a Director and Chief Executive Officer of RHB Hong Kong Limited from April 2011 to October 2017. Mr. Wu served as the Chief Executive Officer of SW Kingsway Capital Holdings Limited (now known as Sunwah Kingsway Capital Holdings Limited) from April 2006 to September 2010. Mr. Wu holds a Bachelor of Business Administration degree and a Master of Business Administration degree of Simon Fraser University in Canada. He was qualified as a Chartered Financial Analyst of The Institute of Chartered Financial Analysts in 1996.

Mr. Wu previously worked for a number of international investment banks and possesses over 27 years of experience in the investment banking, capital markets, institutional broking and direct investment businesses. He is a registered license holder to carry out Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong). We believe that Mr. Wu’s knowledge of complex, cross-border financial matters is highly relevant to our business and qualifies him to serve as an independent member of the board.

Mr. Wong Shui Yeung (Frankie), an independent director of HWH since July 7, 2023, is a practicing member and fellow of Hong Kong Institute of Certified Public Accountants and a member of Hong Kong Securities and Investment Institute. He holds a bachelor’s degree in business administration. He has over 20 years’ experience in accounting, auditing, corporate finance, corporate investment and development, and company secretarial practice. Mr. Wong was an Independent Non-Executive Director of SMI Holdings Group Limited from April 2017 to December 2020, the shares of which were listed on the Main Board of The Stock Exchange of Hong Kong Limited and was an independent non-executive director of SMI Culture & Travel Group Holdings Limited from December 2019 to November 2020, the shares of which are listed on the Main Board of The Stock Exchange of Hong Kong Limited. Mr. Wong has served as a director of Alset Inc. and DSS Inc. since November 2021 and July 2022 respectively, the shares of which are listed on NASDAQ. He has served as an independent non-executive director, and as chairman of the audit & risk management committee and the remuneration committee of Alset International Limited since June 2017, the shares of which are listed on the Catalist Board of the Singapore Stock Exchange. Mr. Wong has served as a member of the Board of Directors of Value Exchange International, Inc. since April 2022, the shares of which are listed on the OTCQB. We believe that Mr. Wong’s knowledge of complex, cross-border financial, accounting and tax matters highly relevant to our business, as well as working experience in internal corporate controls, qualify him to serve as an independent member of the board.

Mr. Wong Tat Keung (Aston) has over 20 years’ experience in audit, accounting, taxation and business advisory. Mr. Wong has served as a director of Alset Inc. since November 2020. Since 2010, Mr. Wong has served as the director of Aston Wong CPA Limited. He has been an independent non-executive director of Alset International since January 2017, and a director of Alset Inc. since November 2020. On July 7, 2023, he joined HWH as an independent director. Mr. Wong has been an independent non-executive director of Roma Group Limited, a valuation and technical advisory firm, since March 2016, and has served as an independent non-executive director of Lerthai Group Limited, a property, investment, management and development company, since December 2018. Previously, he served as the director and sole proprietor of Aston Wong & Co., a registered certified public accounting firm, from January 2006 to February 2010. From January 2005 to December 2005, he was a Partner at Aston Wong, Chan & Co., Certified Public Accountants. From April 2003 to December 2004, he served at Gary Cheng & Co., Certified Public Accountants as Audit Senior. He served as an Audit Junior to Supervisor of Hui Sik Wing & Co., certified public accountants from April 1993 to December 1999. He served as an independent non-executive director of SingHaiyi from July 2009 to July 2013 and ZH Holdings from December 2009 to July 2015. Mr. Wong is a Certified Public Accountant admitted to practice in Hong Kong. He is a Fellow Member of Association of Chartered Certified Accountants and an Associate Member of the Hong Kong Institute of Certified Public Accountants. He holds a Master in Business Administration degree (financial services) from the University of Greenwich, London, England.

Joanne Wong Hiu Pan currently serves as Director and Responsible Officer of BMI Funds Management Limited, a Financial Advisor in Hong Kong. In October 2022, she became a director of Alset Inc. Ms. Wong also serves as Director of A-link Services Limited, a consulting company that brings together professionals with rich experience in different fields to provide the most suitable solutions to meet the needs of different clients. In addition, Ms. Wong also serves as Senior Consultant of Global Intelligence Trust, which provides professional trust service to individual, corporate and institutional customers. Ms. Wong has served as a member of the Board of Directors of DSS, Inc., a NYSE listed company, since July of 2022. Ms. Wong has served as a member of the Board of Directors of Alset Inc. since October of 2022.  Ms. Wong graduated from the Chinese University of Hong Kong Faculty of Science with a Bachelor’s degree in 1999.  Ms. Wong has extensive expertise in a wide array of strategic, business, turnaround and regulatory matters across several industries as a result of her executive management, educational and operational experience, making her well-qualified to serve as an independent member of the board.

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Board Composition

Alset’s business and affairs will be managed under the direction of the Alset Board. The Parties also agreed to take all necessary action so that the board of directors of Alset following the Closing will consist of seven individuals, consisting of (a) three (3) directors designated by Alset, and (b) four (4) designated by the Company, at least four (4) of whom, in the aggregate, will serve as independent directors satisfying the independence requirements of the Securities Act and the Nasdaq rules.

Upon the Closing, Alset’s board of directors will not be divided into classes.

In accordance with the terms of the Proposed Charter and amended and restated bylaws of Alset, which will be effective upon the consummation of the Business Combination, the currently serving members of the Alset Board will continue to serve as directors until their death, resignation, or removal or until their successors are duly elected by the holders of Alset Common Stock. Alset’s directors may be removed at any time with or without cause by the affirmative vote of the holders of a majority of its voting stock.

Role of the Alset Board in Risk Oversight/Risk Committee

Upon the consummation of Business Combination, one of the key functions of the Alset Board will be informed oversight of Alset’s risk management process. The Alset Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Alset Board as a whole, as well as through various standing committees of the Alset Board that address risks inherent in their respective areas of oversight. In particular, the Alset Board will be responsible for monitoring and assessing strategic risk exposure and Alset’s audit committee will have the responsibility to consider and discuss Alset’s major financial risk exposures, as well as risks related to cybersecurity and reputational risks, and the steps its management will take to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. Alset’s compensation committee will also assess and monitor whether Alset’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Effective upon the consummation of the Business Combination, the Alset Board will establish an audit committee, a compensation committee, and a nominating and corporate governance committee. The Alset Board will adopt a charter for each of these committees, which will comply with the applicable requirements of current Nasdaq rules. Alset intends to comply with future requirements to the extent they will be applicable to Alset. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of Alset’s website.

Audit Committee

Alset will establish an audit committee of the Alset Board to be in place prior to or upon closing of the Business Combination. The audit committee will consist of Joanne Wong (Independent Director), William Wu (Independent Director), and Frankie Wong (Independent Director), will serve as the chair of the audit committee. The Alset Board intends to determine that each of the members of the audit committee will be able to satisfy the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of the audit committee will be able to read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the Alset Board intends to examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

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The Alset Board intends to determine that each member of the audit committee qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules. In making this determination, the Alset Board intends to consider each Member’s formal education and previous experience in financial roles. Both Alset’s independent registered public accounting firm and management periodically will meet privately with Alset’s audit committee.

The functions of the audit committee will include, among other things:

●	evaluating the performance, independence and qualifications of Alset’s independent auditors and determining whether to retain Alset’s existing independent auditors or engage new independent auditors;

●	reviewing Alset’s financial reporting processes and disclosure controls;

●	reviewing and approving the engagement of Alset’s independent auditors to perform audit services and any permissible non-audit services;

●	reviewing the adequacy and effectiveness of Alset’s internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of Alset’s internal audit function;

●	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by Alset;

●	obtaining and reviewing at least annually a report by Alset’s independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

●	monitoring the rotation of partners of Alset’s independent auditors on Alset’s engagement team as required by law;

●	prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of Alset’s independent auditor;

●	reviewing Alset’s annual and quarterly financial statements and reports, including the disclosures contained in “HWH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with Alset’s independent auditors and management;

●	reviewing with Alset’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of Alset’s financial controls and critical accounting policies;

●	reviewing with management and Alset’s auditors any earnings announcements and other public announcements regarding material developments;

●	establishing procedures for the receipt, retention and treatment of complaints received by Alset regarding financial controls, accounting, auditing or other matters;

●	preparing the report that the SEC requires in Alset’s annual proxy statement;

●	engaging independent counsel and other advisers, as necessary to carry out the audit committee’s duties;

●	reviewing and providing oversight of any related person transactions in accordance with Alset’s related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including Alset’s code of ethics;

●	reviewing Alset’s major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

●	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

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Alset believes the composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. Alset intends to comply with future requirements to the extent they become applicable to Alset.

Compensation Committee

Alset will establish a compensation committee of the Alset Board to be in place prior to or upon closing of the Business Combination. The compensation committee will consist of Aston Wong (Independent Director), Frankie Wong (Independent Director) and Joanne Wong (Independent Director) will serve as the chair of the compensation committee. The Alset Board intends to determine that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of Nasdaq. The functions of the compensation committee will include, among other things:

●	reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

●	reviewing and approving the compensation and other terms of employment of Alset’s executive officers, including the Chief Executive Officer;

●	reviewing and approving performance goals and objectives relevant to the compensation of Alset’s executive officers and assessing their performance against these goals and objectives;

●	making recommendations to the Alset Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the Alset Board;

●	reviewing and making recommendations to the Alset Board regarding the type and amount of compensation to be paid or awarded to Alset’s non-employee board members;

●	reviewing and assessing the independence of compensation consultants, legal counsel, and other advisors as required by Section 10C of the Exchange Act;

●	administering Alset’s equity incentive plans, to the extent such authority is delegated by the Alset Board;

●	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for Alset’s executive officers;

●	reviewing with management Alset’s disclosures under the caption “Compensation Discussion and Analysis” in Alset’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

●	preparing an annual report on executive compensation that the SEC requires in Alset’s annual proxy statement; and

●	reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the Alset Board.

Alset believes the composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. Alset intends to comply with future requirements to the extent they become applicable to Alset.

Nominating and Corporate Governance Committee

Alset will establish a nominating and corporate governance committee of the Alset Board to be in place prior to or upon closing of the Business Combination. The nominating and corporate governance committee will consist of Joanne Wong (Independent Director), Aston Wong (Independent Director) and William Wong (Independent director) will serve as the chair of Alset’s nominating and corporate governance committee. The Alset Board intends to determine that each of the members of Alset’s nominating and corporate governance committee will satisfy the independence requirements of Nasdaq. The functions of the nominating and corporate governance committee include, among other things:

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●	identifying, reviewing, and making recommendations of candidates to serve on the Alset Board;

●	overseeing the self-evaluation of the performance of the Alset Board;

●	establishing procedures for the submission and consideration of nominations by stockholders of candidates for election to the Alset Board;

●	evaluating the current size, composition and organization of the Alset Board and its committees and making recommendations to the Alset Board for approvals;

●	developing a set of corporate governance policies and principles and recommending to the Alset Board any changes to such policies and principles;

●	reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the Alset Board current and emerging corporate governance trends;

●	reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the Alset Board, including undertaking an annual review of its own performance; and

●	overseeing the development and implementation of Alset’s human capital management.

Alset believes the composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. Alset intends to comply with future requirements to the extent they become applicable to us.

Compensation Committee Interlocks and Insider Participation

Alset expects that none of the intended members of Alset’s compensation committee will have ever been an executive officer or employee of Alset. None of Alset’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Alset Board or compensation committee.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

The Alset Board will adopt the Code of Business Conduct and Ethics used by Alset prior to the business combination applicable to all of Alset’s employees, executive officers and directors, as well as a Code of Ethics for Senior Financial Officers applicable to its senior financial officers (collectively, the “Codes of Conduct”). The Codes of Conduct will be available on Alset’s website at https://www.alsetcapitalacquisition.com/. Information contained on or accessible through Alset’s website is not a part of and is not incorporated by reference into this proxy statement/prospectus, and the inclusion of Alset’s website address in this proxy statement/prospectus is an inactive textual reference only. The nominating and corporate governance committee of the Alset Board will be responsible for overseeing the Codes of Conduct and must approve any waivers of the Codes of Conduct for employees, executive officers and directors. Alset expects that any amendments to the Codes of Conduct, or any waivers of its requirements, will be disclosed on its website.

Non-Employee Director Compensation

The Alset Board expects to review director compensation periodically to ensure that director compensation remains competitive such that Alset is able to recruit and retain qualified directors. Following the consummation of the Business Combination, Alset intends to develop a board of directors’ compensation program that is designed to align compensation with Alset’s business objectives and the creation of stockholder value, while enabling Alset to attract, retain, incentivize and reward directors who contribute to the long-term success of Alset.

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DESCRIPTION OF SECURITIES OF ALSET

General

Pursuant to the Proposed Charter, Alset’s authorized capital stock will consist of 56,000,000 shares, consisting of (a) 55,000,000 shares of common stock (the “Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”). As of the date of this proxy statement/prospectus, there were no shares of Alset Common Stock and no shares of Alset Preferred Stock outstanding. The following description summarizes the material terms of Alset’s capital stock pursuant to the Proposed Charter which will be adopted if the Charter Amendments Proposal is approved. This description is qualified by reference to the Proposed Charter and Alset’s amended and restated bylaws as will be in effect upon consummation of the Business Combination, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively, and are incorporated in this proxy statement/prospectus by reference.

Common Stock

Upon completion of the Business Combination, Alset Common Stock shall be issued as Merger Consideration to the HWH Holders.

Holders of Alset Common Stock will exclusively possess all voting power and each share of Alset Common Stock will have one vote on all matters submitted to the stockholders for a vote. Holders of Alset Common Stock will be entitled to receive dividends or other distributions, if any, as may be declared from time to time by the Alset board of directors in its discretion out of funds legally available therefor and share equally on a per share basis in all such dividends and other distributions. In the event of any liquidation, dissolution or winding up of Alset, either voluntary or involuntary, holders of Alset Common Stock will be entitled to receive their ratable and proportionate share of the remaining assets of Alset.

Holders of Alset Common Stock will have no cumulative voting rights, conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to Alset Common Stock.

The Alset Board will not be divided into classes and each director will be elected on an annual basis.

Preferred Stock

The board of directors of Alset is expressly granted authority to issue shares of the Alset Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Alset Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of Alset Common Stock, without a separate vote of the holders of the Alset Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation. No Alset Preferred Stock is to be registered under this proxy statement/prospectus.

Warrants

Our Alset Warrants consist of our public warrants underlying the Alset Units issued in the Alset IPO and our placement warrants to purchase 236,875 shares of Alset Class A Common Stock which were components of the placement units purchased by our Sponsor in connection with our IPO. As of May 17, 2023, there were outstanding public warrants exercisable to purchase 4,312,500 and placement warrants exercisable to purchase 236,875 shares, of our common stock, respectively. For more information about our warrants following the consummation of the Business Combination, see “Questions and Answers — What equity stake will current stockholders of Alset and the HWH Holders hold in Alset after the Closing?”

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Following the Closing of our Business Combination, each of the outstanding Alset Warrants (consisting of public warrants and placement warrants of Alset, entitling the holder thereof to purchase one share of Alset Class A Common Stock at an exercise price of $11.50 per share) will be converted into an Alset Class A Common Stock (consisting of the right to receive a warrant to purchase one share of Alset Common Stock at an exercise price of $11.50 per share) which are exercisable up to an aggregate of 4,549,375 shares of Alset Common Stock. In the following description, reference to “our warrants” refers to Alset Warrants prior to the Business Combination, and subject to and upon consummation of the Business Combination, refers to Alset Warrants, unless otherwise specified, and “warrant holder” likewise refers to a holder of Alset Warrants, or after the Business Combination is consummated, Alset Warrants. Reference to “our common stock” refers to Alset Class A Common Stock prior to the Business Combination, and subject to and upon consummation of the Business Combination, refers to Alset Common Stock, similarly unless otherwise specified.

Public Warrants

Each whole warrant entitles the registered warrant holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of February 2, 2023 and the completion of our initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. Our Alset Units issued in the Alset IPO consist of 1/2 warrant. This means that a warrant holder must own at least two of our warrants to exercise into one share of our common stock, and a warrant holder holding four of our warrants will be able to exercise into two shares of our common stock. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Terms and Conditions for Exercise

Unless a registration statement under the Securities Act with respect to the Alset Common Stock is then effective and a prospectus relating thereto is current, we will not be obligated to deliver any shares of Alset Common Stock pursuant to the exercise of our warrants and will have no obligation to settle such warrant exercise subject to our satisfying our obligations described below with respect to registration. None of our warrants will be exercisable and we will not be obligated to issue shares of our common stock upon exercise of a warrant unless our common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of our warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We are not registering the shares of our common stock issuable upon exercise of our warrants at this time. However, we have agreed that as soon as practicable, but in no event later than 15 business days after the Closing of our Business Combination, we will use our best efforts to file with the SEC a registration statement covering the shares of Alset Common Stock issuable upon exercise of our warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Alset Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement.

If a registration statement covering the shares of Alset Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the Closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.

A warrant holder may notify us in writing in the event it elects to be subject to a requirement that such warrant holder will not have the right to exercise its warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Alset Common Stock outstanding immediately after giving effect to such exercise.

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Our warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised, (or on a cashless basis, if applicable, as discussed above).

The warrant holders do not have the rights or privileges of holders of our common stock and any voting rights until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of our common stock to be issued to the warrant holder.

Redemption Terms

Once the warrants become exercisable, because such registration statement covering our common stock issuable upon exercise of the warrants is effective (and a prospectus relating thereto is current, and unless our common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of our warrants), we may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption given after our warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of Alset Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

Recent trading prices for Alset Class A Common Stock have not exceeded the $18.00 per share threshold at which the public warrants would become redeemable, even if the Business Combination was consummated and we had a registration statement effective, as described above, which would have allowed the warrants to be redeemable.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in this offering.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price for our warrants. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of our common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

In the event we are eligible to call our warrants for redemption, Alset will fix a date of redemption, which we refer to as the Redemption Date. Notice of redemption will be mailed by first class mail, postage prepaid, by Alset not less than thirty (30) days prior to that Redemption Date, to the registered holders of our warrants at the last address as they appear on the registration books. Under the terms of our warrant agreement, any notice mailed in such manner shall be conclusively presumed to have been given whether or not the registered holder of our warrant received that notice.

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If we call the warrants for redemption as described above, management of Alset will have the option to require any warrant holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management of Alset will consider, among other factors, Alset’s cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Alset Common Stock issuable upon the exercise of our warrants. If management of Alset takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Alset Common Stock equal to the quotient obtained by dividing the product of the number of shares of Alset Common Stock underlying our warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Alset Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If management of Alset takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of our warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares of Alset Common Stock to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and management of Alset does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

Exercise Price Adjustment Upon Certain Events

If the number of outstanding shares of our common stock is increased by a stock dividend payable in shares of our common stock, or by a split-up of shares of our common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our common stock issuable on exercise of each whole warrant will be increased in proportion to such increase in the outstanding shares of our common stock. A rights offering to holders of our common stock entitling holders to purchase shares of our common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our common stock equal to the product of (i) the number of shares of our common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our common stock) and (ii) one (1) minus the quotient of the price per share of our common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for our common stock, in determining the price payable for our common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of our common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we or Alset, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our common stock on account of such shares of our common stock (or other shares of our capital stock into which the warrants are convertible), then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our common stock in respect of such event, except for (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Alset Class A Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of our common stock in connection with a stockholder vote to amend Alset’s amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of the Alset Class A Common Stock if we do not complete our initial business combination within 12 months from the closing of our IPO (February 3, 2023) (or 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation) or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination.

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If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our common stock issuable on exercise of each of our warrants will be decreased in proportion to such decrease in outstanding shares of our common stock.

Whenever the number of shares of our common stock purchasable upon the exercise of our warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction the numerator of which will be the number of shares of our common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

In addition, if we issue additional shares of our common stock or equity-linked securities for capital raising purposes in connection with the Closing at a newly issued price of less than $9.20 per share of our common stock (with such issue price or effective issue price to be determined in good faith by Alset’s board of directors and, in the case of any such issuance to our Sponsor or its affiliates, without taking into account any founder shares held by our Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our Business Combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the market value is below $9.20 per share, then the exercise price of our warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the market value and the newly issued price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the market value and the newly issued price.

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General Terms

The warrants will be issued in registered form under a warrant agreement between Vstock Transfer LLC, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this proxy statement/prospectus, or defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

You should review a copy of the warrant agreement, which is attached as an exhibit to this proxy statement/prospectus, for a complete description of the terms and conditions applicable to the warrants, and which is incorporated herein by reference. The description herein in qualified in its entirety by reference to the warrant agreement. You are urged to read the warrant agreement completely and in its entirety.

Placement warrants

Except as described below, the placement warrants have terms and provisions that are identical to those of our public warrants, including as to exercise price, exercisability and exercise period.

The placement warrants (including our common stock issuable upon exercise of the placement warrants) will not be transferable, assignable or salable until 30 days after the Closing of our Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our Sponsor).

The placement warrants will not be redeemable by Alset or Alset so long as they are held by our Sponsor or its permitted transferees. If they are held by holders other than the Sponsor or its permitted transferees, the placement warrants will be redeemable by us or Alset and exercisable by the holders on the same basis as the public warrants.

Our Sponsor or its permitted transferees have the option to exercise the placement warrants on a cashless basis. If holders of the placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of our common stock equal to the quotient obtained by dividing the product of the number of shares of our common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us or Alset following the Closing. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who typically could sell the shares of our common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

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In addition, holders of our placement warrants are entitled to certain registration rights.

In order to finance transaction costs in connection with an intended initial business combination, including the Business Combination, our Sponsor, its affiliate or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon the Closing of the Business Combination (such loans we refer to herein as working capital loans). As of December 31, 2021, there were no such working capital loans outstanding.

Rights

Each holder of a Right will receive one-tenth (1/10) of one share of Alset Class A Common Stock upon and subject to, the Closing of Business Combination, even if the holder of such right redeemed all Alset Class A Common Stock held by it in connection with the Business Combination. No additional consideration will be required to be paid by a holder of Rights in order to receive its additional shares upon consummation of the Business Combination, as the consideration related thereto has been included in the purchase price paid for Alset Units by investors in the IPO.

If we are unable to complete an initial business combination prior to 12 months from the closing of the IPO (February 3, 2023) (or 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation) and we liquidate the funds held in the Trust Account, holders of Rights will not receive any such funds with respect to their Rights, nor will they receive any distribution from our assets held outside of the Trust Account with respect to such Rights, and the Rights will expire worthless.

As soon as practicable after the Business Combination, according to the terms of the Rights, Alset will direct holders of the Rights to return their certificate of Rights to our rights agent, Vstock Transfer LLC. Upon receipt of a valid certificate of Rights, the rights agent will issue to the registered Rights Holder a certificate or certificates for the number of shares, being full shares, of Alset Class A Common Stock to which that Rights Holder is entitled, aggregated on a per Rights Holder basis, in such name or names as may be directed by the Rights Holders. In no event will there be an issuance of net cash to settle the Rights, and Alset and Alset will not issue fractional shares to such Rights Holder. Alset will instruct the rights agent to round up to the nearest whole share of Alset Class A Common Stock, when the rights agent issues to the registered Rights Holder a certificate for the number of shares of Alset Class A Common Stock to which that Rights Holder is registered. Alset and the rights agent will then exchange those shares of Alset Class A Common Stock for Alset Common Stock as discussed in this proxy statement/prospectus. In the interests of efficiency and to avoid duplication of certificates, Alset may instruct the rights agent to issue a certificate of Alset Common Stock to the Rights Holder, without the Rights Holder having again to exchange a certificate of Alset Class A Common Stock for Alset Common Stock. The foregoing exchange of rights is solely ministerial in nature and is not intended to provide us with any means of avoiding our obligation to issue the shares underlying the rights upon consummation of our initial business combination. Other than confirming that the rights delivered by a registered holder are valid, we will have no ability to avoid delivery of the shares underlying the rights. Nevertheless, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination.

Dividends

Following completion of the Business Combination, the Alset Board will consider whether or not to institute a dividend policy. It is the present intention of Alset to retain any earnings for use in its business operations and, accordingly, Alset does not anticipate its board of directors declaring any dividends in the foreseeable future.

Listing of Alset Securities

It is anticipated that Alset Common Stock and Alset Warrants will be listed on the Nasdaq Global Market under the symbols “HWH” and “HWHW,” respectively, following the Closing of the Business Combination, at which time Alset will be renamed HWH International, Inc.

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Certain Anti-Takeover Provisions of Delaware Law and the Proposed Charter

Special Meeting of Stockholders

Alset’s amended and restated bylaws will provide that special meetings of its stockholders may be called only by a majority vote of the Alset Board or by Alset’s Chief Executive Officer, President or Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Alset’s amended and restated bylaws will provide that stockholders seeking to bring business before Alset’s annual meeting of stockholders, or to nominate candidates for election as directors at Alset’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by Alset’s secretary at its principal executive offices not later than the 90th day nor earlier than the 120th day prior to the anniversary date of the proxy statement provided in connection with the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in Alset’s annual proxy statement will need to comply with the notice periods contained therein. Alset’s amended and restated bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude Alset’s stockholders from bringing matters before Alset’s annual meeting of stockholders or from making nominations for directors at Alset’s annual meeting of stockholders.

Action by Written Consent

Subsequent to the consummation of the offering, any action required or permitted to be taken by Alset common stockholders must be effected by a duly called annual or special meetings of such stockholders and may not be effected by written consent of the stockholders other than with respect to Alset’ founder shares.

Authorized but Unissued Shares

Authorized but unissued Alset Common Stock and Alset Preferred Stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Alset Common Stock and Alset Preferred Stock could render more difficult or discourage an attempt to obtain control of Alset by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The sole and exclusive forum for any stockholder (including a beneficial owner) of Alset to bring (i) any derivative action or proceeding brought on behalf of Alset, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Alset to Alset or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or its certificate of incorporation or bylaws, (iv) any action asserting a claim against a stockholder of Alset, or (v) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another federal or state court located within the State of Delaware). Although Alset believes this provision benefits Alset by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against its directors and officers. Notwithstanding the foregoing, this exclusive forum provision does not apply to claims arising under the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive or concurrent federal and state jurisdiction.

Additionally, unless Alset otherwise consents in writing, the federal district courts of the United States will be the exclusive forum for the resolution of any claims arising under the Securities Act and the Exchange Act. Section 203 of the Delaware General Corporation Law

Alset will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of the outstanding voting stock of the corporation (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

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A “business combination” includes a merger or sale of more than 10% of Alset’s assets. However, the above provisions of Section 203 do not apply if:

●	the Alset Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of Alset’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by the Alset Board and authorized at a meeting of Alset’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter, which will be effective upon consummation of the Business Combination, limits Alset’s directors’ liability to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”). The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for any unlawful payment of dividends or redemption of shares; or

●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Alset’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and Alset’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, provide that Alset will, in certain situations, indemnify Alset’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, Alset will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require Alset to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of Alset’s directors or officers or any other company or enterprise to which the person provides services at Alset’s request.

Alset plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Charter and proposed amended and restated bylaws of Alset, which will be effective upon the consummation of the Business Combination, and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against Alset’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Alset and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Alset pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Alset believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, it has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Warrants

Upon completion of the Business Combination, all of the HWH Warrants will be exchanged for Alset Warrants to purchase an equal number of shares of Alset Common Stock on the same terms and conditions as the original warrants.

Transfer Agent and Warrant Agent

It is anticipated that the transfer agent for the Alset Common Stock and warrant agent for the Alset Warrants will be Vstock Transfer LLC at 18 Lafayette Place Woodmere, NY 11598.

COMPARISON OF STOCKHOLDER RIGHTS

The following is a summary comparison of the material differences between the rights of Alset stockholders and the rights that former Alset stockholders will have as stockholders of Alset under the Merger Agreement and the Proposed Charter effective following the Closing. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq rules. Such rights or obligations generally apply equally to shares of Alset Common Stock and shares of Alset Common Stock.

Alset will remain incorporated under the laws of the State of Delaware after the business combination, and so both the pre- and post-transaction company operate under and are subject to the DGCL. More details about the rights of Alset stockholders can be found in the section titled “Description of Securities of Alset”. This summary is not intended to be a complete discussion of the respective rights of Alset stockholders and may not contain all of the information that is important to you, but is focused upon the differences that may be considered material to you. This summary is qualified in its entirety by reference to the DGCL and the governing documents of Alset following the business combination, which we urge you to read carefully and in their entirety.

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Alset and HWH urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the other documents to which we refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of an Alset stockholder before and after the business combination, and the rights of a HWH stockholder.

	Alset	Combined Company
Name Change	Alset’s current name is Alset Capital Acquisition Corp.	Alset will change its name to HWH International, Inc. (“HWH”).

Purpose	Alset’s current purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon Alset by law and those incidental thereto, Alset shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of Alset’s business or purposes, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving Alset and one or more businesses.	Same as Alset.

Authorized Capital	Under Alset’s current charter (the “Current Charter”), the total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which Alset is authorized to issue is 56,000,000 shares, consisting of (a) 55,000,000 shares of common stock, including (i) 50,000,000 shares of Class A Common Stock, and (ii) 5,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of preferred stock.	Under the Proposed Charter, the total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which HWH will be authorized to issue is 56,000,000 shares, consisting of (a) 55,000,000 shares of common stock, and (b) 1,000,000 shares of preferred stock.

Rights of Preferred Stock	Subject to Article IX of the Current Charter, the board of directors of Alset is expressly authorized to provide out of the unissued shares of the preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the board of directors of Alset providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the board of directors of Alset is expressly vested with the authority to the full extent provided by law to adopt any such resolution or resolutions.	Same as Alset, except that the authorization is not subject to the Business Combination Provisions (as defined below).

Conversion of Class B Common Stock	The provisions of Article IX of the Current Charter (the “Business Combination Provisions”) terminate upon the consummation of the Business Combination. The Business Combination Provisions relate to, among other things, redemption rights. The Class B common stock will convert into Class A common stock on a one-for-one basis automatically on the closing of the Business Combination, provided that in the case of the additional issuance of certain securities above specified amounts, the conversion ratio will be adjusted. The adjustment of the conversion ratio may be waived by written consent of a majority of the holders of Class B common stock, but in no event will the conversion ratio be less than one-to-one.	Not applicable.

Dividends	The Current Charter provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of Alset preferred stock, and the Business Combination Provisions, holders of shares of Alset common stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock of Alset) when, as, and if declared thereon by the board of directors of Alset from time to time out of any assets or funds legally available therefor and will share equally on a per share basis in such dividends and distributions.	Same as Alset except for the reference to the Business Combination Provisions.

Voting Rights

Except as otherwise required by law or the Current Charter (including any Preferred Stock Designation and Section 9.9 of the Current Charter), the holders of shares of Alset common stock are entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the common stock are entitled to vote.

Under Section 9.9 of the Current Charter, the holders of Class B Common Stock had certain special voting rights (the “Class B Voting Rights”) which terminate on the consummation of the Business Combination.

Same as Alset except for the Class B Voting Rights.

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	Alset	Combined Company
Number of Directors	Under the Current Charter, the number of directors of Alset, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the board of directors of Alset pursuant to a resolution adopted by a majority of the board of directors of Alset.

Under the Proposed Charter, until changed by the board of directors of HWH, the number of directors shall be fixed at seven (7), a majority of whom shall be independent directors in accordance with The Nasdaq Stock Market LLC’s requirements.

Structure of the Board of Directors	The DGCL permits a corporation to classify its board of directors into as many as three classes with staggered terms of office. Under the Current Charter, the board of directors of Alset is classified into three classes of directors with staggered terms of office.	Under the Proposed Charter, until changed by the board of directors of HWH, there shall be no classes of directors.

Election of Directors

Under the Current Charter, subject to the rights of the holders of one or more series of preferred stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Same as Alset.

Manner of Acting by the Board of Directors	The current bylaws of Alset (the “Current Bylaws”) provide that the affirmative vote of a majority of the directors present at a meeting at which a quorum is present is the act of the Alset board of directors, except as may be otherwise specifically provided by applicable law, the Current Charter or the Current Bylaws.	Same as Alset.

Removal of Directors

Under the Current Charter, subject to Section 5.5. of the Current Charter and except as otherwise required by the Current Charter (including the Class B Voting Rights), any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Alset entitled to vote generally in the election of directors, voting together as a single class.

Under Section 5.5 of the Current Charter, removal is subject to the rights of any holders of any outstanding Alset preferred stock. Holders of the Class B Voting Rights, prior to the closing of the initial Business Combination, have the exclusive right to remove, with or without cause, any director of Alset.

Same as Alset, except for the rights of the holders of Class B Voting Rights.

Vacancies on the Board of Directors

Subject to Sections 5.5 of the Current Charter and the Class B Voting Rights, newly created directorships resulting from an increase in the number of directors and any vacancies on the board of directors of Alset resulting from death, resignation, retirement, disqualification, removal, or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Under Section 5.5 of the Current Charter, filling vacancies on the board of directors of Alset is subject to the rights of holders of any outstanding preferred stock.

Same as Alset, except for the rights of the holders of the Class B Voting Rights.

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	Alset	Combined Company
Nomination of Director Candidates

Only persons who are nominated in accordance with the procedures described below shall be eligible for election as directors of Alset, except as may be otherwise provided by the terms of one or more series of preferred stock with respect to the rights of holders of one or more series of preferred stock to elect directors. Nominations of persons for election to the board of directors of Alset at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in Alset’s notice of such special meeting, may be made (i) by or at the direction of the board of directors or (ii) by any stockholder of Alset (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in the Current Bylaws and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with such notice procedures.

The Current Bylaws provide that nominations of persons for election to the board of directors of Alset may be made at any annual meeting, or at any special meeting of stockholders called for the purpose of electing directors, by the board of directors of Alset or by any stockholder of Alset who is a stockholder of record on the date notice of the meeting is given and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in the Alset bylaws. To be timely, a stockholder’s notice to the Secretary of Alset must be received by the Secretary of Alset at the principal executive offices of Alset (a) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day before the meeting and not later than the later of the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Alset) and (b) in the case of a special meeting, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Alset.

In the event that the number of directors to be elected to the board of directors of Alset at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by Alset naming all of the nominees for the additional directors to be elected or specifying the size of the increased board of directors before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by the Current Bylaws shall also be considered timely, but only with respect to nominees for the additional directorship created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary of Alset at the principal executive offices of Alset not later than the close of business on the 10th day following the date on which such public announcement was first made by Alset.

Same as Alset.

Quorum

Board of directors. A majority of the Alset board of directors shall constitute a quorum for the transaction of business at any meeting of the Alset board of directors.

Stockholders.  The presence, in person or by proxy, at a stockholders meeting of the holders of shares of Alset’s outstanding capital stock representing a majority of the voting power of all outstanding shares of Alset capital stock entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Same as Alset.

194

	Alset	Combined Company
Special Meetings of the Board	The Current Bylaws provide that special meetings of the Alset board of directors (a) may be called by the Chairman of the board of directors or President and (b) shall be called by the Chairman of the board of directors, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request.	Same as Alset.

Special Meetings of Stockholders	Subject to the rights of the holders of any outstanding series of the preferred stock, and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, the Chief Executive Officer, or the board of directors pursuant to a resolution adopted by a majority of the board of directors, and may not be called by any other person.	Same as Alset.

Manner of Acting by Stockholders	Subject to the rights of the holders of one or more series of preferred stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Current Charter, the Current Bylaws, or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.	Same as Alset.

Stockholder Action Without Meeting	The Current Charter provides that, except as may be otherwise provided for or fixed pursuant to including any Preferred Stock Designation relating to the rights of the holders of any outstanding series of preferred stock, any action required or permitted to be taken by the stockholders of Alset must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Alset Class B Common Stock with respect to which may be taken by written consent.	Same as Alset, except for the provision relating to the rights of holders of preferred stock and Class B Common Stock.

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	Alset	Combined Company
State Anti-Takeover Statutes	Alset is subject to Section 203 of the DGCL, which, subject to certain exceptions, would prohibit a company that opts in from engaging in specified business combinations with any interested stockholder (as defined in the DGCL) for a period of three years following the time that such stockholder became an interested stockholder.	Same as Alset.

Indemnification of Directors and Officers	The Current Charter provides that, to the fullest extent permitted by applicable law, as the same exists or may be amended, Alset shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of Alset or, while a director or officer of Alset, is or was serving at the request of Alset as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding; provided, however, that, with respect to proceedings to enforce rights to indemnification, Alset shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of Alset. Alset shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified.	Same as Alset.

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	Alset	Combined Company
Limitation of Liability	Under the Current Charter, a director shall not be personally liable to Alset or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to Alset or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the provision described in the foregoing sentence shall not adversely affect any right or protection of a director of Alset under the Current Charter in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.	Same as Alset.

Amendments to Bylaws

The board of directors of Alset shall have the power to adopt, amend, alter or repeal the Current Bylaws. The affirmative vote of a majority of the board of directors of Alset shall be required to adopt, amend, alter, or repeal the Current Bylaws. The Current Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of Alset required by applicable law or the affirmative vote of the holders of at least a majority of the voting power (except with respect to amendments to Article VIII of the Current Bylaws) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Current Bylaws.

Any repeal or amendment of Article VIII of the Current Bylaws by the board of directors or the stockholders of Alset or by changes in applicable law, or the adoption of any other provision of the Current Bylaws inconsistent with Article VIII of the Current Bylaws, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits Alset to provide broader indemnification rights to its indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of Alset.

Same as Alset.

197

	Alset	Combined Company
Liquidation if No Business Combination	The Current Charter provides that in the event that Alset has not consummated an initial business combination within 21 months from the closing of the IPO (November 3, 2023),Alset shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of shares of Alset Common Stock sold in the Alset IPO (the “Offering Shares”) in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable, less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and Alset’s board of directors in accordance with applicable law, dissolve and liquidate, subject in each case to Alset’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.	Not applicable.

Corporate Opportunity Provision	To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to Alset or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the adoption of the Current Charter or in the future, and Alset renounces any expectancy that any of its directors or officers will offer any such corporate opportunity of which he or she may become aware to Alset, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of Alset with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of Alset and (i) such opportunity is one Alset is legally and contractually permitted to undertake and would otherwise be reasonable for Alset to pursue and (ii) the director or officer is permitted to refer that opportunity to Alset without violating any legal obligation.	Same as Alset.

Choice of Forum	Unless Alset consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Alset, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Alset to Alset or our stockholders, (iii) any action asserting a claim against Alset, its directors, officers or employees arising pursuant to any provision of the DGCL, the Current Charter, or the Current Bylaws, or (iv) any action asserting a claim against Alset, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. This provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless Alset consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.	Same as Alset.

Redemption Rights	Under the Current Charter, the holders of Offering Shares have the rights specified therein to have their Offering Shares redeemed upon the consummation of the initial Business Combination.	None.

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SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, Alset will have shares of Alset Common Stock authorized and, based on assumptions set out elsewhere in this proxy statement/prospectus, up to 12,500,000 shares of Alset Common Stock issued and outstanding, assuming no shares of Alset Class A Common Stock are redeemed in connection with the Business Combination. All of the shares of Alset Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by HWH “affiliates” or Alset’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Alset Common Stock in the public market could adversely affect prevailing market prices of the Alset Common Stock. Prior to the Business Combination, there has been no public market for shares of Alset Common Stock. Alset intends to apply for listing of the Alset Common Stock and Alset Warrants on Nasdaq, but Alset cannot assure you that a regular trading market will develop in the Alset Common Stock.

Lock-up Agreements

Pursuant to that certain letter agreement, by and among Alset and the Alset Initial Stockholders, the Alset Initial Stockholders agreed not to transfer, assign or sell any of their founder shares (or shares of Alset Class A Common Stock issuable upon their conversion) until the earlier to occur of: (A) six months after the completion of our initial business combination and (B) subsequent to our initial business combination, if the reported last sale price of the Alset Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after our initial business combination (subject to certain limited exceptions).

Pursuant to the Sponsor Support Agreement, the Sponsor agreed to a lock-up provision whereby, subject to limited specified exceptions, the Sponsor will not for six months from the Closing (or, if earlier, (i) the date on which the closing sale price of a share of Alset Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing or (ii) the date post-Closing on which Alset consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party resulting in all of Alset’s stockholders having the right to exchange their equity holdings in Alset for cash, securities or other property) engage in any direct or indirect transfer or disposition of Alset securities or Alset securities or publicly disclose the intention to do so. The Sponsor Support Agreement also prevents transfers, except for certain permitted transfers, between the date of the Sponsor Support Agreement and the date of the Closing or earlier termination of the Mergers.

Rule 144

All of Alset’s Common Stock that will be outstanding upon the completion of the Business Combination, other than those shares of Alset Common Stock registered pursuant to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part, will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of Alset and has beneficially owned Alset’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about Alset. Persons who are affiliates of Alset and have beneficially owned Alset’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

199

●	1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal 276,649 shares of Alset Common Stock, including 2,156,250 founder shares held by the Sponsor that will be subject to certain lock-up arrangements described above and 473,750 private placement units that are subject to certain lock-up arrangements which Alset’s officers, directors and stockholders entered into in connection with the IPO, as described above; or

●	the average weekly trading volume of Alset’s Common Stock of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Alset under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Alset.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of HWH’s employees, consultants or advisors who purchases equity shares from Alset in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

The holders of the founder shares (and Alset Class A Common Stock issuable upon conversion of the founder shares), placement units (and their underlying securities), and any units that may be issued upon conversion of the working capital loans (and their underlying securities) are entitled to registration rights in connection with a registration rights agreement executed in connection with the Alset IPO that is being assumed by Alset pursuant to the Merger Agreement. The holders of a majority of these securities are entitled to make up to three demands, excluding short form demands, that Alset register such securities. The holders of a majority of the placement units or units issued to the Sponsor, officers, directors or their affiliates in payment of working capital loans made to Alset (in each case, including the underlying securities) can elect to exercise these registration rights at any time after Alset consummates the Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require Alset to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering securities. Alset will bear the expenses incurred in connection with the filing of any such registration statements.

Additionally, certain HWH Holders are being granted piggy-back registration rights under the transmittal letters for any shares that may be issued to them by Alset under the Merger Agreement after the Closing for purchase price adjustments or indemnification claims.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Alset’s Related Person Transactions

On November 8, 2021, the Sponsor received 2,156,250 shares of the Company’s Class B common stock (the “Founder Shares”) for $25,000. The Founder Shares include an aggregate of up to 281,250 shares subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted basis, to approximately 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (excluding the placement units and underlying securities). In connection with the exercise of the underwriters’ overallotment option, these shares are no longer subject to forfeiture.

200

The holder of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

On November 8, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) May 8, 2022, or (ii) the consummation of the Initial Public Offering. As of November 23, 2022, there was no amount outstanding under the Promissory Note.

The Sponsor paid certain offering costs on behalf of the Company and advanced working capital to the Company. These advances were due on demand and are non-interest bearing. During the year ended November 30, 2022, the Sponsor paid a total of $75,000 of offering and operating costs on behalf of the Company. During the year ended November 30, 2022, the Company repaid the outstanding balance of $211,153. As of February 28, 2023, there were no amounts outstanding to advanced working capital.

The Alset Initial Stockholders, including our Sponsor, have agreed to waive their redemption rights with respect to their founder shares and placement shares (i) in connection with the consummation of a business combination, (ii) in connection with a stockholder vote to amend our amended and restated certificate of incorporation to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our initial business combination by 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation) and (iii) if we fail to consummate a business combination by this time or if we liquidate prior to by this time. However, the Alset Initial Stockholders will be entitled to redemption rights with respect to any public shares held by them if we fail to consummate a business combination or liquidate by 12 months from the closing of our IPO (February 3, 2023) (or up to21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation). In addition, EFH, have agreed (i) to waive their redemption rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of our initial business combination and (ii) to waive their rights to liquidating distributions from the trust account with respect to such shares if we fail to complete our initial business combination by 12 months from the closing of our IPO (February 3, 2023) (or up to 21 months from the closing of the IPO (November 3, 2023) or as extended by our stockholders in accordance with our amended and restated certificate of incorporation).

In order to meet Alset’s working capital needs following the consummation of the Alset IPO, the Sponsor or its affiliates, or officers and directors of Alset may, but are not obligated to, loan Alset funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of Alset’s initial business combination, without interest, or, at holder’s discretion, up to $1,500,000 of the notes may be converted into units at a price of $10.00 per unit. If Alset does not complete a business combination, Alset may use a portion of proceeds held outside the Trust Account to repay these loans, but no proceeds held in the Trust Account would be used to repay these loans.

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The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to the registration rights agreement signed January 31, 2022, requiring the Company to register such securities for resale. The holders of these securities are entitled to make a written demand, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

No compensation or fees of any kind, including finder’s, consulting fees and other similar fees, will be paid to the Sponsor, members of Alset’s management team or their respective affiliates, for services rendered prior to or in connection with the consummation of Alset’s initial business combination (regardless of the type of transaction that it is). However, such individuals will receive the repayment of any loans from the Sponsor, officers and directors of Alset for working capital purposes and reimbursement for any out-of-pocket expenses incurred by them in connection with activities on behalf of Alset, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by Alset.

After Alset’s initial business combination, members of its management team who remain with Alset may be paid consulting, management or other fees from the Combined Company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

All ongoing and future transactions between Alset and any of its officers and directors or their respective affiliates will be on terms believed by Alset to be no less favorable to it than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of Alset’s uninterested “independent” directors or the members of Alset’s board who do not have an interest in the transaction, in either case who had access, at our expense, to Alset’s attorneys or independent legal counsel. Alset will not enter into any such transaction unless Alset’s disinterested “independent” directors determine that the terms of such transaction are no less favorable to Alset than those that would be available to Alset with respect to such a transaction from unaffiliated third parties.

The Sponsor

Alset Inc. owns 55% and its majority-owned subsidiary Alset International Limited owns 45% of the sole member of Alset Acquisition Sponsor, LLC, the Sponsor of Alset Capital. Heng Fai Ambrose Chan is the Chairman and Chief Executive Officer of both Alset Inc. and Alset. Mr. Chan is also the largest stockholder of affiliate Alset Inc., beneficially holding 51.1% of the shares outstanding.

Alset’s Related Person Transactions Policy and Procedure

Alset’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the audit committee. Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Alset or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Alset’s shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

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Alset’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent Alset enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to Alset than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Alset also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, Alset agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors of Alset unless Alset obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions on the type of target business Alset is seeking to acquire.

On June 24, 2022, Alset retained ValueScope, Inc. for the benefit of the Board to provide an independent valuation of the HWH, in order to assist it in the determination of whether or not to proceed with the Business Combination with HWH. Alset retained ValueScope, Inc. on a fixed fee basis not tied to the consummation of the Business Combination or contingent upon reaching any particular result. Alset engaged ValueScope based on ValueScope’s experience and reputation. ValueScope is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures and for other purposes. ValueScope opined that the Merger Consideration to be paid by Alset to the equity holders of HWH in the Business Combination is fair to Alset from a financial point of view.

Subject to pre-existing fiduciary or contractual duties as described below, our officers and directors have agreed to present any business opportunities presented to them in their capacity as a director or officer of our company to us. Certain of our officers and directors presently have fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We believe, however, that the fiduciary duties or contractual obligations of our officers or directors will not materially affect our ability to complete our initial business combination. Our certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

Additionally, certain members of our management team may have potential conflicts of interest as identified below:

●	Members of our management team and our independent directors directly or indirectly own founder shares and/or placement units and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

●	The low price that the members of our management team paid for the founder shares creates an incentive whereby our officers and directors could potentially make a substantial profit even if our acquisition target subsequently declines in value and is unprofitable for public investors.

●	Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity.

●	Our Sponsor and our officers and directors may sponsor or form other special purpose acquisition companies similar to ours or may pursue other business or investment ventures.

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Potential investors should also be aware of the following other potential conflicts of interest:

●	None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

●	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

●	Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

●	Our sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our sponsor or an affiliate of our sponsor or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $750,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial business combination. The units would be identical to the placement units.

The conflicts described above may not be resolved in our favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

●	the corporation could financially undertake the opportunity;

●	the opportunity is within the corporation’s line of business; and

●	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

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Below is a table summarizing the entities to which the executive officers and directors currently have fiduciary duties or contractual obligations that are affiliated with HWH, Alset, and the owners of the sponsor, Alset Inc. and/or Alset International Limited:

Individual	Entity	Entity’s Business	Affiliation
Heng Fai Ambrose Chan*	Alset Capital Acquisition Corp.	SPAC	Chief Executive Officer and Chairman of Board
	HWH International, Inc.	Affiliated Marketing	Executive Chairman, Director, Division Head – Hapi WealthBuilder
	Alset Inc.	Real Estate	Chief Executive Officer and Chairman of Board
	Sharing Services Global Corporation #	Multi-level Marketing	Executive Chairman
	Alset International Limited	Real Estate	Chief Executive Officer and Chairman of Board

Danny Lim	HWH International, Inc. Alset International Limited Alset Inc.	Affiliated Marketing Real Estate Real Estate	Chief Strategy Officer Director Director

Rongguo Wei*	Alset Capital Acquisition Corp.	SPAC	Chief Financial Officer

	Alset Inc.	Real Estate	Co-Chief Financial Officer

William Wu*	HWH International, Inc.	Affiliated Marketing	Independent Director

	Alset International Limited	Real Estate	Director

	Alset Inc.	Real Estate	Director

Chan Tung Moe	HWH International, Inc.	Affiliated Marketing	Executive Director
	Alset International Limited	Real Estate	Co-Chief Executive Officer
	Alset Inc.	Real Estate	Co-Chief Executive Officer

Wong Tat Keung*	HWH International, Inc.	Affiliated Marketing	Independent Director
	Alset International Limited	Real Estate	Director
	Alset Inc.	Real Estate	Director

Wong Shui Yeung*	HWH International, Inc.	Affiliated Marketing	Independent Director
	Alset International Limited	Real Estate	Director
	Alset Inc.	Real Estate	Director

John “JT” Thatch	HWH International, Inc.	Affiliated Marketing	Director, Chief Executive Officer
	Sharing Services Global Corporation	Multi-level Marketing	President, Chief Executive Officer, and Vice Chairman

Vincent Lum*	HWH International, Inc.	Affiliated Marketing	Chief Technology Officer

Anthony S. Chan	HWH International, Inc.	Affiliated Marketing	Chief Operating Officer
	Sharing Services Global Corporation	Multi-level Marketing	Chief Financial Officer
	Alset Inc.	Real Estate	Chief Operating Officer

Wei Sheng Liaw	HWH International, Inc.	Affiliated Marketing	Chief Compliance Officer

Adam Tan	HWH International, Inc.	Affiliated Marketing	Asia Chief Operating Officer

Nathan Lee	HWH International, Inc.	Affiliated Marketing	Head of IT

Lui Wai Leung Alan	HWH International, Inc.	Affiliated Marketing	Chief Financial Officer
	Alset International Limited Alset Inc.	Real Estate Real Estate	Co-Chief Financial Officer Co-Chief Financial Officer

*	Indicates that the individual executive officer/director is affiliated with the owner of our Sponsor, Alset Acquisition Sponsor, LLC because Alset Inc. owns 55% and its majority-owned subsidiary Alset International Limited owns 45% of the sole member of Alset Acquisition Sponsor, LLC, the Sponsor of Alset Capital.
#

Sharing Services Global Corporation, while affiliated to HWH International, Inc., operates independently from HWH International, Inc. as a multi-level marketing company. HWH International, Inc. exercises no control of the operations of Sharing Services Global Corporation and undertakes no multi-level marketing in its operations nor has any plans to in the future.

Accordingly, if any of the above executive officers or directors becomes aware of a business combination opportunity which is suitable for any of the above entities to which he or she has current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

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HWH’s Related Person Transactions

Letter Agreement

Simultaneously with the consummation of the IPO, Sponsor and Chief Executive Officer of Alset, Heng Fai Ambrose Chan, a member of Alset’s board of directors and management team and executed a letter agreement that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote all Founder Shares and any shares of Common Stock owned by it, him or her in favor of any proposed Business Combination and (ii) not redeem any shares of Common Stock owned by it, him or her in connection with such shareholder approval. If the Company engages in a tender offer in connection with any proposed Business Combination, each Insider agrees that it, he or she will not seek to sell its, his or her shares of Common Stock to the Company in connection with such tender offer.

Lock-Up Agreement

At the Closing, certain members of HWH’s management team and each of the HWH Holders holding more than 5% of the HWH Common Stock, including Alset International Limited, an entity affiliated with Mr. Chan, who is a member of the HWH Board and will be a member of the board of directors of Alset upon the Closing, will enter into a Lock-Up Agreement with Alset (each, a “Lock-Up Agreement”). Under the Lock-Up Agreement, each such HWH Holder will agree not to, during the period commencing from the Closing and (A) with respect to the shares of Alset Common Stock to be received as part of the Merger Consideration by such HWH Holder (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), ending on the earlier of six months after the date of the Closing, (y) the date on which the closing sale price of shares of Alset Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing and (z) the date after the Closing on which Alset consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Alset’s stockholders having the right to exchange their equity holdings in Alset for cash, securities or other property. The lock-up is substantially the same as that entered into by the Sponsor in connection with the Alset IPO.

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Indemnification

The limitation of liability and indemnification provisions in the Proposed Charter and Alset’s amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit Alset and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. For more information regarding these indemnification arrangements, see “Management of Alset After the Business Combination—Limitation on Liability and Indemnification of Directors and Officers.” Alset believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Commercial Agreements

Hapi Café Inc. (Texas) (“HCIT”), a subsidiary of HWH entered into a master franchise agreement, dated November 11, 2021, with Sharing Services Global Corporation (“SHRG”), an affiliated company through the control of Chairman of SHRG Heng Fai Ambrose Chan, pursuant to which HCIT granted SHRG the license to operate certain franchised restaurants using the “Hapi Café” trademark, and related logos, trade names, service marks, logotypes, insignias, and trade dress, as well as HCIT’s processes, trade secrets, and procedures for operating such restaurants. The initial franchise fees range from $30,000 to $50,000, depending on the size of the restaurant, and 20% of resale franchise fees shall be paid to HCIT.

Related Party Loans

None.

Perks and Other Personal Benefits

None of the directors of HWH received any perquisites and other personal benefits during the fiscal year 2022. See “HWH’s Executive Compensation—2022 Summary Compensation Table” and “HWH’s Executive Compensation—Narrative Disclosure to Summary Compensation Table—Benefits and Perquisites.”

HWH Related Persons

Related Person Transactions Policy Following the Business Combination

Upon consummation of the Business Combination, it is anticipated that the Alset Board will adopt a written Related Person Transactions Policy that sets forth Alset’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of Alset’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Alset or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

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Transactions involving compensation for services provided to Alset as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of Alset’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of Alset’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to Alset’s audit committee (or, where review by Alset’s audit committee would be inappropriate, to another independent body of the Alset Board) for review. To identify related person transactions in advance, Alset will rely on information supplied by Alset’s executive officers, directors and certain significant unitholders. In considering related person transactions, Alset’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

●	the potential conflicts with the interests of Alset;

●	the risks, costs, and benefits to Alset;

●	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the terms of the transaction;

●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties.

Alset’s audit committee will approve only those transactions that it determines are fair to us and in Alset’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of Alset Common Stock as of the date of this proxy statement/prospectus (pre-Business Combination) and (ii) the expected beneficial ownership of Alset Common Stock immediately following the consummation of the Business Combination (assuming that no public shares of Alset are redeemed, and alternatively, assuming the maximum number of shares of Alset are redeemed), by:

●	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of Alset Common Stock and/or is expected to be the beneficial owner of more than 5% of the outstanding shares of Alset Common Stock post-Business Combination;

●	each of Alset’s current executive officers and directors;

●	each person who will become an executive officer or director of Alset post-Business Combination; and

●	all executive officers and directors of Alset as a group pre-Business Combination and all executive officers and directors of Alset as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Alset Common Stock pre-Business Combination is based on 4,606,036 shares of Alset Common Stock issued and outstanding as of the date of this proxy statement/prospectus.

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The expected beneficial ownership of Alset Common Stock post-Business Combination is based on 22,656,286 shares of Alset Common Stock issued and outstanding assuming no additional redemptions, 21,577,268 shares of Alset Common Stock issued and outstanding assuming 50% redemptions and 20,589,250 shares of Alset Common Stock issued and outstanding assuming maximum redemptions, and the assumption that the pro rata portion of the funds available in the Trust Account for the redemption of public shares of Alset Class A Common Stock is $10.41 per share (based on funds in the Trust Account of $21 million as of May 17, 2023).

The ownership percentage set forth below with respect to Alset includes the shares issuable to the HWH Holders, and assumes all Alset Rights are exchanged for Alset Common Stock and the exercise of all outstanding warrants to purchase up to a total of 4,549,375 shares of Alset Common Stock, but does not take into account (i) any additional private placement units that are issued or issuable to our Sponsor, (ii) any adjustments to the Merger Consideration payable to the HWH Holders as a result of HWH’s working capital, transaction expenses and/or debt as of the completion of the Business Combination varying from certain specified targets set forth in the Merger Agreement, and (iii) any indemnification payments that are made after the consummation of the Business Combination by delivery of shares of Alset Common Stock. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Unless otherwise indicated, Alset believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them.

	Alset Before the Business Combination				Alset After the Business Combination
					Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owner (1)	Number of Shares of Alset Common Stock	% of Alset Class A Common Stock	% of Alset Class B Common Stock	% of Alset Common Stock	Number of Shares of Alset Common Stock	%	Number of Shares of Alset Common Stock	%	Number of Shares of Alset Common Stock	%
5% Holders
Alset Acquisition Sponsor, LLC (2)(3)(6)	2,630,000	19.3%	100%	57.1%	2,914,250	12.9%	2,914,250	13.5%	2,914,250	14.2%
Alset International Limited(7)	-	-	-	-	12,500,000	55.4%	12,500,000	57.9%	12,500,000	60.7%
Yakira Capital Management, Inc.(8)	350,000	14.29%
Wolverine Asset Management LLC(9)	207,821	8.5%
Directors and Executive Officers of Alset Before the Business Combination
Heng Fai Ambrose Chan(2)(3)	2,630,000	24%	100%	57.1%	15,414,250	68.3%	15,414,250	71.4%	15,414,250	74.9%
Rongguo Wei
William Wu
Wong Shui Yeung (Frankie)
Wong Tat Keung (Aston)
All directors and executive officers of Alset Before the Business Combination (five persons)	2,630,000	24%	100%	57.1%
Directors and Executive Officers of Alset After the Business Combination
Heng Fai Ambrose Chan					15,414,250	68.3%	15,414,250	71.4%	15,414,250	74.9%
John Thatch	-	-	-	-	-	-	-	-	-	-
Chan Tung Moe
Alan Lui
William Wu
Wong Shui Yeung (Frankie)
Wong Tat Keung (Aston)
Joanne Wong
All directors and executive officers of Alset after the Business Combination (ten persons)		-	*	*	15,414,250	68.3%	15,414,250	71.4%	15,414,250	74.9%

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*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the persons and entities listed above is c/o Alset Capital Acquisition Corp., 4800 Montgomery Ln., Ste 210, Bethesda, MD 20814.
(2)	Alset Acquisition Sponsor, LLC, our sponsor, is the record holder of the securities reported herein. Alset Inc. and Alset International Limited are the owners of 55% and 45% respectively of Alset Acquisition Sponsor, LLC. Alset Inc. owns 85.4% of Alset International Limited. Heng Fai Ambrose is the Chief Executive Officer and Majority Stockholder of Alset Inc. Mr. Chan may be deemed to share beneficial ownership of the securities held of record by our sponsor. Mr. Chan disclaims any such beneficial ownership except to the extent of his pecuniary interest.
(3)	Heng Fai Chan. Alset Inc., and Alset International Limited do not directly own any shares of Alset Capital Acquisition Corp.
(4)	Sponsor and affiliates’ total percentage ownership in the Combined Company, assuming exercise and conversion of all securities, consists of (i) 2,156,250 founder shares held by our Sponsor, and (ii) 473,750 placement units that the Sponsor purchased in connection with our IPO (consisting of 1 share of our Class A Common Stock, 1/2 placement warrant and 1 Right). Each founder share will be converted at the Closing into one share of Alset Common Stock, and each placement unit will be split into its component securities. Immediately after the Business Combination, the Sponsor and its affiliates will collectively beneficially own 2,914,250 shares of Alset Common Stock, consisting of (i) 2,156,250 Alset Common Stock in exchange for the founder shares currently held by our Sponsor, (ii) 473,750 shares of Alset Common Stock from the component of placement units consisting of Alset Class A Common Stock, (iii) up to 47,375 shares of Alset Common Stock from exercise of placement rights, and (iv) up to 236,875 shares of Alset Common Stock upon exercise of placement warrants, which, assuming the exercise and conversion of all of securities would comprise 0.7% of outstanding Alset Common Stock in a no redemption scenario, 0.9% in a 50% redemption scenario and 1.0% of outstanding Alset Common Stock in a maximum redemption scenario.
(5)	The ownership of these funds is not shown based on the varying redemption scenarios as it can’t be determined whether these entities will choose to redeem.
(6)	The business address of Alset Acquisition Sponsor, LLC is 4800 Montgomery Ln., Ste 210, Bethesda, MD 20814.
(7)	The business address of Alset International Limited is 4800 Montgomery Ln., Ste 210, Bethesda, MD 20814.
(8)	The business address of Yakira Capital Management, Inc. is 1555 Post Road East, Suite 202, Westport, CT 06880.
(9)	The business address of Wolverine Asset Management LLC is 175 West Jackson, Suite 340, Chicago, IL 60604.
The information provided in the above table in the “Security Ownership of Certain Beneficial Owners and Management” section may be subject to change upon additional filings with the SEC.

MARKET INFORMATION AND DIVIDENDS ON SECURITIES

Alset

Market for Alset Securities

Alset Common Stock, Alset Warrants, and Alset Rights are listed on the Nasdaq Stock Market, with trading symbols “ACAXU,” “ACAX”, “ACAXW” and “ACAXR,” respectively.

The Class A common stock, rights and warrants each commenced separate public trading on March 24, 2022.

Holders

As of the date of this proxy statement/prospectus, there were two holders of record of Alset units, one holder of record of Alset Common Stock, one holder of record of Alset warrants and one holder of record for Alset rights. See the section entitled “Beneficial Ownership of Securities.”

Dividend Policy

Alset has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of an initial business combination.

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Market for Alset Securities

Alset is an entity newly formed to effectuate the Business Combination and there has been no public market for Alset’s securities.

Holders

As a newly-formed entity, as of the date of this proxy statement/prospectus, there was one holder of Alset’s securities.

Dividend Policy Following the Business Combination

Following completion of the Business Combination, Alset’s board of directors will consider whether or not to institute a dividend policy. It is the present intention of Alset to retain any earnings for use in its business operations and, accordingly, Alset does not anticipate its board of directors declaring any dividends in the foreseeable future.

HWH

Market for HWH’s Securities

HWH is a private entity and there has been no public market for HWH’s securities.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

PRC

Substantially all of our assets are located outside the United States. Additionally, homes of our officers and directors, both now for both HWH and Alset, and after the business combination, are located in Hong Kong and China including William Wu, Wong Tat Keung, Wong Shui Yeung, Joanne Wong, Vincent Lum, and Alan Lui. Thus, their residences may make it even more difficult to enforce any judgments obtained from foreign courts against them. As a result, it may be difficult for you to effect service of process upon those persons inside mainland China and Hong Kong. It may be difficult for you to enforce judgements obtained in U.S. courts based on civil liability provisions of the U.S. federal securities laws against our directors and officers located in China and Hong Kong. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

LEGAL MATTERS

Sichenzia Ross Ference LLP will pass upon the validity of the common stock issued in connection with the Business Combination and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Alset from October 20, 2021 (inception) through November 30, 2022, included in this proxy statement/prospectus have been audited by MaloneBailey, LLP, independent registered public accounting firm, as set forth in their report, thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The financial statements of HWH as of December 31, 2022 and 2021 and for the years then ended, included in this proxy statement/prospectus have been audited by Grassi & Co., CPAs, P.C., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Alset’s securities is Vstock Transfer LLC. The transfer agent for HWH’s securities is Vstock Transfer LLC.

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DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Alset and servicers that it employs to deliver communications to Alset’s stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Alset will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request that Alset deliver single copies of its proxy statement in the future. Stockholders may notify Alset of their requests by calling or writing Alset at its principal executive offices at 4800 Montgomery LN, STE 210 Bethesda, MD 20814.

SUBMISSION OF STOCKHOLDER PROPOSALS

Alset’s Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

If the Business Combination is completed, stockholders will be entitled to attend and participate in the Combined Entity’s annual meetings of stockholders. We do not currently intend to hold a 2022 annual meeting of stockholders. We will provide notice of or otherwise publicly disclose the date on which the 2023 annual meeting will be held.

WHERE YOU CAN FIND MORE INFORMATION

Alset files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Alset’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. Upon the closing of the Business Combination, Alset will file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You will be able to access information about Alset following the closing of the Business Combination at the SEC’s web site at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact Alset by telephone or in writing:

Heng Fai Ambrose Chan

Chairman and Chief Executive Officer

4800 Montgomery LN, STE 210

Bethesda, MD 20814

You may also obtain these documents by requesting them in writing or by telephone from Alset’s proxy solicitation agent at the following address and telephone number:

Advantage Proxy, Inc., 24925 13th Place South, Des Moines, WA 98198; (877) 870-8565 (toll free) or (206) 870-8565 (collect); or by email at ksmith@advantageproxy.com.

If you are a stockholder of Alset and would like to request documents, please do so by July 18, 2023, in order to receive them before the Special Meeting. If you request any documents from Alset, Alset will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to Alset has been supplied by Alset, all information relating to HWH has been supplied by HWH, and all information relating to Alset has been supplied by Alset. Information provided by one party does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of Alset for the Special Meeting. Alset has not authorized anyone to give any information or make any representation about the Business Combination, Alset or HWH that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

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INDEX TO FINANCIAL STATEMENTS

ALSET CAPITAL ACQUISITION CORP.

Report of Independent Registered Public Accounting Firm (PCAOB ID: 206)	F-3

Balance Sheets as of November 30, 2022 and 2021	F-4

Statements of Operations for the period from October 20, 2021 (inception) through November 2021 and the Year Ended November 30, 2022	F-5

Statements of Changes in Shareholder’s Equity for the period from October 20, 2021 (inception) through November 30, 2021 and the Year Ended November 30, 2022	F-6

Statements of Cash Flows for the period from October 20, 2021 (inception) through November 30, 2021 and the Year Ended November 30, 2022	F-7

Notes to Financial Statements	F-8

Balance Sheets as of February 28, 2023 and November 30, 2022 (unaudited)	F-20

Statements of Operations for the Three Months Ended February 28, 2023 and 2022 (unaudited)	F-21

Statements of Changes in Shareholder’s (Deficit) Equity for the Three Months Ended February 28, 2023 and 2022 (unaudited)	F-22

Statements of Cash Flows for the Three Months Ended February 28, 2023 and 2022 (unaudited)	F-23

Notes to Financial Statements (unaudited)	F-24

HWH INTERNATIONAL, INC.

ANNEXES

F-1

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements of Alset Capital Acquisition Corp.:
Report of Independent Registered Public Accounting Firm (PCAOB ID: 206)	F-3
Balance Sheets as of November 30, 2022 and 2021	F-4
Statements of Operations for the period from October 20, 2021 (inception) through November 30, 2021 and the Year Ended November 30, 2022	F-5
Statements of Changes in Shareholder’s Equity for the period from October 20, 2021 (inception) through November 30, 2021 and the Year Ended November 30, 2022	F-6
Statements of Cash Flows for the period from October 20, 2021 (inception) through November 30, 2021 and the Year Ended November 30, 2022	F-7
Notes to Financial Statements	F-8

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Alset Capital Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Alset Capital Acquisition Corp. (the “Company”) as of November 30, 2022 and 2021, and the related statements of operations, stockholders’ equity, and cash flows for the year ended November 30, 2022 and for the period from October 20, 2021 (inception) through November 30, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2022 and 2021, and the results of its operations and its cash flows for the year ended November 30, 2022 and the period from October 20, 2021 (inception) through November 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination within a prescribed period of time and if not completed will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2021.

Houston, Texas

February 3, 2023

F-3

ALSET CAPITAL ACQUISITION CORP.
BALANCE SHEETS

NOVEMBER 30, 2022 AND 2021

	November 30,	November 30,
	2022	2021

ASSETS
Current assets:
Cash	$1,172,581	$50,000
Due from Sponsor	13,000	—
Deferred offering costs	—	85,000
Other current assets	9,043	—
Total current assets	1,194,624	135,000

Cash and marketable securities held in Trust Account	88,102,610	—
Total assets	$89,297,234	$135,000

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$376,541	$—
Accrued offering costs	—	40,000
Advances from related parties	—	75,000
Total current liabilities	376,541	115,000

Deferred underwriting compensation	3,018,750	—
Total liabilities	3,395,291	115,000

Commitments and contingencies (Note 6):

Temporary equity:
Class A common stock subject to possible redemption; 8,625,000 and 0 shares (at approximately $10.20 per share) as of November 30, 2022 and November 30, 2021, respectively	87,934,212	—

Stockholders’ (deficit) equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 50,000,000 shares authorized; 473,750 and 0 issued and outstanding (excluding 8,625,000 shares subject to possible redemption) as of November 30, 2022 and November 30, 2021, respectively	47	—
Class B common stock, $0.0001 par value; 5,000,000 shares authorized; 2,156,250 shares issued and outstanding as of November 30, 2022 and November 30, 2021, respectively	216	216

Additional paid-in capital	—	24,784
Accumulated deficit	(2,032,532)	(5,000)
Total stockholders’ (deficit) equity	(2,032,269)	20,000
Total liabilities and stockholders’ (deficit) equity	$89,297,234	$135,000

The accompanying notes are an integral part of these financial statements.

F-4

ALSET CAPITAL ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	For the Year Ended November 30, 2022	For the Period from October 20, 2021 (inception) Through November 30, 2021
EXPENSES
Administration fee - related party	$100,000	-
General and administrative	589,646	5,000
TOTAL EXPENSES	689,646	5,000

OTHER INCOME
Investment income earned on cash and marketable securities held in Trust Account	990,110	-
TOTAL OTHER INCOME	990,110	-

Pre-tax income(loss)	300,464	(5,000)

Income tax expense	(186,923)	-

Net income (loss)	$113,541	(5,000)

Weighted average number of shares of Class A common stock outstanding, basic and diluted	7,478,425	-
Basic and diluted net income (loss) per share of Class A common stock	$0.01	-

Weighted average number of shares of Class B common stock outstanding, basic and diluted	2,156,250	1,875,000
Basic and diluted net income (loss) per share of Class B common stock	$0.01	(0.00)

The accompanying notes are an integral part of these financial statements.

F-5

ALSET CAPITAL ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM OCTOBER 20, 2021 (INCEPTION) THROUGH NOVEMBER 30, 2021 AND THE YEAR ENDED NOVEMBER 30, 2022

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, October 20, 2021 (inception)	-	$-	-	$-	$-	$-	$-

Issuance of Class B common stock to Sponsor	-	-	2,156,250	216	24,784	-	25,000

Net loss	-	-	-	-	-	(5,000)	(5,000)
Balance at November 30, 2021	—	$—	2,156,250	$216	$24,784	$(5,000)	$20,000

Issuance of Shares at Initial Public Offering	8,625,000	863	—	—	86,249,137	—	86,250,000

Deferred underwriting compensation	—	—	—	—	(3,018,750)	—	(3,018,750)

Sale of Private Placement Units	473,750	47	—	—	4,737,453	—	4,737,500

Underwriter’s fees and other issuance costs	—	—	—	—	(2,200,348)	—	(2,200,348)

Remeasurement of Class A common stock to redemption value	(8,625,000)	(863)	—	—	(87,111,637)	—	(87,112,500)

Class A Common Stock Measurement Adjustment	—	—	—	—	1,319,361	(1,319,361)	—
Net income	—	—	—	—	—	113,541	113,541

Remeasurement of Class A common stock subject to possible redemption to redemption amount						(821,712)	(821,712)
Balance at November 30, 2022	473,750	$47	2,156,250	$216	$—	$(2,032,532)	$(2,032,269)

The accompanying notes are an integral part of these financial statements.

F-6

ALSET CAPITAL ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the Year Ended November 30, 2022	For the Period from October 20, 2021 (inception) Through November 30, 2021
Cash Flows from Operating Activities:
Net income (loss)	$113,541	$(5,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Investment income earned on cash and marketable securities held in Trust Account	(990,110)	-
Formation and organization costs paid by related parties	5,000	5,000
Changes in operating assets and liabilities:
Prepaid expenses	-	-
Other current assets	(9,043)	-
Accounts payable and accrued expenses	366,541	-
Net Cash Used in Operating Activities	(514,071)	-

Cash Flows from Investing Activities:
Due from Sponsor	(13,000)	-
Cash deposited into Trust Account	(87,112,500)	-
Net Cash Used in Investing Activities	(87,125,500)	-

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	-	25,000
Proceeds from sale of Units in Public Offering, net of underwriting fee	84,525,000	-
Proceeds from sale of Private Placement Units	4,737,500	-
Proceeds from advances from related party	-	25,000
Repayment of related party advances	(211,153)	-
Payment of offering costs	(289,195)	-
Net Cash Provided by Financing Activities	88,762,152	50,000

Net change in cash	1,122,581	50,000
Cash at beginning of period	50,000	-
Cash at end of period	$1,172,581	$50,000

Supplemental disclosure of non-cash financing activities:
Deferred underwriters’ commissions charged to temporary equity in connection with the Initial Public Offering	$3,018,750	$-
Class A Common Stock measurement adjustment	$1,319,361	$-
Initial classification of Class A Common Stock subject to redemption	$87,112,500	$-
Deferred offering costs included in advances from related party	$-	$45,000
Deferred offering costs included in accrued offering costs	$-	$40,000
Subsequent remeasurement of common stock subject to redemption	$821,712	$-

The accompanying notes are an integral part of these financial statements.

F-7

ALSET CAPITAL ACQUISITION CORP.

Notes to the financial statements

NOVEMBER 30, 2022

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY

Alset Capital Acquisition Corp. (the “Company”) was incorporated in Delaware on October 20, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of November 30, 2022, the Company has not commenced any operations. All activity for the period from October 20, 2021 (inception) through November 30, 2022 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below and the pursuit of a suitable acquisition candidate. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected November 30 as its fiscal year end.

On September 9, 2022, the Company entered into an agreement and plan of merger (the “Merger Agreement”) by and among the Company, HWH International Inc., a Nevada corporation (“HWH”) and HWH Merger Sub Inc., a Nevada corporation and a wholly owned subsidiary of the Company (“Merger Sub”). The Company and Merger Sub are sometimes referred to collectively as the “ACAX Parties.” Pursuant to the Merger Agreement, a business combination between the Company and HWH will be effected through the merger of Merger Sub with and into HWH, with HWH surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). Upon the closing of the Merger (the “Closing”), it is anticipated that the Company will change its name to “HWH International Inc.” The board of directors of the Company has (i) approved and declared advisable the Merger Agreement, the Ancillary Agreements (as defined in the Merger Agreement) and the transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of the Company.

HWH is owned and controlled by certain member officers and directors of the Company and its sponsor. The Merger is expected to be consummated in the first half of 2023, following the receipt of the required approval by the stockholders of the Company and the shareholder of HWH and the satisfaction of certain other customary closing conditions.

The total consideration to be paid at Closing (the “Merger Consideration”) by the Company to the HWH shareholders will be $125,000,000, and will be payable in shares of Class A common stock, par value $0.0001 per share, of the Company (“Company Common Stock”). The number of shares of the Company Common Stock to be paid to the shareholders of HWH as Merger Consideration will be 12,500,000, with each share being valued at $10.00. All cash proceeds remaining in the trust will be used to pay transaction costs and as growth capital for HWH.

F-8

The registration statement for the Company’s Initial Public Offering was declared effective on January 31, 2022. On February 3, 2022, the Company consummated the Initial Public Offering of 8,625,000 units (“Units” and, with respect to the shares of common stock included in the Units being offered, the “Public Shares”), generating gross proceeds of $86,250,000, which includes the full exercise of the underwriters’ option to purchase an additional 1,125,000 Units generating additional gross proceeds to the Company of $11,250,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale of 473,750 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in private placement to Alset Acquisition Sponsor, LLC (the “Sponsor”) generating gross proceeds to the Company in the amount of $4,737,500.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.10 per Unit sold in the Initial Public Offering, including proceeds from the Private Placement Units, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

F-9

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s Certificate of Incorporation. In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A common stock classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A common stock is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, we have the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. We have elected to recognize the changes immediately. The accretion or remeasurement will be treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital). The Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place. Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination.

The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the outstanding shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its second amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company has not completed a Business Combination within 12 months from the closing of Initial Public Offering (or 15 months if we have filed a proxy statement, registration statement or similar filing for an initial Business Combination within 12 months from the consummation of Initial Public Offering but have not completed the initial Business Combination within such 12-month period, or up to 21 months if we extend the period of time to consummate a Business Combination, at the election of the Company by two separate three month extensions, subject to satisfaction of certain conditions, including the deposit of up to $862,500 ($0.10 per unit in either case) for each three month extension, into the trust account, or as extended by the Company’s stockholders in accordance with our amended and restated certificate of incorporation), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

F-10

The holders of the Founders Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of Founder Shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern and Management’s Plan

The Company expects to incur significant costs in pursuit of its acquisition plans and will not generate any operating revenues until after the completion of its initial business combination. In addition, the Company expects to have negative cash flows from operations as it pursues an initial business combination target. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” the Company does not currently have adequate liquidity to sustain operations, which consist solely of pursuing a Business Combination.

The Company may raise additional capital through loans or additional investments from the Sponsor or its stockholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may, but are not obligated to (except as described above), loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through the earlier of consummation of a Business Combination or the deadline to complete a Business Combination pursuant to the Company’s Amended and Restated Certificate of Incorporation (unless otherwise amended by shareholders).

While the Company expects to have sufficient access to additional sources of capital if necessary, there is no current commitment on the part of any financing source to provide additional capital and no assurances can be provided that such additional capital will ultimately be available. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. There is no assurance that the Company’s plans to raise additional capital (to the extent ultimately necessary) or to consummate a Business Combination will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As is customary for a special purpose acquisition company, if the Company is not able to consummate a Business Combination during the Combination Period, it will cease all operations and redeem the Public Shares. Management plans to continue its efforts to consummate a Business Combination during the Combination Period.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the economic effects of the pandemic could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The balance sheet does not include any adjustments that might result from the outcome of this uncertainty.

F-11

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $1,172,581 and $50,000 as of November 30, 2022 and November 30, 2021, respectively. The Company had no cash equivalents as of November 30, 2022 and November 30, 2021.

Investments held in Trust Account

At November 30, 2022, the Company had approximately $88.1 million in investments in treasury securities held in the Trust Account.

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the Financial Accounting Standards Board (“FASB”) ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, Offering Costs. Offering costs of $475,348 consist principally of costs incurred in connection with the preparation for the Initial Public Offering. These costs, together with the underwriter’s discount of $4,743,750, were allocated between temporary equity, the Public Warrants and the Private Units in a relative fair value method upon completion of the Initial Public Offering.

F-12

Class A common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Common stock subject to possible redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including shares of common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at November 30, 2022, the Class A common stock subject to possible redemption in the amount of $88,102,610 are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Net income per share

Net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. The Company applies the two-class method in calculating earnings per share. Earnings and losses are shared pro rata between the two classes of shares. The calculation of diluted income per share of common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted earnings per common stock are the same as basic earnings per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income per common share (in U.S. dollars, except per share amounts):

	For the Year Ended November 30, 2022
	Class A	Class B
Basic and diluted net income per share of common stock
Numerator:
Allocation of net income	$88,130	$25,357
Denominator:
Basic and diluted weighted average shares outstanding	7,478,425	2,156,250

Basic and diluted net income per share of common stock	$0.01	$0.01

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

F-13

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements’ recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of November 30, 2022 and November 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company’s effective tax rate was 62.2% and 0.0% for the year ended November 30, 2022 and 2021, respectively. The effective tax rate differs from the statutory tax rate for the year ended November 30, 2022, due to changes in the valuation allowance on the deferred tax assets.

The Inflation Reduction Act (“IR Act”) was enacted on August 16, 2022. The IR Act includes provisions imposing a 1% excise tax on share repurchases that occur after December 31, 2022 and introduces a 15% corporate alternative minimum tax (“CAMT”) on adjusted financial statement income. The CAMT will be effective for us beginning in fiscal 2024. We currently are not expecting the IR Act to have a material adverse impact to our financial statements.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current US GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 from the Company’s inception. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

F-14

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 7,500,000 Units at a price of $10.00 per Unit generating gross proceeds to the Company in the amount of $75,000,000. Each Unit consists of one share of Class A common stock, one-half of one redeemable warrant (“Public Warrant”) and one right. Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). Each right entitles the holder thereof to receive one-tenth (1/10) of one share of Class A common stock upon the consummation of an initial Business Combination.

On February 3, 2022, the underwriters purchased an additional 1,125,000 Units pursuant to the full exercise of the over-allotment option. The Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $11,250,000.

NOTE 4 — PRIVATE PLACEMENTS

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 440,000 Private Placement Units at a price of $10.00 per Private Placement Unit generating gross proceeds in the amount of $4,400,000. In connection with the full exercise of the over-allotment option, the Sponsor purchased an additional 33,750 Private Placement Units at a purchase price of $10.00 per Unit for total gross proceeds of $337,500. Each Private Placement Unit is comprised of one Class A common share, one-half of one warrant and one right. Each private placement right entitles the holder thereof to receive one-tenth (1/10) of one share of Class A common stock upon the consummation of an initial Business Combination. Each whole private placement warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

The proceeds from the sale of the Private Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.

NOTE 5 — RELATED PARTIES

Founder Shares

On November 8, 2021, the Sponsor received 2,156,250 shares of the Company’s Class B common stock (the “Founder Shares”) for $25,000. The Founder Shares include an aggregate of up to 281,250 shares subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted basis, to approximately 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (excluding the placement units and underlying securities). In connection with the exercise of the underwriters’ overallotment option, these shares are no longer subject to forfeiture.

The holder of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

F-15

Promissory Note — Related Party

On November 8, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) May 8, 2022, or (ii) the consummation of the Initial Public Offering. As of November 30, 2022 and November 30, 2021, there was no amount outstanding under the Promissory Note.

Advances from Related Party

The Sponsor paid certain offering costs on behalf of the Company and advanced working capital to the Company. These advances are due on demand and are non-interest bearing. During the year ended November 30, 2022, the Sponsor paid a total of $75,000 of offering and operating costs on behalf of the Company. During the year ended November 30, 2022, the Company repaid the outstanding balance of $211,153. As of November 30, 2022 and November 30, 2021, $0 and $75,000 was due to the related party, respectively.

General and Administrative Services

Commencing on the date the Units are first listed on the Nasdaq, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support for up to 24 months. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the year ended November 30, 2022, the Company recorded a charge of $100,000 to the statement of operations pursuant to the agreement.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Private Placement Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of November 30, 2022 and November 30, 2021, there were no amounts outstanding under the Working Capital Loans.

Due from Sponsor

Due from sponsor was $13,000 and $0 at November 30, 2022 and November 30, 2021, respectively and represents expenses paid by the Company on behalf of the Sponsor.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

F-16

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 1,125,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On February 3, 2022, the underwriters elected to fully exercise their over-allotment option. The Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $11,250,000.

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $1,725,000 in the aggregate, upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $ $3,018,750 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7 — STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of November 30, 2022 and November 30, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 50,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of November 30, 2022 and November 30, 2021, there were 473,750 and 0 shares of Class A common stock issued and outstanding, respectively,

Class B Common Stock — The Company is authorized to issue 5,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of November 30, 2022 and November 30, 2021, there were 2,156,250 shares of Class B common stock issued and outstanding.

Only holders of the Class B common stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as otherwise required by law. In connection with our initial Business Combination, we may enter into a stockholders agreement or other arrangements with the stockholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those that were in effect upon completion of the Initial Public Offering.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, to 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (excluding the placement units and underlying securities).

Rights - Except in cases where the Company is not the surviving company in a Business Combination, each holder of a right will automatically receive one-tenth (1/10) of one share of common stock upon consummation of the initial Business Combination. The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded to the nearest whole share or otherwise addressed in accordance with Section 155 of the Delaware General Corporation Law, as further described herein. We will make the determination of how we are treating fractional shares at the time of our initial Business Combination and will include such determination in the proxy materials we will send to stockholders for their consideration of such initial Business Combination.

F-17

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination being declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering except the Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.

F-18

F-19

ALSET CAPITAL ACQUISITION CORP.

BALANCE SHEETS

	February 28, 2023 (unaudited)	November 30, 2022

ASSETS
Current assets:
Cash	$850,175	$1,172,581
Due from Sponsor	-	13,000
Other current assets	70,000	9,043
Total current assets	920,175	1,194,624

Cash and marketable securities held in Trust Account	88,991,765	88,102,610
Total assets	$89,911,940	$89,297,234

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$430,360	$376,541
Total current liabilities	430,360	376,541

Deferred underwriting compensation	3,018,750	3,018,750
Total liabilities	3,449,110	3,395,291

Commitments and contingencies (Note 6):

Temporary equity:
Class A common stock subject to possible redemption; 8,625,000 shares (at approximately $10.27 and $10.20 per share) as of February 28, 2023 and November 30, 2022	88,593,193	87,934,212

Stockholders’ deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 50,000,000 shares authorized; 473,750 issued and outstanding (excluding 8,625,000 shares subject to possible redemption) as of February 28, 2023 and November 30, 2022	47	47
Class B common stock, $0.0001 par value; 5,000,000 shares authorized; 2,156,250 shares issued and outstanding as of February 28, 2023 and November 30, 2022	216	216

Additional paid-in capital	—	—
Accumulated deficit	(2,130,626)	(2,032,532)
Total stockholders’ deficit	(2,130,363)	(2,032,269)
Total liabilities and stockholders’ deficit	$89,911,940	$89,297,234

The accompanying notes are an integral part of these unaudited financial statements.

F-20

ALSET CAPITAL ACQUISITION CORP.

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended February 28, 2023	For the Three Months Ended February 28, 2022
EXPENSES
Administration fee - related party	$30,000	10,000
General and administrative	123,095	35,874
TOTAL EXPENSES	153,095	45,874

OTHER INCOME
Investment income earned on cash and marketable securities held in Trust Account	889,155	364
TOTAL OTHER INCOME	889,155	364

Pre-tax income (loss)	736,060	(45,510)

Income tax expense	(175,173)	-

Net income (loss)	$560,887	(45,510)

Weighted average number of shares of Class A common stock outstanding, basic and diluted	9,098,750	2,395,833
Basic and diluted net income (loss) per share of Class A common stock	$0.05	(0.01)

Weighted average number of shares of Class B common stock outstanding, basic and diluted	2,156,250	1,953,125
Basic and diluted net income (loss) per share of Class B common stock	$0.05	(0.01)

The accompanying notes are an integral part of these unaudited financial statements.

F-21

ALSET CAPITAL ACQUISITION CORP.

UNAUDITED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

FOR THE THREE MONTHS ENDED FEBRUARY 28, 2023 AND FOR THE THREE MONTHS ENDED

FEBRUARY 28, 2022

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at November 30, 2022	473,750	$47	2,156,250	$216	$—	$(2,032,532)	$(2,032,269)

Remeasurement of Class A common stock to redemption value	—	—	—	—	—	(658,981)	(658,981)

Net income	—	—	—	—	—	560,887	560,887

Balance at February 28, 2023	473,750	$47	2,156,250	$216	$—	$(2,130,626)	$(2,130,363)

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at November 30, 2021	—	$—	2,156,250	$216	$24,784	$(5,000)	$20,000

Issuance of Shares at Initial Public Offering	8,625,000	863	—	—	86,249,137	—	86,250,000

Deferred underwriting compensation	—	—	—	—	(3,018,750)	—	(3,018,750)

Sale of Private Placement Units	473,750	47	—	—	4,737,453	—	4,737,500

Underwriter’s fees and other issuance costs	—	—	—	—	(2,200,348)	—	(2,200,348)

Remeasurement of Class A common stock to redemption value	(8,625,000)	(863)	—	—	(87,111,637)	—	(87,112,500)

Class A Common Stock Measurement Adjustment	—	—	—	—	1,319,361	(1,319,361)	—

Net loss	—	—	—	—	—	(45,510)	(45,510)

Balance at February 28, 2022	473,750	$47	2,156,250	$216	$—	$(1,369,871)	$(1,369,608)

The accompanying notes are an integral part of these unaudited financial statements.

F-22

ALSET CAPITAL ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended February 28, 2023	For the Three Months Ended February 28, 2022
Cash Flows from Operating Activities:
Net income (loss)	$560,887	$(45,510)
Adjustments to reconcile net loss to net cash provided by operating activities:
Investment income earned on cash and marketable securities held in Trust Account	(889,155)	(364)
Formation and organization costs paid by related parties	-	5,000
Changes in operating assets and liabilities:
Prepaid expenses	(70,000)	-
Other current assets	9,043	(49,950)
Accounts payable and accrued expenses	53,819	99,814
Net Cash (Provided By) Used in Operating Activities	(335,406)	8,990

Cash Flows from Investing Activities:
Cash deposited into Trust Account	-	(87,112,500)
Net Cash Used in Investing Activities	-	(87,112,500)

Cash Flows from Financing Activities:
Proceeds from sale of Units in Public Offering, net of underwriting fee	-	84,525,000
Proceeds from sale of Private Placement Units	-	4,737,500
Proceeds from repayment of Due from Sponsor	13,000	-
Repayment of related party advances	-	(211,153)
Payment of offering costs	-	(289,195)
Net Cash Provided by Financing Activities	13,000	88,762,152

Net change in cash	(322,406)	1,658,642
Cash at beginning of period	1,172,581	50,000
Cash at end of period	$850,175	$1,708,642

Supplemental disclosure of non-cash financing activities:
Deferred underwriters’ commissions charged to temporary equity in connection with the Initial Public Offering	$-	$3,018,750
Class A Common Stock measurement adjustment	$-	$1,319,361
Initial classification of Class A Common Stock subject to redemption	$-	$87,112,500
Remeasurement of Class A Common Stock subject to redemption	$658,981	$-

The accompanying notes are an integral part of these unaudited financial statements.

F-23

ALSET CAPITAL ACQUISITION CORP.

Notes to the UNAUDITED financial statements

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY

Alset Capital Acquisition Corp. (the “Company”) was incorporated in Delaware on October 20, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of February 28, 2023, the Company has not commenced any operations. All activity for the period from October 20, 2021 (inception) through February 28, 2023 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below and the pursuit of a suitable acquisition candidate. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected November 30 as its fiscal year end.

On September 9, 2022, the Company entered into an agreement and plan of merger (the “Merger Agreement”) by and among the Company, HWH International Inc., a Nevada corporation (“HWH”) and HWH Merger Sub Inc., a Nevada corporation and a wholly owned subsidiary of the Company (“Merger Sub”). The Company and Merger Sub are sometimes referred to collectively as the “ACAX Parties.” Pursuant to the Merger Agreement, a business combination between the Company and HWH will be effected through the merger of Merger Sub with and into HWH, with HWH surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). Upon the closing of the Merger (the “Closing”), it is anticipated that the Company will change its name to “HWH International Inc.” The board of directors of the Company has (i) approved and declared advisable the Merger Agreement, the Ancillary Agreements (as defined in the Merger Agreement) and the transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of the Company.

HWH is owned and controlled by certain member officers and directors of the Company and its sponsor. The Merger is expected to be consummated in the first half of 2023, following the receipt of the required approval by the stockholders of the Company and the shareholder of HWH and the satisfaction of certain other customary closing conditions.

The total consideration to be paid at Closing (the “Merger Consideration”) by the Company to the HWH shareholders will be $125,000,000, and will be payable in shares of Class A common stock, par value $0.0001 per share, of the Company (“Company Common Stock”). The number of shares of the Company Common Stock to be paid to the shareholders of HWH as Merger Consideration will be 12,500,000, with each share being valued at $10.00. All cash proceeds remaining in the trust will be used to pay transaction costs and as growth capital for HWH.

The registration statement for the Company’s Initial Public Offering was declared effective on January 31, 2022. On February 3, 2022, the Company consummated the Initial Public Offering of 8,625,000 units (“Units” and, with respect to the shares of common stock included in the Units being offered, the “Public Shares”), generating gross proceeds of $86,250,000, which includes the full exercise of the underwriters’ option to purchase an additional 1,125,000 Units generating additional gross proceeds to the Company of $11,250,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale of 473,750 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in private placement to Alset Acquisition Sponsor, LLC (the “Sponsor”) generating gross proceeds to the Company in the amount of $4,737,500.

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The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.10 per Unit sold in the Initial Public Offering, including proceeds from the Private Placement Units, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s Certificate of Incorporation. In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A common stock classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A common stock is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, we have the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. We have elected to recognize the changes immediately. The accretion or remeasurement will be treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital). The Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place. Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination.

The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the outstanding shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its second amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

F-25

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company has not completed a Business Combination within 12 months from the closing of Initial Public Offering (or 15 months if we have filed a proxy statement, registration statement or similar filing for an initial Business Combination within 12 months from the consummation of Initial Public Offering but have not completed the initial Business Combination within such 12-month period, or up to 21 months if we extend the period of time to consummate a Business Combination, at the election of the Company by two separate three month extensions, subject to satisfaction of certain conditions, including the deposit of up to $862,500 ($0.10 per unit in either case) for each three month extension, into the trust account, or as extended by the Company’s stockholders in accordance with our amended and restated certificate of incorporation), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founders Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of Founder Shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

F-26

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern and Management’s Plan

The Company expects to incur significant costs in pursuit of its acquisition plans and will not generate any operating revenues until after the completion of its initial business combination, at the earliest. In addition, the Company expects to have negative cash flows from operations as it pursues an initial business combination target. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” the Company does not currently have adequate liquidity to sustain operations, which consist solely of pursuing a Business Combination.

The Company may raise additional capital through loans or additional investments from the Sponsor or its stockholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may, but are not obligated to (except as described above), loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through the earlier of consummation of a Business Combination or the deadline to complete a Business Combination pursuant to the Company’s Amended and Restated Certificate of Incorporation (unless otherwise amended by shareholders).

While the Company expects to have sufficient access to additional sources of capital if necessary, there is no current commitment on the part of any financing source to provide additional capital and no assurances can be provided that such additional capital will ultimately be available. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. There is no assurance that the Company’s plans to raise additional capital (to the extent ultimately necessary) or to consummate a Business Combination will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As is customary for a special purpose acquisition company, if the Company is not able to consummate a Business Combination during the Combination Period, it will cease all operations and redeem the Public Shares. Management plans to continue its efforts to consummate a Business Combination during the Combination Period.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the economic effects of the pandemic could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The balance sheet does not include any adjustments that might result from the outcome of this uncertainty.

F-27

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

In the opinion of the Company’s management, the unaudited interim financial statements include all adjustments, which are only of a normal and recurring nature, necessary for a fair statement of the financial position of the Company as of February 28, 2023 and its results of operations and cash flows for the three months ended February 28, 2023. The results of operations for the three months ended February 28, 2023 are not necessarily indicative of the results to be expected for the full fiscal year ending November 30, 2023.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $850,175 and $1,172,581 as of February 28, 2023 and November 30, 2022, respectively. The Company had no cash equivalents as of February 28, 2023 and November 30, 2022.

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Investments held in Trust Account

At February 28, 2023 and November 30, 2022, the Company had approximately $89.0 million and $88.1 million, respectively, in investments in treasury securities held in the Trust Account.

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the Financial Accounting Standards Board (“FASB”) ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, Offering Costs. Offering costs of $475,348 consist principally of costs incurred in connection with the preparation for the Initial Public Offering. These costs, together with the underwriter’s discount of $4,743,750, were allocated between temporary equity, the Public Warrants and the Private Units in a relative fair value method upon completion of the Initial Public Offering.

Class A common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Common stock subject to possible redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including shares of common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at February 28, 2023 and November 30, 2022, the Class A common stock subject to possible redemption in the amount of $88,593,193 and $87,934,212, respectively, are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Net income (loss) per share

Net income (loss) per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. The Company applies the two-class method in calculating earnings per share. Earnings and losses are shared pro rata between the two classes of shares. The calculation of diluted income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted earnings per common stock are the same as basic earnings per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per common share:

	For the Three Months Ended February 28, 2023
	Class A	Class B
Basic and diluted net income per share of common stock
Numerator:
Allocation of net income	$453,432	$107,456
Denominator:
Basic and diluted weighted average shares outstanding	9,098,750	2,156,250

Basic and diluted net income per share of common stock	$0.05	$0.05

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	For the Three Months Ended February 28, 2022
	Class A	Class B
Basic and diluted net income per share of common stock
Numerator:
Allocation of net income	$(25,071)	$(20,439)
Denominator:
Basic and diluted weighted average shares outstanding	2,395,833	1,953,125

Basic and diluted net income per share of common stock	$(0.01)	$(0.01)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements’ recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of February 28, 2023 and November 30, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company’s effective tax rate was 23.8% and 0.0% for the three months ended February 28, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate for the three months ended February 28, 2022, due to changes in the valuation allowance on the deferred tax assets.

The Inflation Reduction Act (“IR Act”) was enacted on August 16, 2022. The IR Act includes provisions imposing a 1% excise tax on share repurchases that occur after December 31, 2022 and introduces a 15% corporate alternative minimum tax (“CAMT”) on adjusted financial statement income. The CAMT will be effective for us beginning in fiscal 2024. We currently are not expecting the IR Act to have a material adverse impact to our financial statements.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

F-30

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 7,500,000 Units at a price of $10.00 per Unit generating gross proceeds to the Company in the amount of $75,000,000. Each Unit consists of one share of Class A common stock, one-half of one redeemable warrant (“Public Warrant”) and one right. Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). Each right entitles the holder thereof to receive one-tenth (1/10) of one share of Class A common stock upon the consummation of an initial Business Combination.

On February 3, 2022, the underwriters purchased an additional 1,125,000 Units pursuant to the full exercise of the over-allotment option. The Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $11,250,000.

NOTE 4 — PRIVATE PLACEMENTS

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 440,000 Private Placement Units at a price of $10.00 per Private Placement Unit generating gross proceeds in the amount of $4,400,000. In connection with the full exercise of the over-allotment option, the Sponsor purchased an additional 33,750 Private Placement Units at a purchase price of $10.00 per Unit for total gross proceeds of $337,500. Each Private Placement Unit is comprised of one Class A common share, one-half of one warrant and one right. Each private placement right entitles the holder thereof to receive one-tenth (1/10) of one share of Class A common stock upon the consummation of an initial Business Combination. Each whole private placement warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

The proceeds from the sale of the Private Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.

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NOTE 5 — RELATED PARTIES

Founder Shares

On November 8, 2021, the Sponsor received 2,156,250 shares of the Company’s Class B common stock (the “Founder Shares”) for $25,000. The Founder Shares include an aggregate of up to 281,250 shares subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted basis, to approximately 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (excluding the placement units and underlying securities). In connection with the exercise of the underwriters’ overallotment option, these shares are no longer subject to forfeiture.

The holder of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On November 8, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) May 8, 2022, or (ii) the consummation of the Initial Public Offering. As of February 28, 2023 and November 30, 2022, there was no amount outstanding under the Promissory Note.

Advances from Related Party

The Sponsor paid certain offering costs on behalf of the Company and advanced working capital to the Company. These advances are due on demand and are non-interest bearing. During the year ended November 30, 2022, the Sponsor paid a total of $75,000 of offering and operating costs on behalf of the Company. During the year ended November 30, 2022, the Company repaid the outstanding balance of $211,153. As of February 28, 2023 and November 30, 2022, $0 and $0 was due to the related party, respectively.

General and Administrative Services

Commencing on the date the Units are first listed on the Nasdaq, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support for up to 24 months. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the three months ended February 28, 2023 and 2022, the Company recorded a charge of $30,000 and $10,000, respectively, to the statement of operations pursuant to the agreement.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Private Placement Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of February 28, 2023 and November 30, 2022, there were no amounts outstanding under the Working Capital Loans.

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Due from Sponsor

Due from sponsor was $0 and $13,000 at February 28, 2023 and November 30, 2022, respectively and represents expenses paid by the Company on behalf of the Sponsor.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 1,125,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On February 3, 2022, the underwriters elected to fully exercise their over-allotment option. The Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $11,250,000.

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $1,725,000 in the aggregate, upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $ $3,018,750 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7 — STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of February 28, 2023 and November 30, 2022, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 50,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of February 28, 2023 and November 30, 2022, there were 473,750 shares of Class A common stock issued and outstanding, respectively.

Class B Common Stock — The Company is authorized to issue 5,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of February 28, 2023 and November 30, 2022, there were 2,156,250 shares of Class B common stock issued and outstanding.

F-33

Only holders of the Class B common stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as otherwise required by law. In connection with our initial Business Combination, we may enter into a stockholders’ agreement or other arrangements with the stockholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those that were in effect upon completion of the Initial Public Offering.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, to 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (excluding the placement units and underlying securities).

Rights - Except in cases where the Company is not the surviving company in a Business Combination, each holder of a right will automatically receive one-tenth (1/10) of one share of common stock upon consummation of the initial Business Combination. The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded to the nearest whole share or otherwise addressed in accordance with Section 155 of the Delaware General Corporation Law, as further described herein. We will make the determination of how we are treating fractional shares at the time of our initial Business Combination and will include such determination in the proxy materials we will send to stockholders for their consideration of such initial Business Combination.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination being declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

F-34

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering except the Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.

NOTE 8 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the filing date of our Form 10-Q for the three months ended February 28, 2023. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On May 1, 2023, Alset held a Special Meeting of Stockholders. In connection with the Special Meeting and certain amendments to Alset’s Amended and Restated Certificate of Incorporation, 6,648,964 shares of Alset’s Class A Common Stock were rendered for redemption. Following the redemption, 2,449,786 shares of Class A Common Stock of Alset remain issued and outstanding.

F-35

HWH International Inc. and Subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended

December 31, 2022 and 2021

F-36

HWH International Inc. and Subsidiaries

F-37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
HWH International Inc. and Subsidiaries

Bethesda, Maryland

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of HWH International Inc. and Subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Consolidated Financial Statements

As discussed in Note 4 to the consolidated financial statements, the 2021 consolidated financial statements have been restated to correct certain misstatements.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

GRASSI & CO., CPAs, P.C.

We have served as the Company’s auditor since 2022.

Jericho, New York

March 17, 2023

F-38

HWH International Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2022	December 31, 2021
		(As Restated)
		(As Combined)
	$	$
ASSETS

Current Assets
Cash and cash equivalents	1,651,088	2,650,814
Receivable from related party, net	9,070	2,519
Inventory	34,126	47,289
Other receivables	337,798	285,574
Prepaid expenses	17,828	324,684
Total Current Assets	2,049,910	3,310,880

Non-Current Assets
Property and Equipment, net	166,338	39,581
Investment in associate, related party	207,402	-
Deposit	305,036	234,928
Operating lease right-of-use assets, net	973,069	346,215
Total Non-Current Assets	1,651,845	620,724

TOTAL ASSETS	3,701,755	3,931,604

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	63,354	19,069
Accrued commissions	143,383	112,987
Income tax payable	-	38,136
VAT payable	101,373	85,841
Due to related party, net	1,663,668	1,024,297
Operating lease liabilities - Current	419,303	229,175
Deferred revenue	21,198	700,385
Total Current Liabilities	2,412,279	2,209,890

Non-Current Liabilities
Operating lease liabilities - Non-current	559,330	122,047
Total Non-Current Liabilities	559,330	122,047

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, US$0.001 par value; 10,000,000 shares authorized; none issued and outstanding as of December 31, 2022 and December 31, 2021	-	-
Common stock, US$.001 par value; 500,000,000 shares authorized; 10,000 shares issued and outstanding as of December 31, 2022, and 50,000,000 shares authorized; 10,000 shares issued and outstanding as of December 31, 2021	10	10
Foreign currency translation adjustment reserve	(195,203)	(219,647)
Retained earnings	930,175	1,819,304
Total HWH International Inc. Stockholders’ equity	734,982	1,599,667
Non-controlling interests	(4,836)	-
Total Stockholders’ Equity	730,146	1,599,667

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	3,701,755	3,931,604

The accompanying notes are an integral part of these consolidated financial statements.

F-39

HWH International Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

	December 31, 2022	December 31, 2021
		(As Restated)
		(As Combined)
	$	$

Revenue
- Membership	751,452	4,863,813
- Non-membership	451,438	48,612
Total Revenue	1,202,890	4,912,425

Cost of revenue
- Membership	(523,243)	(2,594,082)
- Non-membership	(132,811)	(14,341)
Total Cost of revenue	(656,054)	(2,608,423)

Gross profit	546,836	2,304,002

Operating expenses:
General and administrative expenses	(1,583,174)	(504,540)
Total operating expenses	(1,583,174)	(504,540)

Other income	147,209	102,225

(Loss) Profit before provision for income taxes	(889,129)	1,901,687

Provision for income taxes	-	(576,326)

Net (loss) income	(889,129)	1,325,361

Net loss attributable to non-controlling interests	(4,836)	-

Net (loss) income attributable to common stockholders	(893,965)	1,325,361

Other comprehensive income (loss):
Foreign exchange translation adjustment	24,444	(170,086)
Total other comprehensive income (loss):	24,444	(170,086)

Comprehensive (loss) income:	(864,685)	1,155,275

Weighted average number of shares of common stock outstanding - basic and diluted	10,000	10,000
Net (loss) income per common share - basic and diluted	(88.91)	132.54

The accompanying notes are an integral part of these consolidated financial statements.

F-40

HWH International Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

	Common stock (shares)	Common stock (amount)	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total HWH International Inc. Stockholders’ equity	Non-controlling interests	Total Stockholders’ equity
		$	$	$	$	$	$

Balances at December 31, 2020	10,000	$10	$(49,561)	$493,943	$444,392	-	$444,392

Net income (As Restated and Combined)	-	-		$1,325,361	$1,325,361	-	$1,325,361
Foreign currency translation adjustment (As Restated and Combined)		-	$(170,086)	-	$(170,086)	-	$(170,086)

Balances at December 31, 2021 (As Restated and Combined)	10,000	$10	$(219,647)	$1,819,304	$1,599,667	-	$1,599,667

Net loss	-	-		$(889,129)	$(889,129)	(4,836)	$(893,965)
Foreign currency translation adjustment		-	$24,444	-	$24,444		$24,444

Balances at December 31, 2022	-	$10	$(195,203)	$930,175	$734,982	$(4,836)	$730,146

The accompanying notes are an integral part of these consolidated financial statements.

F-41

HWH International Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	December 31, 2022	December 31, 2021
		(As Restated)
		(As Combined)
	$	$
Cash flows from operating activities:
Net (loss) income	(889,129)	1,325,361

Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Interest expenses - Lease	14,794	14,291
Loss on disposal of subsidiaries	-	7,440
Unrealized loss (gain)	29,551	(79,603)
Loss (Gain) on investment, related party	48,916	(1,773)
Depreciation	33,867	6,464
Amortization of right-of-use assets	341,762	262,658
Deferred tax assets	-	325,186
Bad debt expenses	-	(22,831)

Changes in operating assets and liabilities:
Receivable from related party	(38,170)	630,046
Other receivables	(34,204)	(48,506)
Prepaid commissions	294,700	523,561
Deposit	(81,934)	(24,470)
Inventory	10,566	62,298
Accounts payable and accrued expenses	48,223	6,425
Accrued commissions	36,615	(135,992)
Income tax payable	(36,134)	(387,999)
Value added tax withheld	18,398	(230,845)
Deferred revenue	(641,029)	(1,319,876)
Lease Liabilities	(365,324)	(251,820)
Net cash (used in) provided by operating activities	(1,208,532)	660,015

Cash flows from investing activities:
Purchases of property and equipment	(166,855)	(39,088)
Amount due from/to related parties	718,671	638,249
Investment in an associate	(256,318)	-
Net cash provided by investing activities	295,498	599,161

Net increase in cash and cash equivalents	(913,034)	1,259,176
Effects of Foreign Exchange Rate on Cash	(86,692)	(206,434)
Cash and cash equivalents at beginning of year	2,650,814	1,598,072
Cash and cash equivalents at end of year	1,651,088	2,650,814

Supplemental disclosure of cash flow information:
Cash paid for:
Income taxes	-	(576,326)

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Initial Recognition of Operating Lease Right-Of-Use Asset and Liability	1,134,004	-

The accompanying notes are an integral part of these consolidated financial statements.

F-42

HWH International Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations

HWH International Inc. (“HWH”) and its consolidated subsidiaries (collectively, the “Company”) operates a purpose-driven business model that helps individuals develop new pathways in their pursuit of Health, Wealth, and Happiness. The Company operates a membership model where individuals pay an upfront membership fee to become members. As members, these individuals receive discounted access to products and services offered by the Company’s affiliates. Currently, the Company has approximately 9,000 members primarily in South Korea. Currently, this membership business was temporary stopped.

A reorganization of the Company’s legal entity structure was completed in April 2022. The reorganization involved the incorporation of HWH in March 2022, and the acquisition of companies under common control as wholly owned subsidiaries of HWH. HWH is wholly–owned by Alset International Limited, a public company listed on the Singapore Exchange Securities Trading Limited. In the transactions under common control, financial statements and financial information were presented as of the beginning of the period as though the assets and liabilities had been transferred at that date. Prior years also were retrospectively adjusted to furnish comparative information.

HWH International Inc. (Nevada, USA)
100%
Health Wealth Happiness Pte. Ltd. (Singapore)
100%
Hapi Travel Pte. Ltd. (Singapore)
100%
Hapi WealthBuilder Pte. Ltd. (Singapore)
100%
HWH Marketplace Pte. Ltd. (Singapore)
100%
Hapi Cafe Inc. (USA - Texas)
100%
HWH World Inc. (Korea)
100%
HWH World Inc. (Nevada, USA)
100%
HWH World Ltd. (Hong Kong)
100%
HWH World Pte Ltd (Singapore)
28%
Ketomei Pte. Ltd. (Singapore)
100%
Hapi Café Korea Inc. (Korea)
100%
Hapi Café SG Pte. Ltd. (Singapore)
100%
Alset F&B Holdings Pte. Ltd. (Singapore)
100%
HWH KOR Inc. (Delaware, USA)
50%
Ketomei Sdn Bhd (Malaysia)
90%
Alset F&B One Pte. Ltd. (Singapore)

F-43

HWH International Inc. and Subsidiaries

Notes to Consolidated Financial Statements

During the years ended December 31, 2022 and 2021, substantially all of the Company’s business was generated mainly by its wholly owned subsidiaries, 63% and 99% from HWH World Inc. (“HWH Korea”) and 37% and 1% from f&b business respectively; 28% and 1% from Alset F&B One Pte. Ltd (“F&B1”), 2% and 0% from Hapi Café Korea Inc. (“HCKI”) and 7% and 0 % from Hapi Café SG Pte. Ltd. (“HCSGPL”). HWH Korea was incorporated in South Korea on May 7, 2019. HWH Korea is in the business of sourcing and distributing dietary supplements and other health products through its network of members in the Republic of Korea (“South Korea”). HWH Korea generates product sales via its direct sale model as products are sold to its members. Through the use of a Hapi Gig platform that combines e-commerce, social media and a customized rewards system, HWH Korea equips, trains and empowers its members. F&B1 was incorporated in Singapore on 10 April 2017. F&B1 is in F&B business in Singapore.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements and related notes include all the accounts of the Company and its wholly owned subsidiaries. They have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany transactions have been eliminated in consolidation.

Functional and Reporting Currency

The Company uses Korean Won as its functional currency since the majority of the Company’s revenues, expenses, assets and liabilities are recognized in South Korea and US Dollar (“$”) as its reporting currency.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and reported amounts of revenues and expenses during the reporting periods. Estimates are used in determining, among other items, allowance for doubtful accounts, inventory reserve, income taxes and contingencies. Actual results could differ from these estimates.

Fair Value of Financial Instruments

The Company adopted Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures”, for assets and liabilities measured at fair value on a recurring basis. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions

For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying values reported in balance sheets for current assets and liabilities approximate their estimated fair market values based on the short-term maturity of these instruments.

F-44

HWH International Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents. There were no cash equivalents as of December 31, 2022.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method and includes all costs in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale. As of December 31, 2022, inventory consisted of finished goods procured from suppliers. The Company continuously evaluates the need for reserve for obsolescence and possible price concessions required to write-down inventory to its net realizable value.

Leases

The Company follows Accounting Standards Update (“ASU”) 2016-02 (FASB ASC Topic 842) in accounting for its operating lease right-of-use assets and operating lease liabilities. At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Company assess whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset. The right-of-use assets and related lease liabilities are recognized at the lease commencement date. The Company recognizes operating lease expenses on a straight-line basis over the lease term.

Right-of-use of assets

The right-of-use of asset is measured at cost, which comprises the amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received.

Lease liabilities

Lease liability is measured at the present value of the outstanding lease payments at the commencement date, discounted using the Company incremental borrowing rate. Lease payments included in the measurement of the lease liability comprise mainly fixed lease payments.

Short-term leases and leases of low value assets

The Company has elected to not recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low value assets. Lease payments associated with these leases are expensed as incurred.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost, less depreciation. Repairs and maintenance are expensed as incurred. Expenditures incurred as a consequence of acquiring or using the asset, or that increase the value or productive capacity of assets are capitalized. When property and equipment is retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in statement of operations. Depreciation is computed by the reducing balance method (after considering their respective estimated residual values) over the estimated useful lives of the respective assets as follows:

Office equipment	3 - 5 years
Furniture and Fittings	3 - 5 years
Kitchen Equipment	3 - 5 years
Operating Equipment	3 - 5 years
Renovation	3 - 5 years

F-45

HWH International Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

Deposit:

Deposit represents mostly rental deposit paid for the office used.

Revenue Recognition

ASC 606 - Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The Company adopted this new standard in 2019 when it was incorporated.

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods or services. The provisions of ASC 606 include a five-step process by which the determination of revenue recognition, depicting the transfer of goods or services to customers in amounts reflecting the payment to which the Company expects to be entitled in exchange for those goods or services. ASC 606 requires the Company to apply the following steps:

(1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, performance obligations are satisfied.

The Company generates its revenue primarily from existing membership fees, product sales and f&b business. The Company intends to generate new revenue from sales of memberships under our new four-tiered membership model.

F-46

HWH International Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Membership Fee: The Company collects an annual membership fee from its members. The fee is fixed, paid in full at the time upon joining the membership; the fee is not refundable. The Company’s performance obligation is to provide its members the right to (a) purchase products from the Company, (b) access to certain back-office services, (c) receive commissions and (d) attend corporate events. The associated performance obligation is satisfied over time, generally over the term of the membership agreement which is for a one-year period. The Company recognizes revenue from membership fee over the one-year period of the membership.

Product Sales: The Company’s performance obligation is to transfer ownership of its products to its members. The Company generally recognizes revenue when product is delivered to its members. Revenue is recorded net of applicable taxes, allowances, refund or returns. The Company receives the net sales price in cash or through credit card payments at the point of sale.

If any member returns a product to the Company on a timely basis, they may obtain a replacement product from the Company for such returned products. We do not have buyback program. However, when the customer requests a return and management decides that the refund is necessary, we initiate the refund after deducting all the benefits that a member has earned. The returns are deducted from our sales revenue on our financial statements. Allowances for product and membership returns are provided at the time the sale is recorded. This accrual is based upon historical return rates for each country and the relevant return pattern, which reflects anticipated returns to be received over a period of up to 12 months following the original sale. Product and membership returns for the years ended December 31, 2022, and 2021 were approximately $41,755 and $39,203, respectively. The table below represents a break out of the returns related to product sales and the returns related to memberships:

	Returns
	Membership	Products	Total
	$	$	$

FY2021	39,008	195	39,203
FY2022	41,755	-	41,755

Food and Beverage: The revenue received from Food and Beverage business for the years ended December 31, 2022 and 2021 were $449,240 and $42,380 respectively.

Deferred Revenue

The Company records all unearned revenue from membership sales as deferred revenue. Deferred revenue of $21,198 as of December 31, 2022 is consisted of unearned membership fee of approximately $21,198. Deferred revenue of $700,385 as of December 31, 2021 is consisted of unearned membership fee of approximately $700,385.

Contract assets and liabilities

Below is a summary of the beginning and ending balances of the Company’s contract assets and liabilities as of December 31, 2022 and 2021.

Prepaid Sales Commission	2022	2021

Balances at the beginning of the year	$319,649	$928,543
Movement for the year	$(312,810)	$(608,894)
Balances at the end of the year	$6,839	$319,649

Deferred Revenue	2022	2021

Balances at the beginning of the year	$700,385	$2,211,507
Movement for the year	$(679,187)	$(1,511,122)
Balances at the end of the year	$21,198	$700,385

Value-added Tax

The Company is obligated to pay value-added tax (“VAT”), among other things, on its inventory purchase as well as its rent payments and payment of professional fees. As of December 31, 2022, and 2021, included in other receivables was VAT paid of $136,563 and $117,319, respectively, due primarily to the purchase of inventory and payment of rents and accounting fees.

Similarly, the Company withholds VAT on its product and membership sales. As of December 31, 2022, and 2021, the Company’s VAT payable amounted to $103,956 and $85,841, respectively, due mainly to product and membership sales in the respective years. VAT is submitted to the government periodically.

F-47

HWH International Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Cost of Revenue

Cost of revenue is consisted of cost of procuring finished goods from suppliers and related shipping, handling fees from 3rd parties money platform, contractor fee for part-times staff, franchise commission and sales commission from membership business.

Below is a breakdown of the Company’s cost of revenue for the year ended December 31, 2022 and December 31, 2021, respectively.

	HWH World Inc (Korea)	Hapi Cafe Korea, Inc.	Hapi Café SG Pte Ltd	Alset F&B One Pte Ltd.	Alset F&B (PLQ) Pte. Ltd.	Total
2022
Finished Goods	$11,396	$11,681	$19,904	$54,076	-	$97,057
Related shipping	$10,364	$12	-	-	-	$10,376
Handling fee	-	-	$1,390	$9,556	-	$10,946
Contractor fee	-	-	-	$18,567	-	$18,567
Franchise commission	-	-	-	$9,862	$7,763	$17,625
Sales Commission	$501,483	.	-	-	-	$501,483
Total of Cost of Revenue	$523,243	$11,693	$21,294	$92,061	$7,763	$656,054

2021
Finished Goods	$225,993	-	-	$13,231	-	$239,224
Related shipping	$72,174	-	-	-	-	$72,174
Handling fee	-	-	-	$1,111	-	$1,111
Sales Commission	$2,295,915	-	-	-	-	$2,295,915
Total of Cost of Revenue	$2,594,082	-	-	$14,342	-	$2,608,424

Shipping and Handling Fees

The Company utilizes the practical expedient under ASC 606-10-25-18B to account for its shipping and handling as fulfillment activities, and not a promised service (a revenue element). Shipping and handling fees are included in costs of revenue within the statements of operations.

Commission Expense

The Company compensates its sales leaders with leadership incentives for services rendered, relating to the development, retention, and management of their sales organizations. Leadership incentives are payable based on achieved sales volume, which are recorded in general and administrative expenses. Member will get 25% commission of the membership fee income if the member successfully refers a new member to subscribe to the membership. The commission will be payable after the referee’s membership is confirmed and been paid by the new member.

Advertising Expenses

Costs incurred for advertising the Company’s products are charged to operations as incurred. Advertising expenses for the years ended December 31, 2022 and 2021 were $57,347 and $20,271, respectively.

Income Taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred tax asset will not be realized. Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

The Company has not recorded any unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to income taxes in income tax expense.

F-48

HWH International Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Earnings per Share

Basic earnings per share is computed by dividing the net income attributable to the common shareholders by weighted average number of shares of common stock outstanding during the period. Fully diluted earnings per share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the years ended December 31, 2022 and 2021.

Non-controlling interests

Non-controlling interests represent the equity in a subsidiary not attributable, directly or indirectly, to owners of the Company, and are presented separately in the Consolidated Statements of Operation and Comprehensive Income, and within equity in the Consolidated Balance Sheets, separately from equity attributable to owners of the Company.

On December 31, 2022 and 2021, the aggregate non-controlling interests in the Company were ($4,836) and $0, respectively.

Liquidity and Going Concern

In 2022, we incurred a net loss, a loss from operations and negative cash flow from operations as we expanded our business of operating cafés and restructured our membership business.

Notwithstanding the above, the Company believes that the available cash in bank accounts and anticipated cash from operations is sufficient to fund our operations for at least the next 12 months. The Company’s capital requirements for the planned expansion is based on, among other items, geographical specific property costs, team requirements, and marketing steps needed. Our expansion shall consist of plans to take over leases of existing Hapi Cafes we currently do not own, as we look to add Hapi Cafes over the next two (2) years. If we take over these existing leases, it will require a minimum investment for each leases we take over for each Hapi Café. Proceeds received as a result of the anticipated business combination, will allow us to seek these expansion plans. Depending on the amount of proceeds we raise as part of the anticipated business combination, we may or may not need or seek additional funding or alter our strategic growth plans after the business combination is effectuated.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern and do not contain any adjustments that might be required should the Company be unable to continue as a going concern.

Note 3. Businesses Under Common Control

Due to the acquisition of HWH World Limited, HWH World Pte. Limited, Hapi Café SG Pte. Limited in April, 2022, and Alset F&B Holdings Pte. Limited and Alset F&B One Pte. Limited in September 2022, transactions between entities under common control (for further details on these transactions, refer to Note 1 – Nature of Operations), the Company has disclosed the Consolidated Statement of Operations and Other Comprehensive Income for the Year Ended on December 31, 2021 and Consolidated Balance Sheet as of December 31, 2021, to adjust the information on a consolidated basis (for detail presentation please refer to Note 4 – Restatement of Prior Year Presentation).

Note 4. Restatement of Prior Year Presentation

In preparing our 2022 consolidated financial statements, the Company identified an error in the classification of certain commission expenses. We have restated the 2021 consolidated statement of operations to correct the error. We reclassified $2,295,915 of sales commissions in the year ended December 31, 2021 from operating expenses to cost of revenue. The restatement had no effect on net income in the report results of operations.

In preparing our 2022 consolidated financial statements, the Company identified an error in the income tax expenses. We have restated the 2021 consolidated balance sheets and consolidated statement of operations to correct the error. We recorded an additional $87,506 in income tax expenses, and the restatement decreased the net income from $1,412,867 to $1,325,361 in the year ended December 31, 2021.

Consolidated Statement of Operations and Other Comprehensive Income for the Year Ended on December 31, 2021

	As Previously Reported	Note 3. Acquisition of Subsidiaries under Common Control #	Note 4. Restatement of Prior Year Presentation ##		As Restated As Combined
	$	$	$		$

Revenue	4,870,046	42,379	-		4,912,425
Cost of revenue	(298,469)	(14,039)	(2,295,915)	##1	(2,608,423)
Gross profit	4,571,577	28,340	(2,295,915)		2,304,002

Operating expenses:
Sales commission	(2,295,915)	-	2,295,915
General and administrative expenses	(540,529)	35,989	-		(504,540)
Total operating expenses	(2,836,444)	35,989	2,295,915		(504,540)

Other income	118,755	(16,530)	-		102,225

Profit before provision for income taxes	1,853,888	47,799	-		1,901,687

Provision for income taxes	(488,820)	-	(87,506)	##2	(576,326)

Net income	1,365,068	47,799	(87,506)		1,325,361

Other comprehensive loss:
Foreign exchange translation adjustment	(94,819)	(75,267)	-		(170,086)
Total other comprehensive loss:	(94,819)	(75,267)	-		(170,086)

Comprehensive income:	1,270,249	(27,468)	(87,506)		1,155,275

Weighted average number of shares of common stock outstanding - basic and diluted	10,000	10,000	10,000		10,000
Net income per common share - basic and diluted	136.51	4.78	(8.75)		132.54

# Being added the new acquired subsidiary – Alset F&B One Pte. Limited to the group’s income statement

##1 Being restated sales commission $2,295,915 from operating expenses to cost of revenue

##2 Being restated the income tax expense from $488,820 to $576,326

F-49

HWH International Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Consolidated Balance Sheet as of December 31, 2021

	As Previously Reported	Note 3. Acquisition of Subsidiaries under Common Control #	Note 4. Restatement of Prior Year Presentation ##	As Restated As Combined
	$	$	$	$
ASSETS

Current Assets
Cash and cash equivalents	2,619,445	31,369	-	2,650,814
Receivable from related party, net	2,519	-	-	2,519
Inventory	47,197	92	-	47,289
Other receivables	285,574	-	-	285,574
Prepaid expenses	319,649	5,035	-	324,684
Total Current Assets	3,274,384	36,496	-	3,310,880

Non-Current Assets
Property and Equipment, net	3,750	35,831	-	39,581
Deposit	216,767	18,161	-	234,928
Deferred tax assets	84,424	-	(84,424)	-
Operating lease right-of-use assets, net	162,358	183,857	-	346,215
Total Non-Current Assets	467,299	237,849	(84,424)	620,724

TOTAL ASSETS	3,741,683	274,345	(84,424)	3,931,604

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	6,186	12,883	-	19,069
Accrued commissions	112,987	-	-	112,987
Income tax payable	38,136	-	-	38,136
VAT payable	85,841	-	-	85,841
Due to related party, net	764,108	260,189	-	1,024,297
Operating lease liabilities - Current	167,352	61,823	-	229,175
Deferred revenue	700,385	-	-	700,385
Total Current Liabilities	1,874,995	334,895	-	2,209,890

Non-Current Liabilities
Operating lease liabilities - Non-current	-	122,047	-	122,047
Total Non-Current Liabilities	-	122,047	-	122,047

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, US$0.001 par value; 10,000,000 shares authorized; none issued and outstanding as of December 31, 2021	-	-	-	-
Common stock, US$.001 par value; 50,000,000 shares authorized; 10,000 shares issued and outstanding as of December 31, 2021	10	-	-	10
Foreign currency translation adjustment reserve	(68,671)	(154,058)	3,082	(219,647)
Retained earnings	1,935,349	(28,539)	(87,506)	1,819,304
Total Stockholders’ Equity	1,866,688	(182,597)	(84,424)	1,599,667

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	3,741,683	274,345	(84,424)	3,931,604

# Being added the new acquired subsidiary – Alset F&B One Pte. Limited to the group balance sheet

## Being restated the deferred tax asset from $84,424 to $0

Note 5. Receivable from related party, net

During the years ended December 31, 2021 HWH Korea utilizes a related party, HWH World, Inc. incorporated in the United States, a subsidiary of DSS, Inc., and its merchant account to process its direct marketing network sales in South Korea but this arrangement was cancelled in April 2021. The receivable at December 31, 2022 and 2021 of $5,602 and $2,519, respectively, represents collection received by the related party on behalf of the Company for amounts invoiced by the Company to its members in connection with membership and product sales. The customer makes the payment via wire transfer directly to the Company’s bank account. The Company evaluates the collection risk from its customers periodically in determining if the receivable is fully recoverable. The allowance for doubtful accounts represents an estimate of the losses expected to be incurred based on specifically identified customers’ accounts as well as nonspecific amount, when determined appropriate. Generally, the amount of the allowance is primarily decided by division management’s historical experience, the delinquency trends, the resolution rates, the aging of receivables, the credit quality indicators and financial health of specific customers. Based on such evaluation, an allowance for doubtful accounts of $0 and $57,730 was recorded as of December 31, 2022 and 2021 respectively.

Note 6. Prepaid commissions

During the normal course of business, the Company pays commission to its members for product sales as well as membership sales. Prepaid commissions are recorded for commission paid on membership sales and recognized as an expense over the same period as the related membership revenue.

Note 7. Inventory

As of December 31, 2022 and 2021, the balance of finished goods was $34,126 and $47,289. There is no provision for slow-moving or obsolete inventory during the years ended December 31, 2022 and 2021.

Note 8. Property and Equipment, net

The components of property and equipment are as follows (in $):

	HWH World Inc (Korea)	Hapi Cafe Korea, Inc.	Hapi Café SG Pte Ltd	Alset F&B One Pte Ltd.	Total
2022
Office equipment	$7,949	-	$15,387	$2,055	$25,391
Furniture and Fittings	-	-	$5,589	$37,262	$42,851
Kitchen Equipment	-	$2,937	$17,320	-	$20,257
Operating Equipment	-		$8,384	-	$8,384
Renovation	-	$19,633	$92,291	-	$111,924

Less: Accumulated depreciation
Office equipment	$(6,003)	-	$(1,920)	$(15,526)	$(23,449)
Furniture and Fittings	-	-	$(815)	$(856)	$(1,671)
Kitchen Equipment	-	$(567)	$(2,673)	-	$(3,240)
Operating Equipment	-	-	$(1,223)	-	$(1,223)
Renovation	-	$(3,272)	$(9,614)	-	$(12,886)
Total, net	$1,946	$18,731	$122,726	$22,935	$166,338

2021
Office equipment	$8,412	-	-	$2,043	$10,455
Furniture and Fittings	-	-	-	$37,045	$37,045

Less: Accumulated depreciation
Office equipment	$(4,661)	-	-	$(170)	$(4,831)
Furniture and Fittings	-	-	-	$(3,088)	$(3,088)
Total, net	$3,751	-	-	$35,830	$39,581

For the years ended December 31, 2022 and 2021, the Company recorded depreciation expenses of $33,867 and $6,464, respectively.

Note 9. Accrued Commissions

Accrued commissions as of December 31, 2022 and 2021 represents mainly sales commission payable. For the years ended December 31, 2022 and 2021, sales commission expense of $501,483 and $2,295,915 were recorded and included in Cost of Revenue in the income statement.

F-50

HWH International Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 10. Income Taxes

The provision for income taxes consisted of the following (in $):

	December 31, 2022	December 31, 2021
Current	-	245,938
Deferred	-	330,388
Total	-	576,326

	December 31, 2022	December 31, 2021
Income taxes at statutory rate	18.8%	21.1%
Change in valuation allowance	(18.8)%	9.2%
Other	-%	-%
Effective tax rate	0%	30.3%

Significant components of the Company’s deferred tax assets and liabilities are as follows (in $):

	December 31, 2022	December 31, 2021
Deferred tax assets:
Income Tax Payable	-	1,144
Other Expenses	43,561	1,876
Deferred Revenue	3,082	152,503
Lease Liability	157,703	36,817
Total deferred tax assets	204,346	192,340

Deferred tax liabilities:
Prepaid commissions	(1,505)	(70,323)
Other Income	(2,258)	(9,937)
Right-of-Use Assets	(156,527)	(35,719)
Total deferred tax liabilities	(160,290)	(115,979)

Deferred tax assets / (liabilities), net	44,056	76,361
Less valuation allowance	(44,056)	(76,361)
Deferred tax asset c/f	-	-

The Company’s tax jurisdiction is South Korea.

After consideration of all the evidence, both positive and negative, management has recognized a valuation allowance with respect to its net deferred tax assets as at December 31, 2022 and 2021 as it believes it is unlikely that such deferred tax assets will be realized against taxable income in future years.

Note 11. Due to Alset Inc.

Alset Inc. (“AEI”) is the ultimate holding company that is incorporated in United State of America. The amount due to AEI represents amount paid by AEI on behalf of Hapi Café Inc. for its development. There is no written, executed agreement and no financial/non-financial covenants and the amount due to AEI is non-interest bearing. Since the amount due to AEI is due upon request, it is classified as a current liability. The amounts due to AEI at December 31, 2022 and 2021 were $202,644 and $202,645 respectively.

F-51

HWH International Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12. Due to Related Parties

Alset International Ltd. (“AIL”) is a fellow subsidiary of the Company that is incorporated in Singapore. The amount due to AIL represents amount paid by AIL on behalf of Health Wealth Happiness Pte. Ltd. for its daily operation. There is no written, executed agreement and no financial/non-financial covenants and the amount due to AIL is non-interest bearing. Since the amount due to AIL is due upon request, it is classified as a current liability. The amounts due to AIL at December 31, 2022 and 2021 were $1,281,427 and $685,368, respectively.

Alset Business Development Pte. Ltd. (“ABD”) is a fellow subsidiary of the Company that is incorporated in Singapore. The amount due to ABD represents amount loaned by ABD to Hapi Cafe Inc. (“HCIT”) for the investment on Ketomei Pte. Ltd (“Ketomei”) in March 2022. There is no written, executed agreement and no financial/non-financial covenants and the amount due to ABD is non-interest bearing. Since the amount due to ABD is due upon request, it is classified as a current liability. The amounts due to ABD at December 31, 2022 and 2021 were $179,596 and $0, respectively.

HotApp Blockchain Pte. Ltd.(“HABPL”) is a fellow subsidiary of the Company that is incorporated in Singapore. The amount due to HABPL represents amount for the acquisition of HWH World Pte. Ltd. Since the amount due to HABPL is due upon request, it is classified as a current liability. The amounts due to HABPL at December 31, 2022 and 2021 were $1 and $136,284, respectively.

Note 13. Stockholders’ Equity

HWH has authorized 500,000,000 shares of common stock (par value $0.001 per share); and 10,000,000 shares of preferred stock (par value $0.001 per share). 10,000 shares of common stock and zero shares of preferred stock were issued and outstanding as of December 31, 2022 and 2021.

Note 14. Related Party Transactions

On June 10, 2021, Hapi Cafe Inc. (“HCIT”) signed a convertible loan agreement with Ketomei, and HCIT has agreed to grant Ketomei a loan of an aggregate principal amount of SG$100,000 (approximately $72,522). On March 21, 2022, HCIT signed a legally binding term sheet with Ketomei, and HCIT has agreed to invest in Ketomei SG$350,000 (approximately $253,826) for 28% interest in Ketomei. The SG$350,000 investment is partially paid by the SG$100,000 loan borrowed to Ketomei and the accrued interest of SG$6,433 (approximately $4,665). The balance of SG$243,567 (approximately $176,639) was paid in cash.

On July 28, 2022 HCIT entered into binding term sheet (the “First Term Sheet”) with Ketomei Pte Ltd and Tong Leok Siong Constant, pursuant to which HCIT lent Ketomei $44,712. This loan has a 0% interest rate for the first 60 days and an interest rate of 8% per annum afterwards. On August 4, 2022 the same parties entered into another binding term sheet (the “Second Term Sheet”) pursuant to which HCIT agreed to lend Ketomei up to SG$360,000 Singapore Dollars (equal to approximately $250,500 US Dollars) pursuant to a convertible loan, with a term of 12 months. After the initial 12 months, the interest on such loan will be 8%. The SG$360,000 loan was partially paid by the SG$138,000 (approximately $100,080) loan borrowed to Ketomei and SG$66,690 (approximately $48,365) was paid for the expenses on behalf of Ketomei. HCIT will pay the balance of SG$155,310 (approximately $112,633) to Ketomei in the future. In addition, pursuant to the Second Term Sheet, the July 28, 2022 loan was modified to include conversion rights. The Parties agree that the conversion rate will be at approximately $0.022 per share.

As described in Note 3, HWH Korea relied on its related party, HWH World, Inc., a subsidiary of DSS, Inc., and its merchant account to process its direct marketing network sales in South Korea but this arrangement was cancelled in April 2021.

Commission expenses amounted to approximately $1,533 and $31,281 were paid to certain directors of the Company during the years ended December 31, 2022 and 2021, respectively.

Revenue from F&B business, amounted to approximately $3,287 and $0, were related to corporate sales, that revenue was derived from corporate sales to related parties who purchased meals and paid for their staff during the years ended December 31, 2022 and 2021, respectively.

Note 15. Leases

The Company has operating leases for its office spaces in South Korea and two F&B stores in Singapore. The related lease agreements do not contain any material residual value guarantees or material restrictive covenants. Since the Company’s leases do not provide an implicit rate that can be readily determined, management uses a discount rate based on the incremental borrowing rate. The Company’s weighted-average remaining lease term relating to its operating leases are 2.7years, 2 years and 1.5 years respectively, with a weighted-average discount rate of the 4.6%, 0.35% and 1.69%, respectively.

F-52

HWH International Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The current portion of operating lease liabilities and the non-current portion of operating lease liabilities are presented on the balance sheets. Total lease expenses amounted to $356,556 and $276,815 which was included in general and administrative expenses in the statements of operations for the years ended December 31, 2022 and 2021, respectively. Total cash paid for operating leases amounted to $355,746 and $210,739 for the years ended December 31, 2022 and 2021, respectively. Supplemental balance sheet information related to operating leases was as follows (in $):

December 31, 2022

Right-of-use assets	973,069

Lease liabilities - current	419,303
Lease liabilities - non-current	559,330
Total lease liabilities	978,633

As of December 31, 2022, the aggregate future minimum rental payments under non-cancelable agreement are as follows (in $):

Maturity of Lease Liabilities	Total

2023	448,061
2024	387,614
2025	190,766
Total undiscounted lease payments	1,026,441
Less: Imputed interest	(47,808)
Present value of lease liabilities	978,633

Note 16. Commitments and Contingencies

Contingencies

From time to time the Company may be named in claims arising in the ordinary course of business. Currently, no legal proceedings, government actions, administrative actions, investigations or claims are pending against the Company or involve the Company that, in the opinion of management, could reasonably be expected to have a material adverse effect on its business and financial condition. For all periods presented, the Company was not a party to any pending material litigation or other material legal proceedings.

Note 17. Disaggregation of Revenue

Selected financial information of the Company’s operating revenue for disaggregated revenue purposes by revenue source are as follows (in $). Product sales only represent sales to members, not third parties who are not members.

	December 31, 2022	December 31, 2021
Membership Fee	751,452	4,863,813
Product Sales	2,198	6,233
	449,240	42,379
Total	1,202,890	4,912,425

Note 18. Concentration Risk

The Company maintains cash balances at various financial institutions in different countries. These balances are usually secured by the central banks’ insurance companies. At times, these balances may exceed the insurance limits. As of December 31, 2022 and December 31, 2021, uninsured cash and restricted cash balances were $1,435,543 and $2,521,819, respectively.

Major Suppliers

For the year ended December 31, 2022, five suppliers accounted for approximately over 46% of the Company’s total costs of revenue.

For the year ended December 31, 2021, two suppliers accounted for approximately over 98% of the Company’s total costs of revenue.

Note 19. Subsequent Events

Except as disclosed in Note 1, the Company has evaluated events that have occurred after the balance sheet date through the date of this report and determined that there were no subsequent events or transactions that required recognition or disclosure in the consolidated financial statements.

F-53

HWH International Inc. and Subsidiaries

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended

March 31, 2023 and 2022

HWH International Inc. and Subsidiaries

F-54

HWH International Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-55

HWH International Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-56

HWH International Inc. and Subsidiaries

Condensed Consolidated Statements of Changes in Stockholders’ Equity

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-57

HWH International Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-58

HWH International Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

Note 1. Nature of Operations

HWH International Inc. (“HWH”) and its consolidated subsidiaries (collectively, the “Company”) operates a purpose-driven business model that helps individuals develop new pathways in their pursuit of Health, Wealth, and Happiness. The Company operates a membership model where individuals pay an upfront membership fee to become members. As members, these individuals receive discounted access to products and services offered by the Company’s affiliates. Currently, the Company has approximately 9,000 members primarily in South Korea. Currently, this membership business was temporary stopped.

A reorganization of the Company’s legal entity structure was completed in April 2022. The reorganization involved the incorporation of HWH in March 2022, and the acquisition of companies under common control as wholly owned subsidiaries of HWH. HWH is wholly–owned by Alset International Limited, a public company listed on the Singapore Exchange Securities Trading Limited. In the transactions under common control, financial statements and financial information were presented as of the beginning of the period as though the assets and liabilities had been transferred at that date. Prior years also were retrospectively adjusted to furnish comparative information.

HWH International Inc. (Nevada, USA)
100%
Health Wealth Happiness Pte. Ltd. (Singapore)
100%
100%
100%
100%
100%
100%
100%
100%
Hapi Travel Pte. Ltd. (Singapore)
Hapi WealthBuilder Pte. Ltd. (Singapore)
HWH Marketplace Pte. Ltd. (Singapore)
Hapi Cafe Inc. (USA - Texas)
HWH World Inc. (Korea)
HWH World Inc. (Nevada, USA)
HWH World Ltd. (Hong Kong)
HWH World Pte Ltd (Singapore)
28%
100%
100%
100%
100%
Ketomei Pte. Ltd. (Singapore)
Hapi Café Korea Inc. (Korea)
Hapi Café SG Pte. Ltd. (Singapore)
Alset F&B Holdings Pte. Ltd. (Singapore)
HWH KOR Inc. (Delaware, USA)
50%
90%
Ketomei Sdn Bhd (Malaysia)
Alset F&B One Pte. Ltd. (Singapore)

The Company mainly focused on the F&B business in the first quarter 2023. During the three months ended March 31, 2023, and 2022, substantially all of the Company’s business was generated mainly by its wholly owned subsidiaries, 6% and 91% from HWH World Inc. (“HWH Korea”) and 94% and 9% from F&B business respectively; 45% and 9% from Alset F&B One Pte. Ltd (“F&B1”), 7% and 0% from Hapi Café Korea Inc.(“HCKI”), 22% and 0 % from Hapi Café SG Pte. Ltd. (“HCSGPL”) and 21% and 0% from Alset F&B (PLQ) Pte. Ltd. (“F&BPLQ”). HWH Korea was incorporated in South Korea on May 7, 2019. HWH Korea is in the business of sourcing and distributing dietary supplements and other health products through its network of members in the Republic of Korea (“South Korea”). HWH Korea generates product sales via its direct sale model as products are sold to its members. Through the use of a Hapi Gig platform that combines e-commerce, social media, and a customized rewards system, HWH Korea equips, trains, and empowers its members. F&B1 was incorporated in Singapore on April 10, 2017, HCSGPL was incorporated in Singapore on April 4, 2022, and F&BPLQ was incorporated in Singapore on November 11, 2022. F&B1, HCSGPL, and F&BPLQ are in the F&B business in Singapore.

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Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements and related notes include all the accounts of the Company and its wholly owned subsidiaries. They have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany transactions have been eliminated in consolidation.

These condensed consolidated financial statements should be read in conjunction with the financial statements and additional information as contained in our Annual Report for the year ended December 31, 2022. Results of operations for the three months ended March 31, 2023 are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2023. The consolidated balance sheet at December 31, 2022 was derived from the audited consolidated financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. The other information in these condensed consolidated financial statements is unaudited but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for the periods covered. All such adjustments are of a normal recurring nature unless disclosed otherwise.

Functional and Reporting Currency

The functional and reporting currency of the Company is the United States dollar (“$”). The financial records of the Company’s subsidiaries located in South Korea, Singapore and Hong Kong are maintained in their local currencies, the Korean Won (₩) Singapore Dollar (S$) and Hong Kong Dollar (HK$), which are also the functional currencies of these entities.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and reported amounts of revenues and expenses during the reporting periods. Estimates are used in determining, among other items, allowance for doubtful accounts, inventory reserve, income taxes and contingencies. Actual results could differ from these estimates.

Fair Value of Financial Instruments

The Company adopted Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures”, for assets and liabilities measured at fair value on a recurring basis. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions

For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying values reported in balance sheets for current assets and liabilities approximate their estimated fair market values based on the short-term maturity of these instruments.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents. There were no cash equivalents as of March 31, 2023 and December 31, 2022.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method and includes all costs in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale. As of March 31, 2023 and December 31, 2022, inventory consisted of finished goods procured from suppliers. The Company continuously evaluates the need for reserve for obsolescence and possible price concessions required to write-down inventory to its net realizable value.

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Leases

The Company follows Accounting Standards Update (“ASU”) 2016-02 (FASB ASC Topic 842) in accounting for its operating lease right-of-use assets and operating lease liabilities. At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Company assess whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset. The right-of-use assets and related lease liabilities are recognized at the lease commencement date. The Company recognizes operating lease expenses on a straight-line basis over the lease term.

Right-of-use of assets

The right-of-use of asset is measured at cost, which comprises the amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received.

Lease liabilities

Lease liability is measured at the present value of the outstanding lease payments at the commencement date, discounted using the Company incremental borrowing rate. Lease payments included in the measurement of the lease liability comprise mainly fixed lease payments.

Short-term leases and leases of low value assets

The Company has elected to not recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low value assets. Lease payments associated with these leases are expensed as incurred.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost, less depreciation. Repairs and maintenance are expensed as incurred. Expenditures incurred as a consequence of acquiring or using the asset, or that increase the value or productive capacity of assets are capitalized. When property and equipment is retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in statement of operations. Depreciation is computed by the reducing balance method (after considering their respective estimated residual values) over the estimated useful lives of the respective assets as follows:

Office equipment	3 - 5 years
Furniture and Fittings	3 - 5 years
Kitchen Equipment	3 - 5 years
Operating Equipment	3 - 5 years
Renovation	3 - 5 years

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

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Deposit:

Deposit represents mostly rental deposit paid for the office used.

Revenue Recognition

ASC 606 - Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The Company adopted this new standard in 2019 when it was incorporated.

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods or services. The provisions of ASC 606 include a five-step process by which the determination of revenue recognition, depicting the transfer of goods or services to customers in amounts reflecting the payment to which the Company expects to be entitled in exchange for those goods or services. ASC 606 requires the Company to apply the following steps:

(1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, performance obligations are satisfied.

The Company generates its revenue primarily from existing membership fees, product sales and f&b business. The Company intends to generate new revenue from sales of memberships under our new four-tiered membership model.

Membership Fee: The Company collects an annual membership fee from its members. The fee is fixed, paid in full at the time upon joining the membership; the fee is not refundable. The Company’s performance obligation is to provide its members the right to (a) purchase products from the Company, (b) access to certain back-office services, (c) receive commissions and (d) attend corporate events. The associated performance obligation is satisfied over time, generally over the term of the membership agreement which is for a one-year period. The Company recognizes revenue from membership fee over the one-year period of the membership.

Product Sales: The Company’s performance obligation is to transfer ownership of its products to its members. The Company generally recognizes revenue when product is delivered to its members. Revenue is recorded net of applicable taxes, allowances, refund or returns. The Company receives the net sales price in cash or through credit card payments at the point of sale.

If any member returns a product to the Company on a timely basis, they may obtain a replacement product from the Company for such returned products. We do not have buyback program. However, when the customer requests a return and management decides that the refund is necessary, we initiate the refund after deducting all the benefits that a member has earned. The returns are deducted from our sales revenue on our financial statements. Allowances for product and membership returns are provided at the time the sale is recorded. This accrual is based upon historical return rates for each country and the relevant return pattern, which reflects anticipated returns to be received over a period of up to 12 months following the original sale. Product and membership returns for the three months ended March 31, 2023 and 2022 were approximately $1,162 and $35,528, respectively. The table below represents a breakout of the returns related to product sales and the returns related to memberships:

	Returns
	Membership	Products	Total
	$	$	$

March 31, 2022	35,528	-	35,528
March 31, 2023	-	1,162	1,162

Food and Beverage: The revenue received from Food and Beverage business for the three months ended March 31, 2023 and 2022 were $ 187,776 and $ 60,660, respectively.

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Deferred Revenue

The Company records all unearned revenue from membership sales as deferred revenue. Deferred revenue of $0 as of March 31, 2023. Deferred revenue of $21,198 as of December 31, 2022 is consisted of unearned membership fee of approximately $21,198.

Contract assets and liabilities

Below is a summary of the beginning and ending balances of the Company’s contract assets and liabilities as of March 31, 2023 and December 31, 2022.

Prepaid Sales Commission	March 31, 2023	December 31, 2022

Balances at the beginning of the year	$6,839	$319,649
Movement for the year	$(6,839)	$(312,810)
Balances at the end of the year	$0	$6,839

Deferred Revenue	March 31, 2023	December 31, 2022

Balances at the beginning of the year	$21,198	$700,385
Movement for the year	$(21,198)	$(679,187)
Balances at the end of the year	$0	$21,198

Value-added Tax

The Company is obligated to pay value-added tax (“VAT”), among other things, on its inventory purchase as well as its rent payments and payment of professional fees. As of March 31, 2023 and December 31, 2022, included in other receivables was VAT paid of $141,245 and $136,563, respectively, due primarily to the purchase of inventory and payment of rents and accounting fees.

Similarly, the Company withholds VAT on its product and membership sales. As of March 31, 2023 and December 31, 2022, the Company’s VAT payable amounted to $106,753 and $101,373, respectively, due mainly to product and membership sales in the respective periods. VAT is submitted to the government periodically.

Cost of Revenue

Cost of revenue is consisted of cost of procuring finished goods from suppliers and related shipping, handling fees from 3rd parties money platform, contractor fee for part-times staff, franchise commission and sales commission from membership business.

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Below is a breakdown of the Company’s cost of revenue for the three months ended March 31,2023 and 2022, respectively.

Shipping and Handling Fees

The Company utilizes the practical expedient under ASC 606-10-25-18B to account for its shipping and handling as fulfillment activities, and not a promised service (a revenue element). Shipping and handling fees are included in costs of revenue within the statements of operations.

Commission Expense

The Company compensates its sales leaders with leadership incentives for services rendered, relating to the development, retention, and management of their sales organizations. Leadership incentives are payable based on achieved sales volume, which are recorded in general and administrative expenses. Member will get 25% commission of the membership fee income if the member successfully refers a new member to subscribe to the membership. The commission will be payable after the referee’s membership is confirmed and been paid by the new member.

Advertising Expenses

Costs incurred for advertising the Company’s products are charged to operations as incurred. Advertising expenses for the three months ended March 31, 2023 and 2022 were $4,095 and $0, respectively.

Income Taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred tax asset will not be realized. Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

The Company has not recorded any unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to income taxes in income tax expense.

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Earnings per Share

Basic earnings per share is computed by dividing the net income attributable to the common shareholders by weighted average number of shares of common stock outstanding during the period. Fully diluted earnings per share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the three months ended March 31, 2023 and 2022.

Non-controlling interests

Non-controlling interests represent the equity in a subsidiary not attributable, directly or indirectly, to owners of the Company, and are presented separately in the Consolidated Statements of Operation and Comprehensive Income, and within equity in the Consolidated Balance Sheets, separately from equity attributable to owners of the Company.

On March, 31 2023 and December 31, 2022, the aggregate non-controlling interests in the Company were ($5,558) and ($4,836), respectively.

Liquidity and Going Concern

In first quarter of 2023, we incurred a net loss, a loss from operations and negative cash flow from operations as we expanded our business of operating cafés and restructured our membership business.

Notwithstanding the above, the Company believes that the available cash in bank accounts and anticipated cash from operations is sufficient to fund our operations for at least the next 12 months. The Company’s capital requirements for the planned expansion are based on, among other items, geographical specific property costs, team requirements, and marketing steps needed. Our expansion shall consist of plans to take over leases of existing Hapi Cafes we currently do not own, as we look to add Hapi Cafes over the next two (2) years. If we take over these existing leases, it will require a minimum investment for each lease we take over for each Hapi Café. Proceeds received as a result of the anticipated business combination, will allow us to seek these expansion plans. Depending on the amount of proceeds we raise as part of the anticipated business combination, we may or may not need or seek additional funding or alter our strategic growth plans after the business combination is effectuated.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern and do not contain any adjustments that might be required should the Company be unable to continue as a going concern.

Reclassifications

Certain accounts relating to the prior period have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on net income as previously reported. We separately reclassified a related party receivable on the accompanying condensed consolidated balance sheets.

Note 3. Accounts receivable, net

The receivable at March 31, 2023 and December 31, 2022 for $5,689 and $5,602, respectively, represents collection received by the credit card processor in F&B business and rent receivable. The Company evaluates the related collection risk periodically in determining if the receivable is fully recoverable. The allowance for doubtful accounts represents an estimate of the losses expected to be incurred based on specifically identified customers’ accounts as well as nonspecific amount, when determined appropriate. Generally, the amount of the allowance is primarily decided by division management’s historical experience, the delinquency trends, the resolution rates, the aging of receivables, the credit quality indicators and financial health of specific customers. Based on such evaluation, an allowance for doubtful accounts of $0 and $0 was recorded as of March 31, 2023 and December 31, 2022 respectively.

Note 4. Prepaid commissions

During the normal course of business, the Company pays commission to its members for product sales as well as membership sales. Prepaid commissions are recorded for commission paid on membership sales and recognized as an expense over the same period as the related membership revenue.

Note 5. Inventory

As of March 31, 2023 and December 31, 2022, the balance of finished goods was $33,571 and $34,126. There is no provision for slow-moving or obsolete inventory during the three months ended March 31, 2023 and 2022.

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Note 6. Property and Equipment, net

March 31, 2023	HWH World Inc (Korea)	Hapi Cafe Korea, Inc.	Hapi Café SG Pte Ltd	Alset F&B One Pte Ltd.	Alset F&B (PLQ) Pte Ltd.	Total
Office equipment	$7,699	-	$15,539	$2,075	$5,366	$30,679
Furniture and Fittings	-	-	$5,645	$37,630	$2,800	$46,075
Kitchen Equipment	-	$2,845	$17,492	-		$20,337
Operating Equipment	-		$8,467	-		$8,467
Renovation	-	$19,017	$98,632	-		$117,649
Less: Accumulated depreciation						
Office equipment	($6,027)	-	($3,107)	($18,815)	($447)	($28,396)
Furniture and Fittings	-	-	($1,176)	($1,037)	($156)	($2,369)
Kitchen Equipment	-	($691)	($3,857)	-		($4,548)
Operating Equipment	-	-	($1,764)	-		($1,764)
Renovation	-	($4,120)	($15,873)	-		($19,993)
Total, net	$1,672	$17,051	$119,998	$19,853	$7,563	$166,137

For the three months ended March 31, 2023 and 2022, the Company recorded depreciation expenses of $14,591 and $4,841, respectively.

Note 7. Accrued Commissions

Accrued commissions as of March 31, 2023 and December 31, 2022 represents mainly sales commission payable. For the three months ended March 31, 2023 and 2022, sales commission expense of $11,868 and $553,002 respectively, were recorded and included in Cost of Revenue in the income statement.

Note 8. Due to Alset Inc.

Alset Inc (“AEI”) is the ultimate holding company that is incorporated in United State of America. The amount due to AEI represents amount paid by AEI on behalf of Hapi Café Inc. for its development. There is no written, executed agreement and no financial/non-financial covenants and the amount due to AEI is non-interest bearing. Since the amount due to AEI is due upon request, it is classified as a current liability. And the amount due to AEI at March 31, 2023 and December 31, 2022 are $202,645 and $202,644 respectively.

Note 9. Due to Related Parties

Alset International Ltd. (“AIL”) is a fellow subsidiary of the Company that is incorporated in Singapore. The amount due to AIL represents amount paid by AIL on behalf of Health Wealth Happiness Pte. Ltd. For its daily operation. There is no written, executed agreement and no financial/non-financial covenants and the amount due to AIL is non-interest bearing. Since the amount due to AIL is due upon request, it is classified as a current liability. And the amount due to AIL at March 31, 2023 and December 31, 2022 are $1,435,064 and $1,281,427 respectively.

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Alset Business Development Pte. Ltd. (“ABD”) is a fellow subsidiary of the Company that is incorporated in Singapore. The amount due to ABD represents amount loaned by ABD to Hapi Cafe Inc. (“HCI”) for the investment on Ketomei Pte. Ltd (“Ketomei”) in March 2022. There is no written, executed agreement and no financial/non-financial covenants and the amount due to ABD is non-interest bearing. Since the amount due to ABD is due upon request, it is classified as a current liability. And the amount due to ABD at March 31, 2023 and December 31, 2022 are $179,595 and $179,596 respectively.

Note 10. Stockholders’ Equity

HWH has authorized 500,000,000 shares of common stock (par value $0.001 per share); and 10,000,000 shares of preferred stock (par value $0.001 per share). 10,000 shares of common stock and zero shares of preferred stock were issued and outstanding as of March 31, 2023 and December 31, 2022.

Note 11. Related Party Transactions

On June 10, 2021, HCI signed a convertible loan agreement with Ketomei, and HCI has agreed to grant Ketomei a loan of an aggregate principal amount of $75,525 (SG$100,000). On March 21, 2022, HCI signed a legally binding term sheet with Ketomei, and HCI has agreed to invest in Ketomei of $258,186 (SG$350,000) for 28% interest in Ketomei. The $258,186 (SG$350,000) investment is partially paid by the $75,525 (SG$100,000) loan borrowed to Ketomei and the accrued interest of $6,022 (SG$6,433). The balance of $176,639 (SG$243,567) was paid in cash.

On July 28, 2022 Hapi Café Inc. entered into binding term sheet (the “First Term Sheet”) with Ketomei Pte Ltd and Tong Leok Siong Constant, pursuant to which Hapi Café lent Ketomei $43,254 (SG$60,000). This loan has a 0% interest rate for the first 60 days and an interest rate of 8% per annum afterwards.

On August 4, 2022 the same parties entered into another binding term sheet (the “Second Term Sheet”) pursuant to which Hapi Café agreed to lend Ketomei up to $260,600 (SG$360,000) pursuant to a convertible loan, with a term of 12 months. After the initial 12 months, the interest on such loan will be 8%. As of March 31, 2023, the $260,600 (SG$360,000) loan was partially paid by the $116,535 (SG$163,000) loan borrowed to Ketomei and $49,416 (SG$66,690) was paid for the expenses on behalf of Ketomei. Hapi Café will pay the balance of $94,649 (SG$130,310) to Ketomei in the future. In addition, pursuant to the Second Term Sheet, the July 28, 2022 loan was modified to include conversion rights. The Parties agree that the conversion rate will be at approximately $0.022 per share.

The amount due from Ketomei at March 31, 2023 and December 31, 2022 are $218,023 and $197,247 respectively.

Commission expenses amounted to approximately $0 and $1,637 were paid to certain directors of the Company during the three months ended March 31, 2023 and 2022, respectively.

Revenue from F&B business amounted to approximately $944 and $331 were related to corporate sales, that revenue was derived from corporate sales to related parties who purchased meals and paid for their staff, during the three months ended March 31, 2023 and 2022, respectively.

Note 12. Leases

The Company has operating leases for its office spaces in South Korea and two F&B stores in Singapore. The related lease agreements do not contain any material residual value guarantees or material restrictive covenants. Since the Company’s leases do not provide an implicit rate that can be readily determined, management uses a discount rate based on the incremental borrowing rate. The Company’s weighted-average remaining lease term relating to its operating leases is 2.07 years, with a weighted-average discount rate is 3.64%.

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The current portion of operating lease liabilities and the non-current portion of operating lease liabilities are presented on the balance sheets. Total lease expenses amounted to $356,556 and $276,815 which was included in general and administrative expenses in the statements of operations for the years ended December 31, 2022 and 2021, respectively. Total cash paid for operating leases amounted to $355,746 and $210,739 for the years ended December 31, 2022 and 2021, respectively. Supplemental balance sheet information related to operating leases was as follows (in $):

March 31, 2023

Right-of-use assets	897,229

Lease liabilities - current	465,504
Lease liabilities - non-current	440,337
Total lease liabilities	905,841

As of March 31, 2023, the aggregate future minimum rental payments under non-cancelable agreement are as follows (in $):

Maturity of Lease Liabilities	Total

2024	491,561
2025	338,179
2026	115,489
Total undiscounted lease payments	945,229
Less: Imputed interest	(39,388))
Present value of lease liabilities	905,841
Operating lease liabilities - Current	465,504
Operating lease liabilities - Non-current	440,337

Note 13. Commitments and Contingencies

Contingencies

From time to time the Company may be named in claims arising in the ordinary course of business. Currently, no legal proceedings, government actions, administrative actions, investigations or claims are pending against the Company or involve the Company that, in the opinion of management, could reasonably be expected to have a material adverse effect on its business and financial condition. For all periods presented, the Company was not a party to any pending material litigation or other material legal proceedings.

Note 14. Disaggregation of Revenue

Selected financial information of the Company’s operating revenue for disaggregated revenue purposes by revenue source are as follows (in $). Product sales only represent sales to members, not third parties who are not members.

	Three months ended at March 31, 2023	Three months ended at March 31, 2022
Membership Fee	12,583	585,705
Product Sales	203	1,364
Food and Beverage	187,776	60,660
Total	200,562	647,729

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Note 15. Concentration Risk

The Company maintains cash balances at various financial institutions in different countries. These balances are usually secured by the central banks’ insurance companies. At times, these balances may exceed the insurance limits. As of March 31, 2023 and December 31, 2022, uninsured cash balances were $1,267,391 and $1,435,543, respectively.

Major Suppliers

For the three months ended March 31, 2023, five suppliers accounted for approximately over 62% of the Company’s total costs of revenue.

For the three months ended March 31, 2022, five suppliers accounted for approximately over 98% of the Company’s total costs of revenue.

Note 16. Subsequent Events

Except as disclosed in Note 1, the Company has evaluated events that have occurred after the balance sheet date through the date of this report and determined that there were no subsequent events or transactions that required recognition or disclosure in the consolidated financial statements.

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ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

ALSET CAPITAL ACQUISITION CORP.

HWH MERGER SUB, INC.

and

HWH INTERNATIONAL INC.

Dated as of September 9, 2022

A-1

A-2

(continued)

A-3

(continued)

A-4

(continued)

A-5

MERGER AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 9, 2022 (this “Agreement”), by and among Alset Capital Acquisition Corp., a Delaware corporation (“Alset”), HWH Merger Sub, Inc., a Nevada corporation (“Merger Sub”), and HWH International Inc., a Nevada corporation (the “Company”). Alset, Merger Sub, and the Company are sometimes referred to individually herein as a “Party” and, collectively, the “Parties”.

WHEREAS, Alset is a special purpose acquisition company incorporated in Delaware and formed to acquire one or more operating businesses through a business combination;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Alset and was formed for the sole purpose of the Merger;

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the Nevada Revised Statutes (the “NRS”), at the Effective Time, Merger Sub will merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Corporation;

WHEREAS, in connection with the Merger, the HWH Shareholder will be entitled to receive the Merger Consideration, as described in this Agreement;

WHEREAS, the Sponsor, certain of Sponsor’s Affiliates and Alset have entered into a Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), providing that, among other things, the HWH Shareholder will vote in favor of this Agreement and the Transactions (including the Merger);

WHEREAS, Alset and the HWH Shareholder, contemporaneously with the execution and delivery of this Agreement, have entered into the Shareholder Support Agreement, dated as of the date hereof (the “Shareholder Support Agreement”), providing that, among other things, the HWH Shareholder will vote in favor of this Agreement and the Transactions (including the Merger);

WHEREAS, at the Closing, Alset, certain stockholders of Alset and the HWH Shareholder will enter into an Amended and Restated Registration Rights Agreement with Alset (the “Registration Rights Agreement”), which will, among other things, govern the registration of certain shares of Company Common Stock for resale and also provide for a lock-up pertaining to certain shares of Company Common Stock owned by the HWH Shareholder and which shall be effective as of the Closing.

WHEREAS, in connection with the Merger, Alset shall adopt the second amended and restated certificate of incorporation (the “Amended Certification of Incorporation”) in the form attached hereto as Exhibit B;

WHEREAS, in connection with the Merger, Alset shall adopt the amended and restated bylaws (the “Amended Bylaws”) in the form attached hereto as Exhibit C;

WHEREAS, the respective boards of directors of each of Alset, Merger Sub and the Company have each (a) unanimously approved and declared advisable this Agreement and the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and NRS and (b) adopted a resolution recommending to their respective stockholders or shareholders, as the case may be, the approval and adoption of this Agreement and the Transactions;

WHEREAS, the sole shareholder of Merger Sub has approved and declared advisable this Agreement and the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the NRS;

WHEREAS, each of the Parties intends that, for United States federal income tax purposes, (a) this Agreement shall be adopted as a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and (b) the Merger shall constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations (collectively, the “Intended Tax Treatment”); and

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WHEREAS, all capitalized terms not defined in these Recitals shall have the respective meanings ascribed to them in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Definitions. For purposes of this Agreement:

“Alset Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Alset, dated January 31, 2022.

“Alset Class A Common Stock” means, at all times prior to the Effective Time, Alset’s Class A Common Stock, par value $0.0001 per share.

“Alset Class B Common Stock” means, at all times prior to the Effective Time, Alset’s Class B Common Stock, par value $0.0001 per share.

“Alset Common Stock” means, at all times prior to the Effective Time, Alset Class A Common Stock and Alset Class B Common Stock, collectively.

“Alset Material Adverse Effect” means any fact, event, circumstance, change or effect that, individually or in the aggregate with all other Effects, (a) has had a material adverse effect on the business, assets, financial condition or results of operations of Alset or (b) has a material adverse effect on the ability of Alset and/or Merger Sub to consummate the Transactions in accordance with the terms of this Agreement; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Alset Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP after the date of this Agreement; (ii) any material downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iii) any actions taken or not taken by Alset as required by this Agreement or any Ancillary Agreement; (iv) any fact, event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions, (v) any actions taken, or failures to take any action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, explosion fire, act of God or other force majeure event (including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Authority, including the Centers for Disease Control and Prevention, providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or Alset’s compliance therewith), (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Alset operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States, or (viii) any failure of Alset to meet any projections, forecasts or budgets (provided, that any Effect underlying such failure (except to the extent otherwise excluded by the other clauses in this definition) shall be taken into account in determining whether an Alset Material Adverse Effect has occurred or would reasonably be expected to occur); provided, however, that any change, event, change, fact or circumstance referred to in clauses (i), (ii), (iv), (vi), and (vii) may be taken into account in determining if a “Material Adverse Effect” occurred to the extent it has a disproportionate impact on Alset as compared to similarly situated companies in the industry in which Alset conducts its operations, or the ability of Alset to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions.

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“Alset Organizational Documents” means the Alset Certificate of Incorporation and bylaws, in each case as amended, modified or supplemented from time to time.

“Alset Private Placement Warrants” has the meaning ascribed to “Private Warrant” in the Alset SEC Reports as of the date of this Agreement.

“Alset Public Rights” means the rights sold in the Units in Alset’s initial public offering.

“Alset Public Warrant” has the meaning ascribed to “Public Warrant” in the Alset SEC Reports as of the date of this Agreement.

“Alset Rights” has the meaning ascribed to “Rights” in the Alset SEC Reports as of the date of this Agreement.

“Alset Private Placement Rights” means the rights sold in the Units to the Sponsor.

“Alset Units” means the units of Alset issued in connection with its initial public offering, which units are comprised of one share of Alset Class A Common Stock, one-half of one Alset Public Warrant, and one Alset Right.

“Alset Warrants” means, collectively, Alset Public Warrants and Alset Private Placement Warrants.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the avoidance of doubt, Merger Sub shall be deemed to be an Affiliate of Alset.

“Ancillary Agreements” means the Amended Certification of Incorporation, the Amended Bylaws, the Shareholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, and all other agreements, certificates and instruments executed and delivered by the Parties in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. Travel Act, 18 U.S.C. § 1952, and the U.K. Bribery Act 2010, when applicable.

“Books and Records” means books and records (whether written, electronic, or otherwise embodied) in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are customarily open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

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“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used or held for use in the conduct of the Company Business.

“Closing Payment Shares” means Twelve Million Five Hundred (12,500,000) shares of Alset Common Stock.

“Company Acquisition Proposal” means any proposal or offer from a Person or a “group” (as defined in the Exchange Act) relating to (a) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (i) any equity ownership in the Company or any of its controlled Affiliates or (ii) all or a material portion of assets or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Agreements or the Transactions shall constitute a Company Acquisition Proposal.

“Company Affiliate Agreement” means any Contract between the Company on the one hand, and a Related Party, on the other hand.

“Company Business” means a purpose driven business model enabling home based people in the new GIG economy to create lasting wealth by the development of new pathways to helping people in their pursuit of health, wealth and happiness, through a membership tiered program.

“Company Capital Stock” means the Company Common Stock.

“Company Certificate of Incorporation” means the Articles of Incorporation of the Company, as filed with the Nevada Secretary of State on March 29, 2022 as such may have been amended, supplemented, designated or modified from time to time.

“Company Common Stock” means the Company’s common stock, with a par value of $0.001 per share.

“Company Debt” means the following consolidated obligations of the Company: (a) all indebtedness for borrowed money or in respect of loans or advances of any kind or for the deferred purchase price of property or services, including “earn-out” payments; (b) all liabilities evidenced by bonds, debentures, promissory notes, mortgages or other debt instruments and debt securities; (c) all guarantees of the debt of other Persons on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn); (e) obligations under capitalized leases, (f) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date; and guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (f) above, and with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations.

“Company Disclosure Schedules” means the disclosure schedules, delivered as of the date hereof, by the Company to Alset and Merger Sub, which the Parties acknowledge and agree incorporate identified information related to the Company’s predecessors and assigns.

“Company Fully Diluted Capital Stock” means, without duplication, a number of shares of Company Common Stock equal to (a) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time; minus (b) any Treasury Shares.

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“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or to which the Company otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets or results of operations of the Company or (b) has a material adverse effect on the ability of the Company to consummate the Transactions in accordance with the terms of this Agreement; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas or markets in which the Company operates; (iii) any material downturn in general economic conditions, including material changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, cyberterrorism (including ransomware attacks), epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any of the foregoing; (v) any hurricane, tornado, flood, earthquake, wild fire, natural disaster, or other acts of God or other force majeure event, including, for the avoidance of doubt, COVID-19 and any COVID-19 Measures, (vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement, (vii) any fact, event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, distributors, licensors, partners, providers, employees or Governmental Authorities), provided, however, that the exceptions in clauses (vi) or (vii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.5 and, to the extent related thereto, the condition in Section 8.2(a), or (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that clause (viii) shall not prevent or otherwise affect a determination that any event, change, fact or circumstance underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect, and provided, further, that any change, event, change, fact or circumstance referred to in clauses (i), (ii), (iii), (iv), and (v) may be taken into account in determining if a “Material Adverse Effect” occurred to the extent it has a disproportionate impact on the Company as compared to similarly situated companies in the industry in which the Company conducts its operations, or (y) the ability of the Company to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions).

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company.

“Company Preferred Stock” means the Company’s preferred stock, with a par value of $0.001 per share.

“Company Requisite Approval” means the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock, voting together as a single class, which consists of the shareholders of Alset International Limited, defined herein as the HWH Shareholder.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, or any Suppliers or customers of the Company or Alset or its subsidiaries (as applicable) that is not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

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“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“DGCL” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any applicable Law, and any United States federal, state or local or non-United States laws relating to: (a) pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, soil gas, surface water, groundwater, sediments, surface or subsurface strata); or (b) concerning the release, threatened release, presence of, exposure to, contamination of, or any injury or threat of injury to persons or property relating to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, sale, distribution, labeling, disposal or remediation of any Hazardous Substances or materials containing Hazardous Substances . The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq; the Safe Drinking Water and Toxic Enforcement Act of 1986, 27 Cal. Code Regs., §§ 25249 et seq, and Federal Insecticide, Fungicide, and Rodenticide Act.

“Environmental Claim” means any action, suit, claim, investigation or other proceeding by any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources assessments and damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the actual or alleged presence, generation, use, handling, transportation, storage, treatment, disposal, threatened Release or Release of, or exposure to, any Hazardous Substances; (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit; or (c) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient of (a) the Merger Consideration, divided by (b) the number of shares of Company Fully Diluted Capital Stock.

“Hazardous Substance(s)” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, carcinogenic, mutagenic, radioactive, a pollutant, a contaminant or is otherwise characterized by words of similar import or regulatory effect or that could give rise to Liability under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, natural gas, synthetic gas, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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“Immediate Family” means, with respect to any natural person, such person’s spouse or domestic partner, lineal ancestor or descendant, or sibling, including any adoptive relationship and relationships through marriage.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world (a) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, trade names, corporate names, any other indicia of source or origin, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets, know-how and other confidential information, in each instance, that derive independent economic value from not being generally known to the public and not being readily ascertainable by other Persons; (e) Internet domain names, social media accounts, websites and content; (f) Software and rights in Software.

“Intended Tax Treatment” has the meaning set forth in the recitals of this Agreement.

“International Trade Laws” means all applicable laws, regulations, rules and licenses of the United States and other governments, including but not limited to, the sanctions, embargoes and restrictions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the Foreign Trade Regulations administered by the U.S. Department of Commerce’s Bureau of Census, the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

“knowledge” or “to the knowledge” of a Person shall mean in the case of the Company or Alset, the actual knowledge of the Persons listed on Schedule 1.01(c) after reasonably inquiry.

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or Improvements located thereon.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable Securities Laws).

“Merger Consideration” means Twelve Million Five Hundred (12,500,000) shares, with an assumed price of $10.00 per share.

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Surviving Corporation Articles of Incorporation” means the form of articles of incorporation set forth on Exhibit D to be attached to this Agreement within 30 days after the date hereof.

“Surviving Corporation Bylaws” means the form of bylaws set forth on Exhibit E.

“NASDAQ” means the means the Nasdaq Global Select Market or the Nasdaq Global Market.

“NRS” means the Nevada Revised Statutes.

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“Owned Real Property” means the land owned by the Company (collectively, the “Land”), together with all buildings and other structures, facilities, and other improvements located thereon (collectively, the “Improvements”); all right, title and interest of the Company if any, in and to any and all appurtenances, strips or gores, roads, easements, streets, alleys, drainage facilities and rights-of-way bounding any of the Land; all utility capacity, utilities, water rights, licenses, permits, entitlements, and bonds, if any, and all other rights and benefits attributable to the Land; and all rights of ingress and egress thereto; all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any Governmental Authority in connection with the Land or the Improvements held by or granted to the Company any of its respective predecessors in title, and/or the agents thereof with respect to the Land or the Improvements; all right, title and interest of the Company in and to all site plans, surveys, soil and substratus studies, and engineering and architectural drawings, plans and specifications, in the possession or control of the Company relating to the Land or Improvements; all equipment and other personal property owned by the Company located on and/or exclusively used in connection with the operation of the Land or Improvements; and all written service and maintenance contracts and other written contracts, if any, relating to the Land or Improvements.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s assets that are subject thereto; (b) Liens for Taxes not yet due and payable, or being contested in good faith for which adequate reserves have been set aside according to GAAP; (c) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (d) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company granted to any licensee in the ordinary course of business; and (e) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, health information, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, device or household, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“HWH Shareholder” means Alset International Limited, a Singapore private limited company.

“Privacy/Data Security Laws” means all Laws, self-regulatory standards, third party system and platform requirements, and industry regulations governing (a) the receipt, collection, use, storage, processing, sharing, security, disclosure, transfer, sale, unauthorized access or modification, theft, loss, inaccessibility, breach, or transfer of Personal Information, Confidential Information, the Company’s Business Systems or Business Data and (b) unfair and deceptive practices, accessibility, advertising communications (e.g., text messages, emails, calls), PCI-DSS, location tracking and marketing.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company from which the Company has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Proxy Statement” means the proxy statement to be filed by Alset as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from stockholders of Alset to approve Alset Proposals.

“Redeeming Stockholder” means a stockholder of Alset who properly demands that Alset redeem its Class A Common Stock for cash in connection with the Alset Proposals and in accordance and in compliance with Alset Organizational Documents.

“Registered Company IP” means patents, patent applications, registrations and applications for registration of trademarks, service marks, and trade dress, internet domains, and copyrights owned or licensed by the Company.

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“Related Party” means, with respect to the Company, (a) any Affiliate of the Company or any Person who serves as a director, officer, general partner or managing member of such Affiliate; (b) any Person who serves as a director, officer, general partner or managing member of the Company; (c) any Person that beneficially owns, directly or indirectly, at least 5% of the Company Capital Stock or any Affiliate described in clause (i) of such Person; or (d) any Immediate Family member of any Person described in clause (a), (b) or (c). For purposes of this definition, “Affiliate” shall not include the Company.

“Securities Act” means the Securities Exchange Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Shareholder” means Alset International Limited, the holder of the shares of the Company Common Stock.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Special Meeting” means a meeting of the holders of Alset Common Stock to be held for the purpose of approving Alset Proposals.

“Sponsor” means Alset Acquisition Sponsor, LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to a Person, any other Person, of which (a) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person or (b) such Persons controls any other Person. For the purposes hereof, the term “Subsidiary” shall include all subsidiaries of such Subsidiary.

“Supplier” means any Person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company.

“Tax” and “Taxes” means any federal, state, local, foreign, and other income, gross income, adjusted gross income or gross receipts, franchise, estimated, alternative or add-on minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, disability, estimated, escheat, premium, turnover, windfall profits or other taxes of any kind whatsoever, together with any interest, penalties, additions to tax, or additional amounts imposed by any Governmental Authority with respect thereto.

“Tax Return” means any return, information return, statement, declaration, claim for refund, estimate, report, or other document relating to Taxes that is filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto and including any amendments thereof.

“Transactions” means the transactions contemplated by this Agreement, including the Merger and the Ancillary Agreements.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.

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GLOSSARY

“2021 Balance Sheet”	Section 4.7(b)
“Alset”	Recitals
“Alset Board”	Section 5.10(a)
“Alset Board Recommendation”	Section 7.1(e)
“Alset Disclosure Schedules”	Preamble to Article V
“Alset Financial Statements”	Section 5.7(b)
“Alset Preferred Stock”	Section 5.3(a)
“Alset Proposals”	Section 7.1(b)
“Alset SEC Documents”	Section 5.7(a)
“Action”	Section 4.10
“Additional Alset SEC Documents”	Section 5.7(a)
“Agreement”	Recitals
“Affordable Care Act”	Section 4.11(k)
“Alternative Transaction Structure”	Section 7.7(a)
“Anti-Corruption Laws”	Section 4.29(a)
“Antitrust Laws”	Section 7.10(c)
“Applicable Per Share Merger Consideration”	Section 3.1(c)
“Articles of Merger”	Section 2.3
“Basket”	Section 10.3(a)
“Blue Sky Laws”	Section 4.5(b)
“Certificates”	Section 3.2(b)
“Claim Notice”	Section 10.4(b)
“Claims”	Section 6.3
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“Code”	Recitals
“Company”	Recitals
“Company Board Recommendation”	Section 7.1(f)
“Company Permits”	Section 4.6(a)
“Company Preferred Stock”	Section 4.3(a)
“Confidentiality Agreement”	Section 7.2(b)
“Contribution”	Section 4.14(e)
“Contributor”	Section 4.14(e)
“D&O Indemnified Persons”	Section 7.5(a)
“D&O Tail Insurance”	Section 7.5(b)
“Data Security Requirements”	Section 4.14(g)
“Dissenting Shares”	Section 3.5(a)
“Effective Time”	Section 2.3
“ERISA”	Section 4.11(a)
“ERISA Affiliate”	Section 4.11(i).
“Expiration Date”	Section 3.6(a)(ii)
“Exchange Fund”	Section 3.2(a)
“Financial Statements”	Section 4.7(b)
“GAAP”	Section 4.7(a)
“Governmental Authority”	Section 4.5(b)
“Investment Company Act”	Section 4.31
“International Trade Control Laws”	Section 4.29(a)

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“Law”	Section 4.5(a)
“Lease”	Section 4.13(b)
“Lease Documents”	Section 4.13(b)
“Material Contracts”	Section 4.17(a)
“Material Customers”	Section 4.18(a)
“Material Suppliers”	Section 4.18(b)
“Merger”	Section 2.1(a)
“Merger Sub”	Recitals
“Merger Sub Common Stock”	Section 5.3(b)
“Outside Date”	Section 9.1(b)
“Outstanding Alset Transaction Expenses”	Section 3.4(b)
“Outstanding Company Transaction Expenses”	Section 3.4(a)
“Party” and “Parties”	Recitals
“PCAOB Audit Deadline”	Section 7.13
“PCAOB Audited Financial Statements”	Section 4.7(c)
“Pending Claims”	3.6(a)(ii)
“Plans”	Section 4.11(a)
“Prior Financial Statements”	Section 4.7(a)
“Prohibited Party”	Section 4.29(b)
“Registration Statement”	Section 7.1(a)
“Remedies Exceptions”	Section 4.4
“Representative Documents”	Section 11.10
“Representatives”	Section 7.2(a)
“Sanctions Laws”	Section 4.29(a)
“SEC”	Section 5.7(a)
“Sponsor Support Agreement”	Recitals
“Shareholder Support Agreement”	Recitals
“Surviving Corporation”	Section 2.1
“Terminating Alset Breach”	Section 9.1(f)
“Terminating Company Breach”	Section 9.1(e)
“Third Party Claim”	Section 10.4(c)
“Transaction Litigation”	Section 7.6
“Trust Account”	Section 5.12
“Trust Agreement”	Section 5.12
“Trust Fund”	Section 5.12
“Trustee”	Section 5.12
“Withholding Agent”	Section 3.3

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SECTION 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include all other genders, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including”, “include” or similar derivations means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (i) provided no later than seven days prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (A) in the “virtual data room” set up by the Company in connection with this Agreement no later than two days prior to the date hereof or (B) by delivery to such Party or its legal counsel via electronic mail or hard copy form, or (ii) with respect to Alset, filed with the SEC by Alset no later than two days prior to the date hereof.

(c) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or Alset’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19 or COVID-19 Measures).

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

THE MERGER; CLOSING

SECTION 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (a) Merger Sub shall be merged with and into the Company in accordance with the NRS, and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and become a wholly owned Subsidiary of Alset, and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the NRS, and (c) the Merger shall have such other effects as provided in the NRS and this Agreement.

SECTION 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Sichenzia Ross Ference LLP, 1185 Avenue of the Americas, 31st Floor, New York, New York on a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in Article VIII that are required to be satisfied prior to the Closing Date, or at such other place and time as the Alset and Company may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

SECTION 2.3 Effective Time. Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII of this Agreement, as soon as practicable following the Closing on the Closing Date the Company, Alset and Merger Sub will cause articles of merger relating to the Merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the NRS. The Merger shall become effective at the time when the Articles of Merger have been duly filed with and accepted by the Secretary of State of the State of Nevada, or at such later date and time as may be agreed by the Parties in writing and specified in the Articles of Merger (such date and time, the “Effective Time”).

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SECTION 2.4 Organizational Documents of Alset and the Surviving Corporation.

(a) At the Closing and immediately prior to the Effective Time, subject to obtaining the affirmative vote of the stockholders of Alset for the Alset Proposals in accordance with the Proxy Statement, Alset shall cause the Alset Organizational Documents to be amended and restated in their entirety to be the Amended Certification of Incorporation and the Amended Bylaws, respectively, until thereafter supplemented or amended in accordance with their respective terms and the DGCL. Without limiting the generality of the foregoing, as of the Effective Time, Alset will change its corporate name to “HWH International Inc.”

(b) At the Effective Time, by virtue of the Merger, the Company Articles of Incorporation and the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read in the forms of the Surviving Corporation Articles of Incorporation and the Surviving Corporation Bylaws, respectively, and as so amended and restated, will be the articles of incorporation and the bylaws, respectively, of the Surviving Corporation until thereafter supplemented or amended in accordance with their respective terms and the NRS.

SECTION 2.5 Directors. Immediately after the Closing, the board of directors of the Surviving Corporation and of Alset each shall consist of seven directors, consisting of (a) three (3) directors designated by Alset, and (b) four (4) designated by the Company, at least four (4) of whom, in the aggregate, will serve as independent directors satisfying the independence requirements of the Securities Act and the Nasdaq rules.

SECTION 2.6 No Further Ownership Rights in Company Capital Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company.

SECTION 2.7 Rights Not Transferable. The rights of the HWH Shareholder as of immediately prior to the Effective Time are personal to each such Shareholder and shall not be assignable or otherwise transferable for any reason (except (i) in the case of an entity, by operation of Law or (ii) in the case of a natural person, by will or the Laws of descent and distribution). Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

SECTION 2.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the officers and directors of Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

ACTIONS PRIOR TO THE MERGER; CONVERSION OF SECURITIES; CONSIDERATION

SECTION 3.1 CONVERSION OF SECURITIES

(a) Cancellation of Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Alset, Merger Sub or the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the applicable pro-rata portion of the Closing Payment Shares for each share of Company Common Stock (the “Applicable Per Share Merger Consideration”) as specified on Exhibit A hereto. For avoidance of any doubt, the HWH Shareholder will cease to have any rights with respect to his, her or its Company Common Stock, except the right to receive the Applicable Per Share Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(i) Company Common Stock. Each share of Company Common that is issued and outstanding immediately prior to the Effective Time, other than the Dissenting Shares, shall thereupon be converted into the right to receive, and the holder of such share of Company Stock shall be entitled to receive, the Applicable Per Share Merger Consideration;

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(ii) Company Treasury Stock. Each share of Company Common Stock held in the treasury of the Company (“Treasury Shares”) immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) Company Dissenting Share. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 3.5(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 3.5(a).

Alset Class B Common Stock. Each share of Alset Class B Common Stock shall automatically convert into and become one validly issued, fully paid and non-assessable share of Alset Class A Common Stock.

(d) Merger Sub Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001, of the Surviving Corporation, and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.

(e) Surrender of Certificates. All securities issued upon the surrender of Company Common Stock in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Common Stock shall also apply to the Closing Payment Shares so issued in exchange.

(f) Lost, Stolen or Destroyed Certificates. In the event any certificates for any shares of Company Common Stock shall have been lost, stolen or destroyed, Alset shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Alset may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company or Alset with respect to the certificates alleged to have been lost, stolen or destroyed.

(g) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding securities of the Company or Alset shall occur (other than the issuance of additional shares of the Company or Alset as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, the Exchange Ratio and the number of the Closing Payment Shares (as well as the Applicable Per Share Merger Consideration) payable to the HWH Shareholder pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Alset or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 3.2 Payment of Merger Consideration.

(a) Upon and subject to the terms and conditions of this Agreement, on the Closing Date, Alset shall issue to each Shareholder such number of Closing Payment Shares opposite such Shareholder’s name on Exhibit A.

(b) No certificates or scrip representing fractional Alset Class A Common Stock will be issued pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Alset.

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(c) Each certificate issued pursuant to the Merger to any Shareholder shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Closing Payment Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

SECTION 3.3 Withholding Rights. Each of Alset and Merger Sub (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law; provided that prior to making any deduction or withholding pursuant to this Section 3.3, the Withholding Agent shall use commercially reasonable efforts to provide the HWH Shareholder with advance written notice of any such intended deduction or withholding (other than any withholding on amounts properly treated as compensation to employees for U.S. federal income Tax purposes) at least five (5) days before the making of such payment, and the Withholding Agent shall cooperate in good faith with the HWH Shareholder to obtain any available exception from, or reduction in, such deduction or withholding pursuant to this Section 3.3 to the extent permitted under applicable Law. To the extent that amounts are so withheld by the Withholding Agent or any of their respective Affiliates with respect to any Person and are properly remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid on behalf of such Person in respect of which such deduction and withholding was made. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

SECTION 3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Capital Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to Alset for any reason shall be converted into the Merger Consideration in accordance with the provisions of Section 3.1.

SECTION 3.5 Payment of Expenses.

(a) No sooner than five nor later than two Business Days prior to the Closing Date, the Company shall provide to Alset a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company and/or the HWH Shareholder in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date concurrent with the Closing, Alset shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses.

(b) No sooner than five nor later than two Business Days prior to the Closing Date, Alset shall provide to the Company a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of Alset and/or Merger Sub in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Alset Transaction Expenses”). On the Closing Date concurrent with the Closing, Alset shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Alset Transaction Expenses.

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(c) Neither of Alset nor the Surviving Corporation shall be liable to any holder of Company Capital Stock for any such Company Capital Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.2.

(d) Alset shall not pay or cause to be paid any Outstanding Alset Transaction Expenses or Outstanding Company Transaction Expenses other than in accordance with this Section 3.5.

SECTION 3.6 Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the NRS, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by the HWH Shareholder who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing dissenter’s rights for such Company Capital Stock in accordance with the NRS and otherwise complied at all times with all of the provisions of the NRS relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and the HWH Shareholder shall have no right to receive, the applicable Merger Consideration in accordance with the provisions of Section 3.1, unless and until such Shareholder fails to perfect or withdraws or otherwise loses his, her or its dissenter’s rights and payment under the NRS. Any Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenter’s rights as to such shares of Company Capital Stock under the NRS shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Merger Consideration in accordance with the provisions of Section 3.1, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such shares of Company Capital Stock.

(b) Prior to the Closing, the Company shall give Alset (i) prompt notice of any demands for dissenter’s rights received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenter’s rights under the NRS. The Company shall not, except with the prior written consent of Alset (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for dissenter’s rights or offer to settle or settle any such demands.

(c) The Company shall give Alset (i) prompt, but within at least five (5) Business Days, written notice of its receipt of any written demands for dissenter’s rights as to any shares of Company Common Stock, withdrawals of such demands, and any other instruments relating to such demands served pursuant to the NRS and received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenter’s rights under the NRS or the Laws of any other applicable jurisdiction. The Company shall not, except with the prior written consent of Alset, which consent may be given or withheld in Alset’s reasonable discretion, or as may be required under applicable Laws, voluntarily make any payment with respect to any demands for dissenter’s rights as to Company Common Stock or offer to settle or settle any such demands or approve any withdrawal of any such demands.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Alset simultaneously with the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Alset that each of the following representations and warranties is true, correct and complete as of the date of this Agreement (or, if such representations and warranties are made with respect to a certain date, as of such date). All references to the Company in this Article IV shall also apply to each Subsidiary, both individually and on a consolidated basis with the Company. The parties hereto agree that any reference to numbered and lettered sections and subsections of this Article IV shall only refer to the section or subsection being referenced.

SECTION 4.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that do not constitute a Company Material Adverse Effect.

(b) Each Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that do not constitute a Company Material Adverse Effect. There are no options, restricted shares, restricted share units, phantom equity awards, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests of any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, any Subsidiary.

(c) Except as provided in Schedule 4.1 of the Company Disclosure Schedules, the Company does not directly or indirectly own any Subsidiaries. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

SECTION 4.2 Articles of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available a complete and correct copy of the articles of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and of each subsidiary. Such articles of incorporation, bylaws or equivalent organizational documents are in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

SECTION 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. As of the date of this Agreement, (i) 10,000 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are held in the treasury of the Company, and (iii) no shares of Company Preferred Stock are outstanding.

(b) Other than this Agreement, there are no options, restricted shares, restricted share units, phantom equity awards, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. The Company is not a party to, or otherwise bound by, and the Company has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than this Agreement and any Ancillary Agreements, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock or other securities of the Company.

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(c) Schedule 4.3(d) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, the following information with respect to each Company Warrant outstanding: (i) the name of the holder of such Company Warrant; (ii) the number of shares of Company Capital Stock subject to such Company Warrant; (iii) the exercise or purchase price of such Company Warrant; (iv) the date on which such Company Warrant was granted; and (v) the date on which such Company Warrant expires. The Company has made available to Alset an accurate and complete copy of each Company Warrant. All Company Capital Stock subject to issuance pursuant to any Company Warrant, upon issuance on the terms and conditions specified therein, will be and as of the effectiveness of the Company Warrant Conversion has been, duly authorized, validly issued, fully paid and nonassessable.

(d) Except as contemplated by or as otherwise set forth in this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(e) (i) Except as otherwise set forth in Schedule 4.3(g) of the Company Disclosure Schedules, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Warrant as a result of the proposed transactions herein, and (ii) all outstanding shares of the Company Capital Stock have been issued and granted in compliance with (A) all applicable Securities and other Laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company is a party.

(f) The HWH Shareholder owns directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of Company Capital Stock). No shares or other equity or voting interest of the Company, or options, warrants, convertible debt or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

SECTION 4.4 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Requisite Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Requisite Approval, which the written consent delivered in connection with Section 7.1(f) shall satisfy, and the filing and recordation of appropriate merger documents as required by the NRS). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Alset and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

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SECTION 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement, and the transactions contemplated hereby, by the Company do not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the NRS and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Schedule 4.5(a) of the Company Disclosure Schedules, the performance of this Agreement by the Company will not (i) conflict with or violate the Company Articles of Incorporation or bylaws, (ii) conflict with or violate any federal, state, local or foreign (including the general principles of common law, civil law and equity) statute, law, ordinance, regulation, code, executive order, injunction, judgment, decree, constitution, convention, treaty, common law, act, code, edict, determination, binding interpretation, subpoena, decision, verdict, judgment, award, administrative requirement, decree and the rules and regulations promulgated thereunder, in each case enacted, promulgated or imposed by any Governmental Authority, and to the extent they have the force of law, any policies, guidelines and notices of any Governmental Authority (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract or any Lease Document to which the Company is a party or by which it or any of its respective assets or properties may be bound or affected, (iv) except as set forth on Schedule 4.5(a)(iv) of the Company Disclosure Schedules, require any consent, waiver or other action by any Person under any Material Contract or Lease to avoid any violation, breach, or default thereof, or, result in the acceleration, cancellation, termination or modification, or the right to effect such acceleration, cancellation, termination or modification, of any such Material Contract or Lease, or (v) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company. In no event will the conversion of Company Capital Stock into the right to receive the applicable Merger Consideration or the distribution of the Merger Consideration as set forth herein be superseded by any other Contract.

(b) The execution and delivery of this Agreement, and the transactions contemplated hereby, by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, foreign government, governmental or quasi-governmental, regulatory or administrative authority or office, any political or other subdivision thereof, agency, instrumentality, bureau, authority, body or commission or any court, tribunal, judicial or arbitral body or body exercising, or entitled to exercise, any judicial, quasi-judicial, legislative, executive, police, regulatory, taxing or other administrative instrumentality (a “Governmental Authority”), except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the NRS.

SECTION 4.6 Permits; Compliance.

(a) The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits does not constitute a Company Material Adverse Effect. To the Company’s knowledge, no suspension or cancellation of any of the Company Permits is pending or threatened in writing.

(b) Except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.16) and compliance with Laws related to Taxes (which are the subject of Section 4.15), and (ii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to constitute a Company Material Adverse Effect, the Company is, and since January 1, 2020 has been, in compliance with all applicable Laws and Privacy/Data Security Laws.

(c) The Company is, and since inception, has been, in compliance with the terms of any note, bond, mortgage, indenture, or guarantee evidencing any Company Debt.

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(d) Since inception, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to constitute a Company Material Adverse Effect, (i) there has been no action taken by the Company or, to the knowledge of the Company, any officer, director, manager, employee, agent or representative of any the Company acting on behalf of the Company in violation of any applicable Anti-Corruption Law or International Trade Law, (ii) the Company has not been convicted of violating any Anti-Corruption Laws or International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws or International Trade Laws, nor, to the knowledge of the Company, has any investigation been threatened or pending, (iii) the Company has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or International Trade Law, (iv) the Company has not received any written notice, inquiry or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law or International Trade Law, nor has any such notice, inquiry or citation been threatened or is pending and (v) the Company has instituted and maintained policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and International Trade Laws. No officer, director, manager or, to the knowledge of the Company, employee, agent or member of the Company is a foreign official within the meaning of the FCPA.

SECTION 4.7 Financial Statements.

(a) The Company has made available to Alset true, correct and complete copies of the audited consolidated balance sheets and the related audited consolidated statements of operations and cash flows of the Company as of December 31, 2020 and December 31, 2021 (collectively, the “Prior Financial Statements”). The Prior Financial Statements (including the notes thereto) (i) were prepared on an accrual basis in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) were derived from the Books and Records of the Company, and (iii) fairly present, in all material respects, the financial position, results of operations, income (loss), changes in stockholders’ equity, and cash flows of the Company as at the date thereof and for the period indicated therein. (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition in all material respects as of their dates including for all warranty, maintenance, service and indemnification obligations; and (v) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended.

(b) The Company has made available to Alset a true, correct and complete copy of the consolidated unaudited balance sheet of the Company for the six-month period ended June 30, 2021 and 2022 (the “Interim Balance Sheet”), and the related reviewed consolidated statements of operations and cash flows of the Company for the twelve-month period then ended (such financial statements, including the Interim Balance Sheet, the “2021 Financial Statements”). The 2021 Financial Statements were (i) prepared on an accrual basis in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments), ii) were derived from the Books and Records of the Company, and (iii) fairly present, in all material respects, the financial position, results of operations, income (loss), changes in stockholders’ equity, and cash flows of the Company as at the date thereof and for the period indicated therein. (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition in all material respects as of their dates including for all warranty, maintenance, service and indemnification obligations; and (v) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended.

(c) The Prior Financial Statements and the 2021 Financial Statements accurately reflect in all material respects the outstanding Indebtedness of the Company as of the dates thereof.

(d) The Company will deliver to Alset, pursuant to Section 7.15, true, complete and complete copies of the audited consolidated balance sheets of the Company as of December 31, 2019, December 31, 2020, and December 31, 2021 and the related audited consolidated statements of operations, cash flows and stockholders’ equity for the years ended December 31, 2019, December 31, 2020, and December 31, 2021, together with the auditor’s reports thereon, which will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act for financial statements required to be included in the Registration Statement (collectively, the “PCAOB Audited Financial Statements”).

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(e) The PCAOB Audited Financial Statements (i) will be prepared from, and will reflect in all material respects, the Books and Records of the Company, (ii) will present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in stockholders’ equity, and cash flows of the Company as of the dates and for the periods indicated therein in conformity with GAAP consistently applied throughout the periods covered thereby and (iii) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC in accordance with Section 7.1, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act for financial statements required to be included in the Registration Statement, in effect as of the respective dates thereof.

(f) The Company has established and maintains systems of internal accounting controls that are sufficient to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the assets of the Company. The Company maintains and, for all periods covered by the Financial Statements, has maintained, Books and Records of the Company and its Subsidiaries in the ordinary course of business that are true and complete and reflect the revenues, expenses, assets and liabilities of the Company in all material respects.

(g) The Company has not invested in cryptocurrency and will not do so in the future.

SECTION 4.8 Undisclosed Liabilities. There is no liability, Company Debt or obligation of the Company (whether absolute, accrued, contingent or otherwise) whether or not required to be set forth or reserved for on a consolidated balance sheet of the Company (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities, Company Debts or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen in the ordinary course of business since the date of the Interim Balance Sheet included in the Financial Statements, (c) disclosed in Schedule 4.8 of the Company Disclosure Schedules, or (d) arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Company Transaction Expenses). The Company does not have any Indebtedness for borrowed money.

SECTION 4.9 Absence of Certain Changes or Events. Since inception, or as expressly contemplated by this Agreement and the Transactions, (a) there has not been any Company Material Adverse Effect, and (b) except as set forth on Schedule 4.9 of the Company Disclosure Schedules, (i) the Company has conducted its business in the ordinary course consistent with past practices, and (ii) the Company has not taken any action that, if taken after the date of this Agreement, would require the consent of Alset pursuant to Section 6.1 if such action had been taken after the date hereof.

SECTION 4.10 Absence of Litigation. Except as set forth on Schedule 4.10 of the Company Disclosure Schedules, there is no cause of action, litigation, suit, hearing, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise (an “Action”) pending against or, to the knowledge of the Company, threatened against or affecting the Company, or any directors, officers or employees thereof, or any property or asset of the Company. Neither the Company nor any material property or asset of the Company is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would constitute a Company Material Adverse Effect. There is no unsatisfied judgment or any injunction binding upon the Company which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no (i) Action (or any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company, any of the Company’s officers or directors, the business, or any Company Common Stock or any of the Company’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Ancillary Agreements or (ii) outstanding judgment against the Company that would reasonably to be expected to the ability of the Company to enter into and perform its obligations under this Agreement. The HWH Shareholder is not, and has not been in the past six (6) years, subject to any proceeding with any Authority.

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SECTION 4.11 Employee Benefit Plans.

(a) Schedule 4.11(a) of the Company Disclosure Schedules sets forth a true and complete list of each company benefit plan (“Plan”). For purposes of this Agreement, “Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any stock purchase, stock option, equity or equity-based or phantom equity compensation, severance, retirement, employment, individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, (a) which are contributed to (or required to be contributed to), sponsored by or maintained by the Company for the benefit of any current or former employee, officer, director or individual consultant of the Company (the “Company Employees”) or (b) pursuant to which the Company could have any liability, other than any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority.

(b) With respect to each Plan, the Company has delivered or made available to Alset copies, to the extent applicable of (i) each Plan and any current trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, with respect to such Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Plan, (iv) the most recent actuarial valuation relating to such Plan, (v) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to any Plan; (vi) all material communications received from or sent to the Internal Revenue Service or the Department of Labor or any other Governmental Authority (including a written description of any oral communication) within the last calendar year; and (vii) the most recent written results of any required compliance testing.

(c) Each Plan has been established, administered and funded in accordance with its terms, and in compliance with all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made or premiums required to be paid with respect to any Plan on or before the date hereof have been made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Financial Statements. There is no material Action pending or, to the knowledge of the Company, threatened against any Plan or the assets of any Plan (other than routine undisputed claims for benefits). With respect to the Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened.

(d) With respect to each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, such arrangement has, at all times while subject to Section 409A of the Code, been operated in compliance (including documentary compliance) with, Section 409A of the Code and all applicable guidance thereunder. Each Company Option was granted with a per share exercise price equal to or greater than the per share fair market value of Company Common Stock on the date of grant.

(e) No Plan or other contract to which the Company is a party or otherwise bound provides any Person with a “gross up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(f) Each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred, whether by action or failure to act, that could to cause the loss of such qualification, or the imposition of any material liability, penalty or tax under ERISA or the Code.

(g) With respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), no event has occurred and no condition exists that would subject the Company to any Tax, fine, lien, or penalty imposed by ERISA, the Code or other applicable Law. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Plan, in either case, that would reasonably be expected to give rise to material liabilities to the Company.

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(h) The Company has not incurred any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former or retired employees of the Company, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(i) None of the Company nor any of its respective ERISA Affiliates, sponsors, maintains or is required to contribute to, and at no point during the six year period prior to the date hereof sponsored, maintained or was required to contribute to, (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code), (ii) a plan subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a defined benefit plan (as defined in Section 414 of the Code), whether or not subject to ERISA or (iv) a multiple employer plan, as defined in Section 413(c) of the Code or otherwise or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 or 4064 of ERISA. The Company does not, either directly or through an ERISA Affiliate, have any liability pursuant to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with another Person would be deemed a “single employer” with such Person for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(j) Except as set forth on Schedule 4.11(j) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions will (whether alone or in connection with any subsequent event(s)) (i) result in the payment, acceleration, vesting, funding or creation of any compensatory rights of any Company Employee to payments or benefits or increases in any compensation or benefits (including any loan forgiveness) under any Plan (or under any plan, agreement or arrangement that would be a Plan if in effect as of the date of this Agreement), (ii) result in severance pay or any increase in severance pay upon any termination of employment, or (iii) require any contributions or payments to fund any obligations under any Plan, or cause the Company to transfer or set aside any assets to fund any Plan.

(k) Each Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act.

(l) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any Company Employee who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of or in connection with the consummation of the Transactions.

SECTION 4.12 Labor Matters.

(a) The Company is not a party to any collective bargaining agreement or other agreement with a labor union or like organization, and to the knowledge of the Company, there are no activities or Actions by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company.

(b) The Company: (i) is, and since January 1, 2020, has been, in compliance in all material respects with all applicable Laws regarding employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved and (iii) since January 1, 2020 has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the Company.

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(c) The Company is not delinquent in payments to any of its current or former employees, officers, directors, consultants or other service providers for any services rendered or amounts required to be reimbursed or otherwise paid.

(d) To the knowledge of the Company, no employee of the Company at the level of senior vice president or above is in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation with or to: (i) the Company; or (ii) a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or (B) to the knowledge or use of trade secrets or proprietary information.

(e) All employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employees are employed in their current job capacities.

(f) The Company has not incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law that remains unsatisfied.

(g) Since January 1, 2020, with regard to any individual who performs or performed services for the Company and who is not treated as an employee for Tax purposes by the Company, the Company has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Plan purposes and, the Company does not have any liability by reason of any individual who performs or performed services for the Company in any capacity, being improperly excluded from participating in any Plan. Since January 1, 2020, each of the employees of the Company has been properly classified by the Company as “exempt” or “non-exempt” under applicable Law.

(h) Since January 1, 2020 the Company has not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any director, officer or employee.

SECTION 4.13 Real Property; Title to and Sufficiency of Assets.

(a) The Company does not own or hold any Owned Real Property.

(b) Schedule 4.13(b) of the Company Disclosure Schedules lists as of the date of this Agreement the street address of each parcel of material Leased Real Property, and sets forth a list as of the date of this Agreement of each lease pursuant to which the Company leases any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents in effect as of the date of this Agreement have been made available to Alset. Except as otherwise set forth in Schedule 4.13(b) of the Company Disclosure Schedules, with respect to each Lease: (i) each Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi). The Company holds the leasehold estate on the Company Leases free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not constitute a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting Leased Real Property, and improvements thereon, other than those that would not constitute a Company Material Adverse Effect. The Leased Real Property is presently served by public or private water, sewer, telephone, gas and electric facilities located in the public right of way adjacent to each of the respective properties and no additional rights are needed for such utilities to reach the Leased Real Property.

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(d) The Company has legal and valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all encumbrances, liens or other restrictions other than Permitted Liens. The Company has no knowledge of any encumbrances on title the Leased Real Property or rights of possession thereof other than those that would appear of record and/or would be set forth in any title insurance commitment issued in connection with this transaction. The Company has no knowledge of any assessments for public Improvements which have been made or threatened against the Leased Real Property.

(e) The Company is not aware of any unpaid-for Improvements that have been made, or materials, machinery or fuel delivered to or labor performed on the Leased Real Property by or on behalf of Company, which might form the basis of a mechanic’s lien, nor has Company received a copy of an affidavit of mechanic’s lien which may later be recorded.

(f) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property used in the operations of the Company Business are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. All assets used in the operations of the Company Business are sufficient for the continued conduct of the Company Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Company Business as currently conducted.

SECTION 4.14 Intellectual Property.

(a) Schedule 4.14(a) of the Company Disclosure Schedules contains a true, correct and complete list of the Registered Company IP (showing in each, as applicable, the jurisdiction, filing date, date of issuance, expiration date, owner, and registration or application number, and registrar). Each item on Schedule 4.14(a) is subsisting, in full force and effect, and has not expired, been cancelled, abandoned or otherwise terminated and the registered, issued and/or patented items on Schedule 4.14(a) are valid, subsisting and enforceable.

(b) Except as provided on Schedule 4.14(b), the Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and the Company has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP used by it in the Company Business. Except as provided on Schedule 4.14(b), no funding, facilities or personnel of any governmental authority or any university, college, research institute or other educational institution have been or are being used by the Company to develop or create, in whole or in part, any Company-Owned IP. All documents and instruments necessary to record the ownership rights (if applicable) of the Company in the registrations, patents and applications for the Company-Owned IP have been validly executed and filed with the appropriate governmental authority. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s right to own or use any Company-Owned IP. Except as provided on Schedule 4.14(b) of the Company Disclosure Schedules, immediately subsequent to the Closing, the Company IP shall be owned or available for use by the Company on terms and conditions identical to those under which they own or use the Company IP immediately prior to the Closing, without payment of additional fees. There is no loss or expiration of any of the Company-Owned IP or Company-Licensed IP pending, and to the Company’s knowledge, no such loss or expiration is threatened.

(c) The Company has taken and will take reasonable actions to maintain, protect and enforce rights in the Company-Owned IP, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. To the knowledge of the Company, the Company has not disclosed any trade secrets or other Confidential Information that is material to the business of the Company to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such trade secrets and Confidential Information.

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(d) To the knowledge of the Company, (i) there have been no claims filed and served, or threatened in writing (including email), against the Company in any forum, by any Person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (B) alleging any infringement, violation or misappropriation of, or other conflict with, any Intellectual Property rights of other Persons (including any material demands or unsolicited offers to license any Intellectual Property rights from any other Person); (ii) the operation of the Company Business (including the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other Persons or constitute, unfair competition or trade practices under the Laws of any applicable jurisdiction; (iii) no other Person, including any employee or former employee of the Company, has infringed, misappropriated or violated any of the Company-Owned IP; (iv) none of the Company-Owned IP or Products is subject to any proceeding, or outstanding order, agreement, settlement or stipulation restricting in any manner the use, enforcement, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company of any Company-Owned IP, or any Product, and (v) the Company has not received any formal written opinions of counsel regarding any of the foregoing.

(e) Except as provided on Schedule 4.14(e) of the Company Disclosure Schedules, all Persons who have contributed, developed or conceived (each, a “Contributor”) any Intellectual Property (i) for or on behalf of the Company, or (ii) in the course of and related to his, her or its relationship with the Company (in each case a “Contribution”) have an obligation to maintain the confidentiality of the Company’s proprietary information and have either assigned all rights, title and interest to such Company-Owned IP to the Company or is a party to a “work-for-hire” agreement under which the Company is deemed to be the owner or author of all property rights therein. To the knowledge of the Company, no current or former officer, employee, consultant or independent contractor of the Company: (A) is in violation of any term or covenant of any agreement (including any employment or settlement agreement or stipulation) with any other Person, or any order or judgment of any court, arbitrator or other Governmental Authority, by virtue of such employee, consultant or independent contractor being employed by, performing services for, or developing Intellectual Property used by the Company, or is, while such employee, consultant or independent contractor has been employed by, performed services for, or developed Intellectual Property used by, the Company, using trade secrets or proprietary information of others without permission; (B) has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP, or (C) has developed any Intellectual Property for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights in or to such Intellectual Property.

(f) The Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems. In the past year, there has not been a material failure with respect to any of the Business Systems that has not been remedied. The Company maintains business continuity and disaster recovery plans consistent with industry standards for companies with similar resources in the same sector. The Company has purchased a sufficient number of seat licenses for their Business Systems.

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(g) The Company is in compliance in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy, data protection, security and other policies and procedures of the Company concerning the processing, collection, disclosure, dissemination, storage, security, sale or use of Personal Information, Confidential Information or other Business Data, (iii) industry standards to which the Company is bound, and (iv) all contractual commitments that the Company has entered into or is otherwise bound with respect to privacy, data protection, transfer and/or security (collectively, the “Data Security Requirements”). The Company maintains commercially reasonable policies, procedures and rules regarding data privacy, protection and security that are in material compliance with all applicable Data Security Requirements. To the knowledge of the Company, the Company and the conduct of the business by the Company is in material compliance with, and at all times since January 1, 2020, have been in material compliance with, all applicable Data Security Requirements. Since January 1, 2020, except as set forth on Schedule 4.14(g) of the Company Disclosure Schedules, to the knowledge of the Company, there have been no material incidents of security breaches or intrusions or unauthorized access, distribution, disclosure, destruction, disposal or use of any of the Business Systems or Personal Information that are in the possession of and controlled by the Company. Since January 1, 2020, except as set forth on Schedule 4.14(g) of the Company Disclosure Schedules, to the knowledge of the Company, there has been no (and no member of the Company has received any) written charge, challenge, complaint, claim or demand from any Person with respect to any actual or alleged material violation or breach of any Data Security Requirement or incidents of security breaches or intrusions or unauthorized access, distribution, disclosure, destruction, disposal or use of any of the Business System or Personal Information that are in the possession of and controlled by the Company. The Company has valid and legal rights to process all Personal Information and Confidential Information that is processed by or on behalf of the Company, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Data Security Requirements.

(h) The Company (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, process, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company receives and uses such Business Data prior to the Closing Date. The Company is not subject to any Data Security Requirements or other legal obligations, including based on the Transactions, that would prohibit Merger Sub or Alset from receiving or using Personal Information or other Business Data, in the manner in which the Company receives and uses such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

SECTION 4.15 Taxes.

(a) The Company: (i) has duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by Law to be filed by the Company and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes, whether or not shown as due on such filed Tax Returns, except with respect to current Taxes that are being contested in good faith and are disclosed in Schedule 4.15(a) of the Company Disclosure Schedules; (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no written request for any such waiver or extension is currently pending; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open, and do not expect any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed; and (v) has provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Company, for any Taxes of the Company that have not been paid, whether or not shown as being due on any Tax Return.

(b) The Company is not a party to, is bound by or has an obligation to any Governmental Authority or other Person under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes).

(c) The Company has (i) withheld or collected all amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party, and (ii) reported and timely remitted such amounts required to have been withheld or collected, reported and remitted to the appropriate Governmental Authority. All Forms W-2 or 1099 or other Tax Returns required with respect thereto have been properly completed and timely filed.

(d) The Company has (i) properly collected all sales Taxes required to be collected in the time and manner required by applicable Law and remitted all such sales Taxes to the applicable Taxing authority in the time and in the manner required by applicable Law and (ii) returned all sales Taxes erroneously collected from any Person to such Person in the time and in the manner required by applicable Law. The Company has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption of waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.

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(e) The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(f) The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law), or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code.

(g) The Company does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (excluding contracts, the primary purpose of which do not relate to taxes), or otherwise.

(h) The Company (i) does not have any request for a ruling in respect of Taxes pending between the Company and any Tax authority; and (ii) has not entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(i) The Company has not in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k) There are no Tax liens upon any assets of the Company except for Permitted Liens.

(l) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not been a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m) The unpaid Taxes of the Company (i) did not, as of the date of the Financial Statements, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing difference between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of Company in filing its Tax Returns. Since the date of the Financial Statements, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(n) Neither the Company nor any director, officer, or employee responsible for Tax matters expects (i) any jurisdiction to assess any additional Taxes for any period for which Tax Returns have been filed, and (ii) any jurisdiction in which Tax Returns are not filed to require the filing of Tax Returns. Within the last three (3) years, no written claim has been made by any Governmental Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

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(o) The Company will not be required to include any item or income, or exclude any item or deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any:

(i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Effective Time;

(ii) use of an improper method of accounting for a taxable period ending on or prior to the Effective Time;

(iii) ruling by, or written agreement with, a Governmental Authority (including any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local, or non-U.S. Tax law)) for a taxable period ending on or prior to the Effective Time;

(iv) installment sale or open transaction disposition made on or prior to the Effective Time;

(v) prepaid amount received on or prior to the Effective Time;

(vi) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Effective Time;

(vii) election under Section 965(h) of the Code; or

(viii) election under Section 108(i) of the Code.

Nothing in this Section 4.15 shall be construed as providing a representation or warranty with respect to any taxable period (or portion thereof) beginning after the Effective Time or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

SECTION 4.16 Environmental Matters.

(a) The Company is currently, and has been, in compliance with all Environmental Laws, and there are no actions or Environmental Claims pending or threatened against the Company. The Company has not received any (A) notice of any actual, alleged or potential (i) Environmental Claim, (ii) violation of or liability under any Environmental Law, or (iii) claim of potential liability with regard to any Hazardous Substance. The Company has not received any request for information pursuant to Environmental Law or related to any Hazardous Substance. No condition exists or event has occurred relating to the Company that would reasonably be expected to result in any Environmental Claim or request for information.

(b) The Company has not (i) manufactured, distributed, treated, disposed, stored, transported, or handled, or arranged for the disposal, treatment, transportation or handling of, (ii) emitted, discharged, handled, stored, used or released any Hazardous Substance, or (iii) exposed any employee or other individual to any Hazardous Substance. There are not now, nor has there been, underground storage tanks on any property currently or formerly owned, leased or occupied by the Company.

(c) The Company has and is in compliance with all Environmental Permits (each of which is disclosed in Schedule 4.16(c) of the Company Disclosure Schedules) necessary for the ownership, lease, operation or use of its respective business or assets in connection with the Company business, all such Environmental Permits are valid and in full force and effect, , there is no reasonable basis to believe that any such Environmental Permit will be revoked, canceled, refused renewal or adversely modified, and none of the Environmental Permits will be impacted as a result of this transaction.

(d) There has been no manufacturing, distribution, treatment, storage, disposal of, handling or exposure of any person to, or release or threatened release of any Hazardous Substances on) any real property currently or formerly owned, operated, used or leased by the Company.

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(e) Except as set forth in Schedule 4.16(e) of the Company Disclosure Schedules, the Company has not received any notice alleging that any real property currently or formerly owned, operated, used or leased by the Company (including soils, groundwater, surface water, and indoor air located on, in, at, under, or from any such real property) has been impacted by any Hazardous Substances.

(f) Except as disclosed in Schedule 4.16(f) of the Company Disclosure Schedules, the Company has not assumed by contract or by operation of Law, any liability of any other person relating to Hazardous Substances or arising out of any Environmental Law, nor has the Company retained with regard to any divested assets, businesses or properties any liability relating to Hazardous Substances or arising out of any Environmental Law.

(g) Except as disclosed in Schedule 4.16(g) of the Company Disclosure Schedules, there are no outstanding governmental orders or unsatisfied judgments, penalties or awards, in each case, arising under Environmental Law or relating to Hazardous Substances, against or affecting the Company, or any of its respective properties or assets.

(h) The Company has made available to Alset all environmental reports, studies, audits, records, sampling data, site assessments, Environmental Permits and other similar documents with respect to the Company in connection with the business or any real property or currently or formerly owned, operated used or leased by the Company.

SECTION 4.17 Material Contracts.

(a) Schedule 4.17(a) of the Company Disclosure Schedules lists, as of the date of this Agreement, the following types of contracts and agreements (other than purchase orders) to which the Company is a party (such contracts and agreements as are required to be set forth in Schedule 4.17(a) of the Company Disclosure Schedules, the “Material Contracts”):

(i) each contract and agreement with all Material Suppliers and Material Customers;

(ii) each employee collective bargaining Contract;

(iii) each contract and agreement with consideration paid or payable to the Company of more than $100,000, in the aggregate, over any 12-month period, (as well as each Company asset valued at $100,000 or more and which are listed on Schedule 4.15(l));

(iv) each contract and agreement with suppliers to the Company for expenditures paid or payable by the Company of more than $100,000, in the aggregate, over any 12-month period;

(v) any Contract that is a definitive merger, acquisition, purchase and sale or similar agreement entered into in connection with an acquisition or disposition by the Company since January 1, 2020, involving consideration in excess of $250,000 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), but excluding any Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations of the Company ongoing;

(vi) all members of the Company have received payment for all commissions, and other remuneration owed to members, any required taxation withholdings with respect to such compensation paid to such members has been paid by the Company, and none of such individuals have any ownership rights in the Company;

(vii) any Contract evidencing or guaranteeing Company Debt or under which the Company has created, incurred, assumed or guaranteed any other Person’s indebtedness, has the right to draw upon credit that has been extended for indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any indebtedness, in each case, in an amount in excess of $50,000;

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(viii) all partnership agreements or other joint venture agreements that are material to the business of the Company;

(ix) all contracts and agreements with any Governmental Authority to which the Company is a party, other than any Company Permits and Environmental Permits;

all contracts and agreements that materially limit, or purport to materially limit, the ability of the Company to compete in any line of business or with any Person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xi) any Contract that (A) grants to any Person any preferred pricing, “most favored nation” or similar rights or (B) grants exclusivity to any Person in respect of any geographic location, any customer, or any product or service;

(xii) each Company Affiliate Agreement, excluding those that are employee confidentiality and invention assignment agreements, equity or incentive equity documents, and employment agreements;

(xiii) all contracts or agreements for any Company-Licensed IP that are material to the Company Business, including for Intellectual Property rights incorporated in or necessary for any Products, and the Business Systems of any other person (excluding both unmodified, commercially available, “off-the-shelf” Software or shrink-wrap licenses with a replacement cost and/or aggregate annual license and maintenance fees of less than $10,000);

(xiv) all contracts relating to registration rights, drag-along, tag along, right of first refusal or put rights or any other agreements with, by the HWH Shareholder;

(xv) all contracts or agreements providing for revenues to the Company, whether currently, in the future, or since January 1, 2020, in an amount exceeding $25,000;

(xvi) all leases or master leases of personal property reasonably likely to result in annual payments of $25,000 or more in a 12-month period by the Company, or for any facility material to the operations of the Company; and

(xvii) any commitment to enter into any Contract of the type described in clauses (i) through (xiv) of this Section 4.17(a).

(b) Each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and the Company is not in breach or violation of, or default under, any Material Contract nor, to the knowledge of the Company, has any Material Contract been canceled by the other party. To the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract. The Company has not received any written claim of breach or default under any such Material Contract. The Company has furnished or made available to Alset true and complete copies of all Material Contracts in effect as of the date of this Agreement, including amendments thereto that are material in nature. Each Material Contract sets forth the entire agreement and understanding between the Company and the other parties thereto. Since January 1, 2020, the Company has not received any notice or request, in each case, in writing, from or on behalf of any other party to a Material Contract to terminate, cancel or not renew such Material Contract, or to renegotiate any material term thereof that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or alleging or disputing any breach or default under such Material Contract.

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SECTION 4.18 Customers and Suppliers.

(a) Schedule 4.18(a) of the Company Disclosure Schedules sets forth with respect to the Company Business (i) a list of the top ten (10) customers, by aggregate dollar volume, for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Schedule 4.18(a) of the Company Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing Date, to use the goods or services of the Company or to otherwise terminate or materially reduce its relationship with the Company.

(b) Schedule 4.18(b) of the Company Disclosure Schedules sets forth with respect to the Company Business (i) a list of the top ten (10) vendors and suppliers, by aggregate dollar volume, for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Schedule 4.18(b) of the Company Disclosure Schedule, the Company has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

SECTION 4.19 Insurance.

(a) Schedule 4.19(a) of the Company Disclosure Schedules sets forth, (a) with respect to each material insurance policy under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement, and (b) the Company’s loss runs with respect to all Commercial Automobile, Commercial General Liability, employment practices liability insurance, directors and officers liability insurance, physical damage, cargo, cyber, excess, surplus and umbrella coverages. True, correct, and complete copies or comprehensive summaries of such insurance policies have been made available to Alset.

(b) With respect to each such insurance policy required to be listed on Schedule 4.19(a) of the Company Disclosure Schedules, except as would not constitute a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default under the policy; (iii) as of the date hereof, to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

SECTION 4.20 Internal Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2020, the Company has not identified and has not been advised by the Company’s auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls over financial reporting.

SECTION 4.21 Registration Statement. None of the information relating to the Company supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of (a) the time the Registration Statement becomes effective under the Securities Act, (b) the date of mailing of the Proxy Statement to stockholders of Alset or (c) the time of the Special Meeting (including any adjournment thereof), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

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SECTION 4.22 Operations of the Company Business During COVID-19. None of the Company’s actions and inactions prior to the date of this Agreement in response to COVID-19: (a) has resulted in the Company experiencing any material business interruption or material losses; or (b) if taken following the date of this Agreement would constitute a Material Adverse Effect or a material breach of the covenants except as set forth in Section 6.1.

SECTION 4.23 Support Agreement. The Company has delivered to Alset a true, correct and complete copy of the Shareholder Support Agreement. The Shareholder Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and, to the knowledge of the Company, no withdrawal, termination, amendment or modification is contemplated. The Shareholder Support Agreement is a legal, valid and binding obligation of the HWH Shareholder’s party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Shareholder Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law in any material respect. No event has occurred that, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of the HWH Shareholder under any term or condition of the Shareholder Support Agreement. The parties to the Shareholder Support Agreement will hold a number of shares of common stock of the Company sufficient to provide the Company Requisite Approval.

SECTION 4.24 Board Approval; Vote Required. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and the HWH Shareholder, (b) approved this Agreement and the Transactions (including the Merger) and declared their advisability, and (c) recommended that the shareholders of the HWH Shareholder approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the shareholders of the HWH Shareholder. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions.

SECTION 4.25 Reserved.

SECTION 4.26 Brokers. Except for those Persons set forth on Schedule 4.26 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 4.27 Takeover Laws. The Company has taken all action necessary to exempt this Agreement and the Transactions, from the provisions of the NRS. Assuming the accuracy of the representations set forth in Section 5.22, no other anti-takeover, “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar statute or regulation is applicable to this Agreement or the transactions contemplated hereby. The Company does not have any shareholder rights plan or “poison pill” in effect, including any agreement with a third-party trust or fiduciary entity with respect thereto.

SECTION 4.28 International Trade Matters; Anti-Bribery Compliance.

(a) The Company currently is and, for the past five years has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the NRS and any other equivalent or comparable Laws of other countries in which the Company has conducted and/or currently conducts business (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by U.S. Governmental Authorities (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasure, or any other relevant Governmental Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries in which the company has conducted and/or currently conducts business (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries in which the Company has conducted and/or currently conducts business (collectively, “International Trade Control Laws”).

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(b) The Company, its directors and officers and, to the knowledge of the Company, the employees or agents of the Company (acting on behalf of the Company), is not and is not acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions-related lists administered by the U.S. Department of State, the U.S. Department of the Treasury, including the OFAC specially Designated Nationals List, the U.S. Department of Commerce, including the Bureau of Industry and Security’s Denied Persons List and Entity List, Her Majesty’s Treasury, including the Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Governmental Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); or (ii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria. Neither the Company, nor any director or officer, nor, to the knowledge of the Company, any employee or agent of the Company (acting on behalf of the Company) has, in the past five (5) years, engaged in any transaction involving a Prohibited Party, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws.

(c) To the knowledge of the Company, the Company has not exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(d) The Company has not received written notice of, nor, to the knowledge of the Company, none of its officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws or International Trade Control Laws.

SECTION 4.29 Related Party Transactions. Schedule 4.29 of the Company Disclosure Schedules sets forth a true, complete and correct list of the following (each such arrangement of the type required to be set forth thereon, whether or not actually set forth thereon, an “Affiliate Transaction”): (i) each Contract entered into prior to the date hereof, between the Company, on the one hand, and any Shareholder or any other current or former Affiliate of the Company on the other hand; and (ii) all Indebtedness (for monies actually borrowed or lent) owed by any Shareholder or any other current or former Affiliate to the Company. Other than the Affiliate Transactions, no Shareholder or Affiliate thereof owns any right in or to any of the material Assets or properties belonging to the Company. Except as set forth on Schedule 4.29 of the Company Disclosure Schedules, each Affiliate Transaction entered into or occurring prior to the Closing (i) is an arms-length transaction with fair market price and does not impair the interests of the HWH Shareholder (except to an extent that is not material), or (ii) is transaction duly approved by the board of directors in accordance with the Organizational Documents of such Company.

SECTION 4.30 Not An Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

SECTION 4.31 Withholding. Except as disclosed on Schedule 4.31 of the Company Disclosure Schedules, all obligations of the Company applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits, social insurance, housing fund contributions or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been disclosed on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed on Schedule 4.31 of the Company Disclosure Schedules all reasonably anticipated obligations of the Company with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

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SECTION 4.32 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedules), the Company hereby expressly disclaims and negates, any express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company and its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Alset, its Affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, neither the Company nor any other Person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Alset, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Alset, its Affiliates or any of their respective Representatives or any other Person, and that any such representations or warranties are expressly disclaimed.

SECTION 4.33 Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Alset pursuant to this Agreement, including all information furnished in writing to Alset by or on behalf of the Company specifically for inclusion in the Registration Statement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ALSET AND MERGER SUB

Except as set forth in (a) the disclosure schedules, delivered as of the date hereof, by Alset and Merger Sub in connection with this Agreement (the “Alset Disclosure Schedules”); (provided, however, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Alset Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by Alset or Merger Sub that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have an Alset Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article V shall be deemed to qualify any other section of this Article V specifically referenced or cross-referenced and (b) the Alset SEC Reports filed at least two days prior to the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Alset SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), Alset and Merger Sub hereby represent and warrant to the Company as follows:

SECTION 5.1 Corporate Organization.

(a) Each of Alset and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

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(b) Merger Sub is the only Subsidiary of Alset. Except for Merger Sub, Alset does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other Person.

SECTION 5.2 Certificate of Incorporation and Bylaws. Each of Alset and Merger Sub has heretofore furnished to the Company complete and correct copies of the Alset Organizational Documents and the Merger Sub Organizational Documents. The Alset Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither of Alset nor Merger Sub is in violation of any of the provisions of the Alset Organizational Documents and the Merger Sub Organizational Documents.

SECTION 5.3 Capitalization.

(a) The authorized capital stock of Alset consists of 50,000,000 shares of Alset Class A Common Stock, (y) 5,000,000 shares of Alset Class B Common Stock and (z) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Alset Preferred Stock”). As of the date of this Agreement (i) 9,098,750 shares of Alset Class A Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 2,156,250 shares of Alset Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of Alset Class A Common Stock or Alset Class B Common Stock are held in the treasury of Alset, (iv) 4,549,375 Alset Warrants are issued and outstanding, consisting of (A) 4,312,500 Alset Public Warrants and (B) 236,875 Alset Private Placement Warrants. There are Alset Rights to receive up to 909,875 shares of which 862,500 are Alset Public Rights and 47,375 are Alset Private Placement Rights. There are no shares of Alset Preferred Stock issued and outstanding. Each Alset Public Warrant is exercisable for one share of Alset Class A Common Stock at an exercise price of $11.50. Each Alset Private Placement Warrant is exercisable for one share of Alset Class A Common Stock at an exercise price of $11.50.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”). As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Alset free and clear of all Liens, other than transfer restrictions under applicable Securities Laws and the Merger Sub Organizational Documents.

(c) All outstanding Alset Units, shares of Alset Common Stock, Alset Warrants, and Alset Rights have been issued and granted in compliance with all applicable Securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable Securities Laws and the Alset Organizational Documents.

(d) The Closing Payment Shares to be delivered by Alset in the Merger shall be duly and validly issued, fully paid and nonassessable, and each Closing Payment Share shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable Securities Laws and the Alset Organizational Documents. The Closing Payment Shares will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other Person’s rights therein or with respect thereto.

SECTION 5.4 Authority Relative to This Agreement. Each of Alset and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of the Alset Proposals, to consummate the Transactions. The execution and delivery of this Agreement by each of Alset and Merger Sub and the consummation by each of Alset and Merger Sub of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of Alset or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than with respect to the Alset Proposals, the approval of a majority of the then-outstanding shares of Alset Common Stock). This Agreement has been duly and validly executed and delivered by Alset and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Alset and Merger Sub, enforceable against Alset and Merger Sub in accordance with its terms subject to the Remedies Exceptions.

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SECTION 5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Alset and Merger Sub do not, and the performance of this Agreement by each of Alset and Merger Sub will not, (i) conflict with or violate the Alset Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.5(b) have been obtained and all filings and obligations described in Section 5.5(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Alset or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Alset or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Alset or Merger Sub is a party or by which each of Alset or Merger Sub or any of their property or assets is bound or affected.

(b) The execution and delivery of this Agreement by each of Alset and Merger Sub do not, and the performance of this Agreement by each of Alset and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the NRS and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent any of Alset or Merger Sub from performing its material obligations under this Agreement.

SECTION 5.6 Compliance. Neither of Alset nor Merger Sub is in breach or violation of, (a) any Law applicable to Alset or Merger Sub or by which any material property or asset of Alset or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Alset or Merger Sub is a party or by which Alset or Merger Sub or any property or asset of Alset or Merger Sub is bound, except, in each case, for any such breaches or violations that do not constitute an Alset Material Adverse Effect. Each of Alset and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Alset or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

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SECTION 5.7 Alset SEC Documents and Financial Statements.

(a) Alset has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Alset with the SEC since Alset’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of execution hereof by the Parties (the “Additional Alset SEC Documents”). Alset has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Alset’s Quarterly Reports on Form 10-Q for each fiscal quarter of Alset beginning with the first quarter Alset was required to file such a form, (ii) all proxy statements relating to Alset’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal quarter referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal quarter referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.7(a)) filed by Alset with the SEC since Alset’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “Alset SEC Documents”). The Alset SEC Documents were, and the Additional Alset SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Alset SEC Documents did not, and the Additional Alset SEC Documents will not, at the time they were or are to be filed, as the case may be, with the SEC (except to the extent that information contained in any Alset SEC Document or Additional Alset SEC Document has been or is revised or superseded by a later filed Alset SEC Document or Additional Alset SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.7(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Alset SEC Documents and the Additional Alset SEC Documents (collectively, the “Alset Financial Statements”) are or will be, as the case may be, complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of Alset as of the dates thereof and the results of operations of Alset for the periods reflected therein. The Alset Financial Statements are or will, as the case may be (i) prepared from the Books and Records of Alset; (ii) prepared on an accrual basis in accordance with U.S. GAAP consistently applied; and they contain and reflect or will contain and reflect, as the case may be, (iii) all necessary adjustments and accruals for a fair presentation of Alset’s financial condition as of their dates; and (iv) adequate provisions for all material Liabilities for all material Taxes applicable to Alset with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against in the Alset Financial Statements, and except for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since Alset’s formation, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Alset. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are or will be (as the case may be) included in Alset Financial Statements.

SECTION 5.8 Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement, there has not been any Alset Material Adverse Effect.

SECTION 5.9 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Alset, threatened against Alset, or any property or asset of Alset, before any Governmental Authority. As of the date hereof, neither Alset nor any material property or asset of Alset is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Alset, continuing investigation by, any Governmental Authority.

SECTION 5.10 Board Approval; Vote Required.

(a) The Board of Directors of Alset (the “Alset Board”), by resolutions duly adopted by majority vote of the independent members of the Alset Board at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Alset and its stockholders, (ii) approved this Agreement and the Transactions (including the Merger) and declared their advisability, (iii) recommended that the stockholders of Alset approve and adopt this Agreement and Merger and the other Alset Proposals, and (iv) directed that this Agreement and the Merger and the other Alset Proposals be submitted for consideration by the stockholders of Alset at the Special Meeting.

(b) The only vote of the holders of any class or series of capital stock of Alset necessary to approve the Alset Proposals is the affirmative vote of the holders of a majority of the outstanding shares of Alset Common Stock.

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(c) The board of directors of Merger Sub by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, have duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub that is necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

SECTION 5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability and holds no assets, other than as specifically contemplated by this Agreement.

SECTION 5.12 Alset Trust Fund. As of the date of this Agreement, Alset has at least $87,179,713 in the trust fund established by Alset for the benefit of its public shareholders (the “Trust Fund”) in a United States-based account at JP Morgan Chase, N.A., maintained by Wilmington Trust Company (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act) and held in trust by the Trustee pursuant to the Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Trust Agreement in the Alset SEC Documents to be inaccurate in any material respect or, to the Parent Parties’ knowledge, that would entitle any Person to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of Alset and the Trust Agreement. Alset has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of Alset, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since February 3, 2022, and except in connection with the Alset Extension Redemption, Alset has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, Alset shall have no further obligation under either the Trust Agreement or the Organizational Documents of Parent to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

SECTION 5.13 Employees. Other than any officers as described in the Alset SEC Reports, Alset and Merger Sub have never employed any employees. Other than reimbursement of any out-of-pocket expenses incurred by Alset’s officers and directors in connection with activities on Alset’s behalf in an aggregate amount not in excess of the amount of cash held by Alset outside of the Trust Account, Alset and Merger Sub have no unsatisfied material liability with respect to any employee, officer or director.

SECTION 5.14 Taxes.

(a) Alset and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required by Law to be filed by Alset or Merger Sub, and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Alset and Merger Sub are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no written request for any such waiver or extension is currently pending; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Alset, for any material Taxes of Alset that have not been paid, whether or not shown as being due on any Tax Return.

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(b) Neither of Alset nor Merger Sub is a party to, is bound by or has an obligation to any Governmental Authority or other Person under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes).

(c) Each of Alset and Merger Sub has (i) withheld or collected all amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party, and (ii) reported and timely remitted such amounts required to have been withheld or collected, reported and remitted to the appropriate Governmental Authority. All Forms W-2 or 1099 or other Tax Returns required with respect thereto have been properly completed and timely filed.

(d) Neither of Alset nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(e) Neither of Alset nor Merger Sub has any material liability for the Taxes of any Person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (excluding contracts the primary purpose of which do not relate to taxes), or otherwise.

(f) Neither of Alset nor Merger Sub (i) has any request for a ruling in respect of Taxes pending between Alset and/or Merger Sub, on the one hand, and any Tax authority, on the other hand, or; (ii) has entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(g) Neither of Alset nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) Neither of Alset nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) Neither of Alset nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not been a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized. Neither of Alset nor Merger Sub has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

Nothing in this Section 5.14 shall be construed as providing a representation or warranty with respect to (i) any taxable period (or portion thereof) beginning after the Effective Time or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

SECTION 5.15 Listing. As of the date hereof, the Alset Units, Alset Common Stock, Alset Warrants, and Alset Rights are listed on the Nasdaq Stock Market, with trading symbols “ACAXU,” “ACAX”, “ACAXW” and “ACAXR,” respectively.

SECTION 5.16 Investment Company Act. Alset is not an “investment company” within the meaning of the Investment Company Act.

SECTION 5.17 Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Alset makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Alset by or on behalf of the Company specifically for inclusion in the Registration Statement.

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SECTION 5.18 Contracts. Except for those contracts filed (or incorporated by reference) as exhibits to the Alset SEC Reports, neither of Alset or Merger Sub is party to any contract that would be required to be filed (or incorporated by reference) as an exhibit to Alset’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K.

SECTION 5.19 Brokers. Except as set forth on Schedule 5.19 of the Alset Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission (including any deferred underwriting commission) in connection with the Transactions (including the Private Placement) based upon arrangements made by or on behalf of Alset, Merger Sub or any other their respective Affiliates, including Sponsor.

SECTION 5.20 Sponsor Support Agreement. Concurrently with the execution of this Agreement, Alset has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Company or Sponsor. The Sponsor Support Agreement is a legal, valid and binding obligation of Alset and Sponsor and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Alset or Sponsor under any term or condition of the Sponsor Support Agreement.

SECTION 5.21 Alset’s and Merger Sub’s Investigation and Reliance. Each of Alset and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by Alset and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Alset, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, Books and Records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. Neither of Alset nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedules). Neither the Company nor any of the HWH Shareholder, Affiliates or Representatives shall have any liability to Alset, Merger Sub or any of the Shareholder, Affiliates or Representatives resulting from the use of, and Alset, Merger Sub and their Representatives shall not have relied upon, any information, documents or materials made available to Alset or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of the HWH Shareholder, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.1 Conduct of Business by the Company Pending the Merger.

(a) Except as (i) contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) set forth in Schedule 6.1 of the Company Disclosure Schedules, (iii) taken (or omitted to be taken), as reasonably necessary, in response to COVID-19 Measures, (iv) may be requested or compelled by any Governmental Authority, (v) required by applicable Law (provided, however, that Company shall provide reasonable advance notice in writing to Alset of any action taken as a result of clauses (iii)-(v)), the Company shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Alset, which consent shall not be unreasonably withheld:

(i) amend or otherwise change its or any Subsidiary’s certificate of incorporation or bylaws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of the Company or of any Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary;

(iii) (A) fail to maintain its or any Subsidiary’s existence; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the transactions contemplated by this Agreement);

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any Company Capital Stock;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Company Capital Stock;

(vi) (A) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination), whether in whole or in part or via an equity or asset acquisition, any other corporation, limited liability company, partnership, other business organization or any division thereof; (B) incur or guarantee any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or intentionally grant any security interest in any of its assets, other than additional extensions or borrowings as permitted under existing credit facilities or (C) enter into any new line of business;

(vii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except as required under any indemnification agreement to which the Company is a party as of the date hereof and which has been disclosed in the Company Disclosure Schedules;

(viii) except to the extent otherwise permitted pursuant to this Section 6.1, (A) adopt, enter into or materially amend any Plan or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound, (B) grant or provide any severance, termination payments, bonus, change of control, retention, or benefits to any employee of the Company, except in connection with the promotion or hiring (to the extent permitted by clause (C) of this paragraph) or separation of any employee in the ordinary course of business, (C) hire any employee of the Company or any other individual who is providing or will provide services to the Company other than any employee with an annual base salary of less than $100,000 or any employee hired to replace terminated employees in the ordinary course of business, (D) adopt, enter into or materially amend Contracts with any consultants or natural person independent contractors that involve consideration of more than $100,000 in the aggregate or (E) take any action to accelerate the vesting, payment or funding of any cash or equity-based compensation, payment or benefit other than as contemplated by this Agreement;

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(ix) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, other than (A) increases in the ordinary course of business, or (B) increases required by the terms of a Plan or applicable Law;

make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xi) make, change or revoke any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material United States federal, state, local or non-United States income Tax liability, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(xii) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(xiii) enter into, modify in any material respect or terminate any Contract that is (or would be if entered into prior to the date of this Agreement) a Material Contract of the type described in Section 4.17(a), other than in the ordinary course of business;

(xiv) acquire any fee interest in real property;

(xv) settle any pending or threatened Action (A) if such settlement would require payment by the Company in an amount greater than $200,000 or (B) to the extent such settlement is adverse to the Company and involves an Action brought by a Governmental Authority or alleged criminal wrongdoing;

(xvi) make or authorize any payment of, or accrual or commitment for, capital expenditures in excess of $100,000 for any individual capital expenditure or series of related capital expenditures or $300,000 in the aggregate;

(xvii) enter into, renew, or materially amend, any Company Affiliate Agreement;

(xviii) make any payment, distribution, loan or other transfer of value to any Related Party, other than (A) payments to employees in the ordinary course of business, and (B) payments pursuant to Company Affiliate Agreements set forth on Schedule 4.25 of the Company Disclosure Schedules;

(xix) fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its assets, properties and businesses;

(xx) permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable;

(xxi) in all respects not already set forth in this Section 6.1, fail to conduct the Company Business in the ordinary course of business consistent with past practice; or

(xxii) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

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SECTION 6.2 Conduct of Business by Alset Pending the Merger. From the date hereof through the Closing Date, Alset shall remain a “blank check company” as defined under the Securities Act, and without the Company’s prior written consent (which shall not be unreasonably withheld) shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the Company’s prior written consent (which shall not be unreasonably withheld), Alset shall not amend, waive or otherwise change the Trust Agreement in any manner adverse to Alset.

SECTION 6.3 Claims Against Trust Account. The Company (on its own behalf and on behalf of the HWH Shareholder) agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Alset and Merger Sub on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.3 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund, any monies held in the Trust Account (or any distributions therefrom directly or indirectly to Alset’s stockholders) for any reason whatsoever in respect thereof. This Section 6.3 shall survive the termination of this Agreement for any reason.

SECTION 6.4 Approval of 280G Payments. If, after reviewing the 280G calculations and other supporting materials prepared by the Company, either the Company or Alset determines that any person who is a “disqualified individual” has a right to any payments and/or benefits as a result of or in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby that would be deemed to constitute “parachute payments” (as such terms are defined in Section 280G of the Code and the regulations promulgated thereunder) absent approval by the shareholders of the Company, then the Company will undertake its best efforts to modify its obligations to provide such payments or benefits to the extent necessary such that, after giving effect to such modifications, the modified payments or benefits would not constitute a parachute payment to a disqualified individual based on the 280G calculations. If, in the opinion of Alset, the Company is not able to modify its obligations to make such payments or benefits comply with the foregoing within 30 days after determining that a payment or benefit would constitute a parachute payment to a disqualified individual, then at least five (5) Business Days prior to the Closing Date, the Company will take all necessary actions (including obtaining any required waivers or consents from each disqualified individual) to submit to a shareholder vote, in a manner that satisfies the shareholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment. Such vote shall establish the disqualified individual’s right to the payment or benefits. The Company will be responsible for all liabilities and obligations related to the matters described in this Section 6.04, including any claims by disqualified individuals that they are entitled to payment or reimbursement for any related excise taxes. The Company will provide to Alset copies of any waivers, consents, and shareholder information statements or disclosures relating to Section 280G and the shareholder vote described in this Section 6.04, a reasonable period of time before disseminating such materials to the disqualified individuals and the Company’s shareholders, and will work with Alset in good faith regarding the inclusion of any comments provided by Alset thereto. Prior to the Closing, the Company shall deliver to Alset evidence that a vote of Company’s shareholders who are entitled to vote was solicited in accordance with the foregoing provisions of this Section 6.04 and that the requisite number of shareholder votes was or was not obtained with respect thereto.

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ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.1 Preparation of Registration Statement; Special Meeting; Company Requisite Approval.

(a) As promptly as practicable after the execution of this Agreement, (i) Alset (with the assistance and cooperation of the Company as reasonably requested by Alset) shall cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Alset Common Stock to be issued in connection with the Merger. Alset shall use commercially reasonable efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable, and (iv) keep the Registration Statement effective as long as is necessary to consummate the Transactions unless this Agreement is terminated in accordance with Article IX.. The Company shall promptly provide to Alset such information concerning the Company (including, for the avoidance of doubt, any Company financial statements) and the HWH Shareholder as is required by the Securities Laws. As promptly as practicable after the Registration Statement is declared effective under the Securities Act, Alset will cause the Proxy Statement to be mailed to stockholders of Alset.

(b) Alset agrees to include provisions in the Proxy Statement and to take reasonable action related thereto with respect to approval and adoption of (i) this Agreement, the Merger and the other Transactions, (ii) the Amended Certification of Incorporation, (iii) the issuance of the Alset Common Stock in connection with the issuance of the Merger Consideration, including any required approvals under NASDAQ rules, (i) the election of directors effective as of the Closing as contemplated by Section 2.5, and (v) any other proposals the Parties deem necessary or advisable to effectuate the Merger and the other Transactions (collectively, the “Alset Proposals”).

(c) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Alset without the approval of the Company, which shall not be unreasonably withheld, conditioned or delayed. Alset will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Alset Common Stock to be issued or issuable to the HWH Shareholder in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Alset and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(d) If Alset or the Company becomes aware that the Registration Statement, (i) as of the Effective Time, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or, (ii) at any time prior to the Effective Time, information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law (including the Securities Laws), then such Party shall promptly inform the other Parties and (y) Alset, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. Alset shall use commercially reasonable efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Proxy Statement to be disseminated to the holders of shares of Alset Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and Alset Organizational Documents.

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(e) Alset shall use commercially reasonable efforts to, as promptly as practicable, after the Registration Statement is declared effective by the SEC, (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) cause the Proxy Statement to be disseminated to the stockholders of Alset and (iii) solicit proxies from the stockholders of Alset to vote in favor of each of the Alset Proposals. Alset shall, through the Alset Board, recommend to its stockholders that they approve each of the Alset Proposals (the “Alset Board Recommendation”) and shall include the unqualified Alset Board Recommendation in the Proxy Statement. The Alset Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify the Alset Board Recommendation, except as required by Law; provided, however, that, the Alset Board may make a withdrawal of such recommendation or an amendment, qualification or modification of such recommendation to the extent that (i) after consultation with counsel, the Alset Board determines that a failure to make such a change would reasonably be likely to be inconsistent with its fiduciary duties under applicable Law, (ii) Alset promptly delivers to the Company a written notice advising the Company that the Alset Board proposes to take such action and specifying the reasons therefor, (iii) until 5:00 pm on the third Business day following the date such notice was delivered, if requested by the Company, Alset will engage in good faith negotiations to make adjustments to the terms of this Agreement so that the need to make such change in the Alset Board Recommendation is obviated and (iv) following such time referred to in clause (iii) above, the Alset Board determines in good faith (after consultation with its counsel, and taking into account any modifications to this Agreement proposed by the Company prior to such time) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Notwithstanding the foregoing provisions of this Section 7.1(e), if on a date for which the Special Meeting is scheduled, Alset has not received proxies representing a sufficient number of shares of Alset Common Stock to approve, in consultation with the Company, the Alset Proposals, whether or not a quorum is present, Alset shall have the right to make one or more successive postponements or adjournments of the Special Meeting.

(f) As promptly as reasonably practicable, and in any event within three Business Days following the date on which the Registration Statement is declared effective by the SEC, the Company shall use commercially reasonable efforts to obtain and deliver to Alset a true, complete and correct copy of a written consent (in form and substance reasonably satisfactory to Alset) evidencing the Company Requisite Approval that is duly executed by the HWH Shareholder that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Requisite Approval. If the Company Requisite Approval is obtained, then promptly following the receipt of the Company Requisite Approval, the Company will prepare and deliver to its Shareholder who have not consented the notice required by the NRS. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the HWH Shareholder to give the Company Requisite Approval in accordance with this Section 7.1(f) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Acquisition Proposal. The Company shall, through the Company Board, recommend to the HWH Shareholder that they adopt this Agreement (the “Company Board Recommendation”). The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation, except as required by Law.

SECTION 7.2 Access to Information; Confidentiality; Publicity.

(a) From the date of this Agreement until the Effective Time, the Company and Alset shall (and shall cause their respective subsidiaries, Affiliates and Representatives to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the Books and Records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Alset shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law or (ii) require providing access that such Party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such Party (it being agreed that the Parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) Reserved.

(c) No Party hereto shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior written consent of the Company or Alset, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case Alset or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance and allow the other Party a reasonable opportunity to comment thereon (which shall be considered by Alset or the Company, as applicable, in good faith); provided, however, that, the foregoing shall not prohibit any Party from communicating with third parties, under confidentiality terms no less restrictive than the Confidentiality Agreement, to the extent necessary for the purpose of seeking any third party consent.

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SECTION 7.3 Exclusivity. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public or private offering of any equity securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person (other than with Alset, its stockholders and their Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Company Acquisition Proposal. The Company agrees to (A) notify Alset promptly upon receipt of any Company Acquisition Proposal by the Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep Alset reasonably informed on a current basis of any modifications to such offer or information.

SECTION 7.4 Employment Agreements. The Company and Alset shall cooperate in good faith to negotiate new employment agreements with the persons listed on Schedule 7.4 of the Company Disclosure Schedule, to be effective on the Closing Date, and subject to the terms identified thereon.

SECTION 7.5 Directors’ and Officers’ Indemnification.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Alset or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Alset or Merger Sub (the “D&O Indemnified Persons”) as provided in their respective organizational documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Alset or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. Such rights shall include indemnification against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities, whether asserted or claimed prior to or after the Effective Time and whether the claim involves the enforcement of the terms of this Section 7.5(a). For a period of six (6) years after the Effective Time, Alset shall cause the Amended Certification of Incorporation and the Surviving Corporation Articles of Incorporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Alset Organizational Documents to the extent permitted by applicable Law. The provisions of this Section 7.5 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of Alset’s and Merger Sub’s directors and officers, Alset shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Alset’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Alset shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Alset shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

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(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.5 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Alset and the Surviving Corporation and all successors and assigns of Alset and the Surviving Corporation. In the event that Alset, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, Alset and the Surviving Corporation shall ensure that proper provision shall be made so that the successors and assigns of Alset or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.5. The obligations of Alset and the Surviving Corporation under this Section 7.5 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director or officer of the Company or Alset, or other Person that may be a director or officer of the Company or Alset prior to the Effective Time, to whom this Section 7.5 applies without the consent of the affected Person. The rights of each Person entitled to indemnification or advancement hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company articles of incorporation or bylaws or the Alset Organizational Documents, any other indemnification arrangement, any applicable law, rule or regulation or otherwise. The provisions of this Section 7.5 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs and representatives, each of whom is an intended third-party beneficiary of this Section 7.5.

SECTION 7.6 Transaction Litigation. In the event that any Action related to this Agreement, any Ancillary Agreement or the Transactions is brought, or to the knowledge of Alset, threatened in writing, against Alset or its directors or officers by any of Alset’s stockholders or by a Governmental Authority prior to the Closing, Alset shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. Alset shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to the Company’s advice with respect to such litigation and shall provide the Company with a meaningful opportunity to review and give due consideration to the Company’s concerns regarding the settlement of any such Action.

SECTION 7.7 Tax Matters.

(a) Each of Alset, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment. This Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Alset, Merger Sub and the Company shall report the Transactions in a manner consistent with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its U.S. federal income Tax Return for the taxable year of the Merger. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which the Alset Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Alset, Alset and the Company mutually determine in good faith that the Transactions are not reasonably expected to qualify for the Intended Tax Treatment, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify.

(b) The Company, Alset and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

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(c) If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, if the SEC requires that an opinion of counsel be provided with respect to the tax treatment of the Transactions, Alset and the Company shall deliver to counsel for both Parties, respectively, customary Tax representation letters satisfactory to each counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel. Notwithstanding the foregoing or anything to the contrary herein, neither Sichenzia Ross Ference LLP nor McMurdo Law Group, LLC shall be required to provide a tax opinion with respect to the Intended Tax Treatment.

(d) Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of any relevant Tax Returns, and any audit, examination or other proceeding with respect to Taxes.

(e) The Surviving Corporation shall be responsible for any sales, use, real property transfer, stamp or other similar transfer Taxes imposed in connection with the Transactions and the preparation and filing of any Tax Returns required to be filed with respect thereto. The Surviving Corporation shall, at its own expense, prepare and file all necessary Tax Returns required to be filed with respect thereto.

SECTION 7.8 Stock Exchange Listing. Alset will use commercially reasonable efforts to cause the Alset Common Stock issued in connection with the Transactions to be approved for listing on NASDAQ (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. During the period from the date hereof until the Closing, Alset shall use commercially reasonable efforts to keep the Alset Common Stock, Alset Warrants, and Alset Rights listed for trading on NASDAQ.

SECTION 7.9 Alset Public Filings. From the date hereof through the Closing, Alset will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise to comply in all material respects with its reporting obligations under applicable Securities Laws.

SECTION 7.10 Efforts to Consummate; Antitrust; Regulatory Approvals.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their commercially reasonable efforts to take all such action.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

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(c) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(d) Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(e) Each of Alset and the Company shall not, and shall cause its respective subsidiaries (as applicable) not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Governmental Authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the Transactions.

(f) The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

(g) The Company will pay all filing fees related to Antitrust Laws required by the Transactions upfront.

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SECTION 7.11 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article VIII), Alset shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreements so that the Trustee shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, for the following uses: (a) the redemption of any shares of Alset Class A Common Stock held by a Redeeming Shareholder in connection with the Offer; (b) the payment of the Outstanding Company Transaction Expenses and Outstanding Alset Transaction Expenses pursuant to Section 3.4; and (c) the balance after payment and disbursement of the amounts required under the foregoing clauses (a)-(b), to be disbursed to Alset, and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.12 Section 16 Matters. Prior to the Closing, the Alset Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Alset Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any Person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Alset following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder. Alset shall provide the Company and such individuals with copies of any resolutions proposed to be adopted by the Alset Board in connection with the foregoing prior to such adoption.

SECTION 7.13 Preparation and Delivery of PCAOB Audited Financial Statements. As soon as reasonably practicable following the date of this Agreement, and in any event no later than September 30, 2022 (such date, as it may be extended, the “PCAOB Audit Deadline”), the Company shall deliver to Alset the PCAOB Audited Financial Statements.

SECTION 7.14 Support of Transaction. Subject to Section 7.3, without limiting any covenant contained herein, including the obligations of the Company and Alset with respect to the notifications, filings, reaffirmations and applications described in Section 7.10, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 7.14, Alset and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as reasonably practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Alset, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Alset, Merger Sub or the Company be obligated to bear (and without the consent of Alset the Company shall not agree to bear) any expense or pay any fee or grant any concession, which in the aggregate exceeds $250,000, in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

SECTION 7.15 Notice of Certain Events. Each party shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, or that the transactions contemplated by this Agreement or the Ancillary Agreements might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company capital tock, any share capital or capital stock of Alset or any of the Company’s or Alset’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation or warranty made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact.

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ARTICLE VIII

CONDITIONS TO THE MERGER

SECTION 8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Alset and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Alset’s Stockholders’ Approval. The Alset Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Alset in accordance with the Proxy Statement, the DGCL, the Alset Organizational Documents and the rules and regulations of NASDAQ.

(b) Company Requisite Approval. The Company Requisite Approval shall have been obtained.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) No Litigation. There shall not be pending any Action by any Governmental Entity in any court of competent jurisdiction seeking to prohibit the consummation of the Merger or any other transaction contemplated by this Agreement or that would otherwise cause an Alset Material Adverse Effect or a Company Material Adverse Effect.

(e) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(f) Reserved.

(g) Stock Exchange Listing. The shares of Alset Common Stock to be issued in connection with the Transactions shall have been approved for listing on NASDAQ as of the Closing Date.

(h) Ancillary Agreements. The Ancillary Agreements shall have executed and delivered by all parties thereto.

(i) Minimum Proceeds. The aggregate cash available to Alset at the Closing from the Trust Account (after giving effect to the redemption of any shares of Alset Class A Common Stock in connection with the Alset Proposals, but before giving effect to (i) the payment of the Outstanding Alset Transaction Expenses, and (ii) the payment of the Outstanding Company Transaction Expenses), shall equal or exceed Thirty Million dollars ($30,000,000).

(j) Net Tangible Assets Test. Upon the Closing, Alset shall not have redeemed shares of Alset Class A Common Stock in the Offer in an amount that would cause Alset to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act).

(k) Reserved.

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(l) Fairness Opinion. Alset shall have obtained a fairness opinion; such fairness opinion shall have been fully and properly disclosed in the Registration Statement, and shall be in full force and effect as of immediately prior to the Effective Time.

SECTION 8.2 Conditions to the Obligations of Alset and Merger Sub. The obligations of Alset and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. All representations and warranties of the Company contained in this Agreement shall be true, correct and complete as of the Closing Date in all material respects.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Alset a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(e).

(d) Consents. All approvals, consents and waivers that are listed on Schedule 8.2(d) of the Company Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Alset at or prior to the Closing.

(e) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(f) Shareholder Support Agreement. The Shareholder Support Agreement shall be in full force and effect, and no signatory to the Shareholder Support Agreement shall have attempted to repudiate or disclaim any of its or his obligations thereunder.

(g) Company Convertible Securities. Alset shall have received evidence acceptable to Alset that the Company shall have converted, terminated, extinguished and cancelled in full any securities convertible into Company Common Stock.

(h) Employment Agreements. Alset shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and Alset, between each of the persons set forth on Schedule 7.4 of the Company Disclosure Schedule, each such employment agreement duly executed by the parties thereto.

SECTION 8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. All representations and warranties of Alset and Merger Sub contained in this Agreement shall be true, correct and complete as of the Closing Date in all material respects.

(b) Agreements and Covenants. Alset and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Alset shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Alset, certifying as to the satisfaction of the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(d).

(d) Material Adverse Effect. No Alset Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing.

SECTION 8.4 Frustration of Conditions. None of the Parties may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s breach of a covenant or agreement contained herein.

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ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the HWH Shareholder or Alset, as follows:

(a) by mutual written consent of Alset and the Company;

(b) by either Alset or the Company if the Effective Time shall not have occurred prior to May 1, 2023 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.1(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c) Reserved.

(d) by either Alset or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger;

(e) by Alset upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) or 8.2(b), as applicable, would not be satisfied (“Terminating Company Breach”); provided, however, that Alset and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; and provided further, that if such Terminating Company Breach is curable by the Company, Alset may not terminate this Agreement under this Section 9.1(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within the earlier of (i) 10 Business Days after notice of such breach is provided by Alset to the Company and (ii) the Outside Date;

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Alset or Merger Sub set forth in this Agreement, or if any representation or warranty of Alset or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.3(a) or 8.3(b), as applicable, would not be satisfied (“Terminating Alset Breach”); provided, however, that the Company has not waived such Terminating Alset Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; and provided further, that, if such Terminating Alset Breach is curable by Alset and Merger Sub, the Company may not terminate this Agreement under this Section 9.1(f) for so long as Alset and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within the earlier of (i) 10 Business Days after notice of such breach is provided by the Company to Alset and (ii) the Outside Date;

(g) by Alset if there is a Company Material Adverse Effect;

(h) by Alset if the Company has failed to deliver the PCAOB Audited Financial Statements on or before the PCAOB Audit Deadline;

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(i) by either Alset or the Company if any of the Alset Proposals shall fail to receive the requisite vote for approval at the Special Meeting;

(j) by written notice from Alset if the Company Requisite Approval is not obtained within three Business Days after the date on which the Registration Statement becomes effective;

(k) by Alset within five business days after receiving notice that the fairness opinion described in Section 8.1(l) and delivered to Alset does not meet the terms of the Prospectus; or

SECTION 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in this Section 9.2, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a Willful Breach of this Agreement by a Party. The provisions of Section 6.3 (Claims Against Trust Account), Section 7.2 (Access to Information; Confidentiality; Publicity), this Section 9.2 (Effect of Termination) and Article XI (General Provisions) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which is required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement

SECTION 9.3 Expenses. Except for the Outstanding Company Transaction Expenses and the Outstanding Alset Transaction Expenses paid at the Closing, and the expenses paid by the Parties as contemplated in Section 7.10(g), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger or any other Transactions are consummated.

SECTION 9.4 Amendment. This Agreement may be amended in writing by the Parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

SECTION 9.5 Waiver. At any time prior to the Effective Time, (a) Alset may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein, and (b) the Company may (i) extend the time for the performance of any obligation or other act of Alset or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Alset or Merger Sub contained herein or in any document delivered by Alset and/or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of Alset or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

ARTICLE X

NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

SECTION 10.1 Non-Survival. All representations and warranties of Alset, Merger Sub and the Company contained in this Agreement shall terminate as of the Closing, and no such representation or warranty shall survive the Closing.

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ARTICLE XI

GENERAL PROVISIONS

SECTION 11.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

if to Alset or Merger Sub, prior to the Closing:

4800 Montgomery Lane, Suite 210

Bethesda, Maryland 20814

Attention: Heng Fai Ambrose Chan, CEO

Email: fai@alsetinternational.com

with a copy to:

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Attention: Darrin M. Ocasio, Esq.

E-mail: dmocasio@srf.law

if to the Company:

HWH International Inc.

4800 Montgomery Lane, Suite 210

Bethesda, Maryland 20814

Attention: Michael Gershon

Email: michael@alsetinternational.com

with a copy to:

McMurdo Law Group, LLC

1185 Avenue of the Americas, 3rd Floor

New York, NY 10036

Attention: Matthew C. McMurdo, Esq.

Email: matt@nannaronelaw.com

SECTION 11.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 11.3 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.2(b), all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties hereto.

SECTION 11.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.5 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

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SECTION 11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of law rule or principle that would result in the application of any laws other than the laws of the State of Delaware. All Actions and proceedings arising out of or relating to this Agreement (whether in contract, tort or otherwise and whether seeking monetary or equitable relief) shall be heard and determined exclusively in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), and any appellate court from any thereof. The Parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 11.6 Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.7.

SECTION 11.7 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.8 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 11.9 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall, prior to a valid termination of this Agreement, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger) in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), and any appellate court from any thereof, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

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SECTION 11.10 Legal Representation. (a) The Parties agree that, notwithstanding the fact that Sichenzia Ross Ference LLP may have, prior to Closing, jointly represented Alset and/or Merger Sub in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented Alset and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Sichenzia Ross Ference LLP will be permitted in the future, after Closing, to represent Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Alset or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Sichenzia Ross Ference LLP’s future representation of one or more of Sponsor or their respective Affiliates in which the interests of such Person are adverse to the interests of Alset, the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Sichenzia Ross Ference LLP of Alset, Merger Sub, or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor and Alset shall be deemed the clients of Sichenzia Ross Ference LLP with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor and Alset, shall be controlled by Sponsor and Alset and shall not pass to or be claimed by Alset post-Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by Alset or any of its Affiliates (including, after the Effective Time) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) Each Party warrants and represents that (i) it is a sophisticated party represented at all relevant times during the negotiation and execution of this Agreement by counsel of its choice, and that it has executed this Agreement with the consent and on the advice of such independent legal counsel; (ii) it and its counsel have determined through independent investigation and robust, arm’s-length negotiation that the terms of this Agreement shall exclusively embody and govern the subject matter of this Agreement; (iii) it has investigated the facts pertinent to this Agreement as it deemed necessary; (iv) no other Person or Party, nor any agent or attorney of a Party, made any promise, representation or warranty whatsoever, express or implied, not contained in this Agreement concerning the subject matter of this Agreement to induce it to execute this Agreement; (v) it has not executed this Agreement in reliance on any promise, representation or warranty whatsoever, express or implied, not contained in this Agreement concerning the subject matter of this Agreement; and (vi) it has not executed this Agreement in reliance on any promise, representation or warranty not contained herein. The Parties included this paragraph to preclude any claim that any Party was fraudulently induced to execute this Agreement and to preclude the introduction of parol evidence to vary, interpret, supplement or contradict the terms of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALSET CAPITAL ACQUISITION CORP.

By:	/s/ Heng Fai Ambrose Chan
Name:	Heng Fai Ambrose Chan
Title:	CEO

HWH MERGER SUB, INC.

By:	/s/ Heng Fai Ambrose Chan
Name:	Heng Fai Ambrose Chan
Title:	CEO

HWH INTERNATIONAL INC.

By:	/s/ Rongguo Wei
Name:	Rongguo Wei
Title:	CFO

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EXHIBIT A

Shareholder and Merger Consideration

HWH International Inc.	Capitalization Table
		Percent of Number of Alset (1)
Shareholder	Shares	Fully Diluted	Shares Rec’d
Alset International Limited	10,000	100%	12,500,000

Subtotal: Total Shares O/S	10,000	100%	12,500,000

1. Reflects an agreed upon price per share of $10.00.

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LIST OF EXHIBITS

EXHIBIT A Shareholder and Merger Consideration

EXHIBIT B Form of Amended Certification of Incorporation

EXHIBIT C Form of Amended Bylaws

EXHIBIT D Form of Surviving Corporation Articles of Incorporation

EXHIBIT E Form of Surviving Corporation Bylaws

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ANNEX B

CERTIFICATE OF INCORPORATION
OF
ALSET CAPITAL ACQUISITION CORPORATION

[*], 2023

Alset Capital Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The present name of the corporation is “Alset Capital Acquisition Corporation.” The corporation was incorporated under the name “Alset Capital Acquisition Corporation” by the filing of the original certificate of incorporation with the Secretary of State of the State of Delaware on October 20, 2021 (the “Existing Certificate”).

SECOND: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates, integrates, and further amends the provisions of the Existing Certificate.

THIRD: The Existing Certificate shall be amended and restated to read in full as follows:

ARTICLE I
NAME

The name of the corporation is HWH International Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”).

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, National Registered Agents, City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is National Registered Agents, Inc.

B-1

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 56,000,000 shares, consisting of (a) 55,000,000 shares of common stock (the “Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

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Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the By-Laws of the Corporation (“By-Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

Section 5.2 Number, Election and Term.

(a) Until changed by the Board, the number of directors shall be fixed at seven (7), a majority of whom shall be independent directors in accordance with The Nasdaq Stock Market LLC’s requirements.

(b) Until changed by the Board, there shall be no classes of directors. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

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(c) Subject to Section 5.5 hereof, directors will be regularly elected at each annual meeting of the stockholders. Each director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Sections 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Sections 5.5 hereof and except as otherwise required by this Amended and Restated Certificate, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

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ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws; and provided further, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.

Section 7.3 No Action by Written Consent. Any action required or permitted to be taken by the shareholders of the Company shall be taken at an annual or special meeting of Shareholders of the Company and shall not be taken by any consent in writing by such Shareholders.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

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ARTICLE IX
BUSINESS COMBINATIONS

Section 9.1 Section 203 of the DGCL. The Corporation will be subject to Section 203 of the DGCL.

Section 9.2 Limitations on Business Combinations. Notwithstanding Section 10.1, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three years following the time that such stockholder of the Corporation became an interested stockholder, unless:

(a) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of the Corporation or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 9.3 Definitions. For the purposes of this Article IX:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Article XI is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

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(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C)-(E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees or pledges (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (A) the Principal Stockholder or Principal Stockholder Transferees or any “group” (within the meaning of Rule 13d-5 of the Exchange Act) that includes any Principal Stockholder or Principal Stockholder Transferee or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (B) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

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(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(i) “Principal Stockholder” means, collectively, (i) the Sponsor and (ii) any affiliate or successor of a person referenced in clauses (i) and (ii) of this definition.

(j) “Principal Stockholder Transferee” means any Person who acquires voting stock of the Corporation from the Principal Stockholder (other than in connection with a public offering) and who is designated in writing by the Principal Stockholder as a “Principal Stockholder Transferee.”

(k) “voting stock” means stock of any class or series entitled to vote generally in matters submitted for stockholders’ approval other than the election of directors.

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ARTICLE X
CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE XI
AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

ARTICLE XII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION

Section 12.1 Forum. Subject to the last sentence in this Section 13.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 13.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Section 12.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 13.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 13.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 12.3 Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

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IN WITNESS WHEREOF, Alset Capital Acquisition Corp. has caused this Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

By:	/s/ Heng Fai Ambrose Chan
Name:	Heng Fai Ambrose Chan
Title:	Chief Executive Officer

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ANNEX C

AMENDED AND RESTATED BY LAWS

OF

HWH INTERNATIONAL INC.

(THE “CORPORATION”)

These Amended and Restated Bylaws of HWH International Inc., a Delaware corporation (the “Corporation”), are effective as of [ ], 2023, and hereby amend the restated bylaws of the Corporation in its entirety:

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, the Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

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Section 2.3. Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these By Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

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Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

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(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

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Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

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(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these By Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

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(c) Public Announcement. For purposes of these By Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By Laws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9. No Action Without a Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called and noticed in the manner required by these bylaws. The stockholders may not in any circumstance take action by written consent.

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Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders entitled to vote to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

ARTICLE III

DIRECTORS

Section 3.1. Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall initially be fixed at five (5), and thereafter from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of board. Directors shall be elected at each annual meeting of stockholders, with each director to hold office until the next annual meeting and until his or her successor shall have been duly elected and qualified.

Section 3.2. Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

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(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

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(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

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Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

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ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By Laws.

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ARTICLE VI

OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including, without limitation, a Chairman of the Board, a President, Vice Presidents, Assistant Secretaries, a Treasurer and Assistant Treasurers) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By Laws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

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(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

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Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these By Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

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Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

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(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

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(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

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Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

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Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

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ARTICLE IX

MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

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Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

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(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By Laws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

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Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By Laws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these By Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

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Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7)of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws.

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ANNEX D

ValueScope Opinion

The Board determined on or about September 9, 2022, that it would be in the best interests of the Alset and its stockholders to obtain an independent valuation of the Acquired Business by a professional valuation firm not otherwise involved in the Business Combination and on a fixed fee basis not tied to the consummation of the Business Combination or contingent upon reaching any particular result, in order to assist it in the determination of whether or not to proceed with the Business Combination at a stated value of $125,000,000 for the Acquired Business. The Board considered several valuation firms and selected ValueScope based on its long experience and national reputation for valuing business enterprises on a going concern basis, its independence, and its willingness to work on a fixed fee basis, and its compensation not tied to the consummation of the Business Combination or contingent upon the reaching of any particular result. In addition, there was no material relationship between ValueScope and Alset or its affiliates that existed during the past two years, or otherwise mutually understood to be contemplated. Alset engaged ValueScope based on ValueScope’s experience and reputation. ValueScope is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures and for other purposes. ValueScope was retained for the benefit of the Board on June 24, 2022. ValueScope was not engaged to serve as the financial advisor to the Board, was not involved in the negotiation or structuring of the Business Combination, did no legal or contract review or, except as customary in valuation engagements, did not perform any other due diligence review of the Business Combination, HWH and/or the Acquired Business or any projections related thereto, and did not consider any non-financial elements of the Business Combination or any other alternatives that might be available to the Board. The engagement agreement provided for a fixed fee of not to exceed $65,000, subject to adjustment due to discovery of unknown conditions or other scope changes, plus reimbursement of fees associated with the review of disclosure related to ValueScope engagement and ValueScope Opinion and reimbursement of certain costs and expenses. Such fees were thereby fixed up to $65,000, with the foregoing customary exceptions, pursuant to a determination of such amount to be paid by Alset. Fees billed by ValueScope to date have totaled $65,000, which have been paid in full. The engagement agreement includes various representations, warranties and indemnities on the part of Alset and also provided that ValueScope could rely on projections and financial statements provided by the Board, Alset and/or HWH, without independent verification.

Representatives of ValueScope met with representatives of Alset virtually on June, 30, 2022 and August 2, 2022, and delivered the firm’s preliminary valuation of the Acquired Business on August 13, 2022, that a Merger Consideration of $125,000,000 (12,500,000 shares of common stock) was, in its opinion, fair to Alset from a financial point of view. Thereafter, on November 23, 2022, ValueScope issued its formal written opinion to such effect. ValueScope Opinion addressed, with the approval of the Board, only the fairness of the Merger Consideration.

In valuing the Acquired Business for purposes of the ValueScope Opinion, ValueScope looked at the publicly available business and financial information relating to Alset and HWH. ValueScope reviewed internal financial and operating information related to Alset and HWH, including financial forecasts prepared by Alset and HWH’s management (collectively the “Management”). In addition, ValueScope interviewed members of Management immediately prior to the date on which the Merger Agreement was executed by the parties, and did not take into account any impact (positive or negative) of the consummation of the Business Combination on the value of the Acquired Business. In respect of procedures used for determining the fair market value of HWH, ValueScope considered an income approach, cost approach and a market approach. The income approach, was utilized to arrive at a conclusion of value for HWH’s equity by estimating the expected cash flows derived from the business. The market approach was not utilized by ValueScope because of HWH’s early stage in its life cycle. However, ValueScope did review the multiples of the guideline companies (multiples of comparable publicly traded companies) to help estimate a terminal exit value of HWH. ValueScope rejected the cost approach because this approach tends to misstate the fundamental economic value of an ongoing business enterprise. The ValueScope valuation of the Acquired Business assumed that as of the valuation date, HWH and its assets will continue to operate as configured as a going concern, is based on the past, present and future projected financial condition of HWH and its assets as of the valuation date and assumes that HWH has no undisclosed real or contingent assets or liabilities, other than in the ordinary course of business, that would have a material effect on the analysis.

D-1

The ValueScope Opinion was based upon economic, market and other conditions as they existed on the date of the ValueScope Opinion and could reasonably be evaluated on that date, upon the factual circumstances, agreements and terms, as they existed and were known or knowable to ValueScope as of that date and does not address potential developments in applicable financial markets.

The ValueScope Opinion does not constitute a recommendation by ValueScope to the Board or the stockholders of Alset, the equity holders of HWH or any other person or entity as to any action the Board, the stockholders of Alset, the equity holders of HWH or any other person or entity should take or omit to take, in connection with the Business Combination or any aspect thereof. The ValueScope Opinion does not address the merits of the Business Combination or the underlying decision by the Board to engage in the Business Combination or the relative merits of any alternatives that may be available to Alset. The ValueScope Opinion addresses only certain financial aspects of the Business Combination and does not address any other aspect of the Business Combination, does not represent any advice as to the fairness of any matters of management compensation or of any fees paid or expenses incurred, and is not to be construed or deemed to be a solvency opinion or provide any advice as to legal, accounting or tax matters.

D-2

Undertakings

The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§ 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, Alset Capital Acquisition Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in, on July 11, 2023.

By:	/s/ Heng Fai Ambrose Chan
Name:	Heng Fai Ambrose Chan
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Heng Fai Ambrose Chan his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and the dates indicated.

Name	Position	Date

/s/ Heng Fai Ambrose Chan	Chief Executive Officer, Director	July 11, 2023
Heng Fai Ambrose Chan	(principal executive officer)

/s/ Rongguo Wei	Chief Financial Officer	July 11, 2023
Rongguo Wei	(principal financial and accounting officer)

/s/ William Wu	Director	July 11, 2023
William Wu

/s/ Wong Shui Yeung	Director	July 11, 2023
Wong Shui Yeung

/s/ Wong Tat Keung	Director	July 11, 2023
Wong Tat Keung